UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549





                               FORM U-3A-2

                                             File No. 69-344

                      Statement by Holding Company
                  Claiming Exemption Under Rule U-3A-2
                       from the Provisions of the
               Public Utility Holding Company Act of 1935



                  To Be Filed Annually Prior to March 1





                          EDISON INTERNATIONAL
                            (Name of Company)





hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:


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
1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT
     WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

00 EDISON INTERNATIONAL (formerly SCEcorp) is a corporation organized under the laws of the State of California and having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 999), Rosemead, California 91770. It was organized principally to acquire and hold securities of other corporations for investment purposes. Edison International has the following subsidiaries:

01 SOUTHERN CALIFORNIA EDISON COMPANY ("SCE") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 800), Rosemead, California 91770. SCE is a public utility primarily engaged in the business of supplying electric energy to portions of central and southern California, excluding the City of Los Angeles and certain other cities. Its subsidiaries have the same principal place of business as Southern California Edison Company:

02 CALIFORNIA ELECTRIC POWER COMPANY is an inactive California corporation that remains from a 1964 merger with SCE.

02 CONSERVATION FINANCING CORPORATION is a California corporation engaged in the remediation and mitigation of environmental liabilities.

02 ENERGY SERVICES, INC. is a California corporation engaged in the business of assisting SCE in optimizing the use of its resources for the benefit of its ratepayers by marketing SCE's capabilities, facilities, products, information, and copyrighted materials to third parties. Energy Services, Inc. does not engage in any activities that would constitute owning or operating facilities used for the generation, transmission, or distribution of electric energy for sale.

02 MONO POWER COMPANY is an inactive California corporation that has been engaged in the business of exploring for and developing fuel resources.

03 THE BEAR CREEK URANIUM COMPANY is an inactive California partnership between Mono Power Company (50%) and Union Pacific Resources (50%) that has been engaged in reclamation of an integrated uranium mining and milling complex in Wyoming.

02 SCE CAPITAL COMPANY is an inactive Delaware corporation that acted as a financing vehicle for SCE.

02 SCE FUNDING LLC is a Delaware limited liability company that acts as a financing vehicle for rate reduction bonds.

02 SOUTHERN STATES REALTY is a California corporation engaged in providing real estate and consulting services to SCE and third parties.

01 EDISON INSURANCE SERVICES, INC., is a captive insurance company, incorporated and having its principal executive office in Hawaii, formed for the purpose of issuing domestic and foreign property damage and business interruption insurance to Edison International and its subsidiaries.

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01    EDISON VENTURES (formerly Edison Enterprises) is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770, which was organized to own the stock and coordinate the activities of nonutility companies.
      The subsidiaries of Edison Ventures are as follows:

02 EDISON TRANSENERGY is a California corporation engaged in pipeline development activities to transport crude oil.

01    EDISON ENERGY (inactive)

01 THE MISSION GROUP is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046, which was organized to own the stock and coordinate the activities of nonutility companies. The subsidiaries of The Mission Group are as follows:

02 EDISON TECHNOLOGY SOLUTIONS (formerly Edison Technologies, Inc.) is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine,
         California 92612-1046, which was organized to engage in research and development.

02 EDISON ENTERPRISES is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91745, which was organized to own the stock and coordinate the activities of various retail companies. The subsidiaries of Edison Enterprises are as follows:

03 EDISON EV is a California corporation having its principal place of business at 515 South Figueroa Street, Suite 950, Los Angeles, California 90071. It is engaged in the business of providing services related to electric vehicles, including the distribution and installation of electric vehicle charging equipment.

03 EDISON SOURCE is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the business of integrated energy services and wholesale power marketing.

03 EDISON SELECT (formerly Edison Spectrum) is a California corporation having its principal place of business 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the business of providing consumer products and services.

04             EDISON HOME PROTECTION COMPANY (inactive)

04 SELECT HOME WARRANTY COMPANY is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the business of providing consumer products and services governed by the California Department of Insurance.

03 EDISON UTILITY SERVICES is a California corporation having its principal place of business at 13191 Crossroads Parkway North, City of Industry, California 91746. It is engaged in the business of providing services including billing and transmission and distribution outsourcing.

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02       EDISON CAPITAL (formerly Mission First Financial) is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 800, Irvine, California 92612-1046. It is engaged in the business of leveraged-leasing transactions and other project financings, either directly or through subsidiaries. Edison Capital owns a group of subsidiaries and has interests in various partnerships through its subsidiaries. The subsidiaries and partnerships of Edison Capital are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Edison Capital. (P)=partnership; (C)=commitment.

03 BURLINGTON APARTMENTS, INC.
04    Burlington Arboretum L.P. (P) 1%
03 EDISON CAPITAL EUROPE LIMITED (UK corporation)
03 EDISON FUNDING COMPANY (formerly Mission Funding Company)
04 EDISON CAPITAL HOUSING INVESTMENTS (formerly Edison Housing Investments and Mission Housing Investments)
05      16th & Church Street Associates L.P. (P) 99%
05      1732 Champa L.P. (Buerger Brothers Lofts) (P) 99%
05      18303 Kittridge Associates - 39 L.P. (P) 99%
05      1856 Wells Court Partners, L.P. (Wells Court) (P) 99%
05 210 Washington Avenue Associates (Renaissance Plaza) (Connecticut partnership) 99%
05      2814 Fifth Street Associates L.P. (Land Park Woods) (P) 99%
05      AE Associates L.P. (Avenida Espana) (P) 99%
05      Agape Housing L.P. (P) 99%
05      Anglo Edison Pinecrest L.L.C. (P) 99%
05      Anglo Edison Ravenwood L.L.C. (P) 99%
05      Argyle Redevelopment Partnership, Ltd. (Colorado partnership)
        99%
05      Avalon Courtyard L.P. (Carson Senior Housing) (P) 3%
05      B.A.I. Anglo Edison Pinecrest, LLC (Pinecrest) (P) 99%
05      B.A.I. Anglo Edison Ravenwood, LLC (Ravenwood) (P) 99%
05      Bartlett Hill Associates L.P. (P) 70%; 100% w/ MBHCo.
05      Beacon Manor Associates L.P. (P) 99%
05      Bermuda Gardens Apartments L.P. (C) 99%
05      Borregas Court L.P. (P) 99%
05      Brantwood II Associates L.P. (P) 98.99%
05      Brooks School Associates L.P. (P) 99%
05      Bryn Mawr - Belle Shore L.P. (P) 99%
05      Burlington Arboretum L.P. (P) 94.66%
05      Bush Hotel L.P. (P) 99%
05      Carson Housing L.P. (P) 99%
05      CCS/Bellingham L.P. (Washington Grocery Building) (P) 99%
05      CCS/Renton Housing L.P. (C) 99%
05      Cedarshores L.P. (P) 98.99%
05      Centertown Associates L.P. (P) 99%
05      Centro Partners L.P. (El Centro) (P) 99%
05      Cochrane Village Apartments L.P. (P) 99%
05      Conejo Valley Community Housing Associates (Community House
        Apartments) (P) 99%
05      Coolidge Station Apartments L.L.C. (P) 99%
05      Coyote Springs Apartments Associates L.P. (P) 99%
05      Cypress Cove Associates (P) 99%
05      Delta Plaza Apartments L.P. (P) 99%
05      EAH Larkspur Creekside Associates L.P. (P) 99%
05      EAST COAST CAPITAL, INC. (Massachusetts corporation)
05      East Cotati Avenue Partners L.P. (P) 99%
05      Eastwood Homes L.P. (P) 98.99%
05      EC ASSET SERVICES, INC. (Massachusetts corporation)

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05      EC PROPERTIES, INC. (Massachusetts corporation)
06        Corporations for Affordable Housing L.P. (P) 1%
07          Arbor Lane Associates Phase II L.P. (Timberwood) (P) 99%
07          Arroyo Vista Associates L.P. (P) 99%
07          Artloft Associates L.P. (P) 35.6%
07          Caleb Affordable Housing Associates L.P. (Ledges/Pinebrook)
            (P) 99%
07          The Carlin L.P. (P) 99%
07          Diamond Phase III Venture L.P. (P) 99%
07          Fairmount Hotel Urban Renewal Associates L.P. (P) 99%
07          Mackenzie Park Associates L.P. (P) 99%
07          Parkside Associates L.P. (Parkside Garden) (P) 99%
07          Pines Housing L.P. (P) 99%
07          Pines Housing II, L.P. (P) 99%
07          Smyrna Gardens Associates L.P. (P) 99%
07          Tioga Gardens L.P. (P) 99%
07          Walden Pond, L.P. (Hamlet) (P) 99%
06        Corporations for Affordable Housing L.P. II (P) 1%
07          2601 North Board Street Associates L.P. (Station House) (P)
            99%
07          Artloft Associates L.P. (P) 53.43%
07          Brookline Housing Associates LLC (Bridgewater) (P) 99%
07          EDA L.P. (Eagle's Nest) (P) 99%
07          Edgewood Manor Associates II L.P. (P) 99%
07          Gateway Housing L.P. (Gateway Townhomes) (P) 99%
07          Homestead Village Associates L.P. (P) 99%
07          Junction City Apartments L.P. (Green Park) (P) 99%
07          Liberty House Associates L.P. (P) 99%
07          Maple Ridge Development Associates L.P. (P) 99%
07          Parsonage Cottage Senior Residence L.P. (P) 99%
07          Rittenhouse School L.P. (P) 99%
07          Silver City Housing L.P. (P) 99%
07          South 55th Street, L.P. (P) 99%
07          W. M. Housing Associates L.P. (Williamsport Manor) (P) 99%
07          Winnsboro Apartments L.P. (Deer Wood) (P) 99%
05      EC PROPERTIES III, INC. (Massachusetts corporation)
06        Corporations for Affordable Housing L.P. III (P) 1%
07          Piedmont Housing Associates (P) 99%
07          Pines Housing III (P) 99%
07          Salem-Lafayette Urban Renewal Associates, L.P. (P) 99%
07          Spring Valley Commons (P) 99%
07          Stevenson Housing Associates (Park Vista) (P) 99%
05      EC-SLP, INC. (Massachusetts corporation)
05      ECHI WYVERNWOOD, INC. [dead project]
05      ECH/HFC GP Partnership No. 1 (P) 34.9%
06        Edison Capital Housing Partners VII L.P. (P) 19.4%
07          C-Court L.P. (Cawelti Court) (P) 99%
07          Cottonwood Affordable Housing L.P. (P) 99%
07          Fifth & Wilshire (P) 99%
07          Flagstaff Affordable Housing II, L.P. (Forest View Apts.)
            (P) 99%
07          Huff Avenue Associates L.P. (P) 99%
07          Mountain View Townhomes Associates L.P. (P) 99%
07          Oak Forest Associates L.P. (P) 99%
07          Paradise Road Partners L.P. (Gateway Village) (P) 99%
07          Woodland Arms Apartments, Ltd. (P) 99%
05      ECH/HFC GP Partnership No. 2 (P) 56.7%
06        Edison Capital Housing Partners VIII L.P. (P) 18.54%
07          Catalonia Associates L.P. (P) 99%
07          Ohlone Housing Associates L.P. (P) 99%
05      EDISON CAPITAL AFFORDABLE HOUSING 97 V
05      EDISON CAPITAL AFFORDABLE HOUSING 97 VI
05      EDISON CAPITAL AFFORDABLE HOUSING 97 VII
05      EDISON CAPITAL AFFORDABLE HOUSING 97 VIII

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05      Edison Capital Contributions VI Partners (P) 91.77%
06        ECH Investors Partner VI-A L.P. (P) 15.39%
07          Edison Capital Housing Partners VI L.P. (P) 61.82%
08             Admiralty Heights Associates II 1995 L.P. (Kent Manor)
               (P) 99%
08             Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
               Apts. Phase II) (P) 99%
08             Altamont Hotel Associates L.P. (P) 99%
08             Bradley Manor Senior Apartments L.P. (P) 99%
08             Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
08             Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
08             Hamilton Place Senior Living L.P. (P) 99%
08             Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
08             KDF Malabar L.P. (P) 99%
08             LINC-Bristol Associates I, L.P. (City Gardens) (P) 99%
08             MAS-WT, L.P. (Washington Terrace) (P) 99%
08             Northwood Manor Associates L.P. (P) 99%
08             Silver Lake Properties L.P. (P) 99%
08             University Park Properties L.P. (P)99%
08             Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
08             Vista Verde Townhomes II LLC (P) 99%
08             Vista Properties LLC (Vista View) (P) 99%
06        ECH Investors Partner VI-B L.P. (P) 15.39%
07          Edison Capital Housing Partners VI L.P. (P) 37.18%
08             Admiralty Heights Associates II 1995 L.P. (Kent Manor)
               (P) 99%
08             Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
               Apts. Phase II) (P) 99%
08             Altamont Hotel Associates L.P. (P) 99%
08             Bradley Manor Senior Apartments L.P. (P) 99%
08             Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
08             Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
08             Hamilton Place Senior Living L.P. (P) 99%
08             Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
08             KDF Malabar L.P. (P) 99%
08             LINC-Bristol Associates I, L.P. (City Gardens) (P) 99%
08             MAS-WT, L.P. (Washington Terrace) (P) 99%
08             Northwood Manor Associates L.P. (P) 99%
08             Silver Lake Properties L.P. (P) 99%
08             University Park Properties L.P. (P)99%
08             Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
08             Vista Verde Townhomes II LLC (P) 99%
08             Vista Properties LLC (Vista View) (P) 99%
05      Edison Capital Housing Partners V L.P. (P) 16.38%
06        AMCAL Santa Barbara Fund XXXVI L.P. (Positano) (P) 99%
06        Bodega Hills Investors L.P. (P) 99%
06        Mercy Housing California IV L.P. (Vista Grande) (P) 99%
06        Park Place Terrace L.P. (P) 99%
06        River Walk Apartments Homes L.P. (P) 99%
06        San Diego Golden Villa Partners L.P. (P) 99%
06        Santa Alicia Gardens Townhomes L.P. (The Gardens) (P) 99%
06        St. Hedwigs Gardens (P) 99%
06        Sunshine Terrace L.P. (P) 99%
06        Union Meadows Apartments (P) 99%
05      EDISON CAPITAL HOUSING FLORIDA
05      EDISON CAPITAL HOUSING MANAGEMENT
06        JOHN STEWART COMPANY
          Address:  2310 Mason Street, San Francisco, CA 94133
07          2814 Fifth Street Associates L.P. (P) 0.5%GP
07          381 Turk Street L.P. (P) 1%GP
07          Community Investment L.P. (Oak Village Apartments) (P) 1%GP
07          Crescent Manor Associates L.P. (P) 2.85%GP
07          Del Norte Place L.P. (P) 18%GP
07          The IBEX Group (P) 10%GP

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07          Jackie Robinson Apartments L.P. (P) 1.67%GP
07          Larkspur Isle L.P. (P) 0.5%GP
07          Las Casitas L.P. (P) 0.5%GP
07          Mason Street Enterprises L.P. (P) 1%GP
07          Mountain View Apartments L.P. (P) 0.26%GP
07          Piper Court G.P. (P) 50%GP
07          Shiloh Arms L.P. (P) 1%GP/9.8%LP
07          St. John's L.P. (P) 1%GP/19.6%LP
07          Village East Apartments L.P. (P) 3%GP
07          Woodhaven Senior Residences L.P. (P) 1%GP
05      EDISON CAPITAL HOUSING NEW JERSEY
06        El Barrio Academy Urban Renewal Associates, L.P. (P) 98.99%
06        Pellettieri Homes Urban Renewal Associates, L.P. (P) 98.99%
05      EDISON CAPITAL HOUSING NEW YORK
06        Pier A Historic Rehabilitation at Battery Park (P) 99%
05      EDISON CAPITAL HOUSING PENNSYLVANIA
06        Lackawana Housing Associates LLC (Goodwill Neighborhood
          Residences) (P) 99%
06        McFarland Press Associates (P) 98.9%
06        Villa Maria Housing L.P. (P) 98.9%
05      EDISON HOUSING GEORGIA
06        HMB-Atlanta I L.P. (Spring Branch) (P) 99%
05      EDISON HOUSING NORTH CAROLINA
06        Edison Capital Contributions VI Partners (P) 4.03%
07          ECH Investors Partner VI-A L.P. (P) 15.39%
08             Edison Capital Housing Partners VI L.P. (P) 61.82%
09                Admiralty Heights Associates II 1995 L.P. (Kent Manor)
                  (P) 99%
09                Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
                  Apts. Phase II) (P) 99%
09                Altamont Hotel Associates L.P. (P) 99%
09                Bradley Manor Senior Apartments L.P. (P) 99%
09                Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
09                Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
09                Hamilton Place Senior Living L.P. (P) 99%
09                Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
09                KDF Malabar L.P. (P) 99%
09                LINC-Bristol Associates I, L.P. (City Gardens) (P) 99%
09                MAS-WT, L.P. (Washington Terrace) (P) 99%
09                Northwood Manor Associates L.P. (P) 99%
09                Silver Lake Properties L.P. (P) 99%
09                University Park Properties L.P. (P)99%
09                Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
09                Vista Verde Townhomes II LLC (P) 99%
09                Vista Properties LLC (Vista View) (P) 99%
07          ECH Investors Partner VI-B L.P. (P) 15.39%
08             Edison Capital Housing Partners VI L.P. (P) 37.18%
09                Admiralty Heights Associates II 1995 L.P. (Kent Manor)
                  (P) 99%
09                Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
                  Apts. Phase II) (P) 99%
09                Altamont Hotel Associates L.P. (P) 99%
09                Bradley Manor Senior Apartments L.P. (P) 99%
09                Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
09                Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
09                Hamilton Place Senior Living L.P. (P) 99%
09                Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
09                KDF Malabar L.P. (P) 99%
09                LINC-Bristol Associates I, L.P. (City Gardens) (P) 99%
09                MAS-WT, L.P. (Washington Terrace) (P) 99%
09                Northwood Manor Associates L.P. (P) 99%
09                Silver Lake Properties L.P. (P) 99%
09                University Park Properties L.P. (P)99%
09                Upland Senior Housing L.P. (Coy D. Estes) (P) 99%

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
09                Vista Verde Townhomes II LLC (P) 99%
09                Vista Properties LLC (Vista View) (P) 99%
05      EDISON HOUSING OREGON, INC.
05      EDISON HOUSING SOUTH CAROLINA
06        Edison Capital Contributions VI Partners (P) 4.20%
07          ECH Investors Partner VI-A L.P. (P) 15.39%
08             Edison Capital Housing Partners VI L.P. (P) 61.82%
09                Admiralty Heights Associates II 1995 L.P. (Kent Manor)
                  (P) 99%
09                Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
                  Apts. Phase II) (P) 99%
09                Altamont Hotel Associates L.P. (P) 99%
09                Bradley Manor Senior Apartments L.P. (P) 99%
09                Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
09                Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
09                Hamilton Place Senior Living L.P. (P) 99%
09                Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
09                KDF Malabar L.P. (P) 99%
09                LINC-Bristol Associates I, L.P. (City Gardens) (P) 99%
09                MAS-WT, L.P. (Washington Terrace) (P) 99%
09                Northwood Manor Associates L.P. (P) 99%
09                Silver Lake Properties L.P. (P) 99%
09                University Park Properties L.P. (P)99%
09                Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
09                Vista Verde Townhomes II LLC (P) 99%
09                Vista Properties LLC (Vista View) (P) 99%
07          ECH Investors Partner VI-B L.P. (P) 15.39%
08             Edison Capital Housing Partners VI L.P. (P) 37.18%
09                Admiralty Heights Associates II 1995 L.P. (Kent Manor)
                  (P) 99%
09                Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn
                  Apts. Phase II) (P) 99%
09                Altamont Hotel Associates L.P. (P) 99%
09                Bradley Manor Senior Apartments L.P. (P) 99%
09                Double X Associates 1995 L.P. (Terrace Manor) (P) 99%
09                Hamilton Place Apartments L.P. (Larkin Place) (P) 99%
09                Hamilton Place Senior Living L.P. (P) 99%
09                Hearthstone Group 3 L.P. (Evergreen Court) (P) 99%
09                KDF Malabar L.P. (P) 99%
09                LINC-Bristol Associates I, L.P. (City Gardens) (P) 99%
09                MAS-WT, L.P. (Washington Terrace) (P) 99%
09                Northwood Manor Associates L.P. (P) 99%
09                Silver Lake Properties L.P. (P) 99%
09                University Park Properties L.P. (P)99%
09                Upland Senior Housing L.P. (Coy D. Estes) (P) 99%
09                Vista Verde Townhomes II LLC (P) 99%
09                Vista Properties LLC (Vista View) (P) 99%
05      Edmundson Associates L.P. (Willows) (P) 99%
05      EHI DEVELOPMENT COMPANY (formerly MHI Development Company)
05      EHI DEVELOPMENT FUND (formerly MHI Development Fund)
05      Elizabeth West & East L.P. (P) 99%
05      Elk View Homes (C) 99%
05      Farm (The) Associates L.P. (P) 99%
05      Florence Apartments LLC (P) 99%
05      Garnet Housing Associates (P) 99%
05      Gilroy Redwood Associates L.P. (Redwoods) (P) 99%
05      Ginzton Associates L.P. (P) 99%
05      Grace Housing L.P. (P) 99%
05      Grandy Lake 1996 L.P. (Grandy Lake Residences) (P) 99%
05      Grossman Apartments Investors L.P. (P) 99%
05      Harry Clark Jr. Residential Center LLC (P) 99%
05      Heartland-Wisconsin Rapids Timber Trails LLC (Timber Trails)
        (P) 99%
05      Heather Glen Associates L.P. (P) 99%

05      Holy Family Associates L.P. (P) 99%
05      Kennedy Lofts Associates L.P. (Massachusetts partnership) 97%
05      Lark Ellen L.P. (P) 99%
05      Las Brisas Apartments L.P. (P) 99%
05      Maplewood School Apartments L.P. (P) 99%
05      Mar Associates L.P. (P) 99%
05      Marlton Residences Associates L.P. (P) 99%
05      Mercy Housing California IX L.P. (Sycamore) (P) 99%
05      Merrill Road Associates L.P. (P) 99%
05      MH I L.P. (P) 1%
06        California Park Apartments L.P. (P) 1% of 99%
05      MH II L.P. (P) 1%
06        5363 Dent Avenue Associates L.P. (P) 1% of 99%
05      MH III L.P. (P) 1%
06        DeRose Housing Associates L.P. (P) 1% of 99%
05      MH IV L.P. (P) 1%
06        MPT Apartments L.P. (MacArthur Park) (P) 1% of 99%
05      MH V L.P. (P) 1%
06        Centennial Place L.P. (P) 1% of 99%
05      MHIFED 94 COMPANY
05      MHIFED 94 L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06        Berry Avenue Associates L.P. (P) 1% of 99%
06        Carlton Way Apartments L.P. (P) 1% of 99%
06        CDR Senior Housing Associates (Casa del Rio) (P) 1% of 99%
06        Corona Ely/Ranch Associates L.P. (P) 1% of 99%
06        Fairview Village Associates L.P. (P) 1% of 99%
06        Fell Street Housing Associates L.P. (P) 1% of 99%
06        Hope West Apartments L.P. (P) 1% of 99%
06        Morrone Gardens Associates L.P. (P) 1% of 99%
06        Pajaro Court Associates L.P. (P) 1% of 99%
06        Tierra Linda Associates L.P. (P) 1% of 99%
06        Tlaquepaque Housing Associates L.P. (P) 1% of 99%
05      MHIFED 95 COMPANY
05      MHIFED 95 L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06        Avalon Courtyard L.P. (Carson Senior Housing) (P) 1% of 99%
06        Hollywood El Centro L.P. (P) 1% of 99%
06        La Brea/Franklin L.P. (P) 1% of 99%
06        Larkin Pine L.P. (P) 1% of 99%
06        Mercy Housing California III L.P. (3rd & Reed) (P) 1% of 99%
06        Pinole Grove Associates L.P. (P) 1% of 99%
06        Second Street Center L.P. (Santa Monica) (P) 1% of 99%
06        Solinas Village Partners L.P. (P) 1% of 99%
06        Three Oaks Housing L.P. (P) 1% of 99%
06        1101 Howard Street Associates L.P. (P) 1% of 99%
05      MHIFED 95C COMPANY
05      MHIFED 96 COMPANY
05      MHIFED 96 L.P. (Delaware partnership) 5%GP; 95%LP to Cargill
06        Lavell Village Associates L.P. (P) 5% of 99%
06        North Town Housing Partners L.P. (Villa del Norte Village)
          (P) 5% of 99%
06        Poco Way Associates L.P. (P) 5% of 99%
06        Seasons Affordable Senior Housing L.P. (P) 5% of 99%
05      MHIFED 96A COMPANY
05      MHIFED 96A L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06        Good Samaritan Associates L.P. (P) 1% of 99%
06        Reseda Village L.P. (P) 1% of 99%
06        Oxnard Housing Associates L.P. (P) 1% of 99%
06        Metro Senior Associates L.P. (P) 1% of 99%
06        Round Walk Village Apartments L.P. (P) 1% of 99%
06        Santa Alicia Family Housing Associates (P) 1% of 99%
06        Vine Street Court L.P. (P) 1% of 99%
06        Vine Street Court L.P. II (P) 1% of 99%
05      MHIFED 97 COMPANY

05      MHICAL 94 COMPANY
06        MHICAL 94 L.P. (Delaware partnership) 99%LP
07          Mayacamas Village Associates L.P. (P) 99% of 99%
07          Rincon De Los Esteros Associates L.P. (P) 99% of 99%
07          West Capital Courtyard L.P. (P) 99% of 99%
07          Winfield Hill Associates L.P. (P) 99% of 99%
05      MHICAL 94 L.P. (Delaware partnership) 1%GP
06        Mayacamas Village Associates L.P. (P) 1% of 99%
06        Rincon De Los Esteros Associates L.P. (P) 1% of 99%
06      West Capital Courtyard L.P. (P) 1% of 99%
06        Winfield Hill Associates L.P. (P) 1% of 99%
05      MHICAL 95 COMPANY
06        MHICAL 95 L.P. (Delaware partnership) 99%LP
07          Abby Associates L.P. (Windmere) (P) 99% of 99%
07          Antelope Associates L.P. (P) 99% of 99%
07          Baker Park Associates L.P. (P) 99% of 99%
07          Bracher Associates L.P. (P) 99% of 99%
07          Colina Vista L.P. (P) 99% of 99%
07          ECH/HFC GP Partnership No. 2 (P) 43.3%
08             Edison Capital Housing Partners VIII L.P. (P) 18.54%
09                Catalonia Associates L.P. (P) 99%
09                Ohlone Housing Associates L.P. (P) 99%
07          Florin Woods Associates L.P. (P) 99% of 99%
07          Mercy Housing California VI L.P. (205 Jones) (P) 99% of 99%
07          Pinmore Associates L.P. (P) 99% of 99%
07          Sunset Creek Partners L.P. (P) 99% of 99%
05      MHICAL 95 L.P. (Delaware partnership) 1%GP
06        Abby Associates L.P. (Windmere) (P) 1% of 99%
06        Antelope Associates L.P. (P) 1% of 99%
06        Baker Park Associates L.P. (P) 1% of 99%
06        Bracher Associates L.P. (P) 1% of 99%
06        Colina Vista L.P. (P) 1% of 99%
06        Florin Woods Associates L.P. (P) 1% of 99%
06        Mercy Housing California VI L.P. (205 Jones) (P) 1% of 99%
06        Pinmore Associates L.P. (P) 1% of 99%
06        Sunset Creek Partners L.P. (P) 1% of 99%
05      MHICAL 96 COMPANY
06        MHICAL 96 L.P. (Delaware partnership) 99%LP
07          ECH/HFC GP Partnership No. 1 (P) 50.4%
08             Edison Capital Housing Partners VII L.P. (P) 19.4%
09                C-Court L.P. (Cawelti Court) (P) 99%
09                Cottonwood Affordable Housing L.P. (P) 99%
09                Fifth & Wilshire (P) 99%
09                Flagstaff Affordable Housing II, L.P. (Forest View
                  Apts.) (P) 99%
09                Huff Avenue Associates L.P. (P) 99%
09                Mountain View Townhomes Associates L.P. (P) 99%
09                Oak Forest Associates L.P. (P) 99%
09                Paradise Road Partners L.P. (Gateway Village) (P) 99%
09                Woodland Arms Apartments, Ltd. (P) 99%
07          Greenway Village Associates L.P. (P) 99% of 99%
07          Kennedy Court Partners L.P. (P) 99% of 99%
07          Klamath Associates L.P. (P) 99% of 99%
07          Monterra Village Associates L.P. (P) 99% of 99%
07          Sky Parkway Housing Associates L.P. (P) 99% of 99%
07          Strobridge Housing Associates L.P. (P) 99% of 99%
07          Westgate Townhomes Associates L.P. (P) 99% of 99%
07          1010 SVN Associates L.P. (P) 99% of 99%
05      MHICAL 96 L.P. (Delaware partnership) 1%GP
06        Greenway Village Associates L.P. (P) 1% of 99%
06        Kennedy Court Partners L.P. (P) 1% of 99%
06        Klamath Associates L.P. (P) 1% of 99%
06        Monterra Village Associates L.P. (P) 1% of 99%
06        Sky Parkway Housing Associates L.P. (P) 1% of 99%

06        Strobridge Housing Associates L.P. (P) 1% of 99%
06        Westgate Townhomes Associates L.P. (P) 1% of 99%
06        1010 SVN Associates L.P. (P) 1% of 99%
05      MHICAL 97 COMPANY
06        MHICAL 97 L.P. 99%LP
07          Alma Place Associates L.P. (P) 99% of 99%
07          ECH/HFC GP Partnership No. 1 (P) 14.7%
08             Edison Capital Housing Partners VII L.P. (P) 19.4%
09                C-Court L.P. (Cawelti Court) (P) 99%
09                Cottonwood Affordable Housing L.P. (P) 99%
09                Fifth & Wilshire (P) 99%
09                Flagstaff Affordable Housing II, L.P. (Forest View
                  Apts.) (P) 99%
09                Huff Avenue Associates L.P. (P) 99%
09                Mountain View Townhomes Associates L.P. (P) 99%
09                Oak Forest Associates L.P. (P) 99%
09                Paradise Road Partners L.P. (Gateway Village) (P) 99%
09                Woodland Arms Apartments, Ltd. (P) 99%
05      MHICAL 97 L.P. 1%GP
06        Alma Place Associates L.P. (P) 1% of 99%
05      Mid-Peninsula Century Village Associates L.P. (Century Village)
        (P) 99%
05      Mid-Peninsula Sharmon Palms Associates L.P. (Sharmon Palms) (P)
        99%
05      Mission Capp L.P. (P) 99%
05      MISSION HOUSING ALPHA
06        Lee Park Investors L.P. (Pennsylvania partnership) 99%
05      MISSION HOUSING BETA
06        Richmond City Center Associates L.P. (P) 99%
05      MISSION HOUSING DELTA
06        MH I L.P. (P) 99%
07          California Park Apartments L.P. (P) 99% of 99%
06        MH II L.P. (P) 99%
07          5363 Dent Avenue Associates L.P. (P) 99% of 99%
06        MH III L.P. (P) 99%
07          DeRose Housing Associates L.P. (P) 99% of 99%
06        MH IV L.P. (P) 99%
07          MPT Apartments L.P. (MacArthur Park) (P) 99% of 99%
06        MH V L.P. (P) 99%
07          Centennial Place L.P. (P) 99% of 99%
05      MISSION HOUSING DENVER
06        Mercantile Square L.P. (P) 99%
06        North Park Village LLC (P) 99%
05      MISSION HOUSING EPSILON
06        Riverside/Liebrandt Partners L.P. (La Playa) (P) 99%
05      MISSION HOUSING GAMMA
06        Del Carlo Court Associates L.P. (P) 99%
05      MISSION HOUSING HOLDINGS (formerly MHIFED 95B Company)
06 Mission Housing Partnership 1996 L.P. 99%LP (formerly MHIFED 95B L.P.) (Delaware partnership)
07          La Terraza Associates L.P. (Carlsbad Villas at Camino Real)
            (P) 99% of 99%
05 Mission Housing Partnership 1996 L.P. 1%GP (formerly MHIFED 95B L.P.) (Delaware partnership)
06        La Terraza Associates L.P. (Carlsbad Villas at Camino Real)
          (P) 1% of 99%
05      MISSION HOUSING THETA
06        MISSION FUNDING THETA
07          Brantwood II Associates L.P. (P) 0.01%
07          Cedarshores L.P. (P) 0.01%
07          Eastwood Homes L.P. (P) 0.01%
07          El Barrio Academy Urban Renewal Associates, L.P. (P) 0.01%
07          McFarland Press Associates (P) 0.01%
07          Pellettieri Homes Urban Renewal Associates, L.P. (P) 0.01%

07          Persimmon Associates L.P. (P) 0.01%
07          Roebling Village Inn Urban Renewal L.P. (P) 0.01%
07          Sherman Glen, L.L.C. (P) 0.01%
07          Timber Sound, Ltd. (P) 0.01%
07          Timber Sound II, Ltd. (P) 0.01%
07          Villa Maria Housing L.P. (P) 0.01%
07          Woodleaf Village L.P. (P) 0.01%
06        Mission Housing Investors Partnership 5%GP; 95%LP to GECC
07          Forest Winds Associates L.P. (P) 5% of 99%
07          Glen Eden Associates L.P. (P) 5% of 99%
07          Gray's Meadows Investors L.P. (P) 5% of 99%
07          Prince Bozzuto L.P. (Fairground Commons) (Maryland
            partnership) 5% of 99%
07          Rancho Park Associates L.P. (P) 5% of 99%
07          Rustic Gardens Associates L.P. (P) 5% of 99%
07          Sea Ranch Apartments L.P. (P) 5% of 99%
07          Springdale Kresson Associates L.P. (Jewish Federation) (New
            Jersey partnership) 5% of 99%
07          1028 Howard Street Associates L.P. (P) 5% of 99%
05      MISSION HOUSING ZETA
06        Fremont Building L.P. (Crescent Arms) (P) 99%
05      MISSION SA COMPANY
05      Montview Park Apartments (C) 99%
05      Morgan Hill Ranch Housing L.P. (P) 99%
05      Neary Lagoon Partners L.P. (P) 99%
05      New Harbor Vista Apartments (C) 99%
05      Northstar Apartments (C) 99%
05      Oceanside Gardens L.P. (P) 99%
05      Olive Court Apartments L.P. (P) 98.9%
05      Omaha Amber Ridge L.P. (Amber Ridge) (P) 99%
05      Ontario Senior Housing L.P. (Ontario Plaza) (P) 98.9%
05      Open Doors Associates L.P. (West Valley) (P) 99%
05      Pacific Terrace Associates L.P. (C) 99%
05      Pacifica Community Associates L.P. (Villa Pacifica) (P) 99%
05      Palmer House L.P. (P) 99%
05      Pecan Court Associates L.P. (C) 99%
05      Persimmon Associates L.P. (P) 98.99%
05      Pilot Grove L.P. (Massachusetts partnership) 99%
05      Post Office Plaza L.P. (Ohio partnership) 99%
05      Red Lake Homes (C) 99%
05      Riverwalk Apartments (Colorado) (C) 99%
05      Roebling Village Inn Urban Renewal L.P. (P) 98.99%
05      Rosebloom Associates L.P. (Oakshade) (P) 99%
05      San Juan Commons 1996 L.P. (P) 99%
05      San Pablo Senior Housing Associates L.P. (P) 99%
05      San Pedro Gardens Associates L.P. (P) 99%
05      Santa Paulan Senior Apartments Associates L.P.(P) 99%
05      School Court Housing Associates L.P. (C) 99%
05      Sherman Glen, L.L.C. (P) 98.99%
05      South Beach Housing Associates L.P. (Steamboat) (P) 99%
05      South Winery Associates L.P. (The Winery Apartments) (P) 99%
05      Stoney Creek Associates L.P. (P) 99%
05      Studebaker Building L.P. (P) 99%
05      Sultana Acres Associates L.P. (P) 99%
05      Tabor Grand L.P. (Colorado partnership) 99%
05      Terra Cotta Housing Associates L.P. (C) 99%
05      The Cornerstone Building (C) 99%
05      The Josephinum Associates L.P. (Washington partnership) 99%
05      The World Schoolhouse Residences L.P. (C) 99%
05      Thomson Rental Housing, L.P. (Washington Place) (P) 99%
05      Timber Sound, Ltd. (P) 98.99%
05      Timber Sound II, Ltd. (P) 98.99%
05      Trinity Park Apartments L.P. (P) 99%
05      Tuscany Associates L.P. (Tuscany Villa) (P) 99%

05      Venbury Trail L.P. (P) 99%
05      Walnut Avenue Partnership L.P. (P) 99%
05      WGA INVESTORS COMPANY [dead project]
05      Washington Creek Associates L.P. (P) 99%
05      Westfield Condominium Investment L.P. (P) 99%
05      Westport Village Homes Associates L.P. (P) 99%
05      Wheeler Manor Associates L.P. (P) 99%
05      White Mountain Apache Housing (P) 99%
05      Winfield Hill Associates L.P. (P) 99%
05      Woodleaf Village L.P. (P) 98.99%
05      Yanktown Sioux Homes (P) 99%
05      YWCA Villa Nueva Partners L.P. (P) 99%
04    EDISON FUNDING OMICRON GP
05      Olive Court Housing Associates L.P. (P) 0.1%
05      Ontario Senior Housing L.P. (Ontario Plaza) (P) 0.1%
04    EDISON INTEGRATED ENERGY SERVICES (formerly Mission Integrated
      Energy Services)
04    MISSION FIRST ASSET INVESTMENT
04    MISSION FUNDING BETA
04    MISSION FUNDING EPSILON
05 EDISON CAPITAL (BERMUDA) INVESTMENTS, LTD. (formerly Mission (Bermuda) Investments Pi, Ltd.) (Bermuda corporation)
        Address:  Clarendon House, 2 Church Street,
                  Hamilton HM CX, Bermuda
06        Edison Capital LAI (Bermuda) Ltd. (Bermuda corporation)
06        Edison Capital Latin American Investments (Bermuda) Ltd.
          (Bermuda corporation) 50%
05 EDISON CAPITAL LATIN AMERICAN INVESTMENTS HOLDING COMPANY (Delaware corporation)
06        Edison Capital Latin American Investments (Bermuda) Ltd.
          (Bermuda corporation) 50%
05      GEM Energy Company (New York partnership) 50%
05      MISSION FUNDING ALPHA
06        MISSION FUNDING MU
07 EPZ Mission Funding Mu Trust (equity interest in foreign utility company) [see 4.01]
05      MISSION FUNDING DELTA
06        MISSION FUNDING NU
07 EPZ Mission Funding Nu Trust (equity interest in foreign utility company) [see 4.02]
05      MISSION INVESTMENTS, INC. (U.S. Virgin Islands corporation)
        Address:  ABN Trustcompany, Guardian Building, Havensight,
                  2nd Floor, St. Thomas, U.S. Virgin Islands
05      MISSION (BERMUDA) INVESTMENTS, LTD. (Bermuda corporation)
        Address:  Clarendon House, 2 Church Street,
        Hamilton HM CX, Bermuda
04    MISSION FUNDING GAMMA
04    MISSION FUNDING KAPPA
05      ABB Funding Partners, L.P. (P) 14.27%
04    MISSION FUNDING ZETA
05      Huntington L.P. (New York partnership) 50%
03 EDISON MORTGAGE COMPANY
03 MISSION BARTLETT HILL COMPANY
04    Bartlett Hill Associates L.P. (P) 30% [29%LP, 1%GP]; 100% w/ ECHI
03 MISSION INTERNATIONAL CAPITAL, INC.
03 RENEWABLE ENERGY CAPITAL COMPANY

02 MISSION LAND COMPANY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 800, Irvine, California 92612-1046. It is engaged, directly and through its subsidiaries, in the business of owning, managing and selling industrial parks and other real property investments. The subsidiaries and partnerships of Mission Land Company are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Mission Land Company.

03 ASSOCIATED SOUTHERN INVESTMENT COMPANY
04    Calabasas Park Company (P) (inactive) 79%GP
05      Central Valley/Calabasas L.P. (P) [in dissolution] 50%LP
03 CALABASAS PALATINO, INC.
04    Central Valley/Calabasas L.P. (P) [in dissolution] 50%GP
03 Carol Stream Developers G.P. (Illinois partnership) 60%GP
03 Centrelake Partners, L.P. (limited partnership) 98%GP
03 IRWINDALE LAND COMPANY
04    Mission-Koll I (limited partnership) 4%GP
03 MISSION AIRPORT PARK DEVELOPMENT CO.
04    Carol Stream Developers G.P. (Illinois partnership) 40%GP
04    Centrelake Partners, L.P. (limited partnership) 2%LP
04    Mission-Nexus II, L.P. (limited partnership) 50%GP
04 Mission Vacaville L.P. (limited partnership) (formerly Mission-Messenger Vacaville G.P.) 1%GP
03 MISSION INDUSTRIAL CONSTRUCTORS, INC. (inactive)
03 Mission-Koll I (limited partnership) 96%LP
03 Mission-Nexus II, L.P. (limited partnership) 50%LP
03 Mission-Oceangate (P) (formerly Mission Comstock Crosser Hickey)
   75%GP
03 MISSION/ONTARIO, INC.
03 MISSION SOUTH BAY COMPANY (inactive)
04    Mission-Oceangate (P) (formerly Mission Comstock, Crosser Hickey
      G.P.) 25%GP
03 MISSION TEXAS PROPERTY HOLDINGS, INC.
03 Mission Vacaville L.P. (limited partnership) (formerly Mission-
   Messenger Vacaville G.P.) 99%LP

02 MISSION POWER ENGINEERING COMPANY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046. It is currently an inactive company. The subsidiaries of Mission Power Engineering Company are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Mission Power Engineering Company.

03 ASSOCIATED SOUTHERN ENGINEERING COMPANY (inactive)

02 EDISON MISSION ENERGY (formerly Mission Energy Company) is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046. Edison Mission Energy owns the stock of a group of corporations which, primarily through partnerships with non-affiliated entities, are engaged in the business of developing, owning and/or operating cogeneration, geothermal and other energy or energy-related projects pursuant to the Public Utility Regulatory Policies Act of 1978. Edison Mission Energy, through wholly owned subsidiaries, also has ownership interests in a number of independent power projects in operation or under development that either have been reviewed by the Commission's staff for compliance with the Act or are or will be exempt wholesale generators under the Energy Policy Act of 1992. In addition, some Edison Mission Energy subsidiaries have made fuel-related investments and a limited number of non-energy related investments. The subsidiaries and partnerships of Edison Mission Energy are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California and have the same principal place of business as Edison Mission Energy.

DOMESTIC:
03 AGUILA ENERGY COMPANY (LP)
04 American Bituminous Power Partners, L.P. (Delaware limited partnership) 49.5%; 50% with Pleasant Valley
05      American Kiln Partners, L.P. (Delaware limited partnership)
03 ANACAPA ENERGY COMPANY (GP)
04    Salinas River Cogeneration Company (P) 50%
03 ARROWHEAD ENERGY COMPANY (inactive)
03 BALBOA ENERGY COMPANY (GP)
04    Smithtown Cogeneration, L.P. (Delaware partnership) 50%; 100%
      w/Kingspark
03 BERGEN POINT ENERGY COMPANY (GP)
04    TEVCO/Mission Bayonne Partnership (Delaware G.P.) 50%
03 BLUE RIDGE ENERGY COMPANY (GP)
04 Bretton Woods Cogeneration, L.P. (Delaware limited partnership) 50%; 100% w/Bretton Woods
03 BRETTON WOODS ENERGY COMPANY (GP & LP)
04    Bretton Woods Cogeneration, L.P. (Delaware L.P.) 50%; 100% w/Blue
      Ridge
03 CAMINO ENERGY COMPANY (GP)
04    Watson Cogeneration Company (general partnership) 49%
03 CAPISTRANO COGENERATION COMPANY (GP)
04    James River Cogeneration Company (North Carolina partnership) 50%
03 CENTERPORT ENERGY COMPANY (GP & LP)
04    Riverhead Cogeneration I, L.P. (Delaware partnership) 50%; 100%
      w/Ridgecrest
03 CHESAPEAKE BAY ENERGY COMPANY (formerly Woodland Energy Company)
   (GP)
04    Delaware Clean Energy Project (Delaware general partnership) 50%
03 CHESTER ENERGY COMPANY (no partners; option Chesapeake,VA)
03 CLAYVILLE ENERGY COMPANY
04    Oconee Energy, L.P. (Delaware L.P.) 50%; 100% w/Coronado
03 COLONIAL ENERGY COMPANY (formerly Hentland Energy Company)
   (inactive)
03 CORONADO ENERGY COMPANY
04    Oconee Energy, L.P. (Delaware L.P.) 50%; 100% w/Clayville
03 CRESCENT VALLEY ENERGY COMPANY (GP)
04    Beowawe Geothermal Power Company (general partnership) 50%
03 DEL MAR ENERGY COMPANY (GP)
04    Mid-Set Cogeneration Company (P) 50%
03 DELAWARE ENERGY CONSERVERS, INC. (Delaware corporation) (inactive)

03 DESERT SUNRISE ENERGY COMPANY (Nevada corporation) (inactive)
03 DEVEREAUX ENERGY COMPANY (LP)
04    Auburndale Power Partners, L.P. (Delaware L.P.) 49%; 50% w/El
      Dorado
03 EASTERN SIERRA ENERGY COMPANY (GP & LP)
04    Saguaro Power Company, L.P. (P) 50%
03 EAST MAINE ENERGY COMPANY (inactive) [dissolving]
03 EDISON MISSION ENERGY FUEL [formerly MISSION ENERGY FUEL COMPANY]
04    EDISON MISSION ENERGY OIL AND GAS [formerly MISSION ENERGY OIL AND
      GAS COMPANY]
05      Four Star Oil & Gas Company (P) 46.85% (owns Lost Hills
        Cogeneration Facility)
04 EDISON MISSION ENERGY PETROLEUM [formerly MISSION ENERGY PETROLEUM COMPANY] (Gas contracts w/ Tex. Gas Mktg)
04    POCONO FUELS COMPANY (inactive)
04    SOUTHERN SIERRA GAS COMPANY
05      TM Star Fuel Company (general partnership) 50%
03 EDISON MISSION ENERGY FUNDING CORP. (Delaware corporation) 1%
03 EDISON MISSION OPERATION & MAINTENANCE, INC. (formerly Mission
   Operation and Maintenance, Incorporated) (no partnership)
04    Mission Operations de Mexico, S.A. de C.V. 95%
03 EL DORADO ENERGY COMPANY (GP)
04    Auburndale Power Partners, L.P. (Delaware L.P.) 1%; 50% w/
      Devereaux
03 EMP, INC. (Oregon corporation) (GP & LP)
04    GEO East Mesa Limited Partnership (P) 50%
05      GEO East Mesa Electric Co. (Nevada corp.) (McCabe Plant) 100%
03 FOUR COUNTIES GAS COMPANY (inactive)
03 HANOVER ENERGY COMPANY
04    CHICKAHOMINY RIVER ENERGY CORP. (Virginia corporation) (GP & LP)
05      Commonwealth Atlantic L.P. (Delaware partnership) [see 4.03]
        50%
03 HOLTSVILLE ENERGY COMPANY (GP & LP) (formerly Brookhaven Energy
   Company)
04    Brookhaven Cogeneration, L.P. (Delaware partnership) 50%; 100%
      w/Madera
03 INDIAN BAY ENERGY COMPANY (GP & LP)
04    Riverhead Cogeneration III, L.P. (Delaware partnership) 50%; 100%
      w/Santa Ana
03 JEFFERSON ENERGY COMPANY (GP & LP) (inactive)
03 KINGS CANYON ENERGY COMPANY (inactive)
03 KINGSPARK ENERGY COMPANY (GP & LP)
04    Smithtown Cogeneration, L.P. (Delaware partnership) 50%; 100%
      w/Balboa
03 LAGUNA ENERGY COMPANY (inactive) (former interest in Ambit)
03 LA JOLLA ENERGY COMPANY (inactive) (used for Belridge)
03 LAKE GROVE ENERGY COMPANY (former Mid-County subsidiary) (inactive) 03 LAKEVIEW ENERGY COMPANY
04    Georgia Peaker, L.P. (Delaware L.P.) 50%; 100% w/Silver Springs
03 LEHIGH RIVER ENERGY COMPANY (inactive)
03 LONGVIEW COGENERATION COMPANY (formerly Columbia River Cogeneration
   Company, formerly Cabrillo Energy Company) (held for Weyerhauser)
03 MADERA ENERGY COMPANY (GP)
04 Brookhaven Cogeneration, L.P. (Delaware partnership) 50%; 100% w/Holtsville
03 MADISON ENERGY COMPANY (formerly Sunshine Generators, Inc.) (LP)
04    Gordonsville Energy, L.P. (Delaware partnership) [see 4.04] 49%;
      50% w/Rapidan
03 Mission Capital, L.P. (Delaware L.P.) 3%; MIPS partnership
03 MISSION/EAGLE ENERGY COMPANY (inactive)
03 MISSION ENERGY CONSTRUCTION SERVICES, INC. (formerly Glenwood
   Springs Property, Inc.)

03 MISSION ENERGY HOLDINGS, INC.
04    Mission Capital, L.P. (Delaware L.P.) 97%; MIPS partnership
03 MISSION ENERGY HOLDINGS INTERNATIONAL, INC. (formerly Patapsco
   Energy Company) [holds all the issued and outstanding stock of MEC International B.V.--see INTERNATIONAL section]
03 MISSION ENERGY INDONESIA (formerly Chula Energy Company)
03 MISSION ENERGY MEXICO (inactive) formerly the branch office in
   Mexico (no partnership)
03 MISSION ENERGY NEW YORK, INC. (formerly Allegheny Energy Company)
   (GP & LP)
04 Brooklyn Navy Yard Cogeneration Partners, L.P. (Delaware partnership) [see 4.05] 50%
03 MISSION ENERGY WALES COMPANY (formerly San Jacinto Energy Company)
04    Mission Hydro Limited Partnership (UK limited partnership)
05 EME Generation Holdings Limited (UK limited partnership) 30% [See International section for structure of EME Generation Holdings Ltd.]
03 MISSION ENERGY WESTSIDE, INC. (formerly Sun Coast Energy Company) 03 Mission Operations de Mexico, S.A. de C.V. 5%
03 MISSION TRIPLE CYCLE SYSTEMS COMPANY (GP)
04    Triple Cycle Partnership (Texas G.P.) 50%
03 NORTH JACKSON ENERGY COMPANY (inactive) [held for Akso Salt Proj] 03 NORTHERN SIERRA ENERGY COMPANY (GP)
04    Sobel Cogeneration Company (general partnership) 50%
03 ORTEGA ENERGY COMPANY (Mid-County Cogen gas contracts)
03 PANTHER TIMBER COMPANY (GP)
04    American Kiln Partners, L.P. (Delaware limited partnership) 2%
03 PARADISE ENERGY COMPANY (inactive)
03 PLEASANT VALLEY ENERGY COMPANY (GP)
04 American Bituminous Power Partners, L.P. (Delaware limited partnership) 0.5%; 50% w/Aguila
05      American Kiln Partners, L.P. (Delaware Limited Partnership)
03 PRINCE GEORGE ENERGY COMPANY (LP)
04    Hopewell Cogeneration Limited Partnership (Delaware limited partnership) 24.75%
04    Hopewell Cogeneration Inc. (Delaware corporation) 25%
05      Hopewell Cogeneration Limited Partnership (Delaware limited partnership) 1%
03 QUARTZ PEAK ENERGY COMPANY (LP)
04    Nevada Sun-Peak L.P. (Nevada partnership) [see 4.06] 50%
03 RAPIDAN ENERGY COMPANY (GP)
04    Gordonsville Energy, L.P. (Delaware partnership) [see 4.04] 1%;
      50% w/Madison
03 REEVES BAY ENERGY COMPANY (GP & LP)
04    North Shore Energy L.P. (Delaware partnership) 50%; 100% w/Santa
      Clara
05      Northville Energy Corporation (New York corporation) 100%
03 RIDGECREST ENERGY COMPANY (GP)
04    Riverhead Cogeneration I, L.P. (Delaware partnership) 50%; 100%
      w/Centerport
03 RIO ESCONDIDO ENERGY COMPANY
03 RIVERPORT ENERGY COMPANY (GP & LP)
04    Riverhead Cogeneration II, L.P. (Delaware partnership) 50%; 100%
      w/San Pedro
03 SAN GABRIEL ENERGY COMPANY (inactive) (McKenzie gas contracts)
03 SAN JOAQUIN ENERGY COMPANY (GP)
04    Midway-Sunset Cogeneration Company, L.P. (P) 50%
03 SAN JUAN ENERGY COMPANY (GP)
04    March Point Cogeneration Company (P) 50%
03 SAN PEDRO ENERGY COMPANY (GP)
04 Riverhead Cogeneration II, L.P. (Delaware partnership) 50%; 100% w/Riverport
03 SANTA ANA ENERGY COMPANY (GP)

04    Riverhead Cogeneration III, L.P. (Delaware partnership) 50%; 100%
      w/Indian Bay
03 SANTA CLARA ENERGY COMPANY (GP)
04    North Shore Energy, L.P. (Delaware partnership) 50%; 100% w/Reeves
      Bay
05      Northville Energy Corporation (New York corporation) 100%
03 SILVERADO ENERGY COMPANY (GP)
04    Coalinga Cogeneration Company (P) 50%
03 SILVER SPRINGS ENERGY COMPANY
04    Georgia Peaker, L.P. (Delaware limited partnership) 50%; 100%
      w/Lakeview
03 SONOMA GEOTHERMAL COMPANY (GP & LP)
04    Geothermal Energy Partners Ltd. (P) (Aidlin) 5%LP
03 SOUTH COAST ENERGY COMPANY (GP)
04    Harbor Cogeneration Company (P) 30%
03 SOUTHERN SIERRA ENERGY COMPANY (GP)
04    Kern River Cogeneration Company (general partnership) 50%
03 THOROFARE ENERGY COMPANY (inactive)
03 VIEJO ENERGY COMPANY (GP)
04    Sargent Canyon Cogeneration Company (P) 50%
03 VISTA ENERGY COMPANY (New Jersey corporation) (inactive)
03 WESTERN SIERRA ENERGY COMPANY (GP)
04    Sycamore Cogeneration Company (general partnership) 50%

EME INTERNATIONAL:
04 MEC International B.V. (Netherlands corporation) (Holding Company 100% owned by MEC Holdings International, Inc. (California corp.))
      Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
05 Edison Mission Energy Asia Pte Ltd. (formerly Mission Energy Asia Pte Ltd.) (Singapore private company limited by shares) 100% (EME's Regional Asia Pacific Headquarters)
        Address:  391-B Orchard Road, Ngee Ann City, Tower B,
                  14th Floor, #14-08/10, Singapore 238874
06        Edison Mission Energy Asia Pacific Pte Ltd. (Singapore
          corporation) 100%
          Address:      391-B Orchard Road, Ngee Ann City, Tower B,
                        14th Floor, #14-08/10, Singapore 238874
06        Edison Mission Energy Fuel Company Pte Ltd. (Singapore
          corporation) 100%
          Address:      391-B Orchard Road, Ngee Ann City, Tower B,
                        14th Floor, #14-08/10, Singapore 238874
06        Edison Mission Operation & Maintenance Services Pte Ltd 100%
          Address:      391-B Orchard Road, Ngee Ann City, Tower B,
                        14th Floor, #14-08/10, Singapore 238874
06 P.T. Edison Mission Operation and Maintenance Indonesia [formerly P.T. Mission Operation and Maintenance Indonesia (Indonesian company) 99%
          Address:      Jl. Gen. A Yani No. 54
                        Probolinggo, East Java, Indonesia
05      Loy Yang Holdings Pty Ltd (Australia corporation) 100%
        Address:  Southgate Complex, Level 20, Tower East,
                  40 City Road, South Melbourne, Victoria 3205
06 Edison Mission Energy Holdings Pty Ltd (formerly Mission Energy Holdings Pty. Ltd.) (Australian corporation) 100%
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
07 Edison Mission Energy Australia Ltd. (formerly Mission Energy Australia Ltd.) (Australian public company) 100%
            Address:    Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
08             Latrobe Power Partnership (Australian partnership) 1%
09                Loy Yang B Joint Venture (Australian J.V.) [see 4.09]
                  51%

07          Edison Mission Operation & Maintenance Kwinana Pty Ltd
            (formerly Mission Operations (Kwinana) Pty Ltd) (Australia)
            100% (Operator of Kwinana Project)
            Address:    Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
07          Edison Mission Operation & Maintenance Loy Yang Pty Ltd
            (formerly Mission Energy Management Australia Pty. Ltd.)
            (Australian corporation) 100%
            Address:  P.O. Box 1792, Traralgon, Victoria 3844,Australia
07          Mission Energy Holdings Superannuation Fund Pty Ltd.
            (retirement fund required by Australia law) 100%
07          Mission Energy (Kwinana) Pty Ltd (Australia) 100%
            Address:    Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
08             Kwinana Power Partnership (Australian G.P.) 1%
               Address: Level 23, St. Martins Tower
               44 St George's Terrace, Perth WA 6000
06        Latrobe Power Pty. Ltd. (Australian corporation) 1%
07          Mission Victoria Partnership (Australian partnership)
            52.31%
08             Latrobe Power Partnership (Australian partnership) 99%
09                Loy Yang B Joint Venture (Australian J.V.) [see 4.09]
                  51%
06        Mission Energy Ventures Australia Pty. Ltd. (Australian
          company) 100%
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
07          Mission Victoria Partnership (Australian partnership) 1%
08             Latrobe Power Partnership (Australian partnership) 99%
09                Loy Yang B Joint Venture (Australian J.V.) [see 4.09]
                  51%
06        Traralgon Power Pty. Ltd. (Australian corporation) 1%
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
07        Mission Victoria Partnership (Australian partnership) 46.69%
08             Latrobe Power Partnership (Australian partnership) 99%
09                Loy Yang B Joint Venture (Australian J.V.) [see 4.09]
                  51%
05 Edison Mission Energy International B.V. (formerly MEC Mission B.V.) (Netherlands company) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05      EME Victoria B.V. 100%
05 Hydro Energy B.V. (Netherlands limited liability company) (formerly Continfin Management B.V.) 10%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        Iberica de Energias, S.A. (Spain corp) 100% (equity) [see
          4.07]
          Address:      Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
07          Electrometalurgica del Ebro, S.A. ("EMESA") (Spain
            corporation) (equity) [see 4.08] 91%
            Address:    Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
08             Monasterio de Rueda, S.L. (Spain) 100%
               Address: Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain
05 Iberian Hy-Power Amsterdam B.V. (Netherlands limited liability company) 100%
        Address:  Strawinskylaan 1725, Amsterdam, NOORD-HOLL 1077 XX
06        Aprohiso S.A. (Spain corporation) (inactive) 100%
          Address:      Paseo de Gracia 18, Planta 4, 08007,
                        Barcelona, Spain

06        Hydro Energy B.V. (Netherlands company) 90%
07          Iberica de Energias, S.A. (Spain corporation) 100% [see
            4.07]
08             Electrometalurgica del Ebro, S.A. ("EMESA") (Spain
               corporation) [see 4.08] 91%
09                Monasterio de Rueda, S.L. (Spain) 100%
06        Saltos del Porma, S.A.
05      Latrobe Power Pty. Ltd. (Australian corporation) 99%
        Address:  Southgate Complex, Level 20, Tower East,
                  40 City Road, South Melbourne, Victoria 3205
06 Mission Victoria Partnership (Australian partnership) 52.31% (100% w/ Traralgon PPL 46.69% and MEVALP 1%)
07          Latrobe Power Partnership (Australian partnership) 99%
08 Loy Yang B Joint Venture (Australian joint venture) [see 4.09] 51%; 49% to Gippsland
05      MEC Esenyurt B.V. (Netherlands company) (Doga Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        Doga Enerji Uretim Sanayi ve Ticaret Anomin Sirketi (Turkish
          corporation) 80%
          Address:      Merkez Man, Mahallesi Caddesi 11/8,
                        Esenyurt, Istanbul, Turkey
06        Doga Isi Satis Hizmetteri Ticaret L.S. (Turkish corporation)
          80%
          Address:      Merkez Man, Mahallesi Caddesi 11/8,
                        Esenyurt, Istanbul, Turkey
06        Doga Isletme ve Bakim Ticaret L.S. (Turkish corporation) 80%
          Address:      Merkez Man, Mahallesi Caddesi 11/8,
                        Esenyurt, Istanbul, Turkey
05      MEC IES B.V. (formerly MEC ESA B.V.) (Netherlands company)
        (ISAB Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        ISAB Energy Services s.r.l. 49% (services co ISAB Project)
05      MEC India B.V. (Netherlands company) (Jojobera Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 Edison Mission Energy Power (Mauritius corporation) (formerly Mission Energy, formerly Mission Energy Jojobera) (Branch office in India)
          Address:      Louis Leconte Street, Curepipe, Mauritius
05      MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        P. T. Adaro Indonesia 10%
          Address:      Suite 704, World Trade Centre, Jl. Jend.
                        Sudirman Kav. 31, Jakarta 12920 Indonesia
05      MEC Indonesia B.V. (Netherlands company) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 P. T. Paiton Energy Company (Indonesia company) (equity) (Paiton Project) [see 4.10] 40%
          Address:      Mid Plaza 2, 15th Floor, Jl. Jend.
                        Sudirman Kav. 10-11, Jakarta 10220 Indonesia
05      MEC International Holdings B.V. (Netherlands corp) 100%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 Edison Mission Energy International B.V. (formerly MEC Mission B.V.) (Netherlands company) 1%
06        MEC Esenyurt B.V. (Netherlands company) (Doga Project) 1%
07          Doga Enerji Uretim Sanayi ve Ticaret Anomin Sirketi
            (Turkish corporation)
07          Doga Isi Satis Hizmetteri Ticaret L.S. (Turkish
            corporation) 80%
07          Doga Isletme ve Bakim Ticaret L.S. (Turkish corporation)
            80%
06        MEC IES B.V. (Netherlands company) (ISAB Project) 1%
07          ISAB Energy Services s.r.l.
06        MEC India B.V. (Netherlands company) 1%

07             Edison Mission Energy Power (Mauritius corporation)
               (formerly Mission Energy, formerly Mission Energy
               Jojobera)
06        MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 1%
07          P. T. Adaro Indonesia 10%
06        MEC Indonesia B.V. (Netherlands company) 1%
07          P. T. Paiton Energy Company (Indonesia company) (equity)
            (Paiton Project) [see 4.10] 40%
06        MEC Laguna Power B.V. (Netherlands company) (Thailand
          Project) 1%
07          Gulf Power Generation Co. Ltd. (Bangkok corporation) 40%
06        MEC Perth B.V. (Netherlands company) (Kwinana Project) 1%
07          Kwinana Power Partnership (Australian G.P.) [See 4.13]
06        MEC Priolo B.V. (Netherlands company) (ISAB Project) 1%
07          ISAB Energy, s.r.l. (Italian J.V. company) (equity) [see
            4.11] 1% of 49% (quota, not shares)
06        MEC San Pascual B.V. (Netherlands company) 1%
07          San Pascual Cogeneration Company International B.V.
06        MEC Sidi Krir B.V. [formerly MEC Colombia B.V.] (Netherlands company) 1%
06        MEC Sumatra B.V. (formerly MEC Turkey B.V.) (Netherlands
          company) 1%
06        MEC Wales B.V. (formerly MEC Global Services B.V.)
          (Netherlands Company) 1%
07          Mission Hydro Limited Partnership (UK limited partnership)
08             EME Generation Holdings Limited (UK company) 100%
09               Loyvic Pty Ltd. (Australia company) 100%
10                 Energy Capital Partnership (Australia partnership)
                   1%
11                   Enerloy Pty Ltd. (Australia company) 100%
09               EME Victoria Generation Limited (UK company) 100%
10                 Energy Capital Partnership (Australia partnership
                   98%
11                   Enerloy Pty Ltd. (Australia company) 100%
10                 Mission Energy Development Australia Pty Ltd
11                   Gippsland Power Pty Ltd 100%
12                      Loy Yang B Joint Venture 49%
09               Energy Capital Partnership (Australia partnership)
                 1%LP
10                 Enerloy Pty Ltd. (Australia company) 100%
09               First Hydro Holdings Company (Australia partnership)
                 99%
10                 First Hydro Company [see 4.12] 99%
10                 First Hydro Finance plc
11                   First Hydro Company [see 4.12] 1%
06        Mission Energy Italia s.r.l. 10% (Office in Italy)
06 P.T. Edison Mission Operation and Maintenance Indonesia [formerly P.T. Mission Operation & Maintenance Indonesia (Indonesian company) 1%
05      MEC Laguna Power B.V. (Netherlands co) (Malaya Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        Gulf Power Generation Co. Ltd. (Bangkok corporation) 40%
          Address: 888/101 Mahatun Plaza Tower, 10th Floor, Ploenchit,
                   Lumphini, Patumwan, Bangkok 10330
05      MEC Perth B.V. (Netherlands company) (Kwinana Project) 99%
06        Kwinana Power Partnership (Australian G.P.) 99% [See 4.13]
          Address:      Level 23, St. Martins Tower
                        44 St George's Terrace, Perth WA 6000
05      MEC Priolo B.V. (Netherlands company) (ISAB Project) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 ISAB Energy, s.r.l. (Italian J.V. company) (equity) [see 4.11] 99% of 49% (quota, not shares)
          Address:      Corso Gelone No. 103, Siracusa, Sicily, Italy

05      MEC San Pascual B.V. (Netherlands company) 99%
        Address:   Croeselaan 18, 3521 GT Utrecht, The Netherlands
06        San Pascual Cogeneration Company International B.V. 50%
          Address:      Croeselaan 18, 3521 GT Utrecht, The Netherlands
05      MEC Sidi Krir B.V. [formerly MEC Colombia B.V.] (Netherlands company) 99%
        Address:   Croeselaan 18, 3500 GT Utrecht, The Netherlands
05      MEC Sumatra B.V. (formerly MEC Turkey B.V.) (Netherlands
        company) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05      MEC Wales B.V. (formerly MEC Global Services, B.V.)(Netherlands company) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        Mission Hydro Limited Partnership 69%
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England
07          EME Generation Holdings Limited (UK company) 100%
08             Loyvic Pty Ltd. (Australia company) 100%
09               Energy Capital Partnership (Australia partnership) 1%
10                 Enerloy Pty Ltd. (Australia company) 100%
08             EME Victoria Generation Limited (UK company) 100%
09               Energy Capital Partnership (Australia partnership 98%
10                 Enerloy Pty Ltd. (Australia company) 100%
09               Mission Energy Development Australia Pty Ltd
10                 Gippsland Power Pty Ltd 100%
11                   Loy Yang B Joint Venture 49%
08             Energy Capital Partnership (Australia partnership) 1%LP
09               Enerloy Pty Ltd. (Australia company) 100%
08             First Hydro Holdings Company (Australia partnership) 99%
               Address: Lansdowne House, Berkeley Square,
                        London W1X5DH England
09               First Hydro Company [see 4.12] 99%
                 Address:     Bala House, St. David's Park
                              Ewloe, Dlwyd, Wales CH5 3XJ
09               First Hydro Finance plc 100%
                 Address:     Lansdowne House, Berkeley Square,
                              London W1X5DH England
10                 First Hydro Company [see 4.12] 1%
                   Address:   Bala House, St. David's Park
                              Ewloe, Dlwyd, Wales CH5 3XJ
05 Mission Energy Company (UK) Limited (United Kingdom private limited company) 100%
        Address:   Lansdowne House, Berkeley Square,
                   London W1X5DH England
06 Derwent Cogeneration Limited (United Kingdom private limited liability company) (equity) [see 4.14] 33%
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England
06 Edison Mission Energy Limited (formerly Mission Energy Limited) (UK private limited company) 100%
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England
06 Edison Mission Operation & Maintenance Limited (a United Kingdom corporation) 100%
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England
06        Mission Energy Services Limited (UK private limited company)
          100%
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England
06        Mission Hydro (UK) Limited 100%
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England

07          First Hydro Holdings Company 1%
08             First Hydro Company [see 4.12] 99%
08             First Hydro Finance plc 100%
09                  First Hydro Company [see 4.12] 1%
07          Mission Hydro Limited Partnership 1%GP
08             EME Generation Holdings Limited (UK company) 100%
09               Loyvic Pty Ltd. (Australia company) 100%
10                 Energy Capital Partnership (Australia partnership)
                   1%
11                   Enerloy Pty Ltd. (Australia company) 100%
09               EME Victoria Generation Limited (UK company) 100%
10                 Energy Capital Partnership (Australia partnership
                   98%
11                   Enerloy Pty Ltd. (Australia company) 100%
10                 Mission Energy Development Australia Pty Ltd
11                   Gippsland Power Pty Ltd 100%
12                      Loy Yang B Joint Venture 49%
09               Energy Capital Partnership (Australia partnership)
                 1%LP
10                 Enerloy Pty Ltd. (Australia company) 100%
09               First Hydro Holdings Company (Australia partnership)
                 99%
10                 First Hydro Company [see 4.12] 99%
10                 First Hydro Finance plc 99%
11                   First Hydro Company [see 4.12] 1%
06 Mission (No. 2) Limited (UK private limited company) (formerly Mowlem Power Ltd.) 100%
          Address:  Lansdowne House, Berkeley Square,
                    London W1X5DH England
06        Pride Hold Limited (United Kingdom corporation) 99%
          Address:  Lansdowne House, Berkeley Square,
                    London W1X5DH England
07          Lakeland Power Ltd. (United Kingdom private limited
            liability company) [see 4.15] 80%
            Address:    Roosecote Power Station, Barrow-In-Furness,
                        Cumbria, England LA13 OPX
07          Lakeland Power Development Company (UK corporation) 100%
            Address:    Lansdowne House, Berkeley Square,
                        London W1X5DH England
05      Mission Energy Italia s.r.l. 90% Representative Office in Italy
        Address:  Villa Brasini, Via Flaminia 497, 00191 Rome Italy
05      Pride Hold Limited (United Kingdom corporation) 1%
        Address:  Lansdowne House, Berkeley Square,
                  London W1X5DH England
06 Lakeland Power Ltd. (United Kingdom private limited liability company) [see 4.15] 80%
            Address:    Roosecote Power Station, Barrow-In-Furness,
                        Cumbria, England LA13 OPX
06        Lakeland Power Development Company (UK corporation) 100%
          Address:      Lansdowne House, Berkeley Square,
                        London W1X5DH England
05      Traralgon Power Pty. Ltd. (Australian corporation) 99%
        Address:  Southgate Complex, Level 20, Tower East,
                  40 City Road, South Melbourne, Victoria 3205
06 Mission Victoria Partnership (Australian partnership) 46.69% (100% w/ Latrobe PPL 52.31% and MEVALP 1%)
07          Latrobe Power Partnership (Australian partnership)
08             Loy Yang B Joint Venture (Australian J.V.) [see 4.09]
               51%; 49% to Gippsland

2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION, AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

   Claimant is not a "public utility company" as that term is defined in the Public Utility Holding Company Act of 1935 (the "Act") and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas. None of Claimant's subsidiaries, other than SCE, is a public utility company. SCE is an "electric utility company" as defined in the Act and owns properties used for the generation, transmission and distribution of electric energy for sale, as described herein.

   SCE owns and operates 12 oil- and gas-fueled generating plants, one diesel-fueled generating plant, 38 hydroelectric plants and an undivided 75.05% interest in Units 2 and 3 of the San Onofre Nuclear Generating Station. These plants are located in Central and Southern California and the oil- and gas-fueled generating plants are supported by a fuel pipeline and storage system. SCE has entered into agreements to sell eleven of its oil- and gas-fueled generating plants. The sales are expected to take place in the late-first quarter or early-second quarter of 1998. Pursuant to the sale agreements, SCE will continue to operate the plants for two years after their sale. Of the above mentioned hydroelectric plants, one of them, along with the diesel-fueled generating plant, serve isolated load on Catalina Island. SCE also owns an undivided 15.8% interest in Units 1, 2 and 3 of the Palo Verde Nuclear Generating Station, located near Phoenix, Arizona; and an undivided 48% interest in Units 4 and 5 of the Four Corners Project, a coal-fueled steam electric generating plant in New Mexico; all of which are operated by other utilities. SCE operates and owns a 56% undivided interest in two coal-fueled steam electric generating units at the Mohave Project in Clark County, Nevada. Schedule I attached hereto contains a list of all of the SCE-owned generating plants with their locations, initial dates of operation and generator nameplate ratings.

   SCE's transmission facilities consist of approximately 7,235 circuit miles of 33kV, 55kV, 66kV, 115kV and 161kV lines, 3,473 circuit miles of 220kV lines, and 500kV line circuit miles consisting of 999.7 miles in California, 125 miles in Nevada and 112 miles in Arizona, for a total 500kV miles of 1,236.7. SCE's distribution facilities consist of approximately 61,162 overhead circuit miles and 30,615 underground circuit miles, and 555 distribution substations, all of which are located in California.

<PAGE 24>

3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

      (a) NUMBER OF KWH. OF ELECTRIC ENERGY SOLD (AT RETAIL OR
          WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL.
          Claimant:  None.
          SCE: 76,056,556,000 kwh of electric energy sold at retail or wholesale.

      (b) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE IN WHICH EACH COMPANY IS ORGANIZED.
          Claimant:  None.
          SCE:       None.

      (c) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.
          Claimant:  None.
          SCE: 618,286,000 kwh of electric energy sold at wholesale outside California or at the state line.

      (d) NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.
          Claimant:  None.
          SCE: 13,264,332,993 kwh of electric energy purchased outside California or at the state line.

4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

      (a) NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS.

      (b) NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION OF THE INTEREST HELD.

      (c) TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY.

      (d) CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

      (e) IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH AGREEMENT(S).

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
4.01  EPZ MISSION FUNDING MU TRUST [FUCO]

      (a) EPZ Mission Funding MU Trust ("EPZMFMT")
          c/o Wilmington Trust Company, Rodney Square North,
          1100 North Market Square, Wilmington, Delaware 19890-0004

          EPZMFMT owns a 7.88% interest in the Amercentrale Power Station Unit 9, which is leased to N.V. Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility. The Amercentrale Power Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

          EPZMFMT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij ("PNEM"), the distribution company that receives the power from Unit 9. EPZMFMT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system. EPZMFMT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission Funding Alpha, which owns 100% of Mission Funding Mu. EPZMFMT is a business trust created under the laws of the State of Delaware. Mission Funding Mu is the 100% beneficial owner of the beneficial interest in EPZMFMT. Wilmington Trust Company is the trustee of the Trust.

      (c) Mission Funding Mu made a $13,000,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $87,000,000, in order to acquire the interest in the asset with a total cost of $100,000,000. Mission Funding Mu also incurred out-of-pocket costs and fees of approximately $1,750,000.

          The Mission Funding Mu investment and the related obligations have been guaranteed by its parent, Mission Funding Alpha.

      (d) Capitalization or total equity = $13,000,000
          Net income after taxes for 1997 = $1,157,967

      (e) There are no contracts between EPZ and any system company.

4.02  EPZ MISSION FUNDING NU TRUST [FUCO]

      (a) EPZ Mission Funding Nu Trust ("EPZMFNT")
          c/o Wilmington Trust Company, Rodney Square North,
          1100 North Market Square, Wilmington, Delaware 19890-0004

          EPZMFNT owns a 17.72% interest in the Amercentrale Power Station Unit 9, which is leased to N.V. Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility. The Amercentrale Power Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

          EPZMFNT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij ("PNEM"), the distribution company that receives the power from Unit 9. EPZMFNT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system. EPZMFNT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission Funding Delta, which owns 100% of Mission Funding Nu. EPZMFNT is a business trust created under the laws of the State of Delaware. Mission Funding Nu is the 100% beneficial owner of the beneficial interest in EPZMFNT. Wilmington Trust Company is the trustee of the Trust.

      (c) Mission Funding Nu made a $29,250,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $195,750,000, in order to acquire the interest in the asset with a total cost of $225,000,000. Mission Funding Nu also incurred out-of-pocket costs and fees of approximately $3,937,500.

          The Mission Funding Nu investment and the related obligations have been guaranteed by an affiliate, Mission Housing
          Investments.

      (d) Capitalization or total equity = $29,250,000
          Net income after taxes for 1997 = $2,571,407

      (e) There are no contracts between EPZ and any system company.

4.03  COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP [EWG]

      (a) Commonwealth Atlantic Limited Partnership ("CALP")
          2837 South Military Highway, Chesapeake, VA 23323-0286

          CALP is a 340 MW natural gas and distillate oil fired peaking power generation facility selling power to Virginia Power (the "Facility").

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiary Hanover Energy Company owns Chickahominy River Energy Corp. which in turn owns a 1% general partner interest and a 49% limited partner interest in CALP.

      (c) Chickahominy River Energy Corp. made a capital contribution of $14,020,000 to CALP. Edison Mission Energy owns a 50% interest through its wholly owned subsidiary Hanover Energy Company, in CALP, which is the owner of the Facility. The Facility went into operation on June 4, 1992.

      (d) Capitalization or total equity = $14,020,000
          Net loss after taxes for 1997 = ($244,493)

      (e) There are no contracts between CALP and any system company.

4.04  GORDONSVILLE ENERGY, L.P. [EWG]

      (a) Gordonsville Energy, L.P. ("GELP")
          115 Red Hill Road, Gordonsville, VA 22942

          GELP is a gas fired cogeneration facility with the anticipated net capacity during the winter months of 290 megawatts and 220 megawatts during the summer months. The electricity generated by the facility will be sold to Virginia Electric & Power Company under two executed 30-year Power Purchase Agreements. The steam generated by the facility is sold to Rapidan Service Authority. This facility is located one mile southwest of Gordonsville, Virginia in Louisa County. GELP went into operation on June 1, 1994.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiaries Madison Energy Company ("Madison") and Rapidan Energy Company ("Rapidan") owns 49% (LP) and 1% (GP) respectively in GELP.

      (c) Madison made a capital contribution of $25,823,000 and Rapidan made a capital contribution of $527,000, providing a total amount of $26,350,000. As a condition to receiving the extension of credit necessary to develop GELP, Madison, Rapidan and Jefferson Energy Company ("Jefferson"), a wholly owned subsidiary of Edison Mission Energy which sold its interest to Northern Hydro Limited, entered into separate Equity Subscription Agreements with GELP with the condition that Edison Mission Energy guaranty the obligations under such agreements by entering into an Equity Subscription Agreement Guaranty for each of Madison, Rapidan and Jefferson in an amount not to exceed an aggregate of $55,250,000.

      (d) Capitalization or total equity = $25,752,500
          Net loss after taxes for 1997 = ($860,580)

      (e) Edison Mission Operation & Maintenance, Inc. ("EMOM") operates this facility. EMOM received $699,000 in compensation as operator in 1997.

4.05  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P. [EWG]

      (a) Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY")
          230 Park Avenue, Suite 515, New York, NY 10169

          BNY's facilities will consist of a 286MW combined cycle cogeneration facility located at Brooklyn Navy Yard Industrial Park in Brooklyn, NY.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its wholly owned subsidiary Mission Energy New York, Inc., owns 50% of Brooklyn Navy Yard Cogeneration Partners, L.P.

      (c) Capital contribution made by Edison Mission Energy through its subsidiary Mission Energy New York, Inc., was in the amount of $33,158,043. BNY completed a $407 million permanent non-recourse financing for the project (the "Financing"). Edison Mission Energy agreed to indemnify BNY and its partners from all claims and costs arising from or in connection with any litigation. Said indemnification has been assigned to the lenders of the Financing. In connection with the Financing, Mission Energy New York, Inc., has entered into a Construction Loan Note (approximately $94 million) in favor of BNY.

      (d) Capitalization or total equity = $12,758,043
          Net loss after taxes for 1997= ($17,206,282)

      (e) Other than with respect to the Edison Mission Energy guarantee as listed in Item (c) above, there are no contracts between BNY and any system company.

4.06  NEVADA SUN-PEAK LIMITED PARTNERSHIP [EWG]

      (a) Nevada Sun-Peak Limited Partnership
          200 South Virginia Street, Reno, Nevada 89501

          Nevada Sun-Peak L.P. owns a three unit, natural gas and oil fired combustion turbine generation facility designed to produce a net output of approximately 210 MW. The combustion turbines (General Electric PG 7111-EA-CTGs) are capable of operating on either natural gas or No. 2 distillate fuel oil. The transmission facilities associated with the plant are owned by Nevada Power Company. The facility is located near Las Vegas, Nevada. Commercial operation began on June 8, 1991.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Quartz Peak Energy Company, which in turn owns Nevada Sun-Peak Limited Partnership, the exempt wholesale generator.

      (c) The capital contribution of $8,125,500 was made by Quartz Peak Energy Company.

      (d) Capitalization or total equity = $8,125,500
          Net loss after taxes for 1997 = ($357,117)

      (e) There are no contracts between Nevada Sun-Peak and any system company.

4.07  IBERICA DE ENERGIAS, S.A. [FUCO]

      (a) Iberica de Energias, S.A. ("Iberica")
          Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

          Iberica's facilities consist of the following fifteen mini-hydroelectric facilities which are capable of producing a total of 40.82 MW:
          1.   Quintana:  1.48MW facility in Herrera de Valdecana,
               Palencia

          2.   La Flecha:  2.66MW facility in Arroyo Encomienda,
               Valladolid
          3.   Toro:  4.50MW facility in Toro, Zamora
          4.   Tudela:  1.48MW facility in Tudela de Duero, Valladolid
          5.   Sardon Bajo:  1.60MW facility in Villabanez, Valladolid
          6.   Bocos:  1.60MW facility in Bocos de Duero, Valladolid
          7.   Monasterio:  1.60MW facility in Quintanilla de Arriba,
               Valladolid
          8.   Logrono:  3.68MW facility in Logrono, La Rioja
          9.   Mendavia:  5.60MW facility in Mendavia, Navarra
          10.  La Ribera:  4.40MW facility in Pradejon, La Rioja
          11.  Gelsa:  7.20MW facility in Gelsa, Zaragoza
          12.  Alos: 4.80MW facility in Alos de Balaguer, Lerida
          13.  Castellas:  2.25MW facility in Valls de Aguilar, Lerida
          14.  Olvera:  2.3MW facility near Guadalimar River, east of
               Linares (Jaen)
          15. Sossis: 3.75MW facility in Noguera Pallovesa, north of Lerida, Catalonia.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 100% of Iberian Hy-Power Amsterdam B.V., which owns 90% of Hydro Energy B.V., which in turns owns 100% of Iberica. MECI also owns directly 10% of Hydro Energy B.V.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $5,157,703. In August, 1993, MECI, through its 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from Energies, S.A., the hydroelectric development subsidiary of Compagne Generale des Eaux ("CGE"). Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V. CGE is a French water utility company.
          EH is a Spanish holding company which will develop water right concessions, but has no operating facilities. During 1996, the five facilities previously owned by Compania Mediterranea de Energias, S.A., were merged into Iberica. Also in 1996, Energias Hidraulicas' name was changed to Edison Mission Energy Espana, S.A.

          In connection with the acquisition of EH, CGE provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-recourse project financing. Consideration to CGE for the acquisition of Iberica and Mediterranea included the assumption by Hydro Energy B.V. of an existing loan with deferred payments to CGE beginning in 1999 and ending in 2003. Edison Mission Energy has provided a guaranty for any such deferred payments which are outstanding as of September 30, 2003 (six months after the due date for all such deferred payments). The guaranty by Edison Mission Energy provides for no rights of acceleration by CGE under any circumstances. At December 31, 1995, the present value of the deferred payments will amount to $19.3 million ($44.2 million face value discounted at 11.5%).

      (d) Capitalization or total equity = $23,814,148
          Net Income after taxes for 1997 = $2,292,960

      (e) There are no contracts between Iberica and any system company.


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
4.08  ELECTROMETALURGICA DEL EBRO, S.A. [FUCO]

      (a) Electrometalurgica del Ebro, S.A. ("EMESA")
          Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

          EMESA's facilities consist of three mini-hydroelectric facilities (Sastago I, Sastago II and Menza) all located near the Ebro River in Zaragoza. The three mini-facilities are masonry weir, concrete intake structures capable of producing 3 MW, 17.3 MW and 16.5 MW, respectively.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 100% of Iberian Hy-Power Amsterdam B.V., which through its 90% interest in Hydro Energy B.V. owns 100% of Iberica, which owns 91.32% of EMESA. MECI also directly owns 10% of Hydro Energy B.V., which owns 100% of Iberica, which owns 91.32% of EMESA.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $3,140,000.

      (d) Capitalization or total equity = $80,354
          Net Income after taxes for 1997 = $1,583,085

      (e) There are no contracts between EMESA and any system company.

4.09  LOY YANG B JOINT VENTURE [FUCO]

      (a) Loy Yang B Joint Venture ("LYBJV")
          Bartons Lane, Loy Yang, Victoria, Australia 3844

          LYBJV owns two coal-fired generating units with generator name plate ratings of 500,000 kW each, located in the Latrobe Valley in the State of Victoria, Australia. Unit 1 began commercial operation on September 30, 1993, and Unit 2 began commercial operation on September 30, 1996.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; indirect, wholly owned subsidiaries of Edison Mission Energy collectively own 100% of the interests in Loy Yang B Joint Venture, the foreign utility company, as explained below.

          The system-owned venturer is Latrobe Power Partnership ("LPP"), which owns the 51% interest. LPP is 1% owned by Edison Mission Energy Australia Ltd (the managing general partner) and 99% owned by Mission Victoria Partnership (a general partner).

          Edison Mission Energy Australia Ltd is wholly owned by Edison Mission Energy Holdings Pty Ltd, which is wholly owned by Loy Yang Holdings Pty Ltd, which is a wholly owned subsidiary of MEC International B.V.


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
          Mission Victoria Partnership is 52.31% owned by Latrobe Power Pty Ltd (general partner), 46.69% owned by Traralgon Power Pty Ltd (general partner), and 1% owned by Mission Energy Ventures Australia Pty Ltd (managing general partner). Latrobe Power Pty Ltd and Traralgon Power Pty Ltd are both owned 99% by MEC International B.V. and 1% by Loy Yang Holdings Pty Ltd.
          Mission Energy Ventures Australia Pty Ltd is wholly owned by Loy Yang Holdings Pty Ltd, which is owned as described above. Gippsland Power Pty Ltd. owns the remaining 49% in Loy Yang B Joint Venture. Gippsland is 100% owned by Mission Energy Development Australia Pty Ltd., which is 100% owned by EME Victoria Generation Ltd. (a UK company), which is 100% owned by EME Generation Holdings Ltd. (a UK company), which is 100% owned by Mission Hydro Limited Partnership (a UK company) which is 69% owned by MEC Wales BV (a Dutch company), 30% owned by Mission Energy Wales Company and 1% owned by Mission Hydro (UK) Limited. All three partners to Mission Hydro Limited Partnership are 100% directly or indirectly owned by Edison Mission Energy.

      (c) EME, through its indirect and direct subsidiaries, closed financing of $964 million (the "Financing") for the purchase of the remaining 49% of LYBJV. The Financing consists of (i) a 15 year interest-only term facility, (ii) a 20 year amortizing term facility with principal and interest payments scheduled quarterly commencing September 30, 1998, and (iii) a working capital facility with a term equal to that of the 20 year amortizing term facility. The Financing was structured on a non-recourse basis. Lenders look solely to the cash proceeds of LYBJV to repay the debt and have taken a security interest in the LYBJV.

          In the document between EME and the Bank Group entitled "MEC Undertaking," EME is obligated (i) to support all performance obligations of EME Management Australia Pty Ltd ("MEMA") (the operator under the Operations & Maintenance "O&M" Agreement) and (ii) to provide up to 5,000,000 Australian Dollars in any year to MEMA in the event that MEMA incurs certain liabilities under the O&M Agreement.

          LPP's and Gippsland's capital contribution = US$363,356,338

      (d) LPP's and Gippsland's Equity = US$363,356,333
          LPP's and Gippsland's Net Income after taxes for 1997 = US$17,247,682

      (e) An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation & Maintenance Loy Yang Pty Ltd. operates the generating plant pursuant to an amended operating and maintenance contract. The intermediate holding company of Edison Mission Operation & Maintenance Loy Yang Pty Ltd. is Edison Mission Energy Holdings Pty Ltd. As operator, Edison Mission Operation & Maintenance Loy Yang Pty Ltd. performs the following services: management and supervision of the construction commissioning, testing, operation and maintenance of the Loy Yang B power station on behalf of the joint venture participants.

          In 1997, Edison Mission Operation & Maintenance Loy Yang Pty Ltd was paid as follows: Management Fee -- US$1,030,000; Operator Performance Incentive -- US$1,800,000


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
4.10  P. T. PAITON ENERGY COMPANY [FUCO]

      (a) P. T. Paiton Energy Company ("Paiton")
          Mid Plaza 2, 15th Floor, Jl. Jend. Sudirman Kav. 10-11
          Jakarta 10220 Indonesia

          Paiton's facilities consist of two coal-fired electric generating units (under development) in Paiton, Indonesia, on the northeast Java coast. Each unit has a nominal net design capacity of 605MW and will be comprised of a boiler and steam turbine generator with ancillary facilities. The two units will share a control room.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which directly owns 99% of MEC Indonesia B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Indonesia B.V.; MEC Indonesia B.V. owns 40% of P. T. Paiton Energy Company.

      (c) Capital contribution made by Edison Mission Energy through MEC Indonesia B.V. to Paiton was in the amount of $125,694,200. Edison International, Edison Mission Energy, MEC Indonesia B.V., MEC International B.V., and MEC International Holdings B.V. have entered into an Equity Support Agreement wherein each jointly and severally guarantees payment of 47.06% of Paiton's obligations to contribute base equity, overrun equity, and contingent overrun equity to the Project. The total EME commitment is $461,200,000. The initial value of said obligation was $374,752,000.

      (d) Capitalization or total equity = $313,000,000
          Paiton is in development stages; anticipated date of operation is late 1999.

      (e) (1) Edison Mission Energy Asia Pte. Ltd., the wholly owned Singapore corporation of MEC International B.V., has entered into an Operation and Maintenance Agreement with
               P. T. Paiton Energy Company to provide operation and maintenance services. The services under the Operation and Maintenance Agreement have been assumed by P.T. Edison Mission Operation & Maintenance Indonesia, another indirect subsidiary of Edison Mission Energy. PTEMO&M has received $233,000 net income after taxes in 1997.

          (2) Mission Energy Construction Services, Inc. ("MECSI"), a wholly owned subsidiary of Edison Mission Energy, entered into a Secondment Agreement with Paiton on April 20, 1995 ("Agreement"). MECSI is to recruit and second appropriate personnel to Paiton in connection with the construction of the Paiton facility. MECSI will receive compensation in the amount of US$25,000 from Paiton for the provision of seconded personnel. MECSI executed a letter of confirmation relating to the Agreement on April 21, 1995, which states that in the event the salaries, benefits, wages, taxes and expenses ("Costs") of the seconded personnel equal an amount less than $6.975 million at the beginning of the 59th month following the commencement of construction under the construction contract, Paiton is to immediately pay the difference to

               MECSI or its designee in US dollars. In the event the Costs exceed $6.975 million, then MECSI shall pay to Paiton the amount of such overage.

          (3) MECSI and Paiton entered into an Owner Representative Agreement on March 31, 1995, wherein MECSI is authorized to represent Paiton with regard to overseas suppliers and procurement on the construction of the facility and interface with the contractor and Perussahan Umum Listrik Negara, the Indonesian state-owned utility, on technical, budgeting, and scheduling matters. Under this agreement, MECSI is to receive compensation in the amount of US$8 million payable in arrears in accordance with a schedule attached to the Owner Representative Agreement.

4.11  ISAB ENERGY, s.r.l. [FUCO]

      (a) ISAB Energy, s.r.l. ("ISAB")
          Corso Gelone No. 103, Siracusa, Sicily, Italy

          ISAB's facilities will consist of a 512MW integrated gasification and combined cycle power plant, located in Priolo Gargallo, 8 km. from Siracusa, Sicily, on approximately 100 hectares of land.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which directly owns 99% of MEC Priolo B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Priolo B.V., MEC Priolo B.V. owns 49% of ISAB Energy, s.r.l.

      (c) Edison Mission Energy has guaranteed (for the benefit of the banks financing the construction of the power plant) MEC Priolo B.V.'s obligation to inject into ISAB equity and subordinated debt totaling US$137,977. This amount must be injected on the earlier of: (i) 56 months after signing the loan documents;
          (ii) 52 months after first drawdown of funds; (iii) conversion of the debt into a term loan or (iv) upon acceleration of the debt. If an event of default occurs under the financing documents, prior to the occurrence of one of the four events described above, EME's equity and subordinated debt is required to the extent necessary to bring the equity amount to a pari passu basis with the current level of loans outstanding from the banks. Also in connection with the financing of ISAB, Edison Mission Operation & Maintenance, Inc. ("EMO&M") pursuant to a guarantee (the "EMO&M Guarantee") has guaranteed (for the benefit of ISAB and the banks financing the construction of the ISAB power plant) ISAB Energy Services, S.r.l.'s financial obligations (as the operator) to ISAB under the Operation and Maintenance Agreement for the operation and maintenance of the power plant. The maximum payable by EMO&M under the EMO&M Guarantee is capped at the mobilization fee or base fee paid in any given year (anywhere from $3-5 million per year).

      (d) Capitalization or total equity = $12,784,178
          Net income after taxes for 1997 = $0
          ISAB is scheduled to become operational by July 1, 2001.

      (e) ISAB and Edison Mission Energy Limited ("EMEL") entered into a Secondment Agreement on January 1, 1997, wherein EMEL seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project management.). Under this agreement, EMEL has received compensation in the amount of US$142,853 for 1997. Mission Energy Italia SRL ("MEI") and ISAB have entered into a Secondment Agreement effective January 1, 1997, wherein MEI seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project control and general management). Under this Secondment Agreement, MEI has received US$632,337 as of December 31, 1997. EMEL entered into a Sponsor Support Agreement with ISAB effective January 1, 1997, wherein EMEL provides activities to ISAB in the areas which include the following: financial model administration; maintenance and development of relationship with lenders to ISAB; advice on finance; maintenance and development of relationship with insurance companies; maintenance and development of relationship with international law firms; supervision and preparation of legal contracts and provide interpretation of existing contracts. During 1997, EMEL has received US$175,698 under this Sponsor Support Agreement.

4.12  FIRST HYDRO COMPANY [FUCO]

      (a) First Hydro Company ("First Hydro")
          Bala House, St. David's Park, Ewloe, Clwyd, Wales CH5 3XJ

          The principal assets of First Hydro are two pumped storage stations located in North Wales at Dinorwig and Ffestiniog which have a combined registered capacity of 2,088MW. These facilities were built to provide additional generation for meeting peak demand throughout the day and to provide rapid generation response to sudden changes in electricity demands.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiaries (i) wholly owned Mission Energy Wales Company, owns 30%LP of Mission Hydro Limited Partnership, which in turn owns 99% of First Hydro Holdings Company, which owns 100% of First Hydro Finance plc, which owns 1% of First Hydro Company;
          (ii) wholly owned Mission Energy Holdings International, Inc. owns 100% of MEC International B.V., which owns 100% of Mission Energy Company (UK) Limited, which owns 100% of Mission Hydro
          (UK) Limited, which in turn directly owns 1% of First Hydro Holdings Company and indirectly owns the remaining 99% of First Hydro Holdings Company through its 1%GP interest in Mission Hydro Limited Partnership, First Hydro Holdings Company owns 100% of First Hydro Finance plc, which in turn owns 100% of First Hydro Company; and (iii) the wholly owned subsidiary Mission Energy Holdings International, Inc. owns 100% of MEC International B.V. which directly owns 99% of MEC Wales B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Wales B.V., MEC Wales B.V. owns 69%LP of Mission Hydro Limited Partnership which owns 99% of First Hydro Holdings Company, which owns 100% of First Hydro Finance plc, which owns 100% of First Hydro Company.

      (c) First Hydro Finance plc ("First Hydro Finance"), indirect subsidiary of Edison Mission Energy, purchased all of the outstanding shares of First Hydro Company for $1.0 billion plus $45.7 million as consideration for the working capital of First Hydro at the date of acquisition. This acquisition was funded through a combination of (i) a $621.4 million credit facility with Barclays Bank Plc, (ii) a $350 million capital contribution from Edison International, and (iii) the remaining $50.4 came from Edison Mission Energy's working capital. First Hydro Finance obtained the financing for First Hydro Holdings Company, a wholly owned indirect subsidiary of Edison Mission Energy. To support the financing for First Hydro Finance, Edison Mission Energy issued two letters of credit from its $400 million corporate revolving credit.

          (i) Revenue Support Letter of Credit - This 12 million sterling pound Letter of Credit was issued in favor of First Hydro Finance and assigned to Prudential Trustee Company Limited as security trustee. The Revenue Support Letter of Credit must be provided during the initial five years of financing and be issued from the bank in short-term ratings of at least A-1/P-1. The Revenue Support Letter of Credit may be used to make up any shortfalls in interest payments owing and may also be used toward curing any default arising from interest coverage ratios dropping below 1.05 to 1.0 for applicable reference periods.

          (ii) Debt Service Reserve Letter of Credit - This 16 million sterling pound Letter of Credit was issued in favor of First Hydro Finance and issued to Prudential Trustee Company Limited as security trustee. The Debt Service Reserve Letter of Credit meets the requirement that the debt service reserve account contain at least 6 months of interest under the bank credit facility agreement with Barclays Bank Plc.

     (d)  Capital Contribution = $405,513,507
          Net income after taxes for 1997 = $67,821,551

     (e) There are no contracts between First Hydro and any system company.

4.13 DERWENT COGENERATION LIMITED [FUCO]

     (a)  Derwent Cogeneration Limited ("Derwent")
          Lansdowne House, Berkeley Square, London W1X5DH England

          The 214 MW plant at Spondon, Derbyshire, England, went into operation in 1995.

     (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; MEC International B.V. owns 100% of Mission Energy Company (UK) Limited which owns 33% of Derwent Cogeneration Limited.

     (c)  Total capital contribution = US$12,485,130 (approx.)

     (d)  Capitalization or total equity = US$16,678,368
          Net Income after taxes for 1997 = US$612,436

     (e) Mission Energy Services Limited ("MESL") provided construction management services to Derwent Cogeneration Limited throughout the construction phase of the project and is now the operator of the facility. MESL is to receive a fixed fee of US$381,470 per year for operation and maintenance services as well as reimbursement from Derwent for expenditures incurred for operation and maintenance services.

4.14 LAKELAND POWER LTD. [FUCO]

     (a)  Lakeland Power Ltd.
          Roosecote Power Station, Barrow-in-Furness
          Cumbria, England LA13 OPX

          Lakeland's facilities consist of a 220 MW gas fired combined cycle electricity generation plant.

     (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; MEC International B.V. ("MECI"), owns
          2 shares (1%) of Pride Hold Limited and 100 shares (100%) of Mission Energy Company (UK) Limited; Mission Energy Company (UK) Limited owns 99% of Pride Hold Limited and MECI owns 1%. Pride Hold Limited owns 80% of Lakeland Power Ltd. Pride Hold Limited owns 100% of Lakeland Power Development Company.

     (c) The capital contribution made by MECI through Pride Hold Limited was $2,617,149.

     (d)  Capitalization or total equity = $0.
          Net income after taxes for 1997 = US$9,998,531.

     (e)  There are no contracts between Lakeland and any system company.

4.15 KWINANA POWER PARTNERSHIP

     (a)  Kwinana Power Partnership ("KPP")
          c/o Edison Mission Energy Holdings Pty. Ltd.
          Southgate Complex
          Level 20, HWT Tower
          40 City Road
          South Melbourne, Australia

          KPP's facilities used for the generation, transmission, or distribution of electric energy for sale consist of a 116 MW gas-fired combined cycle cogeneration plant at the oil refinery owned and operated by British Petroleum Refinery Proprietary Limited at Kwinana near Perth, Australia, and interconnection equipment necessary to connect the plant with the refinery and with KPP's wholesale purchaser, Western Power Corporation. KPP commenced operation in December 1996.

     (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; indirect, wholly owned subsidiaries of MEC International B.V. collectively own 100% of the interests of KPP, the foreign utility company.

     (c) The Shareholder and Equity Subscription Agreement provides for an equity contribution from MEC Perth B.V. to be made upon conversion from a construction loan to a term loan which is scheduled for late 1996; Edison Mission Energy is obligated to contribute the equity required to be paid by its subsidiary.
          The equity contribution is $24,254,167. No capital contribution was made.

     (d)  Capitalization or total equity = $0
          Net income after taxes for 1997 = $3,596,729

     (e) An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation (Kwinana) Pty Ltd ("EMOK"), operates the facility pursuant to an operation and maintenance agreement. EMOK received $409,000 in compensation as operator in 1997.

<PAGE 38>

                                EXHIBIT A
      A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR, TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

                                EXHIBIT B
      FINANCIAL DATA SCHEDULE.

                                EXHIBIT C
      AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING COMPANY SYSTEM.

      The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 27th day of February, 1998.


                                 EDISON INTERNATIONAL


                                 By   Kenneth S. Stewart
                                    -----------------------------
                                      Kenneth S. Stewart
                                  Assistant General Counsel





Corporate Seal

Attest:

Bonita J. Smith
----------------------------
Bonita J. Smith
Assistant Secretary


NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE CONCERNING THIS STATEMENT SHOULD BE ADDRESSED:

Kenneth S. Stewart                     Assistant General Counsel
------------------------------------------------------------------------
      (Name)                                    (Title)

2244 Walnut Grove Avenue, Post Office Box 999, Rosemead, CA 91770
------------------------------------------------------------------------
                              (Address)

Schedule I
Southern California Edison Company
Electric Generating Properties


MAIN SYSTEM
-----------
SCE OWNED
------------

                                                                Generator Name
                                Location      Unit     Date of   Plate Rating
Name of Plant                    County        No.    Operation       kW
-------------                   ---------     -----  --------------------------
OIL & GAS:
---------
Alamitos                         Los Angeles   1       Sep 11, 1956  163,200
                                               2       Feb 19, 1957  163,200
                                               3       Dec 04, 1961  333,000
                                               4       Jun 01, 1962  333,000
                                               5       Mar 05, 1966  495,000
                                               6       Sep 06, 1966  495,000
                                               7CT     Jul 01, 1969  138,125
                                                                 -----------
                                               TOTAL PLANT         2,120,525

Cool Water                       San Bernardino1       Jun 15, 1961   65,280
                                               2       May 01, 1964   81,600
                                               3CC     May 31, 1978  290,000
                                               4CC     Aug 31, 1978  290,000
                                                                  ----------
                                               TOTAL PLANT           726,880

Ellwood                          Santa Barbara 1CT     Aug 01, 1974   56,700

El Segundo                       Los Angeles   1       May 25, 1955  156,250
                                               2       Aug 27, 1956  156,250
                                               3       Aug 01, 1964  342,000
                                               4       Apr 01, 1965  342,000
                                                                  ----------
                                               TOTAL PLANT           996,500

Etiwanda                         San Bernardino1       Jul 09, 1953  122,500
                                               2       Nov 23, 1953  122,500
                                               3       May 01, 1963  333,000
                                               4       Oct 18, 1963  333,000
                                               5CT     Jan 01, 1969  138,125
                                                                  ----------
                                               TOTAL PLANT         1,049,125

Highgrove                        San Bernardino1       Aug 01, 1952   34,500
                                               2       Jul 01, 1952   34,500
                                               3       Nov 20, 1953   50,000
                                               4       Oct 23, 1955   50,000
                                                                  ----------
                                               TOTAL PLANT           169,000

Huntington Beach                 Orange        1       Jun 30, 1958  217,600
                                               2       Dec 05, 1958  217,600
                                               3       May 22, 1961  217,600
                                               4       Jul 09, 1961  217,600
                                               5CT     Apr 01, 1969  138,125
                                                                  ----------
                                               TOTAL PLANT         1,008,525

<PAGE 40>

                                                                Generator Name
                                Location      Unit     Date of   Plate Rating
Name of Plant                    County        No.    Operation       kW
-------------                   ---------     -----  --------------------------
OIL & GAS: (continued)
----------------------
Long Beach                       Los Angeles   8CC     Dec 31, 1976  334,500
                                               9CC     Apr 30, 1977  252,000
                                                                  ----------
                                               TOTAL PLANT           586,500

Mandalay                         Ventura       1       May 15, 1959  217,600
                                               2       Aug 27, 1959  217,600
                                               3CT     Apr 01, 1970  138,125
                                                                  ----------
                                               TOTAL PLANT           573,325

Ormond Beach                     Ventura       1       Dec 14, 1971  806,400
                                               2       Jun 01, 1973  806,400
                                                                  ----------
                                               TOTAL PLANT         1,612,800

Redondo                          Los Angeles   1       Mar 01, 1948   66,000
                                               2       Apr 17, 1948   69,000
                                               3       Aug 31, 1949   66,000
                                               4       Oct 10, 1949   69,000
                                               5       Oct 11, 1954  156,250
                                               6       Jul 15, 1957  163,200
                                               7       Feb 01, 1967  495,000
                                               8       Jul 01, 1967  495,000
                                                                  ----------
                                               TOTAL PLANT         1,579,450

San Bernardino                   San Bernardino1       Jun 15, 1957   65,280
                                               2       Jul 01, 1958   65,280
                                                                  ----------
                                               TOTAL PLANT           130,560
                                                                  ==========
                                 TOTAL OIL & GAS:                 10,609,890
                                 ----------------
COAL:
----
Four Corners                     San Juan, NM  4       Jul 01, 1969  818,100
  Owned by Others - 52%                                            (425,412)
                                                                  ----------
  Owned by SCE - 48%                                                 392,688
                                               5       Jul 01, 1970  818,100
  Owned by Others - 52%                                            (425,412)
                                                                  ----------
  Owned by SCE - 48%                                                 392,688
                                                                  ==========
                                               TOTAL SCE             785,376

Mohave                        Clark, NV        1       Apr 01, 1971  818,100
  Owned by Others - 44%                                            (359,964)
                                                                  ----------
  Owned by SCE - 56%                                                 458,136

                                               2       Oct 01, 1971  818,100
  Owned by Others - 44%                                            (359,964)
                                                                  ----------
  Owned by SCE - 56%                                                 458,136
                                                                  ==========
                                               TOTAL SCE             916,272
                                                                  ==========
                                               TOTAL COAL:         1,701,648
                                               ----------

                                                                Generator Name
                                Location      Unit     Date of   Plate Rating
Name of Plant                    County        No.    Operation       kW
-------------                   ---------     -----  --------------------------
NUCLEAR:
---------
(S>
San Onofre                       San Diego          Jan 01, 1968           0
 Owned by Others - 20%                                                     0
                                                                  ----------
 Owned by SCE - 80%                                                        0
                                               2    Aug 08, 1983   1,127,000
 Owned by Others - 24.95%                                          (281,185)
                                                                  ----------
 Owned by SCE - 75.05%                                               845,815
                                               3    Apr 01, 1984   1,127,000
 Owned by Others - 24.95%                                          (281,185)
                                                                  ----------
 Owned by SCE - 75.05%                                               845,815
                                                                  ==========
                                               TOTAL SCE           1,691,630
Palo Verde                       Maricopa, AZ  1    Feb 01, 1986   1,403,100
 Owned by Others - 84.2%                                         (1,181,410)
                                                                  ----------
 Owned by SCE - 15.8%                                                221,690
                                               2    Sep 19, 1986   1,403,100
 Owned by Others - 84.2%                                         (1,181,410)
                                                                  ----------
 Owned by SCE - 15.8%                                                221,690
                                               3    Jan 20, 1988   1,403,100
 Owned by Others - 84.2%                                         (1,181,410)
                                                                  ----------
 Owned by SCE - 15.8%                                                221,690
                                                                  ==========
                                               TOTAL SCE             665,070
                                                                  ==========
                                 TOTAL NUCLEAR:                    2,356,700
                                 -------------
HYDRO:
------
NORTHERN REGION HYDROELECTRIC PLANTS:
------------------------------------
Big Creek #1                     Fresno        1       Nov 08, 1913   19,800
                                               2       Nov 08, 1913   15,750
                                               3       Jul 12, 1923   21,600
                                               4       Jun 08, 1925   28,000
                                                                  ----------
                                               TOTAL PLANT            85,150

Big Creek #2                     Fresno        3       Dec 18, 1913   15,750
                                               4       Jan 11, 1914   15,750
                                               5       Feb 01, 1921   17,500
                                               6       Mar 31, 1925   17,500
                                                                  ----------
                                               TOTAL PLANT            66,500

Big Creek #2A                    Fresno        1       Aug 06, 1928   55,000
                                               2       Dec 21, 1928   55,000
                                                                  ----------
                                               TOTAL PLANT           110,000
Big Creek #3                     Fresno & Madera1      Oct 03, 1923   34,000
                                               2       Sep 30, 1923   34,000
                                               3       Oct 05, 1923   34,000
                                               4       Apr 28, 1948   36,000
                                               5       Feb 24, 1980   36,450
                                                                  ----------
                            TOTAL PLANT                              174,450

<PAGE 42>

                                                                Generator Name
                                Location      Unit     Date of   Plate Rating
Name of Plant                    County        No.    Operation       kW
-------------                   ---------     -----  --------------------------

NORTHERN REGION HYDROELECTRIC PLANTS: (continued)
------------------------------------
Big Creek #4                     Fresno & Madera1      Jun 12, 1951   50,000
                                               2       Jul 02, 1951   50,000
                                                                  ----------
                                               TOTAL PLANT           100,000

Big Creek #8                     Fresno        1       Aug 16, 1921   30,000
                                               2       Jun 08, 1929   45,000
                                                                  ----------
                                               TOTAL PLANT            75,000

Kaweah #1                        Tulare        1       May 25, 1929    2,250

Kaweah #2                        Tulare        2       Sep 13, 1929    1,800

Kaweah #3                        Tulare        1       May 29, 1913    2,400
                                               2       May 29, 1913    2,400
                                                                  ----------
                                               TOTAL PLANT             4,800

Mammoth Pool                     Madera        1       Mar 28, 1960   95,000
                                               2       Mar 28, 1960   95,000
                                                                  ----------
                                               TOTAL PLANT           190,000

Portal                           Fresno        1       Dec 22, 1956   10,800

John S. Eastwood                 Fresno        1       Dec 01, 1987  199,800

Tule River                       Tulare        1       Sep 14, 1909    1,260
                                               2       Sep 14, 1909    1,260
                                                                  ----------
                                               TOTAL PLANT             2,520
                                                                  ==========
                                 TOTAL NORTHERN REGION HYDRO PLANTS1,023,070
                                 ----------------------------------


EASTERN REGION HYDROELECTRIC PLANTS:
-----------------------------------
Fontana                          San Bernardino1       Dec 22, 1917    1,475
                                               2       Dec 22, 1917    1,475
                                                                  ----------
                                               TOTAL PLANT             2,950


Kern River #1                    Kern          1       May 19, 1907    6,570
                                               2       Jun 07, 1907    6,570
                                               3       Jul 29, 1907    6,200
                                               4       Jun 27, 1907    6,570
                                                                  ----------
                                               TOTAL PLANT            25,910

Kern River #3                    Kern          1       May 13, 1921   20,500
                                               2       Mar 22, 1921   19,670
                                                                  ----------
                                               TOTAL PLANT            40,170

Kern River-Borel                 Kern          1       Dec 31, 1904    3,000
                                               2       Dec 31, 1904    3,000
                                               3       Jan 23, 1932    6,000
                                                                  ----------
                                               TOTAL PLANT            12,000

                                                                Generator Name
                                Location      Unit     Date of   Plate Rating
Name of Plant                    County        No.    Operation       kW
-------------                   ---------     -----  --------------------------

EASTERN REGION HYDROELECTRIC PLANTS: (continued)
-----------------------------------

Lytle Creek                       San Bernardino1      Oct 23, 1904      250
                                               2       Sep 15, 1904      250
                                                                  ----------
                                               TOTAL PLANT               500

Ontario #1                        Los Angeles  1       Dec 00, 1902      200
                                               2       Dec 00, 1902      200
                                               3       Dec 00, 1902      200
                                                                  ----------
                                               TOTAL PLANT               600

Ontario #2                        Los Angeles  1       Jun 13, 1963      320

San Gorgonio #1                   Riverside    1       Dec 05, 1923    1,500

San Gorgonio #2                   Riverside    1       Dec 17, 1923      938

Santa Ana #1                      San Bernardino1      Feb 14, 1899      800
                                               2       Feb 10, 1899      800
                                               3       Jan 09, 1899      800
                                               4       Jan 10, 1899      800
                                                                  ----------
                                               TOTAL PLANT             3,200

Santa Ana #2                      San Bernardino1      Jun 07, 1905      400
                                               2       May 20, 1905      400
                                                                  ----------
                                               TOTAL PLANT               800

Santa Ana #3                      San Bernardino1      Apr 01, 1947    1,200

Sierra                            Los Angeles  1       Jan 12, 1922      240
                                               2       Feb 16, 1922      240
                                                                  ----------
                                               TOTAL PLANT               480

Mill Creek #1                     San Bernardino1      Sep 07, 1893      800

Mill Creek #2                     San Bernardino1      Aug 03, 1904      250

Mill Creek #3                     San Bernardino3      Mar 20, 1903    1,000
                                               4       Jan 23, 1904    1,000
                                               5       Mar 03, 1904    1,000
                                                                  ----------
                                               TOTAL PLANT             3,000

Bishop Creek #2                   Inyo         1       Nov 00, 1908    2,500
                                               2       Nov 00, 1908    2,500
                                               3       Jun 00, 1911    2,320
                                                                  ----------
                                               TOTAL PLANT             7,320

Bishop Creek #3                   Inyo         1       Jun 12, 1913    2,750
                                               2       Jun 12, 1913    2,340
                                               3       Jun 12, 1913    2,500
                                                                  ----------
                                               TOTAL PLANT             7,590

                                                                Generator Name
                                Location      Unit     Date of   Plate Rating
Name of Plant                    County        No.    Operation       kW
-------------                   ---------     -----  --------------------------
EASTERN REGION HYDRO PLANTS:(continued)
---------------------------------------

Bishop Creek #4                  Inyo          1       Sep 20, 1905    1,000
                                               2       Sep 20, 1905    1,000
                                               3           1906        1,985
                                               4       Oct 01, 1907    1,985
                                               5           1909        1,985
                                                                  ----------
                                               TOTAL PLANT             7,955

Bishop Creek #5                  Inyo          1       May 30, 1943    2,000
                                               2       Jun 01, 1919    2,532
                                                                  ----------
                                               TOTAL PLANT             4,532

Bishop Creek #6                  Inyo          1       Mar 12, 1913    1,600

Lundy                            Mono          1       Dec 09, 1911    1,500
                                               2       Feb 02, 1912    1,500
                                                                  ----------
                                               TOTAL PLANT             3,000

Poole                            Mono          1           1924       11,250

Rush Creek                       Mono          1       Oct 17, 1916    4,400
                                               2       Dec 11, 1917    4,000
                                                                  ----------
                                               TOTAL PLANT             8,400
                                                                  ==========
                      TOTAL EASTERN REGION HYDROELECTRIC PLANTS      146,265
                      -----------------------------------------

TOTAL HYDROELECTRIC PLANTS                                         1,169,335
--------------------------                                        ==========


OTHER:
------
SYN FUEL,IGCC - DEMO:
---------------------

Cool Water Coal                  San Bernardino1       Jun 24, 1984  100,000


BATTERY STORAGE:
----------------

Chino Battery Storage            Chino         1       Jan 03, 1991   10,000
                                                                  ----------
TOTAL OTHER:                                                         110,000
------------

TOTAL SCE OWNED RESOURCES (MAIN SYSTEM):                          15,947,573
==========================================                        ==========

ISOLATED SYSTEMS:
-----------------

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
Pebbly Beach (Diesel)Los Angeles     7        Jul 03, 1958           1,000
                  (Catalina)         8        Jun 26, 1963           1,500
                                     10       Jul 25, 1966           1,125
                                     12       Jun 18, 1976           1,550
                                     14       Oct 24, 1986           1,400
                                     15       Dec 31, 1995           2,800
                                                                ----------
                                                                     9,375

Catalina Hydro    Los Angeles        1        May 05, 1983              30
                  (Catalina)         2        Jul 24, 1985              22
                                     3        Jul 24, 1985              57
                                                                ----------
                                                                       109
                                                                ==========
TOTAL SCE OWNED RESOURCES:                                           9,484
-----------------------------

TOTAL ISOLATED SYSTEMS RESOURCES:                                    9,484
================================                                ==========

<PAGE 46>

   Attached hereto as Exhibit A are the following financial statements dated as of December 31, 1997, or for the year then ended:
                                                            PAGES

-------------------------------Part 2------------------------------
Edison International and Subsidiaries Consolidating
      Balance Sheet                                         51-56
Edison International and Subsidiaries Consolidating
Statements of Income and Retained Earnings                  57-59
Southern California Edison Company and Subsidiaries
      Consolidating Balance Sheet                           60-65
Southern California Edison Company and Subsidiaries
      Consolidating Statements of Income and Retained
      Earnings                                              66-68
Southern California Edison Company and Subsidiaries
      Equity Investments                                    69
Edison Ventures and Subsidiaries Consolidating Balance
      Sheet                                                 70-71
Edison Ventures and Subsidiaries Consolidating Statement
      of Income and Retained Earnings                       72
The Mission Group Consolidating Balance Sheet               73-78
The Mission Group Consolidating Statements of Income
      and Retained Earnings                                 79-81
Edison Enterprises and Subsidiaries Consolidating Balance
      Sheet                                                 82-87
Edison Enterprises and Subsidiaries Consolidating
      Statement of Income and Retained Earnings             88-90
Edison Select and Subsidiaries Consolidating Balance
      Sheet                                                 91-94
Edison Select and Subsidiaries Consolidating Statement
      of Income and Retained Earnings                       95-96

-------------------------------Part 3------------------------------
Edison Capital and Subsidiaries Consolidating Balance
      Sheet (ASSETS)                                        97-127

-------------------------------Part 4------------------------------
Edison Capital and Subsidiaries Consolidating
      Balance Sheet (LIABILITIES)                           128-158

-------------------------------Part 5------------------------------
Edison Capital and Subsidiaries Consolidating
      Statements of Income and Retained Earnings            159-189

-------------------------------Part 6------------------------------
Edison Capital Equity Investments in Real Estate
      Limited Partnerships                                  190-342

-------------------------------Part 7------------------------------
Mission Land Company and Subsidiaries Consolidating
      Balance Sheet                                         343-354
Mission Land Company and Subsidiaries Consolidating
      Statements of Income and Retained Earnings            355-360
Mission Power Engineering Company and Subsidiaries
      Consolidating Balance Sheet                           361-364
Mission Power Engineering Company and Subsidiaries
      Consolidating Statements of Income and Retained
      Earnings                                              365-366

-------------------------------Part 8------------------------------
Edison Mission Energy and Subsidiaries Consolidating
      Balance Sheet                                         367-424


<PAGE 47>

                                                            PAGES

-------------------------------Part 9------------------------------
Edison Mission Energy and Subsidiaries Consolidating
      Statements of Income and Retained Earnings            425-453
Edison Mission Energy and Subsidiaries Equity Investments   454-465
Hanover Energy Company Consolidating Balance Sheet          466-469
Hanover Energy Company Consolidating Statements of
      Income and Retained Earnings                          470-471
Mission Energy Fuel Company Consolidating Balance Sheet 472-477 Mission Energy Fuel Company Consolidating Statements
      of Income and Retained Earnings                       478-480

-------------------------------Part 10------------------------------
MEC International B.V. Consolidating Balance Sheet          481-498
MEC International B.V. Consolidating Statements of
      Income and Retained Earnings                          499-507
MEC International B.V., Edison Mission Energy
      Asia Pte Ltd. Consolidating Balance Sheet             508-513
MEC International B.V., Edison Mission Energy
      Asia Pte Ltd. Consolidating Statements of
      Income and Retained Earnings                          514-516
MEC International B.V., MEC Esenyurt B.V.
      Consolidating Balance Sheet                           517-520
MEC International B.V., MEC Esenyurt B.V. Consolidating
      Statements of Income and Retained Earnings            521-522
MEC International B.V., MEC Wales B.V.
      Consolidating Balance Sheets and Consolidating
      Statements of Income and Retained Earnings            523-570

-------------------------------Part 11------------------------------
MEC International B.V., MEC International Holdings B.V.
      Consolidating Balance Sheet                           571-582
MEC International B.V., MEC International Holdings B.V.
      Consolidating Statements of Income and
      Retained Earnings                                     583-588
MEC International B.V., MEC International Holdings B.V.,
      MEC Esenyurt B.V. Consolidating Balance Sheet         589-592
MEC International B.V., MEC International Holdings B.V.,
      MEC Esenyurt B.V. Consolidating Statements of
      Income and Retained Earnings                          593-594
MEC International Holdings B.V., MEC Wales B.V.
      Consolidating Balance Sheets and Consolidating
      Statements of Income and Retained Earnings            595-640

-------------------------------Part 12------------------------------
MEC International B.V., Hydro Energy B.V. Consolidating     641-642 &
      Balance Sheet                                         651-652
MEC International B.V., Hydro Energy B.V. Consolidating
      Statements of Income and Retained Earnings            661-662
MEC International B.V., Hydro Energy B.V., Iberica de       643-644 &
      Energias, S.A. Consolidating Balance Sheet            653-654
MEC International B.V., Hydro Energy B.V., Iberica de
      Energias, S.A. Consolidating Statements of
      Income and Retained Earnings                          663-664
MEC International B.V., Iberian Hy-Power Amsterdam B.V.     645-646 &
      Consolidating Balance Sheet                           655-656
MEC International B.V., Iberian Hy-Power Amsterdam B.V.
      Consolidating Statements of Income and Retained
      Earnings                                              665-666
MEC International B.V., Iberian Hy-Power Amsterdam B.V.,    647-648 &
      Hydro Energy B.V. Consolidating Balance Sheet         657-658

<PAGE 48>

                                                            PAGES

MEC International B.V., Iberian Hy-Power Amsterdam B.V.,
      Hydro Energy B.V. Consolidating Statements of
      Income and Retained Earnings                          667-668
Iberian Hy-Power Amsterdam B.V., Hydro Energy B.V.,
      Iberica de Energias, S.A. Consolidating               649-650 &
      Balance Sheet                                         659-660
Iberian Hy-Power Amsterdam B.V., Hydro Energy B.V.,
      Iberica de Energias, S.A. Consolidating
      Statements of Income and Retained Earnings            669-670

-------------------------------Part 13------------------------------
MEC International B.V., Loy Yang Holdings Pty. Ltd.
      Consolidating Balance Sheet                           671-676
MEC International B.V., Loy Yang Holdings Pty. Ltd.
      Consolidating Statements of Income and
      Retained Earnings                                     677-679
MEC International B.V., Edison Mission Energy
      Holdings Pty. Ltd. Consolidating Balance Sheet        680-685
MEC International B.V., Edison Mission Energy
      Holdings Pty. Ltd. Consolidating Statements
      of Income and Retained Earnings                       686-688
Loy Yang Holdings Pty. Ltd., Latrobe Power Pty. Ltd.
      Consolidating Balance Sheet                           689-692
Loy Yang Holdings Pty. Ltd., Latrobe Power Pty. Ltd.
      Consolidating Statements of Income and
      Retained Earnings                                     693-694
MEC International B.V., Latrobe Power Pty. Ltd.
      Consolidating Balance Sheet                           695-698
MEC International B.V., Latrobe Power Pty. Ltd.
      Consolidating Statements of Income and
      Retained Earnings                                     699-700
Loy Yang Holdings Pty. Ltd., Edison Mission Energy
      Holdings Pty Ltd., Edison Mission Energy
      Australia Ltd. Consolidating Balance Sheet            701-704
Loy Yang Holdings Pty. Ltd., Edison Mission Energy
      Holdings Pty Ltd., Edison Mission Energy
      Australia Ltd. Consolidating Statements of
      Income and Retained Earnings                          705-706
Loy Yang Holdings Pty. Ltd., Mission Energy Ventures
      Australia Pty. Ltd. Consolidating Balance Sheet       707-710
Loy Yang Holdings Pty. Ltd., Mission Energy Ventures
      Australia Pty. Ltd. Consolidating Statements of
      Income and Retained Earnings                          711-712
MEC International B.V., Traralgon Power Pty. Ltd.
      Consolidating Balance Sheet                           713-716
MEC International B.V., Traralgon Power Pty. Ltd.
      Consolidating Statements of Income and Retained
      Earnings                                              717-718
Loy Yang Holdings Pty. Ltd., Latrobe Power Pty. Ltd.
      Consolidating Balance Sheet                           719-722
Loy Yang Holdings Pty. Ltd., Latrobe Power Pty. Ltd.
      Consolidating Statements of Income and
      Retained Earnings                                     723-724

-------------------------------Part 14------------------------------
MEC International B.V., Pride Hold Limited
      Consolidating Balance Sheet                           725-728
MEC International B.V., Pride Hold Limited
      Consolidating Statements of Income and
      Retained Earnings                                     729-730
MEC International B.V., Mission Energy Company
      (U.K.) Limited Consolidating Balance Sheet            731-736

                                                            PAGES

MEC International B.V., Mission Energy Company
      (U.K.) Limited Consolidating Statements of
      Income and Retained Earnings                          737-739
Mission Energy Company (U.K.) Limited, Pride Hold Ltd.
      Consolidating Balance Sheet                           740-743
Mission Energy Company (U.K.) Limited, Pride Hold Ltd.
      Consolidating Statements of Income and
      Retained Earnings                                     744-745
Mission Energy Company (UK) Limited, Mission Hydro (UK)
      Limited Consolidating Balance Sheets and Consoli-
      dating Statements of Income and Retained Earnings     746-793
MEC International B.V. Equity Investments                   794-797


<PAGE 50>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                       Southern
                                                      California         The Mission          Edison
                                                      Edison Co.            Group            Ventures
                                                     Consolidated       Consolidated       Consolidated
===========================================================================================================
ASSETS
===========================================================================================================
Transmission and distribution:
  Utility plant, at original cost, subject
   to cost-based rate regulation                        $11,213,352
  Accumulated provision for depreciation                 (5,573,742)
  Construction work in progress                             492,614
                                                     ------------------------------------------------------
                                                          6,132,224
                                                     ------------------------------------------------------
Generation:
  Utility plant, at original cost, not
   subject to cost-based rate regulation                  9,522,127
  Accumulated provision for depreciation and
   decommissioning                                       (4,970,137)
  Construction work in progress                             100,283
  Nuclear fuel, at amortized cost                           154,757
                                                     ------------------------------------------------------
                                                          4,807,030
                                                     ------------------------------------------------------
Total utility plant                                      10,939,254
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                 67,869         $3,110,280
Nuclear decommissioning trusts                            1,831,460
Investments in partnerships
  and unconsolidated subsidiaries                                            1,407,954
Investments in leveraged leases                                                959,646
Other investments                                           171,399
                                                     ------------------------------------------------------
Total other property and investments                      2,070,728          5,477,880
                                                     ------------------------------------------------------
Cash and equivalents                                        962,272            670,338
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   906,388            173,856
Fuel inventory                                               58,059
Materials and supplies, at average cost                     132,980
Accumulated deferred income taxes - net                     123,146
Regulatory balancing accounts                               193,311
Prepayments and other current assets                         93,098             34,968
                                                     ------------------------------------------------------
Total current assets                                      2,469,254            879,162
                                                     ------------------------------------------------------
Unamortized debt issuance and
  reacquisition expense                                     359,304
Rate phase-in plan                                            3,777
Income tax-related deferred charges                       1,543,380
Other deferred charges                                      673,601            569,026           $2,406
                                                     ------------------------------------------------------
Total deferred charges                                    2,580,062            569,026            2,406
                                                     ------------------------------------------------------
TOTAL ASSETS                                            $18,059,298         $6,926,068           $2,406
                                                     ======================================================

<PAGE 51>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison
                                                       Insurance           Edison          Consolidating
                                                    Services, Inc.      International       Adjustments
============================================================================================================
ASSETS
============================================================================================================
Transmission and distribution:
  Utility plant, at original cost, subject
   to cost-based rate regulation
  Accumulated provision for depreciation
  Construction work in progress
Generation:
  Utility plant, at original cost, not
   subject to cost-based rate regulation
  Accumulated provision for depreciation and
   decommissioning
  Construction work in progress
  Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                      $226
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            5,128,793     ($5,128,793)
Investments in leveraged leases
Other investments                                            $21,927
                                                     ------------------------------------------------------
Total other property and investments                          21,927         5,129,019      (5,128,793)
                                                     ------------------------------------------------------
Cash and equivalents                                             292           273,603
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      137,571        (140,144)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                             218               398         (22,871)
                                                     ------------------------------------------------------
Total current assets                                             510           411,572        (163,015)
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan                                                                              (3,777)
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                             118        (154,266)
                                                     ------------------------------------------------------
Total deferred charges                                                             118        (158,043)
                                                     ------------------------------------------------------
TOTAL ASSETS                                                 $22,437        $5,540,709     ($5,449,851)
                                                     ======================================================

<PAGE 52>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison
                                                     International
                                                     Consolidated
===========================================================================================================
ASSETS
===========================================================================================================
Transmission and distribution:
  Utility plant, at original cost, subject
   to cost-based rate regulation                        $11,213,352
  Accumulated provision for depreciation                 (5,573,742)
  Construction work in progress                             492,614
                                                     ------------------------------------------------------
                                                          6,132,224
                                                     ------------------------------------------------------
Generation:
  Utility plant, at original cost, not
   subject to cost-based rate regulation                  9,522,127
  Accumulated provision for depreciation and
   decommissioning                                       (4,970,137)
  Construction work in progress                             100,283
  Nuclear fuel, at amortized cost                           154,757
                                                     ------------------------------------------------------
                                                         4,,807,030
                                                     ------------------------------------------------------
Total utility plant                                      10,939,254
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              3,178,375
Nuclear decommissioning trusts                            1,831,461
Investments in partnerships
  and unconsolidated subsidiaries                         1,407,954
Investments in leveraged leases                             959,646
Other investments                                           193,325
                                                     ------------------------------------------------------
Total other property and investments                      7,570,761
                                                     ------------------------------------------------------
Cash and equivalents                                      1,906,505
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 1,077,671
Fuel inventory                                               58,059
Materials and supplies, at average cost                     132,980
Accumulated deferred income taxes - net                     123,146
Regulatory balancing accounts                               193,311
Prepayments and other current assets                        105,811
                                                     ------------------------------------------------------
Total current assets                                      3,597,483
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense                                                   359,304
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges                       1,543,380
Other deferred charges                                    1,090,885
                                                     ------------------------------------------------------
Total deferred charges                                    2,993,569
                                                     ------------------------------------------------------
TOTAL ASSETS                                            $25,101,067
                                                     ======================================================

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Southern
                                                        California         The Mission        Edison
                                                        Edison Co.            Group          Ventures
                                                       Consolidated       Consolidated     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                           $2,168,054         $147,866
    Additional Paid in Capital                                334,031          816,877            $2,406
    Cumulative Translation Adjustments, Net                                     30,456
    Unrealized gain in equity investments-net                  48,023
    Retained earnings                                       1,407,834          249,980
                                                       ------------------------------------------------------
                                                            3,957,942        1,245,179             2,406
Preferred securities of subsidiaries:
  Not subject to mandatory redemption                         183,755
  Subject to mandatory redemption                             275,000          150,000
Long-term debt                                              6,144,597        2,726,184
                                                       ------------------------------------------------------
Total capitalization                                       10,561,294        4,121,363             2,406
                                                       ------------------------------------------------------
Other long-term liabilities                                   479,637
                                                       ------------------------------------------------------
Current portion of long-term debt                             692,875          175,151
Short-term debt                                               322,028
Accounts payable                                              406,704           85,096
Accrued taxes                                                 509,270           91,857
Accrued interest                                               85,406           46,479
Dividends payable                                              95,146
Regulatory balancing accounts--net
Deferred unbilled revenue and other
   current liabilities                                        931,856          352,315
                                                       ------------------------------------------------------
Total current liabilities                                   3,043,285          750,898
                                                       ------------------------------------------------------
Accumulated deferred income taxes - net                     2,939,471        1,137,595
Accumulated deferred investment tax credits                   326,728           23,957
Customer advances and other deferred credits                  708,745          883,302
                                                       ------------------------------------------------------
Total deferred credits                                      3,974,944        2,044,854
                                                       ------------------------------------------------------
Minority interest                                                 138            8,953
                                                       ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $18,059,298       $6,926,068            $2,406
                                                       ======================================================

<PAGE 54>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison
                                                       Insurance           Edison          Consolidating
                                                    Services, Inc.      International       Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                   $1       $2,260,974     ($2,315,921)
    Additional Paid in Capital                                  1,729                       (1,155,043)
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net                  12,007
    Retained earnings                                              15        3,175,883      (1,657,829)
                                                       ------------------------------------------------------
                                                               13,752        5,436,857
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                       ------------------------------------------------------
Total capitalization                                           13,752        5,436,857      (5,128,793)
                                                       ------------------------------------------------------
Other long-term liabilities
                                                       ------------------------------------------------------
Current portion of long-term debt
Short-term debt                                                                  7,522
Accounts payable                                                                23,366         (74,117)
Accrued taxes                                                      12          (24,298)
Accrued interest
Dividends payable                                                               93,941         (93,941)
Regulatory balancing accounts--net
Deferred unbilled revenue and other
   current liabilities                                             483           1,025
                                                       ------------------------------------------------------
Total current liabilities                                          495         101,556        (168,058)
                                                       ------------------------------------------------------
Accumulated deferred income taxes - net                          8,190              40
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                     2,256        (153,000)
                                                       ------------------------------------------------------
Total deferred credits                                           8,190           2,296        (153,000)
                                                       ------------------------------------------------------
Minority interest
                                                       ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                           $22,437      $5,540,709     ($5,449,851)
                                                       ======================================================

<PAGE 55>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison
                                                     International
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       $2,260,974
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                30,456
    Unrealized gain in equity investments-net              60,030
    Retained earnings                                   3,175,883
                                                      ------------------------------------------------------
                                                        5,527,343
Preferred securities of subsidiaries:
  Not subject to mandatory redemption                     183,755
  Subject to mandatory redemption                         425,000
Long-term debt                                          8,870,781
                                                      ------------------------------------------------------
Total capitalization                                   15,006,879
                                                      ------------------------------------------------------
Other long-term liabilities                               479,637
                                                      ------------------------------------------------------
Current portion of long-term debt                         868,026
Short-term debt                                           329,550
Accounts payable                                          441,049
Accrued taxes                                             576,841
Accrued interest                                          131,885
Dividends payable                                          95,146
Regulatory balancing accounts--net
Deferred unbilled revenue and other                     1,285,679
                                                      ------------------------------------------------------
Total current liabilities                               3,728,176
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                 4,085,296
Accumulated deferred investment tax credits               350,685
Customer advances and other deferred credits            1,441,303
                                                      ------------------------------------------------------
Total deferred credits                                  5,877,284
                                                      ------------------------------------------------------
Minority interest                                           9,091
                                                      ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $25,101,067
                                                      ======================================================

<PAGE 56>

Edison International and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                Southern
                                               California          The Mission      Edison         EnvestSce
                                               Edison Co.             Group        Ventures        Catalina
                                              Consolidated        Consolidated   Consolidated     EPTC Taxes
============================================================================================================
Electric utility revenue                       $7,953,386
Diversified operations                                          $1,281,820
                                              --------------------------------------------------------------
Total operating revenue                         7,953,386        1,281,820
                                              --------------------------------------------------------------
Fuel                                              881,471          192,325
Purchased power                                 2,854,002
Provisions for regulatory adjustment
  clauses - net                                  (410,935)
Other operating expenses                        1,212,468          548,880
Maintenance                                       405,545              734
Depreciation and decommissioning                1,239,878          122,233
Income taxes                                      582,031          (27,277)
Property and other taxes                          129,038            5,095
                                              --------------------------------------------------------------
Total operating expenses                        6,893,498          841,990
                                              --------------------------------------------------------------
Operating income                                1,059,888          439,830
                                              --------------------------------------------------------------
Provision for rate phase-in plan                  (48,486)
Allowance for equity funds used during
  construction                                      7,651
Interest income                                    44,636           41,380
Minority interest                                                  (38,825)
Other nonoperating income - net                   (23,036)         (37,948)
                                              --------------------------------------------------------------
Total other income (deductions) - net             (19,235)         (35,393)
                                              --------------------------------------------------------------
Income before interest and other expense         1,040,653         404,437
                                              --------------------------------------------------------------
Interest on long-term debt                        345,592          244,734
Other interest expense                            101,078            8,726
Allowance for borrowed funds used during
  construction                                     (9,213)
Capitalized interest                               (2,398)         (12,539)
Dividends on subsidiary preferred
  securities                                       29,488           13,167
                                              --------------------------------------------------------------
Total interest and other expenses - net           464,547          254,088
                                              --------------------------------------------------------------
NET INCOME                                        576,107          150,349
Retained earnings - beginning of year           2,665,612          474,631
Dividends declared on common stock             (1,833,884)        (375,000)
Stock repurchase and retirement
                                              --------------------------------------------------------------
Retained earnings - end of year                $1,407,834         $249,980
                                              ==============================================================

<PAGE 57>

Edison International and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

CAPTION>

                                                        Edison
                                                       Insurance           Edison          Consolidating
                                                    Services, Inc.      International       Adjustments
============================================================================================================
Electric utility revenue
Diversified operations                                          $68         $38,648           ($38,870)
                                                     ------------------------------------------------------
Total operating revenue                                          68          38,648            (38,870)
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                         41          58,594            (38,870)
Maintenance
Depreciation and decommissioning                                                 30
Income taxes                                                     12         (17,918)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                         53          40,706            (38,870)
                                                     ------------------------------------------------------
Operating income                                                 15          (2,058)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               6,274
Minority interest
Other nonoperating income - net                                                  (1)
                                                     ------------------------------------------------------
Total other income (deductions) - net                            15           6,273
                                                     ------------------------------------------------------
Income before interest and other expense                                      4,215
                                                     ------------------------------------------------------
Interest on long-term debt                                                    1,825             (7,576)
Other interest expense                                                       29,004
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                      30,829             (7,576)
                                                     ------------------------------------------------------
NET INCOME                                                       15         (26,614)
Retained earnings - beginning of year                                     3,752,549         (3,140,243)
Dividends declared on common stock                                                           1,813,981
Stock repurchase and retirement                                            (550,052)          (331,567)
                                                     ------------------------------------------------------
Retained earnings - end of year                                 $15      $3,175,883        ($1,657,829)
                                                     ======================================================
</TABLE
<PAGE 58>

Edison International and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                        Edison
                                                     International
                                                     Consolidated
============================================================================================================
Electric utility revenue                                 $7,953,386
Diversified operations                                    1,281,666
                                                     ------------------------------------------------------
Total operating revenue                                   9,235,052
                                                     ------------------------------------------------------
Fuel                                                      1,073,796
Purchased power                                           2,854,002
Provisions for regulatory adjustment
  clauses - net                                            (410,935)
Other operating expenses                                  1,781,113
Maintenance                                                 406,279
Depreciation and decommissioning                          1,362,141
Income taxes                                                536,848
Property and other taxes                                    134,133
                                                     ------------------------------------------------------
Total operating expenses                                  7,737,377
                                                     ------------------------------------------------------
Operating income                                          1,497,675
                                                     ------------------------------------------------------
Provision for rate phase-in plan                            (48,486)
Allowance for equity funds used during
  construction                                                7,651
Interest income                                              84,714
Minority interest                                           (38,960)
Other nonoperating income - net                             (60,850)
                                                     ------------------------------------------------------
Total other income (deductions) - net                       (55,931)
                                                     ------------------------------------------------------
Income before interest and other expense                  1,441,744
                                                     ------------------------------------------------------
Interest on long-term debt                                  584,575
Other interest expense                                      138,808
Allowance for borrowed funds used during
  construction                                               (9,213)
Capitalized interest                                        (14,937)
Dividends on subsidiary preferred
  securities                                                 42,655
                                                     ------------------------------------------------------
Total interest and other expenses - net                     741,888
                                                     ------------------------------------------------------
NET INCOME                                                  699,856
Retained earnings - beginning of year                     3,752,549
Dividends declared on common stock                         (394,903)
Stock repurchase and retirement                            (881,619)
                                                     ------------------------------------------------------
Retained earnings - end of year                          $3,175,883
                                                     ======================================================

<PAGE 59>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      California
                                                       Electric         Conservation          Energy
                                                         Power            Financing          Services,
                                                        Company          Corporation           Inc.
============================================================================================================
ASSETS                                                (Inactive)
============================================================================================================
Transmission and distribution:
  Utility plant, at original cost, subject
   to cost-based rate regulation
  Accumulated provision for depreciation
  Construction work in progress

Generation:
  Utility plant, at original cost, not
   subject to cost-based rate regulation
  Accumulated provision for depreciation and
   decommissioning
  Construction work in progress
  Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                        $56
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                                 56
                                                     ------------------------------------------------------
Cash and equivalents                                                            $922              1,006
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      1,453              3,404
Fuel inventory
Materials and supplies, at average cost                                                              82
Accumulated deferred income taxes - net
Prepayments and other current assets                                                              2,132
                                                     ------------------------------------------------------
Total current assets                                                           2,375              6,624
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                       151,000
                                                     ------------------------------------------------------
Total deferred charges                                                       151,000
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $153,375             $6,680
                                                     ======================================================

<PAGE 60>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             SCE          SCE      Southern
                                                            Mono Power     Capital      Funding     States
                                                              Company      Company        LLC       Realty
============================================================================================================
ASSETS                                                      (Inactive)
============================================================================================================
Transmission and distribution:
  Utility plant, at original cost, subject
   to cost-based rate regulation
  Accumulated provision for depreciation
  Construction work in progress

Generation:
  Utility plant, at original cost, not
   subject to cost-based rate regulation
  Accumulated provision for depreciation and
   decommissioning
  Construction work in progress
  Nuclear fuel, at amortized cost
                                                            ---------------------------------------------------
Total utility plant
                                                            ---------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                     $818                                   $69
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                                                        43
                                                            ---------------------------------------------------
Total other property and investments                              818                                   112
                                                            ---------------------------------------------------
Cash and equivalents                                              159                   $18,871         609
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                $200,004         9,429           8
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                                   3
Prepayments and other current assets                                                                    864
                                                            ---------------------------------------------------
Total current assets                                              159     200,004        28,300       1,484
                                                            ---------------------------------------------------
Unamortized debt issuance and reacquisition
  expense                                                                     340     2,456,732
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                     (4,682)                      401
                                                            ---------------------------------------------------
Total deferred charges                                                     (4,342)    2,456,732         401
                                                            ---------------------------------------------------
TOTAL ASSETS                                                     $977    $195,662    $2,485,032      $1,997
                                                            ===================================================

<PAGE 61>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                             Southern
                                                       Southern                             California
                                                      California        Consolidating       Edison Co.
                                                      Edison Co.         Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================

Transmission and distribution:
  Utility plant, at original cost, subject
   to cost-based rate regulation                         $11,213,352                          $11,213,352
  Accumulated provision for depreciation                   5,573,742                            5,573,742
  Construction work in progress                              492,614                              492,614
                                                     -------------------------------------------------------
                                                           6,132,224                            6,132,224
                                                     -------------------------------------------------------
Generation:
  Utility plant, at original cost, not
   subject to cost-based rate regulation                   9,522,127                            9,522,127
  Accumulated provision for depreciation and
   decommissioning                                         4,970,137                            4,970,137
  Construction work in progress                              100,283                              100,283
  Nuclear fuel, at amortized cost                            154,757                              154,757
                                                     -------------------------------------------------------
                                                           4,807,030                            4,807,030
                                                     ------------------------------------------------------
Total utility plant                                       10,939,254                           10,939,254
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                  66,926                              67,869
Nuclear decommissioning trusts                             1,831,460                           1,831,460
Investments in partnerships
  and unconsolidated subsidiaries                             15,816          ($15,816)
Investments in leveraged leases
Other investments                                            171,356                             171,399
                                                     ------------------------------------------------------
Total other property and investments                       2,085,558           (15,816)        2,070,728
                                                     ------------------------------------------------------
Cash and equivalents                                         940,705                             962,272
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                    907,442           215,352           906,388
Fuel inventory                                                58,059                              58,059
Materials and supplies, at average cost                      132,898                             132,980
Accumulated deferred income taxes - net                      123,143                             123,146
Regulatory balancing accounts                                193,311
Prepayments and other current assets                          90,102                              93,098
                                                     ------------------------------------------------------
Total current assets                                       2,445,660           215,352         2,469,254
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense                                                    346,282        (2,444,050)          359,304
Rate phase-in plan                                             3,777                               3,777
Unamortized nuclear plant--net
Income tax-related deferred charges                        1,543,380                           1,543,380
Other deferred charges                                       522,200            (4,682)          673,601
                                                     ----------------------------------------------------
Total deferred charges                                     2,415,639        (2,439,368)        2,580,062
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $17,886,111       ($2,670,536)      $18,059,298
                                                     ======================================================

<PAGE 62>
Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      California
                                                       Electric         Conservation          Energy
                                                         Power            Financing          Services
                                                        Company          Corporation           Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES                        (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                                $23
    Additional Paid in Capital                                                                    $100
    Cumulative translation adjustment-net
    Unrealized gain in equity investments-net
    Retained earnings                                                           899              1,917
                                                     ------------------------------------------------------
                                                                                922              2,017
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                                            922              2,017
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                              1,710              3,680
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                              (3)               (16)
                                                     ------------------------------------------------------
Total current liabilities                                                     1,707              3,664
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                         751                863
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                149,857                136
                                                     ------------------------------------------------------
Total deferred credits                                                      150,608                999
                                                     ------------------------------------------------------
Minority interest                                                               138
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $153,375             $6,680
                                                     ======================================================

<PAGE 63>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             SCE          SCE      Southern
                                                            Mono Power     Capital      Funding     States
                                                              Company      Company        LLC       Realty
============================================================================================================
CAPITALIZATION AND LIABILITIES                              (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                              $20
    Additional Paid in Capital                                 $2,749         100        $13,240      $620
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net
    Retained earnings                                         (2,694)      (2,195)            59       978
                                                            ---------------------------------------------------
                                                                  55       (2,075)        13,299     1,598
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                            195,658      2,216,011
                                                            ---------------------------------------------------
Total capitalization                                              55      193,583      2,229,310     1,598
                                                            ---------------------------------------------------
Other long-term liabilities
                                                            ---------------------------------------------------
Current portion of long-term debt
Short-term debt                                                                          246,300
Accounts payable                                                 104        1,464             14        (3)
Accrued taxes
Accrued interest                                                              615          9,408
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                            ---------------------------------------------------
Total current liabilities                                        104        2,079        255,722        (3)
                                                            ---------------------------------------------------
Accumulated deferred income taxes - net                                                                402
Accumulated deferred investment tax credits
Customer advances and other deferred credits                     818
                                                            ---------------------------------------------------
Total deferred credits                                           818                                   402
                                                            ---------------------------------------------------
Minority interest
                                                            ---------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                            $977     $195,662     $2,485,032    $1,997
                                                            ===================================================

<PAGE 64>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                             Southern
                                                       Southern                             California
                                                      California         Consulating        Edison Co.
                                                      Edison Co.         Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $2,168,054            ($20)         $2,168,054
    Additional Paid in Capital                              334,031          (5,754)            334,031
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net                48,023                              48,023
    Retained earnings                                     1,407,834           2,595           1,407,834
                                                     ------------------------------------------------------
                                                          3,957,942         (15,816)          3,957,942
Preferred securities of subsidiaries:
  Not subject to mandatory redemption                       183,755                             183,755
  Subject to mandatory redemption                           275,000                             275,000
Long-term debt                                            6,372,296      (2,639,368)          6,144,597
                                                     ------------------------------------------------------
Total capitalization                                     10,788,993      (2,655,184)         10,561,294
                                                     ------------------------------------------------------
Other long-term liabilities                                 479,637                             479,637
                                                     ------------------------------------------------------
Current portion of long-term debt                           446,575                             692,875
Short-term debt                                             322,028                             322,028
Accounts payable                                            415,087          15,352             406,704
Accrued taxes                                               504,270                             509,270
Accrued interest                                             75,383                              85,406
Dividends payable                                            95,146                              95,146
Regulatory balancing accounts--net
Deferred unbilled revenue and other                         931,875                             931,856
                                                     ------------------------------------------------------
Total current liabilities                                 2,795,364          15,352           3,043,285
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   2,937,455                           2,939,471
Accumulated deferred investment tax credits                 326,728                             326,728
Customer advances and other deferred credits                557,934                             708,745
                                                     ------------------------------------------------------
Total deferred credits                                    3,822,117                           3,974,944
                                                     ------------------------------------------------------
Minority interest                                                                                   138
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $17,886,111       ($204,842)        $18,059,298
                                                     ======================================================

<PAGE 65>

Southern California Edison Co. and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                      California
                                                       Electric         Conservation          Energy
                                                         Power            Financing          Services
                                                        Company          Corporation           Inc.
============================================================================================================
                                                      (Inactive)
Electric utility revenue                                                                        $17,476
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                                          17,476
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                         $7              16,751
Maintenance
Depreciation and decommissioning
Income taxes                                                                    712                 416
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                                        719              17,167
                                                     ------------------------------------------------------
Operating income                                                               (719)                309
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               1,753                  45
Minority interest                                                              (135)
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                         1,618                  45
                                                     ------------------------------------------------------
Income before interest and other expenses                                       899                 354
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                                              158
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on preferred securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                                             158
                                                     ------------------------------------------------------
NET INCOME                                                                      899                 196
Retained earnings - beginning of year                                                             1,721
Dividends declared on stock
                                                     ------------------------------------------------------
Retained earnings - end of year                                                $899              $1,917
                                                     ======================================================

<PAGE 66>

Southern California Edison Co. and Subsidiaries
Consolidating Statement of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                             SCE          SCE      Southern
                                                            Mono Power     Capital      Funding     States
                                                              Company      Company        LLC       Realty
============================================================================================================
                                                                (Inactive)

Electric utility revenue                                          $9                    $9,408      $3,211
Diversified operations
                                                            ---------------------------------------------------
Total operating revenue                                            9                     9,408       3,211
                                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                           9          $12            2       2,258
Maintenance                                                                                            827
Depreciation and decommissioning
Income taxes                                                                   (4)                      42
Property and other taxes
                                                            ---------------------------------------------------
Total operating expenses                                           9            8            2       3,127
                                                            ---------------------------------------------------
Operating income                                                               (8)       9,406          84
                                                            ---------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                            15,536           61
Minority interest
Other nonoperating income - net                                                             (1)         (1)
                                                            ---------------------------------------------------
Total other income (deductions) - net                                      15,536           60          (1)
                                                            ---------------------------------------------------
Income before interest and other expenses                                  15,528        9,466          83
                                                            ---------------------------------------------------
Interest on long-term debt                                                 15,536        9,408
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on preferred stock
                                                            ---------------------------------------------------
Total interest and other expenses - net                                    15,536        9,408
                                                            ---------------------------------------------------
NET INCOME                                                                     (8)          58          83
Retained earnings - beginning of year                         (2,694)      (2,187)                     895
Dividends declared on stock
                                                            ---------------------------------------------------
Retained earnings - end of year                              ($2,694)     ($2,195)         $58        $978
                                                            ===================================================

<PAGE 67>

Southern California Edison Co. and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                             Southern
                                                       Southern                             California
                                                      California        Consolidating       Edison Co.
                                                      Edison Co.         Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                 $7,933,440        ($10,158)          $7,953,386
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                   7,933,440         (10,158)           7,953,386
                                                     ------------------------------------------------------
Fuel                                                        881,475              (4)             881,471
Purchased power                                           2,854,002                            2,854,002
Provisions for regulatory adjustment
  clauses - net                                            (410,935)                            (410,935)
Other operating expenses                                  1,193,348              81            1,212,468
Maintenance                                                 405,545                              405,545
Depreciation and decommissioning                          1,239,879                            1,239,878
Income taxes                                                580,865                              582,031
Property and other taxes                                    129,039                              129,038
                                                     ------------------------------------------------------
Total operating expenses                                  6,873,218            (752)           6,893,498
                                                     ------------------------------------------------------
Operating income                                          1,060,222          (9,406)           1,059,888
                                                     ------------------------------------------------------
Provision for rate phase-in plan                            (48,486)                             (48,486)
Allowance for equity funds used during
  construction                                                7,651                                7,651
Interest income                                              42,935         (15,694)              44,636
Minority interest
Other nonoperating income - net                             (23,200)            166              (23,036)
                                                     ------------------------------------------------------
Total other income (deductions) - net                       (21,100)        (15,393)             (19,235)
                                                     ------------------------------------------------------
Income before interest and other expenses                 1,039,423         (25,100)           1,040,653
                                                     ------------------------------------------------------
Interest on long-term debt                                  345,593         (24,944)             345,592
Other interest expense                                      101,078            (158)             101,078
Allowance for borrowed funds used during
  construction                                               (9,213)                              (9,213)
Capitalized interest                                         (2,398)                              (2,398)
Dividends on preferred stocks                                29,488                               29,488
                                                     ------------------------------------------------------
Total interest and other expenses - net                     464,548         (25,102)             464,548
                                                     ------------------------------------------------------
NET INCOME                                                  574,875               3              576,106
Retained earnings - beginning of year                     2,665,612           2,265            2,665,612
Dividends declared on stock                              (1,833,884)                          (1,833,884)
                                                     ------------------------------------------------------
Retained earnings - end of year                          $1,407,834          $2,268           $1,407,834
                                                     ======================================================

<PAGE 68>

Southern California Edison Company and Subsidiaries
Equity Investments
December 31, 1997



                                                      Mono Power
                                                        Company
=====================================================================
=====================================================================

Name of Entity:                                       Bear Creek
                                                        Uranium
                                                        Company









Ownership Interest:                                         50%


Nature/Purpose of Business:                                 (a)


Ownership Interest in (000):

   Assets

   Revenue

   Net Income




(a)  To develop and operate an integrated uranium mining complex in Wyoming.

<PAGE 69>

Edison Ventures and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                                   Edison
                                                       Edison        Edison     Consolidating     Ventures
                                                     TransEnergy    Ventures     Adjustments    Consolidated
==============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   ---------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                   ---------------------------------------------------------
Total utility plant
                                                   ---------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                   ---------------------------------------------------------
Total other property and investments
                                                   ---------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                   ---------------------------------------------------------
Total current assets
                                                   ---------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                                $2,406
                                                   ----------------------------------------------------------
Total deferred charges                                                                                 2,406
                                                   ----------------------------------------------------------
TOTAL ASSETS                                                                                          $2,406
                                                   ==========================================================

Edison Ventures and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                                   Edison
                                                       Edison        Edison     Consolidating     Ventures
                                                     TransEnergy    Ventures     Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                                        $2,406
    Retained earnings
    Cumulative Translation Adjustments, Net
                                                   ---------------------------------------------------------
                                                                                                       2,406
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                   ---------------------------------------------------------
Total capitalization                                                                                   2,406
                                                   ---------------------------------------------------------
Other long-term liabilities
                                                   ---------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock
Short-term debt
Accounts payable
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                   ---------------------------------------------------------
Total current liabilities
                                                   ---------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                   ---------------------------------------------------------
Total deferred credits
                                                   ---------------------------------------------------------
Minority interest
                                                   ---------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                                  $2,406
                                                   =========================================================

<PAGE 71>

Edison Ventures and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                                   Edison
                                                       Edison        Edison     Consolidating     Ventures
                                                     TransEnergy    Ventures     Adjustments    Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ---------------------------------------------------------
Total operating revenue
                                                   ---------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ---------------------------------------------------------
Total operating expenses
                                                   ---------------------------------------------------------
Operating income
                                                   ---------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   ---------------------------------------------------------
Total other income (deductions) - net
                                                   ---------------------------------------------------------
Income before interest and other expenses
                                                   ---------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ---------------------------------------------------------
Total interest and other expenses - net
                                                   ---------------------------------------------------------
NET INCOME
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   --------------------------------------------------------
Retained Earnings - end of year
                                                   ========================================================

<PAGE 72>

The Mission Group
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                           Edison             Edison
                                                      The Mission        Technology         Enterprises
                                                         Group            Solutions        Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                     $6,602
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                      $1,046,370
                                                     ------------------------------------------------------
Total other property and investments                    1,046,370                                 6,602
                                                     ------------------------------------------------------
Cash and equivalents                                          619                                 1,228
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  12,951                                 5,079
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                665
                                                     ------------------------------------------------------
Total current assets                                       13,570                                 6,972
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     10,600                                 5,619
                                                     -------------------------------------------------------
Total deferred charges                                     10,600                                 5,619
                                                     -------------------------------------------------------
TOTAL ASSETS                                           $1,070,540                               $19,193
                                                     =======================================================

<PAGE 73>

The Mission Group
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Mission
                                                                           Mission             Power
                                                        Edison              Land            Engineering
                                                        Capital            Company            Company
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $39,321           $122,605               $765
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         490,200
Investments in leveraged leases                           959,646
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    1,489,167            122,605                765
                                                     ------------------------------------------------------
Cash and equivalents                                       79,999              2,609
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  87,505              4,931                  1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        1,752                169
                                                     ------------------------------------------------------
Total current assets                                      169,256              7,709                  1
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                    124,813             17,538                413
                                                     -------------------------------------------------------
Total deferred charges                                    124,813             17,538                413
                                                     -------------------------------------------------------
TOTAL ASSETS                                           $1,783,236           $147,852             $1,179
                                                     =======================================================

<PAGE 74>

The Mission Group
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison
                                                        Mission                             The Mission
                                                        Energy          Consolidating          Group
                                                     Consolidated         Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ---------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ---------------------------------------------------------
Total utility plant
                                                     ---------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                            $2,940,987                          $3,110,280
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          919,789           ($2,035)        1,407,954
Investments in leveraged leases                                                                959,646
Other investments                                                         (1,046,370)
                                                     ---------------------------------------------------------
Total other property and investments                     3,860,776        (1,048,405)        5,477,880
                                                     ---------------------------------------------------------
Cash and equivalents                                       585,883                             670,338
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   99,193           (12,933)          173,856
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                         9,511                              34,968
                                                     ---------------------------------------------------------
Total current assets                                       694,587           (12,933)          879,162
                                                     ---------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     429,782           (19,739)          569,026
                                                     ----------------------------------------------------------
Total deferred charges                                     429,782           (19,739)          569,026
                                                     ----------------------------------------------------------
TOTAL ASSETS                                            $4,985,145       ($1,081,077)       $6,926,068
                                                     ==========================================================

<PAGE 75>

The Mission Group
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                           Edison             Edison
                                                      The Mission        Technology         Enterprises
                                                         Group            Solutions        Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $147,866
    Additional Paid in Capital                            816,877                                  $47
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net
    Retained earnings                                     100,600                              (36,200)
                                                     ------------------------------------------------------
                                                        1,065,343                              (36,153)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                    1,065,343                              (36,153)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock
Short-term debt
Accounts payable                                              480                               45,088
Accrued taxes                                                                                       66
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                         4,717                                8,288
                                                     ------------------------------------------------------
Total current liabilities                                   5,197                               53,442
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                            656
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                     1,248
                                                     ------------------------------------------------------
Total deferred credits                                                                           1,904
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $1,070,540                              $19,193
                                                     ======================================================

<PAGE 76>
The Mission Group
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Mission
                                                                           Mission             Power
                                                        Edison              Land            Engineering
                                                        Capital            Company            Company
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                                $3,000
    Additional Paid in Capital                           $80,597            $142,984
    Cumulative Translation Adjustments, Net                   10
    Unrealized gain in equity investments-net
    Retained earnings                                    221,780                 888           (12,451)
                                                     ------------------------------------------------------
                                                         302,387             143,872            (9,451)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                           272,063
                                                     ------------------------------------------------------
Total capitalization                                     574,450             143,872            (9,451)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock                     99,768
Short-term debt
Accounts payable                                           9,955                 346                 1
Accrued taxes                                                                    195
Accrued interest                                           4,933
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                      216,238                 401
                                                     ------------------------------------------------------
Total current liabilities                                330,894                 942                 1
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  684,620
Accumulated deferred investment tax credits
Customer advances and other deferred credits             193,421               3,038            10,629
                                                     ------------------------------------------------------
Total deferred credits                                   878,041               3,038            10,629
                                                     ------------------------------------------------------
Minority interest                                           (149)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $1,783,236           $147,852            $1,179
                                                     ======================================================

<PAGE 77>

The Mission Group
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison
                                                        Mission                            The Mission
                                                        Energy          Consolidating         Group
                                                     Consolidated         Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                           $64,130          ($67,130)         $147,866
    Additional Paid in Capital                             629,406          (853,034)          816,877
    Cumulative Translation Adjustments, Net                 30,446                              30,456
    Unrealized gain in equity investments-net
    Retained earnings                                      102,620          (127,257)          249,980
                                                     ---------------------------------------------------------
                                                           826,602        (1,047,421)        1,245,179
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership                   150,000                             150,000
Long-term debt                                           2,454,121                           2,726,184
                                                     ---------------------------------------------------------
Total capitalization                                     3,430,723        (1,047,421)        4,121,363
                                                     ---------------------------------------------------------
Other long-term liabilities
                                                     ---------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock                       75,383                             175,151
Short-term debt
Accounts payable                                            38,446           (10,301)           84,015
Accrued taxes                                               91,596                              91,857
Accrued interest                                            42,627                              47,560
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        122,671                             352,315
                                                     ---------------------------------------------------------
Total current liabilities                                  370,723           (10,301)          750,898
                                                     ---------------------------------------------------------
Accumulated deferred income taxes - net                    462,513           (10,194)        1,137,595
Accumulated deferred investment tax credits                 23,957                              23,957
Customer advances and other deferred credits               688,127           (13,161)          883,302
                                                     ---------------------------------------------------------
Total deferred credits                                   1,174,597           (23,355)        2,044,854
                                                     ---------------------------------------------------------
Minority interest                                            9,102                               8,953
                                                     ---------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $4,985,145       ($1,081,077)       $6,926,068
                                                     =========================================================

<PAGE 78>

The Mission Group
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                           Edison             Edison
                                                      The Mission        Technology         Enterprises
                                                         Group            Solutions        Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                                                         $60,173
                                                     ------------------------------------------------------
Total operating revenue                                                                         60,173
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    $351                               100,750
Maintenance
Depreciation and decommissioning                                                                 1,345
Income taxes                                                (140)                              (16,808)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                     211                                85,287
                                                     ------------------------------------------------------
Operating income                                            (211)                              (25,114)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                2
Minority interest
Taxes on nonoperating income                                  (1)
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                          1
                                                     ------------------------------------------------------
Income before interest and other expenses                   (210)                              (25,114)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                                           1,223
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                                          1,223
                                                     ------------------------------------------------------
NET INCOME                                                  (210)                              (26,337)
Retained Earnings - beginning of year                    366,628                                (9,863)
  Deduct - Dividends on Common Stock and Other          (265,818)
                                                     ------------------------------------------------------
Retained Earnings - end of year                         $100,600                              ($36,200)
                                                     ======================================================

<PAGE 79>

The Mission Group
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                              Mission
                                                                           Mission             Power
                                                        Edison              Land            Engineering
                                                        Capital            Company            Company
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                  $140,332            $106,108
                                                     ------------------------------------------------------
Total operating revenue                                  140,332             106,108
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  61,532            100,670
Maintenance                                                                     734
Depreciation and decommissioning                          16,775              1,318                 $1
Income taxes                                             (37,671)              (788)                (9)
Property and other taxes                                                      4,680                 23
                                                     ------------------------------------------------------
Total operating expenses                                  40,636            106,614                 15
                                                     ------------------------------------------------------
Operating income                                          99,696               (506)               (15)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            3,798              1,870                  1
Minority interest                                             33
Taxes on nonoperating income                               6,539               (645)               (25)
Other nonoperating income - net                          (19,844)               166                 61
                                                     ------------------------------------------------------
Total other income (deductions) - net                     (9,474)             1,391                 37
                                                     ------------------------------------------------------
Income before interest and other expenses                 90,222                885                 22
                                                     ------------------------------------------------------
Interest on long-term debt                                22,044                 (3)
Other interest expense                                     7,346
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                   29,390                 (3)
                                                     ------------------------------------------------------
NET INCOME                                                60,832                888                 22
Retained Earnings - beginning of year                    160,948             45,576            (12,473)
  Deduct - Dividends on Common Stock and Other                              (45,576)
                                                     -----------------------------------------------------
Retained Earnings - end of year                         $221,780               $888           ($12,451)
                                                     ======================================================

<PAGE 80>

The Mission Group
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                       Edison
                                                       Mission                              The Mission
                                                       Energy           Consolidating          Group
                                                    Consolidated         Adjustments       Consolidated
============================================================================================================


Electric utility revenue                                 $744,675                            $744,675
Diversified operations                                    230,316               $216          537,145
                                                     ---------------------------------------------------------
Total operating revenue                                   974,991                216        1,281,820
                                                     ---------------------------------------------------------
Fuel                                                      192,325                             192,325
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  285,577                             548,880
Maintenance                                                                                       734
Depreciation and decommissioning                          102,794                             122,233
Income taxes                                               28,051                 88          (27,277)
Property and other taxes                                      392                               5,095
                                                     ---------------------------------------------------------
Total operating expenses                                  609,139                 88          841,990
                                                     ---------------------------------------------------------
Operating income                                          365,852                128          439,830
                                                     ---------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            35,709                              41,380
Minority interest                                         (38,858)                            (38,825)
Taxes on nonoperating income                              (29,312)                            (23,444)
Other nonoperating income - net                             5,113                             (14,504)
                                                     ---------------------------------------------------------
Total other income (deductions) - net                     (27,348)                            (35,393)
                                                     ---------------------------------------------------------
Income before interest and other expenses                 338,504                128          404,437
                                                     ---------------------------------------------------------
Interest on long-term debt                                222,693                             244,734
Other interest expense                                        157                               8,726
Allowance for borrowed funds used during
  construction
Capitalized interest                                      (12,539)                            (12,539)
Dividends on subsidiary preferred
  securities                                               13,167                              13,167
                                                     ---------------------------------------------------------
Total interest and other expenses - net                   223,478                             254,088
                                                     ---------------------------------------------------------
NET INCOME                                                115,026                128          150,349
Retained Earnings - beginning of year                     262,594           (338,779)         474,631
  Deduct - Dividends on Common Stock and Other           (275,000)           211,394         (375,000)
                                                     --------------------------------------------------------
Retained Earnings - end of year                          $102,620          ($127,257)        $249,980
                                                     ========================================================

<PAGE 81>

Edison Enterprises
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison                                Edison
                                                      Enterprises         Edison EV           Source
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning                               ------------------------------------------------------


Construction work in progress
Nuclear fuel, at amortized cost
                                                    ------------------------------------------------------
Total utility plant
                                                    ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                               $1,232               $574             $3,344
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                    ------------------------------------------------------
Total other property and investments                        1,232                574              3,344
                                                    ------------------------------------------------------
Cash and equivalents                                                             221
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   1,319              2,456             10,083
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            7                404                167
                                                    ------------------------------------------------------
Total current assets                                        1,326              3,081             10,250
                                                    ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      1,666                  2              2,914
                                                    ------------------------------------------------------
Total deferred charges                                      1,666                  2              2,914
                                                    ------------------------------------------------------
TOTAL ASSETS                                               $4,224             $3,657            $16,508
                                                    =======================================================

Edison Enterprises
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Edison             Edison
                                                        Select             Utility         Consolidating
                                                     Consolidated         Services          Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                    ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ------------------------------------------------------
Total utility plant
                                                    ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                               $1,452
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                    ------------------------------------------------------
Total other property and investments                        1,452
                                                    ------------------------------------------------------
Cash and equivalents                                        1,007
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   2,721                             ($11,500)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                           87
                                                    ------------------------------------------------------
Total current assets                                        3,815                              (11,500)
                                                    ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      1,037
                                                    -------------------------------------------------------
Total deferred charges                                      1,037
                                                    -------------------------------------------------------
TOTAL ASSETS                                               $6,304                             ($11,500)
                                                    =======================================================

<PAGE 83>

Edison Enterprises
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          Edison
                                                        Enterprises
                                                       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                       ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                       ------------------------------------------------------
Total utility plant
                                                       ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                 $6,602
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                       ------------------------------------------------------
Total other property and investments                          6,602
                                                       ------------------------------------------------------
Cash and equivalents                                          1,228
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     5,079
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            665
                                                       ------------------------------------------------------
Total current assets                                          6,972
                                                       ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                        5,619
                                                       -------------------------------------------------------
Total deferred charges                                        5,619
                                                       -------------------------------------------------------
TOTAL ASSETS                                                $19,193
                                                       =======================================================

<PAGE 84>

Edison Enterprises
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison                                Edison
                                                      Enterprises         Edison EV           Source
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                                   $47
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net
    Retained earnings                                    ($3,968)           ($3,684)           (20,324)
                                                    ------------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                    ------------------------------------------------------
Total capitalization                                      (3,968)            (3,684)           (20,277)
                                                    ------------------------------------------------------
Other long-term liabilities
                                                    ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock
Short-term debt
Accounts payable                                           7,007              6,239             31,340
Accrued taxes                                                                    41
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        1,033              1,156              4,915
                                                    ------------------------------------------------------
Total current liabilities                                  8,040              7,436             36,255
                                                    ------------------------------------------------------
Accumulated deferred income taxes - net                      152                (95)               445
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                        85
                                                    ------------------------------------------------------
Total deferred credits                                       152                (95)               530
                                                    ------------------------------------------------------
Minority interest
                                                    ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $4,224            $3,657             $16,508
                                                    ======================================================

Edison Enterprises
Consolidating Balance Sheet
December 31, 1997
(In Thousands)


                                                        Edison             Edison
                                                        Select             Utility         Consolidating
                                                     Consolidated         Services          Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net
    Retained earnings                                    ($8,224)
                                                    ------------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                    ------------------------------------------------------
Total capitalization                                      (8,224)
                                                    ------------------------------------------------------
Other long-term liabilities
                                                    ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock
Short-term debt
Accounts payable                                          12,002                              ($11,500)
Accrued taxes                                                 25
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        1,184
                                                    ------------------------------------------------------
Total current liabilities                                 13,211                               (11,500)
                                                    ------------------------------------------------------
Accumulated deferred income taxes - net                      154
Accumulated deferred investment tax credits
Customer advances and other deferred credits               1,163
                                                    ------------------------------------------------------
Total deferred credits                                     1,317
                                                    ------------------------------------------------------
Minority interest
                                                    ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $6,304                              ($11,500)
                                                    ======================================================

<PAGE 86>

Edison Enterprises
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Edison
                                                      Enterprises
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                               $47
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net
    Retained earnings                                    (36,200)
                                                    ------------------------------------------------------
                                                         (36,153)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                    ------------------------------------------------------
Total capitalization                                     (36,153)
                                                    ------------------------------------------------------
Other long-term liabilities
                                                    ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock
Short-term debt
Accounts payable                                          45,088
Accrued taxes                                                 66
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        8,288
                                                    ------------------------------------------------------
Total current liabilities                                 53,442
                                                    ------------------------------------------------------
Accumulated deferred income taxes - net                      656
Accumulated deferred investment tax credits
Customer advances and other deferred credits               1,248
                                                    ------------------------------------------------------
Total deferred credits                                     1,904
                                                    ------------------------------------------------------
Minority interest
                                                    ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $19,193
                                                    ======================================================

<PAGE 87>

Edison Enterprises
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Edison                                Edison
                                                      Enterprises         Edison EV           Source
============================================================================================================

Electric utility revenue
Diversified operations                                                       $4,164            $53,458
                                                    ------------------------------------------------------
Total operating revenue                                                       4,164             53,458
                                                    ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  $6,470              6,980             75,490
Maintenance
Depreciation and decommissioning                             238                152                662
Income taxes                                              (2,740)            (1,125)            (9,328)
Property and other taxes
                                                    ------------------------------------------------------
Total operating expenses                                   3,968              6,007             66,824
                                                    ------------------------------------------------------
Operating income (loss)                                   (3,968)            (1,843)           (13,366)
                                                    ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                    ------------------------------------------------------
Total other income (deductions) - net
                                                    ------------------------------------------------------
Income before interest and other expenses
                                                    ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                          186                802
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ------------------------------------------------------
Total interest and other expenses - net                                         186                802
                                                    ------------------------------------------------------
NET INCOME (LOSS)                                         (3,968)            (2,029)           (14,168)
Retained Earnings - beginning of year                                        (1,655)            (6,156)
  Deduct - Dividends on Common Stock and Other
                                                    ------------------------------------------------------
Retained Earnings - end of year                          ($3,968)           ($3,684)          ($20,324)
                                                    ======================================================

<PAGE 88>

Edison Enterprises
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Edison             Edison
                                                        Select             Utility         Consolidating
                                                     Consolidated         Services          Adjustments
============================================================================================================

Electric utility revenue
Diversified operations                                    $2,551
                                                    ------------------------------------------------------
Total operating revenue                                    2,551
                                                    ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  11,810
Maintenance
Depreciation and decommissioning                             293
Income taxes                                              (3,615)
Property and other taxes
                                                    ------------------------------------------------------
Total operating expenses                                   8,488
                                                    ------------------------------------------------------
Operating income (loss)                                   (5,937)
                                                    ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                    ------------------------------------------------------
Total other income (deductions) - net
                                                    ------------------------------------------------------
Income before interest and other expenses
                                                    ------------------------------------------------------
Interest on long-term debt
Other interest expense                                       235
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ------------------------------------------------------
Total interest and other expenses - net                      235
                                                    ------------------------------------------------------
NET INCOME (LOSS)                                         (6,172)
Retained Earnings - beginning of year                     (2,052)
  Deduct - Dividends on Common Stock and Other
                                                    ------------------------------------------------------
Retained Earnings - end of year                          ($8,224)
                                                    ======================================================

<PAGE 89>

Edison Enterprises
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Edison
                                                      Enterprises
                                                     Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                   $60,173
                                                    ------------------------------------------------------
Total operating revenue                                   60,173
                                                    ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 100,750
Maintenance
Depreciation and decommissioning                           1,345
Income taxes                                             (16,808)
Property and other taxes
                                                    ------------------------------------------------------
Total operating expenses                                  85,287
                                                    ------------------------------------------------------
Operating income (loss)                                  (25,114)
                                                    ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                    ------------------------------------------------------
Total other income (deductions) - net
                                                    ------------------------------------------------------
Income before interest and other expenses
                                                    ------------------------------------------------------
Interest on long-term debt
Other interest expense                                     1,223
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ------------------------------------------------------
Total interest and other expenses - net                    1,223
                                                    ------------------------------------------------------
NET INCOME (LOSS)                                        (26,337)
Retained Earnings - beginning of year                     (9,863)
  Deduct - Dividends on Common Stock and Other
                                                    ------------------------------------------------------
Retained Earnings - end of year                         ($36,200)
                                                    ======================================================

<PAGE 90>

Edison Select
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Select             Edison
                                                         Home               Home
                                                       Warranty          Protection           Edison
                                                        Company            Company            Select
============================================================================================================
ASSETS                                                                   (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                    ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ------------------------------------------------------
Total utility plant
                                                    ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                     $1,452
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                                                 2,244
                                                    ------------------------------------------------------
Total other property and investments                                                              3,696
                                                    ------------------------------------------------------
Cash and equivalents                                       $1,007
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     764                                 1,957
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                 87
                                                    ------------------------------------------------------
Total current assets                                        1,771                                 2,044
                                                    ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                            1,037
                                                    -------------------------------------------------------
Total deferred charges                                                                            1,037
                                                    -------------------------------------------------------
TOTAL ASSETS                                               $1,771                                $6,777
                                                    =======================================================

<PAGE 91>

Edison Select
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                           Edison
                                                     Consolidating         Select
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                    ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ------------------------------------------------------
Total utility plant
                                                    ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                  $1,452
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                          ($2,244)
Other investments                                          2,244)
                                                    ------------------------------------------------------
Total other property and investments                                           1,452
                                                    ------------------------------------------------------
Cash and equivalents                                                           1,007
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      2,721
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                              87
                                                    ------------------------------------------------------
Total current assets                                                           3,815
                                                    ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         1,037
                                                    -------------------------------------------------------
Total deferred charges                                                         1,037
                                                    -------------------------------------------------------
TOTAL ASSETS                                             ($2,244)             $6,304
                                                    =======================================================

Edison Select
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Select             Edison
                                                         Home               Home
                                                       Warranty          Protection            Edison
                                                        Company            Company             Select
============================================================================================================
CAPITALIZATION AND LIABILITIES                                           (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            $2,244
    Cumulative Translation Adjustments, Net
    Unrealized gain in equity investments-net
    Retained earnings                                     (1,544)                              ($6,680)
                                                     ------------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                         700                                (6,680)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock
Short-term debt
Accounts payable                                             975                                11,027
Accrued taxes                                                                                       25
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                           96                                 1,088
                                                     ------------------------------------------------------
Total current liabilities                                  1,071                                12,140
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                            154
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                     1,163
                                                     ------------------------------------------------------
Total deferred credits                                                                           1,317
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $1,771                                $6,777
                                                     ======================================================

<PAGE 93>

Edison Select
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                           Edison
                                                     Consolidating         Select
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net              ($2,244)
    Unrealized gain in equity investments-net
    Retained earnings                                                       ($8,224)
                                                    ------------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                    ------------------------------------------------------
Total capitalization                                      (2,244)            (8,224)
                                                    ------------------------------------------------------
Other long-term liabilities
                                                    ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock
Short-term debt
Accounts payable                                                             12,002
Accrued taxes                                                                    25
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                           1,184
                                                    ------------------------------------------------------
Total current liabilities                                                    13,211
                                                    ------------------------------------------------------
Accumulated deferred income taxes - net                                         154
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                  1,163
                                                    ------------------------------------------------------
Total deferred credits                                                        1,317
                                                    ------------------------------------------------------
Minority interest
                                                    ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     ($2,244)            $6,304
                                                    ======================================================

<PAGE 94>

Edison Select
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Select             Edison
                                                         Home               Home
                                                       Warranty          Protection           Edison
                                                        Company            Company            Select
============================================================================================================
                                                                         (Inactive)
Electric utility revenue
Diversified operations                                    $1,590                                  $961
                                                    -------------------------------------------------------
Total operating revenue                                    1,590                                   961
                                                    -------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   3,816                                 7,994
Maintenance
Depreciation and decommissioning                              68                                   225
Income taxes                                                (750)                               (2,865)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                   3,134                                 5,354
                                                     ------------------------------------------------------
Operating income (loss)                                   (1,544)                               (4,393)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and other expenses
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                                             235
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                                            235
                                                     ------------------------------------------------------
NET INCOME (LOSS)                                         (1,544)                               (4,628)
Retained Earnings - beginning of year                                                           (2,052)
  Deduct - Dividends on Common Stock and Other
                                                     ------------------------------------------------------
Retained Earnings - end of year                          ($1,544)                              ($6,680)
                                                     ======================================================

<PAGE 95>

Edison Select
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                                           Edison
                                                     Consolidating         Select
                                                      Adjustments       Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                                       $2,551
                                                    ------------------------------------------------------
Total operating revenue                                                       2,551
                                                    ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                     11,810
Maintenance
Depreciation and decommissioning                                                293
Income taxes                                                                 (3,615)
Property and other taxes
                                                    ------------------------------------------------------
Total operating expenses                                                      8,488
                                                    ------------------------------------------------------
Operating income (loss)                                                      (5,937)
                                                    ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                    ------------------------------------------------------
Total other income (deductions) - net
                                                    ------------------------------------------------------
Income before interest and other expenses
                                                    ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                          235
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ------------------------------------------------------
Total interest and other expenses - net                                         235
                                                    ------------------------------------------------------
NET INCOME (LOSS)                                                            (6,172)
Retained Earnings - beginning of year                                        (2,052)
  Deduct - Dividends on Common Stock and Other
                                                     -----------------------------------------------------
Retained Earnings - end of year                                             ($8,224)
                                                     ======================================================

<PAGE 96>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                     Edison                        Edison
                                                      Renewable      Capital       Edison          Funding
                                                       Energy        Europe       Mortgage         Company
                                                     Capital Co.     Limited       Company      Consolidated
==============================================================================================================
ASSETS
==============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                   ------------------------------------------------------------
Total utility plant
                                                   ------------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                         $177                          $3,974
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 490,420
Investments in leveraged leases                                                                   959,646
Other investments
                                                   -----------------------------------------------------------
Total other property and investments                                  177                       1,454,040
                                                   -----------------------------------------------------------
Cash and equivalents                                                  209                          79,033
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            $36,622           12         $104            123,147
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                  124                             170
                                                   ----------------------------------------------------------
Total current assets                                  36,622          345          104            202,350
                                                   ----------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                29,445                     3,641            120,170
                                                   ----------------------------------------------------------
Total deferred charges                                29,445                     3,641            120,170
                                                   ----------------------------------------------------------
TOTAL ASSETS                                         $66,067         $522       $3,745         $1,776,560
                                                   ==========================================================

<PAGE 97>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission           Burlington
                                                     International        Bartlett           Apartments,
                                                     Capital, Inc.      Hill Company            Inc.
=============================================================================================================
ASSETS
=============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     --------------------------------------------------------
Total utility plant
                                                     --------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                  $5,440            $28,645
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     --------------------------------------------------------
Total other property and investments                                           5,440             28,645
                                                     --------------------------------------------------------
Cash and equivalents                                                               9                458
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      $2                636                801
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                             105                479
                                                     --------------------------------------------------------
Total current assets                                            2                750              1,738
                                                     --------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                           496                812
                                                     --------------------------------------------------------
Total deferred charges                                                           496                812
                                                     --------------------------------------------------------
TOTAL ASSETS                                                   $2             $6,686            $31,195
                                                     ========================================================

<PAGE 98>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                              Edison
                                                        Edison          Consolidating         Capital
                                                        Capital          Adjustments       Consolidated
=============================================================================================================
ASSETS
=============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     --------------------------------------------------------
Total utility plant
                                                     --------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                               $1,086              ($1)             $39,321
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          23,364           (23,584)            490,200
Investments in leveraged leases                                                                 959,646
Other investments
                                                     --------------------------------------------------------
Total other property and investments                       24,450           (23,585)          1,489,167
                                                     --------------------------------------------------------
Cash and equivalents                                          292                (2)             79,999
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   9,052           (82,871)             87,505
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                          875                (1)              1,752
                                                     --------------------------------------------------------
Total current assets                                       10,219           (82,874)            169,256
                                                     --------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                         50           (29,801)            124,813
                                                     --------------------------------------------------------
Total deferred charges                                         50           (29,801)            124,813
                                                     --------------------------------------------------------
TOTAL ASSETS                                              $34,719         ($136,260)         $1,783,236
                                                     ========================================================

<PAGE 99>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Beta               Gamma              Kappa
=============================================================================================================
ASSETS
=============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     --------------------------------------------------------
Total utility plant
                                                     --------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                          $182,102           $153,347
Other investments
                                                     --------------------------------------------------------
Total other property and investments                      182,102            153,347
                                                     --------------------------------------------------------
Cash and equivalents                                           24
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  64,869             46,630                $14
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     -------------------------------------------------------
Total current assets                                       64,893             46,630                 14
                                                     -------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     -------------------------------------------------------
Total deferred charges
                                                     -------------------------------------------------------
TOTAL ASSETS                                             $246,995           $199,977                $14
                                                     =======================================================

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                           Mission            Mission
                                                                           Funding             First
                                                                            Zeta         Asset Investment
=============================================================================================================
ASSETS
=============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     --------------------------------------------------------
Total utility plant
                                                     --------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $20,902
Investments in leveraged leases
Other investments
                                                     --------------------------------------------------------
Total other property and investments                                          20,902
                                                     --------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                     46,754            $19,773
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     --------------------------------------------------------
Total current assets                                                          46,754             19,773
                                                     --------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     --------------------------------------------------------
Total deferred charges
                                                     --------------------------------------------------------
TOTAL ASSETS                                                                 $67,656            $19,773
                                                     --------------------------------------------------------

<PAGE 101>
Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison
                                                      Integrated           Edison             Edison
                                                        Energy             Funding            Funding
                                                       Services            Omicron            Company
=============================================================================================================
ASSETS
=============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     -------------------------------------------------------
Total utility plant
                                                     -------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                  $2,588
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                  1         $1,308,728
Investments in leveraged leases
Other investments
                                                     -------------------------------------------------------
Total other property and investments                                           2,589          1,308,728
                                                     -------------------------------------------------------
Cash and equivalents                                                                             75,539
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     $29                266             32,616
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     -------------------------------------------------------
Total current assets                                           29                266            108,155
                                                     -------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                           233              1,317
                                                     -------------------------------------------------------
Total deferred charges                                                           233              1,317
                                                     -------------------------------------------------------
TOTAL ASSETS                                                  $29             $3,088         $1,418,200
                                                     =======================================================

<PAGE 102>
Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                       Edison Capital
                                                                           Housing        Mission Funding
                                                                         Investments          Epsilon
                                                                      Consolidated         Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     -------------------------------------------------------
Total utility plant
                                                     -------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                  $1,386
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            387,335            $82,497
Investments in leveraged leases                                                  479            623,718
Other investments
                                                     -------------------------------------------------------
Total other property and investments                                         389,200            706,215
                                                     -------------------------------------------------------
Cash and equivalents                                                           2,922                548
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                    500,448            332,692
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                              79                 91
                                                     -------------------------------------------------------
Total current assets                                                         503,449            333,331
                                                     -------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                       118,485                135
                                                     -------------------------------------------------------
Total deferred charges                                                       118,485                135
                                                     -------------------------------------------------------
TOTAL ASSETS                                                              $1,011,134         $1,039,681
                                                     =======================================================

<PAGE 103>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Edison
                                                                                              Funding
                                                                        Consolidating         Company
                                                                         Adjustments       Consolidated
=============================================================================================================
ASSETS
=============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     --------------------------------------------------------
Total utility plant
                                                     --------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                     $3,974
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       ($1,309,043)            490,420
Investments in leveraged leases                                                                 959,646
Other investments
                                                     --------------------------------------------------------
Total other property and investments                                     (1,309,043)          1,454,040
                                                     --------------------------------------------------------
Cash and equivalents                                                                             79,033
Receivables, including unbilled revenue, net
   of allowance for uncollectible accounts                                 (920,944)            123,147
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                170
                                                     --------------------------------------------------------
Total current assets                                                       (920,944)            202,350
                                                     --------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                          120,170
                                                     --------------------------------------------------------
Total deferred charges                                                                          120,170
                                                     --------------------------------------------------------
TOTAL ASSETS                                                            ($2,229,987)         $1,776,560
                                                     ========================================================

<PAGE 104>

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Alpha               Mu                Delta
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     -------------------------------------------------------
Total utility plant
                                                     -------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                          $390,549            $18,165
Other investments
                                                     -------------------------------------------------------
Total other property and investments                      390,549             18,165
                                                     -------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 180,524              9,307            $25,509
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     -------------------------------------------------------
Total current assets                                      180,524              9,307             25,509
                                                     -------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     -------------------------------------------------------
Total deferred charges
                                                     -------------------------------------------------------
TOTAL ASSETS                                             $571,073            $27,472            $25,509
                                                     =======================================================

<PAGE 105>
Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding          Investments         (Bermuda)
                                                          Nu                Inc.         Investments, Ltd.
=============================================================================================================
ASSETS
=============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     --------------------------------------------------------
Total utility plant
                                                     --------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                           $43,589
Other investments
                                                     --------------------------------------------------------
Total other property and investments                       43,589
                                                     --------------------------------------------------------
Cash and equivalents                                                              $1                 $3
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  15,674                  1                 12
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     --------------------------------------------------------
Total current assets                                       15,674                  2                 15
                                                     --------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     --------------------------------------------------------
Total deferred charges
                                                     --------------------------------------------------------
TOTAL ASSETS                                              $59,263                 $2                $15
                                                     ========================================================

<PAGE 106>
Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                       Edison Capital
                                                                          (Bermuda)      Edison Capital
                                                                        Investments,            LAI
                                                                            Ltd.          (Bermuda) Ltd.
=============================================================================================================
ASSETS
=============================================================================================================
                                                                                           <C
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     --------------------------------------------------------
Total utility plant
                                                     --------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             $6,147
Investments in leveraged leases
Other investments
                                                     --------------------------------------------------------
Total other property and investments                                           6,147
                                                     --------------------------------------------------------
Cash and equivalents                                                             544
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                        320
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets

                                                     --------------------------------------------------------
Total current assets                                                             864
                                                     --------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred
                                                     --------------------------------------------------------
Total deferred charges
                                                     --------------------------------------------------------
TOTAL ASSETS                                                                  $7,011
                                                     ========================================================

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                    Edison Capital     Edison Capital
                                                    Latin American     Latin American         Mission
                                                      Investments        Investments          Funding
                                                    (Bermuda), Ltd.     Holdings Co.          Epsilon
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $76,350           $116,989
Investments in leveraged leases                                                                 171,415
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                          76,350            288,404
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      2,557            157,354
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                              78                 13
                                                     ------------------------------------------------------
Total current assets                                                           2,635            157,367
                                                     -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred                                                                   133                  3
                                                     ------------------------------------------------------
Total deferred charges                                                           133                  3
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                 $79,118           $445,774
                                                     ======================================================

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                          Mission Funding
                                                                        Consolidating         Epsilon
                                                                         Adjustments       Consolidated
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         ($116,989)            $82,497
Investments in leveraged leases                                                                 623,718
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                       (116,989)            706,215
                                                     ------------------------------------------------------
Cash and equivalents                                                                                548
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                   (58,566)            332,692
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                 91
                                                     ------------------------------------------------------
Total current assets                                                        (58,566)            333,331
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                           (1)                135
                                                     ------------------------------------------------------
Total deferred charges                                                           (1)                135
                                                     ------------------------------------------------------
TOTAL ASSETS                                                              ($175,556)         $1,039,681
                                                     ======================================================

<PAGE 109>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Housing            Housing            Housing
                                                         Alpha              Beta               Delta
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             $2,079             $3,762
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                           2,079              3,762
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  $4,487              4,409             11,266
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                        4,487              4,409             11,266
                                                     -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                         90
                                                     ------------------------------------------------------
Total deferred charges                                         90
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $4,577             $6,488            $15,028
                                                     ======================================================

<PAGE 110>
Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Housing            Housing            Housing
                                                        Epsilon             Gamma              Theta
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $486             $1,668               $734
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                          486              1,668                734
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     644              3,291              1,267
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                          644              3,291              1,267
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                               65
                                                     ------------------------------------------------------
Total deferred charges                                                                               65
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $1,130             $4,959             $2,066
                                                     ======================================================

<PAGE 111>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission
                                                        Funding
                                                         Theta
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      $8
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                            8
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges

                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                   $8
                                                     ======================================================

<PAGE 112>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission
                                                        Housing           MHIFED 94          MHICAL 94
                                                         Zeta              Company            Company
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $11,711                 $1            $17,872
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       11,711                  1             17,872
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   4,196             20,468             25,559
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                        4,196             20,468             25,559
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         7,399                505
                                                     ------------------------------------------------------
Total deferred charges                                                         7,399                505
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $15,907            $27,868            $43,936
                                                     ======================================================

<PAGE 113>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          EHI
                                                      Development         MHIFED 95          MHICAL 95
                                                         Fund              Company            Company
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $26,965
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                             26,965
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                    $267            $20,488             27,542
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                          267             20,488             27,542
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      6,262              6,500              3,449
                                                     ------------------------------------------------------
Total deferred charges                                      6,262              6,500              3,449
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $6,529            $26,988            $57,956
                                                     ======================================================

<PAGE 114>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                      East Coast
                                                     Capital, Inc.       MHIFED 96A         MHIFED 95C
                                                     Consolidated          Company            Company
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                  $73
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                           73
                                                     ------------------------------------------------------
Cash and equivalents                                           45
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     857             $4,881
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            7
                                                     ------------------------------------------------------
Total current assets                                          909              4,881
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                        10,438
                                                     ------------------------------------------------------
Total deferred charges                                                        10,438
                                                     ------------------------------------------------------
TOTAL ASSETS                                                 $982            $15,319
                                                     ======================================================

<PAGE 115>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          EHI                                 Mission
                                                      Development         MHIFED 96           Housing
                                                        Company            Company           Holdings
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $13,966
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                             13,966
                                                     ------------------------------------------------------
Cash and equivalents                                       $1,078
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     125               $106              6,906
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                        1,203                106              6,906
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                        11,618
                                                     ------------------------------------------------------
Total deferred charges                                                        11,618
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $1,203            $11,724            $20,872
                                                     ======================================================

<PAGE 116>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                              Mission
                                                       MHICAL 96           Mission            Housing
                                                        Company          SA Company           Denver
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $27,062                                $6,742
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       27,062                                 6,742
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  13,970                $38              4,927
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                       13,970                 38              4,927
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      9,041
                                                     ------------------------------------------------------
Total deferred charges                                      9,041
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $50,073                $38            $11,669
                                                     ======================================================

<PAGE 117>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Edison             Edison             Edison
                                                        Housing            Housing            Housing
                                                        Georgia        South Carolina      Oregon, Inc.
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $890               $503
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                          890                503
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     195              2,048                 $2
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                          195              2,048                  2
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $1,085             $2,551                 $2
                                                     ======================================================

<PAGE 118>
Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Edison         Edison Capital     Edison Capital
                                                        Housing            Housing            Housing
                                                    North Carolina         Florida          New Jersey
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $483                                $8,819
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                          483                                 8,819
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   2,907                 $2                  1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                        2,907                  2                  1
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $3,390                 $2             $8,820
                                                     ======================================================

<PAGE 119>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                       Edison Capital
                                                       MHIFED 97           Housing           MHICAL 97
                                                        Company         Pennsylvania          Company
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             $9,051             $7,064
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                           9,051              7,064
                                                     ------------------------------------------------------
Cash and equivalents
  of allowance for uncollectible accounts
Fuel inventory
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      $1              2,699              1,846
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     -----------------------------------------------------
Total current assets                                            1              2,699              1,846
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                            2,628
                                                     ------------------------------------------------------
Total deferred charges                                                                            2,268
                                                     ------------------------------------------------------
TOTAL ASSETS                                                   $1            $11,750            $11,538
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                    Edison Capital      Edison Capital
                                                        Housing            Housing         John Stewart
                                                       New York          Management           Company
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts                                                                  $1,313
Investments in partnerships
  and unconsolidated subsidiaries                          $4,570             $1,201               (32)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                        4,570              1,201              1,281
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue,                                                          1,093
net of allowance for uncollectible accounts                 3,501                  1                417
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                 72
                                                     ------------------------------------------------------
Total current assets                                        3,501                  1              1,582
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         2,463                269
                                                     ------------------------------------------------------
Total deferred charges                                                         2,463                269
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $8,071             $3,665             $3,132
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                          Edison Capital
                                                     WGA Investors    ECHI Wyvernwood,      Affordable
                                                        Company             Inc.           Housing 97 V
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                    Edison Capital     Edison Capital      Edison Capital
                                                      Affordable         Affordable         Affordable
                                                     Housing 97 VI    Housing 97 VII      Housing 97 VIII
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue
  net of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

<PAGE 123>
Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                          Edison Capital
                                                    Edison Capital                            Housing
                                                        Housing         Consolidating       Investments
                                                      Investments        Adjustments       Consolidated
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulate
  provision for depreciation                                                                     $1,386
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        $492,141         ($250,403)            387,335
Investments in leveraged leases                               479                                   479
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      492,620          (250,403)            389,200
                                                     ------------------------------------------------------
Cash and equivalents                                          706                                 2,922
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 361,819           (30,693)            500,448
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                 79
                                                     ------------------------------------------------------
Total current assets                                      362,525           (30,693)            503,449
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     57,758                               118,485
                                                     ------------------------------------------------------
Total deferred charges                                     57,758                               118,485
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $912,903         ($281,096)         $1,011,134
                                                     ======================================================

<PAGE 124>

Edison Capital and Subsidiaries
East Coast Capital Consoliated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         East
                                                         Coast            EC Asset              EC
                                                     Capital, Inc.     Services, Inc.    Properties, Inc.
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                  $73
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                           73
                                                     ------------------------------------------------------
Cash and equivalents                                           18                 $4
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     508                272               $128
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            7
                                                     ------------------------------------------------------
Total current assets                                          533                276                128
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                 $606               $276               $128
                                                     ======================================================

<PAGE 125>
Edison Capital and Subsidiaries
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                             EC
                                                                    Properties III, Inc.   EC-SLP, Inc.
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents                                                              $2                $21
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                                               2                 21
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                      $2                $21
                                                     ======================================================

<PAGE 126>
Edison Capital and Subsidiaries
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                            East Coast
                                                                        Consolidating      Capital, Inc.
                                                                         Adjustments       Consolidated
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                        $73
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                                 73
                                                     ------------------------------------------------------
Cash and equivalents                                                                                 45
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      ($51)                857
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                  7
                                                     ------------------------------------------------------
Total current assets                                                            (51)                909
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                   ($51)               $982
                                                     ======================================================

<PAGE 127>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                      Edison                       Edison
                                                      Renewable       Capital       Edison         Funding
                                                       Energy         Europe       Mortgage        Company
                                                     Capital Co.      Limited       Company     Consolidated
=============================================================================================================
CAPITALIZATION AND LIABILITIES
=============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                               $3                                     $126,744
    Cumulative Translation Adjustments, Net                               $10
    Retained earnings                                       143            10            $97         217,500
                                                      -------------------------------------------------------
                                                            146            20             97         344,244
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           29,491                                      312,517

                                                      -------------------------------------------------------
Total capitalization                                     29,637            20             97         656,761
                                                      -------------------------------------------------------
Other long-term liabilities
                                                      -------------------------------------------------------
Current portion of long-term debt                        34,721                                       99,714
Short-term debt                                                                                          405
Accounts payable                                                          472          3,648          13,416
Accrued taxes
Accrued interest                                          1,709                                        3,088
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                        22                        209,438
                                                      -------------------------------------------------------
Total current liabilities                                36,430           494          3,648         326,061
                                                      -------------------------------------------------------
Accumulated deferred income taxes - net                                     8                        687,256
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                         106,350
                                                      -------------------------------------------------------
Total deferred credits                                                      8                        793,606
                                                      -------------------------------------------------------
Minority interest                                                                                        132
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $66,067          $522         $3,745      $1,776,560
                                                      =======================================================

<PAGE 128>
Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission               Mission        Burlington
                                                    International            Bartlett        Apartments,
                                                     Capital, Inc.       Hill Company       Inc.
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid In Capital                                                  $819            $1,682
    Cumulative Translation Adjustments, Net
    Retained earnings                                        ($7)                292            (2,512)
                                                     ------------------------------------------------------
                                                              (7)              1,111              (830)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                 5,133            29,327
                                                     ------------------------------------------------------
Total capitalization                                          (7)              6,244            28,497
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt                                                 34
Short-term debt
Accounts payable                                               9                 119               195
Accrued taxes
Accrued interest                                                                                   137
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                               29               535
                                                     ------------------------------------------------------
Total current liabilities                                      9                 182               867
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                           42             2,078
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                        36
                                                     ------------------------------------------------------
Total deferred credits                                                            42             2,114
                                                     ------------------------------------------------------
Minority interest                                                                218              (283)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                          $2              $6,686           $31,195
                                                     ======================================================

<PAGE 129>
Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                              Edison
                                                        Edison          Consolidating         Capital
                                                        Capital          Adjustments       Consolidated
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                           $80,597          ($129,248)           $80,597
    Cumulative Translation Adjustments, Net                                                         10
    Retained earnings                                    (99,626)           105,883            221,780
                                                     ------------------------------------------------------
                                                         (19,029)           (23,365)           302,387
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                             (104,405)           272,063
                                                     ------------------------------------------------------
Total capitalization                                     (19,029)          (127,770)           574,450
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt                                           (34,701)            99,768
Short-term debt                                                                (405)
Accounts payable                                          39,773            (47,677)             9,955
Accrued taxes
Accrued interest                                                                 (1)             4,933
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        6,706               (492)           216,238
                                                     ------------------------------------------------------
Total current liabilities                                 46,479            (83,276)           330,894
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   (4,764)                              684,620
Accumulated deferred investment tax credits
Customer advances and other deferred credits              12,033             75,002            193,421
                                                     ------------------------------------------------------
Total deferred credits                                     7,269             75,002            878,041
                                                     ------------------------------------------------------
Minority interest                                                              (216)              (149)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $34,719          ($136,260)        $1,783,236
                                                     ======================================================

<PAGE 130>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Beta               Gamma              Kappa
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                           $133,940           $110,680               $17
    Cumulative Translation Adjustments, Net
    Retained earnings                                       9,518             10,132               (25)
                                                     ------------------------------------------------------
                                                          143,458            120,812                (8)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                      143,458            120,812                (8)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                               53              1,262                22
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                      53              1,262                22
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   103,201             77,903
Accumulated deferred investment tax credits
Customer advances and other deferred credits                  283
                                                     ------------------------------------------------------
Total deferred credits                                    103,484             77,903
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $246,995           $199,977               $14
                                                     ======================================================

<PAGE 131>
Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding            Funding             First
                                                         Theta              Zeta         Asset Investment
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                               $26,450            $19,764
    Cumulative Translation Adjustments, Net
    Retained earnings                                                          8,691                  9
                                                     ------------------------------------------------------
                                                                              35,141             19,773
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                                          35,141             19,773
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                                 432
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                                        432
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                       32,083
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                        32,083
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                         $67,656            $19,773
                                                     ======================================================

<PAGE 132>
Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison
                                                      Integrated           Edison             Edison
                                                        Energy             Funding            Funding
                                                       Services            Omicron            Company
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                                $126,747
    Cumulative Translation Adjustments, Net
    Retained earnings                                       ($7)               ($4)            (50,901)
                                                     ------------------------------------------------------
                                                             (7)                (4)             75,846
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                               2,676             308,791
                                                     ------------------------------------------------------
Total capitalization                                         (7)             2,672             384,637
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt                                               24              99,690
Short-term debt
Accounts payable                                             36                  4             923,415
Accrued taxes
Accrued interest                                                                                 3,088
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                             74
                                                     ------------------------------------------------------
Total current liabilities                                    36                102           1,026,193
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                         (4,391)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                    11,761
                                                     ------------------------------------------------------
Total deferred credits                                                                           7,370
                                                     ------------------------------------------------------
Minority interest                                                              314
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $29             $3,088          $1,418,200
                                                     ======================================================

<PAGE 133>
Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                    Edison Capital
                                                        Housing        Mission Funding
                                                      Investments          Epsilon
                                                     Consolidated       Consolidated
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                           $550,574           $479,208
    Cumulative Translation Adjustments, Net
    Retained earnings                                     183,269             44,911
                                                     ------------------------------------------------------
                                                          733,843            524,119
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                              1,045
                                                     ------------------------------------------------------
Total capitalization                                      734,888            524,119
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt                                               405
Accounts payable                                            7,787              1,350
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                       191,188             18,176
                                                     ------------------------------------------------------
Total current liabilities                                 199,380             19,526
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    36,750            441,710
Accumulated deferred investment tax credits
Customer advances and other deferred credits               39,981             54,326
                                                     ------------------------------------------------------
Total deferred credits                                     76,731            496,036
                                                     -------------------------------------------------------
Minority interest                                             135
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $1,011,134         $1,039,681
                                                     ======================================================

<PAGE 134>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                           Edison
                                                                           Funding
                                                     Consolidating         Company
                                                      Adjustments       Consolidated
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                       ($1,320,636)           $126,744
    Cumulative Translation Adjustments, Net
    Retained earnings                                     11,907             217,500
                                                     ------------------------------------------------------
                                                      (1,308,729)            344,244
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                  5            312,517
                                                     ------------------------------------------------------
Total capitalization                                  (1,308,724)            656,761
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt                                             99,714
Short-term debt                                                                  405
Accounts payable                                        (920,945)             13,416
Accrued taxes
Accrued interest                                                               3,088
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                          209,438
                                                     ------------------------------------------------------
Total current liabilities                               (920,945)            326,061
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                      687,256
Accumulated deferred investment tax credits
Customer advances and other deferred credits                  (1)            106,350
                                                     ------------------------------------------------------
Total deferred credits                                        (1)            793,606
                                                     ------------------------------------------------------
Minority interest                                           (317)                132
                                                     ------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                 ($2,229,987)         $1,776,560
                                                     ======================================================

<PAGE 135>

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Alpha               Mu                Delta
==========================================================================================================
CAPITALIZATION AND LIABILITIES
==========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                           $263,907            $14,750            $13,880
    Cumulative Translation Adjustments, Net
    Retained earnings                                      20,529              5,267              5,989
                                                     -----------------------------------------------------
                                                          284,436             20,017             19,869
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     -----------------------------------------------------
Total capitalization                                      284,436             20,017             19,869
                                                     -----------------------------------------------------
Other long-term liabilities
                                                     -----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           54,603                 12              5,169
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     -----------------------------------------------------
Total current liabilities                                  54,603                 12              5,169
                                                     -----------------------------------------------------
Accumulated deferred income taxes - net                   232,034              7,443                471
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     -----------------------------------------------------
Total deferred credits                                    232,034              7,443                471
                                                     -----------------------------------------------------
Minority interest
                                                     -----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $571,073            $27,472            $25,509
                                                     =====================================================

<PAGE 136>
Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding          Investments         (Bermuda)
                                                          Nu                Inc.         Investments, Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            $33,188                 $1                $12
    Cumulative Translation Adjustments, Net
    Retained earnings                                       9,137
                                                     -------------------------------------------------------
                                                           42,325                  1                 12
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                       42,325                  1                 12
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                               12                  1                  3
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                      12                  1                  3
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    16,926
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     16,926
                                                     -----------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $59,263                 $2                $15
                                                     ======================================================

<PAGE 137>

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison                                Edison
                                                        Capital                               Capital
                                                       (Bermuda)       Edison Capital     Latin American
                                                     Investments,            LAI            Investments
                                                         Ltd.          (Bermuda) Ltd.     (Bermuda), Ltd.
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                             $5,784
    Cumulative Translation Adjustments, Net
    Retained earnings                                       1,049
                                                     ------------------------------------------------------
                                                            6,833
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     -----------------------------------------------------
Total capitalization                                        6,833
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                           178
                                                     ------------------------------------------------------
Total current liabilities                                     178
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $7,011
                                                     ======================================================

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                    Edison Capital
                                                    Latin American         Mission
                                                      Investments          Funding
                                                     Holdings Co.          Epsilon
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            $6,789            $257,886
    Cumulative Translation Adjustments, Net
    Retained earnings                                        (31)              2,971
                                                     -----------------------------------------------------
                                                           6,758             260,857
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     -----------------------------------------------------
Total capitalization                                       6,758             260,857
                                                     -----------------------------------------------------
Other long-term liabilities
                                                     -----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                             103                  14
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                       17,931                  67
                                                     -----------------------------------------------------
Total current liabilities                                 18,034                  81
                                                     --------------------------------------------------------

Accumulated deferred income taxes - net                                      184,836
Accumulated deferred investment tax credits
Customer advances and other deferred credits              54,326
                                                     -------------------------------------------------------
Total deferred credits                                    54,326             184,836
                                                     -----------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $79,118            $445,774
                                                     ======================================================

<PAGE 139>
Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                       Mission Funding
                                                     Consolidating         Epsilon
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                         ($116,990)           $479,208
    Cumulative Translation Adjustments, Net
    Retained earnings                                          1              44,911
                                                     ------------------------------------------------------
                                                        (116,989)            524,119
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                    (116,989)            524,119
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                         (58,567)              1,350
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                           18,176
                                                     -----------------------------------------------------
Total current liabilities                                (58,567)             19,526
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                      441,710
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                  54,326
                                                     ------------------------------------------------------
Total deferred credits                                                       496,036
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   ($175,556)         $1,039,681
                                                     ======================================================

<PAGE 140>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Housing            Housing            Housing
                                                         Alpha              Beta               Delta
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                           $3,264            $4,459            $10,110
    Cumulative Translation Adjustments, Net
    Retained earnings                                        41             2,269              4,798
                                                     ------------------------------------------------------
                                                          3,305             6,728             14,908
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                      3,305             6,728             14,908
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                             32                22                 22
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                    32                22                 22
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   1,240              (262)                98
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    1,240              (262)                98
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $4,577            $6,488            $15,028
                                                     ======================================================

<PAGE 141>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Mission            Mission
                                                        Housing            Housing            Housing
                                                        Epsilon             Gamma              Theta
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additinal Paid in Capital                           $1,100             $3,340             $1,181
    Cumulative Translation Adjustments, Net
    Retained earnings                                       52              1,790                682
                                                     -----------------------------------------------------
                                                         1,152              5,130              1,863
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                     1,152              5,130              1,863
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                            22                 22                 43
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                          1                                   132
                                                     ------------------------------------------------------
Total current liabilities                                   23                 22                175
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    (45)              (193)                28
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     (45)              (193)                28
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $1,130             $4,959             $2,066
                                                     ======================================================

<PAGE 142>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission
                                                        Funding
                                                         Theta
========================================================================================================
CAPITALIZATION AND LIABILITIES
========================================================================================================
Common shareholders' equity:
    Common stock
    Additional paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings                                     ($14)
                                                     --------------------------------------------------
                                                           (14)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                       (14)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                            22
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                   22
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $8
                                                     ======================================================

<PAGE 143>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission
                                                        Housing           MHIFED 94          MHICAL 94
                                                         Zeta              Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            $7,558             $20,040            $30,581
    Cumulative Translation Adjustments, Net
    Retained earnings                                         62               6,156             11,180
                                                     ------------------------------------------------------
                                                           7,620              26,196             41,761
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                       7,620              26,196             41,761
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                              23                 963                330
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        8,266                  42
                                                     ------------------------------------------------------
Total current liabilities                                  8,289               1,005                330
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                       (2)                310              1,845
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                     357
                                                     ------------------------------------------------------
Total deferred credits                                        (2)                667              1,845
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $15,907             $27,868            $43,936
                                                     ======================================================

<PAGE 144>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          EHI
                                                      Development         MHIFED 95          MHICAL 95
                                                         Fund              Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                             $5,000             $8,662            $44,132
    Cumulative Translation Adjustments, Net
    Retained earnings                                         244              7,138             10,770
                                                     ------------------------------------------------------
                                                            5,244             15,800             54,902
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                        5,244             15,800             54,902
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                            1,285              8,544                  8
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                               95
                                                     ------------------------------------------------------
Total current liabilities                                   1,285              8,639                  8
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                        2,151              2,577
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                     398                469
                                                     ------------------------------------------------------
Total deferred credits                                                         2,549              3,046
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $6,529            $26,988            $57,956
                                                     ======================================================

<PAGE 145>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                      East Coast
                                                     Capital, Inc.       MHIFED 96A         MHIFED 95C
                                                     Consolidated          Company            Company
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                               $332          $12,054
    Cumulative Translation Adjustments, Net
    Retained earnings                                         405              719
                                                     ------------------------------------------------------
                                                              737           12,773
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          737           12,773
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                              186                5
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                            59            1,583
                                                     ------------------------------------------------------
Total current liabilities                                     245            1,588
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                   958
                                                     ------------------------------------------------------
Total deferred credits                                                         958
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                         $982          $15,319
                                                     ======================================================

<PAGE 146>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          EHI                                 Mission
                                                      Development         MHIFED 96           Housing
                                                        Company            Company           Holdings
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                             $1,002              $670            $17,684
    Cumulative Translation Adjustments, Net
    Retained earnings                                          66              (330)             3,272
                                                     ------------------------------------------------------
                                                            1,068               340             20,956
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                        1,068               340             20,956
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                              135            11,371                  9
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                            (522)               366
                                                     ------------------------------------------------------
Total current liabilities                                     135            10,849                375
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                          87               (459)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                    448
                                                     ------------------------------------------------------
Total deferred credits                                                          535               (459)
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $1,203           $11,724            $20,872
                                                     ======================================================

<PAGE 147>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                              Mission
                                                       MHICAL 96           Mission            Housing
                                                        Company          SA Company           Denver
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            $29,887               $54              $7,925
    Cumulative Translation Adjustments, Net
    Retained earnings                                       4,475               (64)              2,788
                                                     ------------------------------------------------------
                                                           34,362               (10)             10,713

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                       34,362               (10)             10,713
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                8                 8                   9
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        12,615
                                                     ------------------------------------------------------
Total current liabilities                                  12,623                 8                   9
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     2,007                40                 947
Accumulated deferred investment tax credits
Customer advances and other deferred credits                1,081
                                                     ------------------------------------------------------
Total deferred credits                                      3,088                40                 947
                                                     ------------------------------------------------------
Minority interest
                                                     -----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $50,073               $38             $11,669
                                                     ======================================================

<PAGE 148>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Edison             Edison             Edison
                                                        Housing            Housing            Housing
                                                        Georgia        South Carolina      Oregon, Inc.
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                               $405             $2,078
    Cumulative Translation Adjustments, Net
    Retained earnings                                          87                252               ($3)
                                                     ------------------------------------------------------
                                                              492              2,330                (3)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          492              2,330                (3)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                6                  5                 5
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                           571
                                                     ------------------------------------------------------
Total current liabilities                                     577                  5                 5
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                        16                192
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                      24
                                                     ------------------------------------------------------
Total deferred credits                                         16                216
                                                     -----------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $1,085             $2,551                $2
                                                     ======================================================

<PAGE 149>
Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Edison         Edison Capital     Edison Capital
                                                        Housing            Housing            Housing
                                                    North Carolina         Florida          New Jersey
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                             $2,156                               $8,542
    Cumulative Translation Adjustments, Net
    Retained earnings                                       1,007               ($4)                (4)
                                                     ------------------------------------------------------
                                                            3,163                (4)             8,538
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                        3,163                (4)             8,538
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                6                 6                  6
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                                                276
                                                     ------------------------------------------------------
Total current liabilities                                       6                 6                282
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                       198
Accumulated deferred investment tax credits
Customer advances and other deferred credits                   23
                                                     ------------------------------------------------------
Total deferred credits                                        221
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $3,390                $2             $8,820
                                                     ======================================================

<PAGE 150>
Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                       Edison Capital
                                                       MHIFED 97           Housing           MHICAL 97
                                                        Company         Pennsylvania          Company
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                $8,990             $9,722
    Cumulative Translation Adjustments, Net
    Retained earnings                                        ($3)              1,489                595
                                                     ------------------------------------------------------
                                                              (3)             10,479             10,317
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          (3)             10,479             10,317
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                               4                   9                 83
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                              393                431
                                                     ------------------------------------------------------
Total current liabilities                                      4                 402                514
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                          869                393
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                        314
                                                     ------------------------------------------------------
Total deferred credits                                                           869                707
                                                     -----------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                          $1             $11,750            $11,538
                                                     ======================================================

<PAGE 151>
Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                       Edison Capital
                                                    Edison Capital         Housing         John Stewart
                                                   Housing New York      Management           Company
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            $4,500             $3,772              $1,201
    Cumulative Translation Adjustments, Net
    Retained earnings                                         (8)               (94)                208
                                                     ------------------------------------------------------
                                                           4,492              3,678               1,409
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                                    1,045
                                                     ------------------------------------------------------
Total capitalization                                       4,492              3,678               2,454
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt                                                                  49                 292
Accounts payable                                               9
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        3,570                                     98
                                                     ------------------------------------------------------
Total current liabilities                                  3,579                 49                 390
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                         (62)                155
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                          (62)                155
                                                     ------------------------------------------------------
Minority interest                                                                                   133
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $8,071             $3,665              $3,132
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                          Edison Capital
                                                     WGA Investors          ECHI            Affordable
                                                        Company        Wyvernwood Inc.     Housing 97 V
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in capital
    Cumulative Translation Adjustments, Net
    Retained earnings
                                                     ------------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     -----------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                    Edison Capital     Edison Capital     Edison Capital
                                                      Affordable         Affordable         Affordable
                                                     Housing 97 VI     Housing 97 VII         97 VIII
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings
                                                     ------------------------------------------------------
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     ======================================================

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                          Edison Capital
                                                    Edison Capital                            Housing
                                                        Housing         Consolidating       Investments
                                                      Investments        Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                           $552,063         ($251,890)           $550,574
    Cumulative Translation Adjustments, Net
    Retained earnings                                     121,758             1,490             183,269
                                                     ------------------------------------------------------
                                                          673,821          (250,400)            733,843
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                                    1,045
                                                     ------------------------------------------------------
Total capitalization                                      673,821          (250,400)            734,888
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt                                                                  64                 405
Accounts payable                                           15,341           (30,762)              7,787
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                       163,214                (2)            191,188
                                                     ------------------------------------------------------
Total current liabilities                                 178,555           (30,700)            199,380
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    24,618                 2              36,750
Accumulated deferred investment tax credits
Customer advances and other deferred credits               35,909                                39,981
                                                     ------------------------------------------------------
Total deferred credits                                     60,527                 2              76,731
                                                     -----------------------------------------------------
Minority interest                                                                 2                 135
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $912,903         ($281,096)         $1,011,134
                                                     ======================================================

<PAGE 155>

Edison Capital and Subsidiaries
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         East             EC Asset              EC
                                                         Coast            Services,         Properties,
                                                     Capital, Inc.          Inc.                Inc.
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                               $242                $58                $30
    Cumulative Translation Adjustments, Net
    Retained earnings                                         185                127                 96
                                                     ------------------------------------------------------
                                                              427                185                126
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          427                185                126
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                              147                 83                  2
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                            32                  8
                                                     ------------------------------------------------------
Total current liabilities                                     179                 91                  2
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                         $606               $276               $128
                                                     ======================================================

<PAGE 156>
Edison Capital and Subsidiaries
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                  EC
                                                         Properties III, Inc.              EC-SLP, Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                    $2
    Cumulative Translation Adjustments, Net
    Retained earnings                                             (1)                           ($2)
                                                     ------------------------------------------------------
                                                                   1                             (2)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                               1                             (2)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                   1                              4
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                                              19
                                                     ------------------------------------------------------
Total current liabilities                                          1                             23
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                              $2                            $21
                                                     ======================================================

<PAGE 157>
Edison Capital and Subsidiaries
East Coast Capital Consolidated
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                         East Coast
                                                     Consolidating      Capital, Inc.
                                                      Adjustments       Consolidated
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                  $332
    Cumulative Translation Adjustments, Net
    Retained earnings                                                            405
                                                     ------------------------------------------------------
                                                                                 737
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                                             737
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                            ($51)                186
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                               59
                                                     ------------------------------------------------------
Total current liabilities                                    (51)                245
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        ($51)               $982
                                                     ======================================================

<PAGE 158>

Edison Capital and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                                   Edison                         Edison
                                                     Renewable     Capital        Edison          Funding
                                                      Energy       Europe        Mortgage         Company
                                                    Capital Co.    Limited        Company      Consolidated
============================================================================================================
Electric Utility revenue
Diversified operations                                                  $594                       $134,774
                                                   ----------------------------------------------------------
Total operating revenue                                                  594                        134,774
                                                   ----------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                 555            $3           22,560
Maintenance
Depreciation and decommissioning                          $45             32                         15,360
Income taxes                                           (1,163)             2             3          (22,735)
Property and other taxes
                                                   ----------------------------------------------------------
Total operating expenses                               (1,118)           589             6           15,185
                                                   ----------------------------------------------------------
Operating income                                        1,118              5            (6)         119,589
                                                   ----------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                         2,809              2           177            3,653
Minority interest                                                                                         1
Taxes on nonoperating income                           (1,145)           (1)           (72)           6,748
Other nonoperating income - net                                                                     (20,113)
                                                   ----------------------------------------------------------
Total other income (deductions) - net                  (1,664)            1            105           (9,711)
                                                   ----------------------------------------------------------
Income before interest and other expenses               2,782             6             99          109,878
                                                   ----------------------------------------------------------
Interest on long-term debt                              2,051                                        19,277
Other interest expense                                    758                                         7,112
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net                 2,809                                        26,389
                                                   -----------------------------------------------------------
NET INCOME                                                (27)            6             99           83,489
Retained earnings - beginning of year                     170             4             (2)         154,012
Dividends declared on common stock                                                                  (20,000)
                                                   -----------------------------------------------------------
Retained earnings - end of year                          $143           $10            $97         $217,501
                                                   ===========================================================

<PAGE 159>

Edison Capital and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                        Mission            Mission          Burlington
                                                     International        Bartlett          Apartments,
                                                     Capital, Inc.      Hill Company           Inc.
===============================================================================================================

Electric utility revenue
Diversified operations                                                            $423             $4,506
                                                   ------------------------------------------------------------
Total operating revenue                                                            423              4,506
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3                286              1,638
Maintenance
Depreciation and decommissioning                                (1)               193                839
Income taxes                                                    (1)              (243)                 1
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                         1                236              2,478
                                                   ------------------------------------------------------------
Operating income                                                (1)               187              2,028
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest                                                                 270                 32
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total other income (deductions) - net                                             270                 32
                                                   -----------------------------------------------------------
Income before interest and other expenses                       (1)               457              2,060
                                                   -----------------------------------------------------------
Interest on long-term debt                                                        247              1,944
Other interest expense                                                             91                719
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net                                           338              2,663
                                                   -----------------------------------------------------------
NET INCOME                                                      (1)               119               (603)
Retained earnings - beginning of year                           (6)               173             (1,909)
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                ($7)              $292            ($2,512)
                                                   ===========================================================

<PAGE 160>

Edison Capital and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                                                              Edison
                                                        Edison          Consolidating         Capital
                                                        Capital          Adjustments       Consolidated
===============================================================================================================

Electric utility revenue
Diversified operations                                                            $35           $140,332
                                                   ------------------------------------------------------------
Total operating revenue                                                            35            140,332
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   $36,488                 (1)            61,532
Maintenance
Depreciation and decommissioning                               307                 (1)            16,775
Income taxes                                               (14,547)             1,012            (37,671)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                    22,248              1,010             40,636
                                                   ------------------------------------------------------------
Operating income                                           (22,248)              (975)            99,696
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                (2,843)             3,798
Minority interest                                                                (270)                33
Taxes on nonoperating income                                                    1,009              6,539
Other nonoperating income - net                                                   269            (19,844)
                                                   -----------------------------------------------------------
Total other income (deductions) - net                                          (1,835)            (9,474)
                                                   -----------------------------------------------------------
Income before interest and other expenses                  (22,248)            (2,810)            90,222
                                                   -----------------------------------------------------------
Interest on long-term debt                                                     (1,475)            22,044
Other interest expense                                                         (1,334)             7,346
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net                                        (2,809)            29,390
                                                   -----------------------------------------------------------
NET INCOME                                                 (22,248)                (1)            60,832
Retained earnings - beginning of year                      (77,378)           105,883            160,948
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                           ($99,626)          $105,882           $221,780
                                                   ===========================================================

<PAGE 161>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Beta               Gamma              Kappa
===============================================================================================================

Electric utility revenue
Diversified operations                                      $17,510            $15,334
                                                   ------------------------------------------------------------
Total operating revenue                                      17,510             15,334
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                          3                  3                $3
Maintenance
Depreciation and decommissioning
Income taxes                                                  8,801              6,565                (1)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                      8,804              6,568                 2
                                                   ------------------------------------------------------------
Operating income                                              8,706              8,766                (2)
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total other income (deductions) - net
                                                   -----------------------------------------------------------
Income before interest and other expenses                     8,706              8,766                (2)
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                    8,706              8,766                (2)
Retained earnings - beginning of year                           812              1,366               (23)
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                              $9,518            $10,132              ($25)
                                                   ===========================================================

<PAGE 162>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                                           Mission            Mission
                                                                           Funding             First
                                                                            Zeta         Asset Investment
===============================================================================================================

Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                           $3                 $3
Maintenance
Depreciation and decommissioning                                                  893
Income taxes                                                                      136                 (1)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                                        1,032                  2
                                                   ------------------------------------------------------------
Operating income                                                               (1,032)                (2)
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                                   (1,110)
Other nonoperating income - net                                                 2,724
                                                   -----------------------------------------------------------
Total other income (deductions) - net                                           1,614
                                                   -----------------------------------------------------------
Income before interest and other expenses                                         582                 (2)
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                                        582                 (2)
Retained earnings - beginning of year                                           8,109                 11
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                                $8,691                 $9
                                                   ===========================================================

<PAGE 163>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                        Edison
                                                      Integrated           Edison             Edison
                                                        Energy             Funding            Funding
                                                       Services            Omicron            Company
===============================================================================================================

Electric utility revenue
Diversified operations                                                           $416             $2,157
                                                   ------------------------------------------------------------
Total operating revenue                                                           416              2,157
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3                264              4,391
Maintenance
Depreciation and decommissioning                                                  104                555
Income taxes                                                    (1)                              (12,151)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                         2                368             (7,205)
                                                   ------------------------------------------------------------
Operating income                                                (2)                48              9,362
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                    2,388
Minority interest                                                                  70               (973)
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total other income (deductions) - net                                              70              1,415
                                                   -----------------------------------------------------------
Income before interest and other expenses                       (2)               118             10,777
                                                   -----------------------------------------------------------
Interest on long-term debt                                                         88             19,140
Other interest expense                                                             33              7,079
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net                                           121             26,219
                                                   -----------------------------------------------------------
NET INCOME                                                      (2)                (3)           (15,442)
Retained earnings - beginning of year                           (5)                (1)           (15,459)
Dividends declared on common stock                                                               (20,000)
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                ($7)               ($4)          ($50,901)
                                                   ===========================================================

<PAGE 164>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Statements of Income and Retained Earnings
For the year ended December 31, 1997
(In Thousnds)

                                                                       Edison Capital         Mission
                                                                           Housing            Funding
                                                                         Investments          Epsilon
                                                                        Consolidated       Consolidated
===========================================================================================================
Electric utility revenue
Diversified operations                                                        $45,894            $53,461
                                                   ------------------------------------------------------------
Total operating revenue                                                        45,894             53,461
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                       17,842                 48
Maintenance
Depreciation and decommissioning                                               13,772                 33
Income taxes                                                                  (50,083)            23,997
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                                      (18,469)            24,078
                                                   ------------------------------------------------------------
Operating income                                                               64,363             29,383
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   449                816
Minority interest
Taxes on nonoperating income                                                    9,163               (332)
Other nonoperating income - net                                               (22,906)
                                                   -----------------------------------------------------------
Total other income (deductions) - net                                         (13,294)               484
                                                   -----------------------------------------------------------
Income before interest and other expenses                                      51,069             29,867
                                                   -----------------------------------------------------------
Interest on long-term debt                                                         49
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net                                            49
                                                   -----------------------------------------------------------
NET INCOME                                                                     51,020             29,867
Retained earnings - beginning of year                                         132,250             15,045
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                              $183,270             $44,912
                                                   ===========================================================

<PAGE 165>

Edison Capital and Subsidiaries
Edison Funding Company Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                                           Edison
                                                                           Funding
                                                     Consolidating         Company
                                                      Adjustments       Consolidated
===============================================================================================================

Electric utility revenue
Diversified operations                                          $2           $134,774
                                                   ------------------------------------------------------------
Total operating revenue                                          2            134,774
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        (3)            22,560
Maintenance
Depreciation and decommissioning                                 3             15,360
Income taxes                                                     3            (22,735)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                         3             15,185
                                                   ------------------------------------------------------------
Operating income                                                (1)           119,589
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 3,653
Minority interest                                              902                  1
Taxes on nonoperating income                                  (973)             6,748
Other nonoperating income - net                                 69            (20,113)
                                                   -----------------------------------------------------------
Total other income (deductions) - net                                          (9,711)
                                                   -----------------------------------------------------------
Income before interest and other expenses                       (1)           109,878
                                                   -----------------------------------------------------------
Interest on long-term debt                                                     19,277
Other interest expense                                                          7,112
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net                                        26,389
                                                   -----------------------------------------------------------
NET INCOME                                                      (1)            83,489
Retained earnings - beginning of year                       11,907            154,012
Dividends declared on common stock                                            (20,000)
                                                   -----------------------------------------------------------
Retained Earnings - end of year                            $11,906           $217,501
                                                   ===========================================================

<PAGE 166>

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Alpha               Mu                Delta
===============================================================================================================

Electric utility revenue
Diversified operations                                      $33,993            $1,964            $12,580
                                                   ------------------------------------------------------------
Total operating revenue                                     $33,993             1,964             12,580
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                          3                 3                  3
Maintenance
Depreciation and decommissioning
Income taxes                                                 16,237               (19)             6,435
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                     16,240               (16)             6,438
                                                   ------------------------------------------------------------
Operating income                                             17,753             1,980              6,142
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total other income (deductions) - net
                                                   -----------------------------------------------------------
Income before interest and other expenses                    17,753             1,980              6,142
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                   17,753             1,980              6,142
Retained earnings - beginning of year                         2,776             3,287               (153)
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                             $20,529            $5,267             $5,989
                                                   ===========================================================

<PAGE 167>

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                        Mission            Mission            Mission
                                                        Funding         Investments,         (Bermuda)
                                                          Nu                Inc.         Investments, Ltd.
===============================================================================================================

Electric utility revenue
Diversified operations                                       $4,355                 $4                 $1
                                                   ------------------------------------------------------------
Total operating revenue                                      $4,355                  4                  1
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                          3                  4                  1
Maintenance
Depreciation and decommissioning
Income taxes                                                  2,445
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                      2,448                 $4                 $1
                                                   ------------------------------------------------------------
Operating income                                              1,907
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net
                                                   -----------------------------------------------------------
Income before interest and other expenses                     1,907
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                    1,907
Retained earnings - beginning of year
Dividends declared on common stock                            7,230
                                                   -----------------------------------------------------------
Retained Earnings - end of year                              $9,137
                                                   ===========================================================

<PAGE 168>

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                    Edison Capital                        Edison Capital
                                                       (Bermuda)       Edison Capital      Latin America
                                                     Investments,            LAI            Investments
                                                         Ltd.          (Bermuda) Ltd.     (Bermuda Ltd.)
===============================================================================================================

Electric utility revenue
Diversified operations                                         $15
                                                   ------------------------------------------------------------
Total operating revenue                                         15
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                         9
Maintenance
Depreciation and decommissioning
Income taxes                                                  (560)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                      (551)
                                                   ------------------------------------------------------------
Operating income                                               566
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                816
Minority interest
Taxes on nonoperating income                                  (332)
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                          484
                                                   -----------------------------------------------------------
Income before interest and other expenses                    1,050
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME
Retained earnings - beginning of year                        1,050
Dividends declared on common stock                              (1)
                                                   -----------------------------------------------------------
Retained Earnings - end of year                             $1,049
                                                   ===========================================================

<PAGE 169>

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                    Edison Capital
                                                    Latin American             Mission
                                                 Investments Holdings          Funding
                                                        Company                Epsilon
===============================================================================================================

Electric utility revenue
Diversified operations                                                           $548
                                                   ------------------------------------------------------------
Total operating revenue                                                           548
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                       $21                  3
Maintenance
Depreciation and decommissioning                                33
Income taxes                                                   (23)              (518)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                        31               (515)
                                                   ------------------------------------------------------------
Operating income                                               (31)             1,063
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net
                                                   -----------------------------------------------------------
Income before interest and other expenses                      (31)             1,063
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                     (31)             1,063
Retained earnings - beginning of year                                           1,908
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                               ($31)            $2,971
                                                   ===========================================================

<PAGE 170>

Edison Capital and Subsidiaries
Mission Funding Epsilon Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                                       Mission Funding
                                                     Consolidating         Epsilon
                                                      Adjustments       Consolidated
===============================================================================================================

Electric utility revenue
Diversified operations                                          $1            $53,461
                                                   ------------------------------------------------------------
Total operating revenue                                          1             53,461
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        (2)                48
Maintenance
Depreciation and decommissioning                                                   33
Income taxes                                                                   23,997
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                        (2)            24,078
                                                   ------------------------------------------------------------
Operating income                                                 3             29,383
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   816
Minority interest
Taxes on nonoperating income                                                     (332)
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                                             484
                                                   -----------------------------------------------------------
Income before interest and other expenses                        3             29,867
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                       3             29,867
Retained earnings - beginning of year                           (2)            15,045
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                 $1            $44,912
                                                   ===========================================================

<PAGE 171>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                        Mission            Mission            Mission
                                                        Funding            Housing            Housing
                                                         Alpha              Beta               Delta
===============================================================================================================

Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3                 $3                 $3
Maintenance
Depreciation and decommissioning                                23                165                262
Income taxes                                                   365               (846)            (1,978)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                       391               (678)            (1,713)
                                                   ------------------------------------------------------------
Operating income                                              (391)                678             1,713
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                                      110                521
Other nonoperating income - net                                                  (270)            (1,277)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                                            (160)              (756)
                                                   -----------------------------------------------------------
Income before interest and other expenses                     (391)               518                957
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                    (391)               518                957
Retained earnings - beginning of year                          432              1,751              3,841
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                $41             $2,269             $4,798
                                                   ===========================================================

<PAGE 172>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                        Mission            Mission            Mission
                                                        Housing            Housing            Housing
                                                        Epsilon             Gamma              Theta
===============================================================================================================

Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3                 $3                 $3
Maintenance
Depreciation and decommissioning                                19                113                 66
Income taxes                                                  (109)              (608)              (305)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                       (87)              (492)              (236)
                                                   ------------------------------------------------------------
Operating income                                                87                492                236
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                        4
Minority interest
Taxes on nonoperating income                                    41                 89                 39
Other nonoperating income - net                               (100)              (219)              (100)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                          (59)              (130)               (57)
                                                   -----------------------------------------------------------
Income before interest and other expenses                       28                362                179
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                      28                362                179
Retained earnings - beginning of year                           24              1.428                503
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                $52             $1,790               $682
                                                   ===========================================================

<PAGE 173>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                        Mission
                                                        Funding
                                                         Theta
===============================================================================================================

Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3
Maintenance
Depreciation and decommissioning                                (1)
Income taxes
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                         2
                                                   ------------------------------------------------------------
Operating income                                                (2)
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net
                                                   -----------------------------------------------------------
Income before interest and other expenses                       (2)
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                      (2)
Retained earnings - beginning of year                          (12)
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                               ($14)
                                                   ===========================================================

<PAGE 174>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                        Mission
                                                        Funding           MHIFED 94          MHICAL 94
                                                         Zeta              Company            Copany
===============================================================================================================

Electric utility revenue
Diversified operations                                                            $579
                                                   ------------------------------------------------------------
Total operating revenue                                                            579
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3                                    $3
Maintenance
Depreciation and decommissioning                               679                                 1,301
Income taxes                                                (1,650)                 99            (5,058)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                      (968)                 99            (3,754)
                                                   ------------------------------------------------------------
Operating income                                               968                 480             3,754
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                       36
Minority interest
Taxes on nonoperating income                                    17                                   569
Other nonoperating income - net                                (42)                               (1,433)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                          (25)                                 (828)
                                                   -----------------------------------------------------------
Income before interest and other expenses                      943                 480              2,926
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                     943                 480             2,926
Retained earnings - beginning of year                         (881)              5,676             8,254
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                $62              $6,156           $11,180
                                                   ===========================================================

<PAGE 175>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                          EHI
                                                      Development         MHIFED 95          MHICAL 95
                                                         Fund              Company            Company
===============================================================================================================

Electric utility revenue
Diversified operations                                                            $572            $1,432
                                                   ------------------------------------------------------------
Total operating revenue                                                            572             1,432
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3                                     3
Maintenance
Depreciation and decommissioning                                                                   2,867
Income taxes                                                     3                  63            (8,053)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                         6                  63            (5,183)
                                                   ------------------------------------------------------------
Operating income                                                (6)                509             6,615
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                333
Minority interest
Taxes on nonoperating income                                  (136)                                  859
Other nonoperating income - net                                                                   (2,108)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                          197                                (1,249)
                                                   -----------------------------------------------------------
Income before interest and other expenses                      191                 509             5,366
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                     191                 509             5,366
Retained earnings - beginning of year                           53               6,629             5,404
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                               $244              $7,138           $10,770
                                                   ===========================================================

<PAGE 176>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                      East Coast
                                                     Capital, Inc.       MHIFED 96A         MHIFED 95C
                                                      Consoliated          Company            Company
===============================================================================================================

Electric utility revenue
Diversified operations                                      $1,208             $1,021
                                                   ------------------------------------------------------------
Total operating revenue                                      1,208              1,021
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                       901                                    $2
Maintenance
Depreciation and decommissioning                                36                                   124
Income taxes                                                   (22)               196               (848)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                       915                196               (722)
                                                   ------------------------------------------------------------
Operating income                                               293                825                722
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                     4
Minority interest
Taxes on nonoperating income                                                       (2)               137
Other nonoperating income - net                                                                     (335)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                                               2               (198)
                                                   -----------------------------------------------------------
Income before interest and other expenses                       293               827                524
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                     293                827                524
Retained earnings - beginning of year                          112               (108)             ($524)
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                               $405               $719
                                                   ===========================================================

<PAGE 177>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                          EHI                                 Mission
                                                      Development         MHIFED 96           Housing
                                                        Company            Company           Holdings
===============================================================================================================

Electric utility revenue
Diversified operations                                                           $794
                                                   ------------------------------------------------------------
Total operating revenue                                                           794
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3                                    $3
Maintenance
Depreciation and decommissioning                                                                     802
Income taxes                                                                      365             (2,992)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                        (3)               365             (2,187)
                                                   ------------------------------------------------------------
Operating income                                                (3)               429              2,187
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                 35
Minority interest
Taxes on nonoperating income                                                                         291
Other nonoperating income - net                                 (1)                                 (714)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                           34                                  (423)
                                                   -----------------------------------------------------------
Income before interest and other expenses                       31                429              1,764
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                      31                429              1,764
Retained earnings - beginning of year                           35               (759)             1,508
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                $66              ($330)            $3,272
                                                   ===========================================================

<PAGE 178>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                                                              Mission
                                                       MHICAL 96           Mission            Housing
                                                        Company          SA Company           Denver
===============================================================================================================

Electric utility revenue
Diversified operations                                      $4,476
                                                   ------------------------------------------------------------
Total operating revenue                                      4,476
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     1,083                 $3                 $3
Maintenance
Depreciation and decommissioning                             1,330                                   228
Income taxes                                                (2,888)                27             (1,228)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                      (475)                30               (997)
                                                   ------------------------------------------------------------
Operating income                                             4,951                (30)               997
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                   963                                   272
Other nonoperating income - net                             (2,363)                                 (668)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                       (1,400)                                 (396)
                                                   -----------------------------------------------------------
Income before interest and other expenses                    3,551                (30)               601
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                   3,551                (30)               601
Retained earnings - beginning of year                          924                (34)             2,187
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                             $4,475               ($64)            $2,788
                                                   ===========================================================

<PAGE 179>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                        Edison             Edison             Edison
                                                        Housing            Housing            Housing
                                                        Georgia        South Carolina        Oregon, Inc.
===============================================================================================================

Electric utility revenue
Diversified operations                                                           $544
                                                   ------------------------------------------------------------
Total operating revenue                                                           544
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3                 27                 $3
Maintenance
Depreciation and decommissioning                                                   39
Income taxes                                                  (143)               161                 (1)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                      (140)               227                  2
                                                   ------------------------------------------------------------
Operating income                                               140                317                 (2)
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                    35                 42
Other nonoperating income - net                                (86)              (105)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                          (51)               (63)
                                                   -----------------------------------------------------------
Income before interest and other expenses                       89                254                 (2)
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                      89                254                 (2)
Retained earnings - beginning of year                           (2)                (2)                (1)
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                $87               $252                ($3)
                                                   ===========================================================

<PAGE 180>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                    Edison Capital     Edison Capital     Edison Capital
                                                        Housing            Housing            Housing
                                                    North Carolina         Florida          New Jersey
===============================================================================================================

Electric utility revenue
Diversified operations                                        $522
                                                   ------------------------------------------------------------
Total operating revenue                                        522
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        26                 $3                 $3
Maintenance
Depreciation and decommissioning                               108
Income taxes                                                  (735)                (1)                (1)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                      (601)                 2                  2
                                                   ------------------------------------------------------------
Operating income                                             1,123                 (2)                (2)
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                    79
Other nonoperating income - net                               (193)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                         (114)
                                                   -----------------------------------------------------------
Income before interest and other expenses                    1,009                 (2)                (2)
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                   1,009                 (2)                (2)
Retained earnings - beginning of year                           (2)                (2)                (2)
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                              $1,007               ($4)               ($4)
                                                   ===========================================================

<PAGE 181>

Edison Capital and Subsidiaries
Edisofn Capial Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                                       Edison Capital
                                                       MHIFED 97           Housing           MHICAL 97
                                                        Company         Pennsylvania          Company
===============================================================================================================

Electric utility revenue
Diversified operations                                                                            $1,301
                                                   ------------------------------------------------------------
Total operating revenue                                                                            1,301
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3                 $3                317
Maintenance
Depreciation and decommissioning                                                                       5
Income taxes                                                                   (1,566)               379
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                         3             (1,563)               701
                                                   ------------------------------------------------------------
Operating income                                                (3)             1,563                600
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                                       50                  2
Other nonoperating income - net                                                  (122)                (6)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                                             (72)                (4)
                                                   -----------------------------------------------------------
Income before interest and other expenses                       (1)             1,491                596
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                      (3)             1,491                596
Retained earnings - beginning of year                                              (2)                (1)
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                ($3)            $1,489               $595
                                                   ===========================================================

<PAGE 182>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                    Edison Capital     Edison Capital
                                                        Housing            Housing         John Stewart
                                                       New York          Management           Company
===============================================================================================================

Electric utility revenue
Diversified operations                                                                            $2,601
                                                   ------------------------------------------------------------
Total operating revenue                                                                            2,601
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $3                 $3              2,248
Maintenance
Depreciation and decommissioning                                                  153                 17
Income taxes                                                     5                (62)               144
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                         8                 94              2,409
                                                   ------------------------------------------------------------
Operating income                                                (8)               (94)               192
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                       30
Minority interest
Taxes on nonoperating income                                                                         (12)
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                                                                 18
                                                   -----------------------------------------------------------
Income before interest and other expenses                       (8)               (94)               210
                                                   -----------------------------------------------------------
Interest on long-term debt                                                                             2
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net                                                                2
                                                   -----------------------------------------------------------
NET INCOME                                                      (8)               (94)               208
Retained earnings - beginning of year
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                ($8)              ($94)              $208
                                                   ===========================================================

<PAGE 183>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                                                          Edison Capital
                                                     WGA Investors          ECHI            Affordable
                                                        Company       Wyvernwood, Inc.     Housing 97 V
===============================================================================================================

Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses 1
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------------
Operating income
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net
                                                   -----------------------------------------------------------
Income before interest and other expenses
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME
Retained earnings - beginning of year
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year
                                                   ===========================================================

<PAGE 184>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                    Edison Capital     Edison Capital     Edison Capital
                                                      Affordable         Affordable         Affordable
                                                     Housing 97 VI     Housing 97 VII     Housing 97 VIII
===============================================================================================================

Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses 1
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------------
Operating income
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net
                                                   -----------------------------------------------------------
Income before interest and other expenses
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME
Retained earnings - beginning of year
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year
                                                   ===========================================================

<PAGE 185>

Edison Capital and Subsidiaries
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                                                          Edison Capital
                                                    Edison Capital                            Housing
                                                        Housing         Consolidating       Investments
                                                      Investments        Adjustments       Consolidated
===============================================================================================================

Electric utility revenue
Diversified operations                                     $30,844                               $45,894
                                                   ------------------------------------------------------------
Total operating revenue                                     30,844                                45,894
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    13,169                                17,842
Maintenance
Depreciation and decommissioning                             5,436                                13,772
Income taxes                                               (22,795)               ($1)           (50,083)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                    (4,190)                (1)           (18,469)
                                                   ------------------------------------------------------------
Operating income                                            35,034                  1             64,363
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                  7                                   449
Minority interest
Taxes on nonoperating income                                 5,197                                 9,163
Other nonoperating income - net                            (12,764)                              (22,906)
                                                   -----------------------------------------------------------
Total Other income (deductions) - net                       (7,560)                              (13,294)
                                                   -----------------------------------------------------------
Income before interest and other expenses                   27,474                  1             51,069
                                                   -----------------------------------------------------------
Interest on long-term debt                                      47                                    49
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net                         47                                    49
                                                   -----------------------------------------------------------
NET INCOME                                                  27,427                  1             51,020
Retained earnings - beginning of year                       94,331              1,489            132,250
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                           $121,758             $1,490           $183,270
                                                   ===========================================================

<PAGE 186>

Edison Capital and Subsidiaries
East Coast Capital Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                         East
                                                         Coast            EC Asset              EC
                                                     Capital, Inc.     Services, Inc.    Properties, Inc.
===============================================================================================================

Electric utility revenue
Diversified operations                                         $882               $326
                                                   ------------------------------------------------------------
Total operating revenue                                         882                326
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        752                148
Maintenance
Depreciation and decommissioning                                 36
Income taxes                                                      3                 69              ($96)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                        791                217               (96)
                                                   ------------------------------------------------------------
Operating income                                                 91                109                96
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net
                                                   -----------------------------------------------------------
Income before interest and other expenses                        91                109                96
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                       91                109                96
Retained earnings - beginning of year                            94                 18
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                $185               $127               $96
                                                   ===========================================================

<PAGE 187>

Edison Capital and Subsidiaries
East Coast Capital Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)


                                                          EC
                                                   Properties, III,        EC-SLP,
                                                         Inc.               Inc.
===============================================================================================================

Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                           $1
Maintenance
Depreciation and decommissioning
Income taxes                                                    $1                  1
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                         1                  2
                                                   ------------------------------------------------------------
Operating income                                                (1)                (2)
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net
                                                   -----------------------------------------------------------
Income before interest and other expenses                       (1)                (2)
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                      (1)                (2)
Retained earnings - beginning of year
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                ($1)               ($2)
                                                   ===========================================================

<PAGE 188>

Edison Capital and Subsidiaries
East Coast Capital Consolidated
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In Thousands)

                                                                         East Coast
                                                     Consolidating        Capital,
                                                      Adjustments       Consolidated
===============================================================================================================

Electric utility revenue
Diversified operations                                                         $1,208
                                                   ------------------------------------------------------------
Total operating revenue                                                         1,208
                                                   ------------------------------------------------------------
Fuel
Purchased Power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                          901
Maintenance
Depreciation and decommissioning                                                   36
Income taxes                                                                      (22)
Property and other taxes
                                                   ------------------------------------------------------------
Total operating expenses                                                          915
                                                   ------------------------------------------------------------
Operating income                                                                  293
                                                   ------------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                   -----------------------------------------------------------
Total Other income (deductions) - net
                                                   -----------------------------------------------------------
Income before interest and other expenses                                         293
                                                   -----------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  stock
                                                   -----------------------------------------------------------
Total interest and other expenses - net
                                                   -----------------------------------------------------------
NET INCOME                                                                        293
Retained earnings - beginning of year                                             112
Dividends declared on common stock
                                                   -----------------------------------------------------------
Retained Earnings - end of year                                                  $405
                                                   ===========================================================

<PAGE 189>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                    Burlington          Edison Capital       Edison Capital
                                                    Apartments          Housing              Housing
                                                    Inc.                Investments          Investments
============================================================================================================

Name of Entity:                                     Burlington          16th & Church St.    18303 Kittridge
                                                    Aboretum L.P.       Associates L.P.      Assoc-39 LP

Ownership Interest                                  1.00%               99.00%               99.00%


Equity Interest (000's)

Assets                                              $267                $2,409               $444

Revenues                                            $41                 $122                 $136

Net Income (Loss)                                   ($9)                ($135)               ($68)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                    Edison Capital      Edison Capital       Edison Capital
                                                    Housing             Housing              Housing
                                                    Investments         Investments          Investments
============================================================================================================

Name of Entity:                                     1856 Wells Court    210 Washington       2814 Fifth St.
                                                    Partners, LP        Ave Assoc            Assoc LP
                                                    (Wells Court)       Renaissance Plaza)   (Land Park
                                                                                             Woods)

Ownership Interest:                                 99.00%              99.00%               99.00%


Equity Interest (000's)

Assets                                              $3,244              $7,680               $3,040

Revenues                                            $180                $509                 $392

Net Income (Loss)                                   ($145)              ($542)               ($196)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                    Edison Capital      Edison Capital
                                                    Housing             Housing
                                                    Investments         Investments
============================================================================================================


Name of Entity:                                     AE Assoc LP         Agape Homes
                                                    (Avenida Espana)


Ownership Interest:                                 99.00%              99.00%


Equity Interest (000's)

Assets                                              $8,395              $510

Revenues                                            $467                $16

Net Income (Loss)                                   ($313)              ($8)

<PAGE 192>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                         Edison Capital      Edison Capital     Edison Capital
                                         Housing             Housing            Housing
                                         Investments         Investments        Investments
=================================================================================================
S>

Name of Entity:                          Anglo Edison        Argyle Redevelop   Avalon
                                         Ravenwood LLC       Partnership Ltd    Courtyard LP
                                                                                (Carson Senior
                                                                                Housing)


Ownership Interest:                      99.00%              99.00%             3.00%


Equity Interest (000's)

Assets                                   $3,540              $5,981             $282

Revenues                                 $0                  $2,876             $19

Net Income (Loss)                        $0                  ($308)             ($29)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                         Edison Capital      Edison Capital     Edison Capital
                                         Housing             Housing            Housing
                                         Investments         Investments        Investments
=================================================================================================


Name of Entity:                          BAI Anglo Edison    BAI Anglo Edison   Bartlett Hill
                                         Pinecrest LLC       Ravenwood LLC      Assoc LP
                                         (Pinecrest)         (Ravenwood)



Ownership Interest:                      99.00%              99.00%             70.00%


Equity Interest (000's)

Assets                                   $1,160              $3,540             $4,334

Revenues                                 $0                  $0                 $300

Net Income (Loss)                        $0                  $0                 ($319)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                        Edison Capital      Edison Capital     Edison Capital
                                        Housing             Housing            Housing
                                        Investments         Investments        Investments
=================================================================================================


Name of Entity:                         Beacon Manor        Bermuda Gardens    Borregas Court
                                        Assoc LP            Apartments LP      LP


Ownership Interest:                     99.00%              99.00%             99.00%


Equity Interest (000's)

Assets                                  $3,150              $600               $2,400

Revenues                                $0                  $0                 $0

Net Income (Loss)                       $0                  $0                 $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                        Edison Capital     Edison Capital   Edison Capital     Edison Capital
                        Housing            Housing          Housing            Housing
                        Investments        Investments      Investments        Investments
=================================================================================================


Name of Entity:         Brantwood II       Brooks           Bryn Mawr          1732 Champa LP
                        Associates LP      School           Belle Shore LP     (Buerger
                                           Assoc LP                            Bros Lofts)


Ownership Interest:     98.99%             99.00%           99.00%             99.00%


Equity Interest (000's)

Assets                  $1,680             $2,750           $6,980             $1,130

Revenues                $0                 $0               $0                 $0

Net Income (Loss)       $0                 $0               $0                 $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                         Edison Capital     Edison Capital     Edison Capital
                                         Housing            Housing            Housing
                                         Investments        Investments        Investments
=================================================================================================


Name of Entity:                          Burlington         Bush Hotel LP      Carson Hsg LP
                                         Arboretum LP


Ownership Interest:                      94.66%             99.00%             99.00%


Equity Interest (000's)

Assets                                   $25,321            $4,800             $2,570

Revenues                                 $3,865             $59                $0

Net Income (Loss)                        ($842)             ($29)              $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                         Edison Capital     Edison Capital     Edison Capital
                                         Housing            Housing            Housing
                                         Investments        Investments        Investments
=================================================================================================

Name of Entity:                          CCS/Bellingham     CCS/Renton Hsg     Cedarshores
                                         LP                 LP                 LP
                                         (Washington
                                         Grocery Building)


Ownership Interest:                      99.00%             99.00%             98.99%


Equity Interest (000's)

Assets                                   $2,510             $2,200             $6,910

Revenues                                 $0                 $0                 $0

Net Income (Loss)                        $0                 $0                 $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                         Edison Capital     Edison Capital     Edison Capital
                                         Housing            Housing            Housing
                                         Investments        Investments        Investments
=================================================================================================

Name of Entity:                          Centertown         Centro Partners    Cochrane Village
                                         Assoc LP           LP (El Centro)     Apartments LP


Ownership Interest:                      99.00%             99.00%             99.00%


Equity Interest (000's)

Assets                                   $7,412             $5,189             $500

Revenues                                 $385               $260               $0

Net Income (Loss)                        ($208)             ($251)             $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                         Edison Capital     Edison Capital     Edison Capital
                                         Housing            Housing            Housing
                                         Investments        Investments        Investments
=================================================================================================

Name of Entity:                          Conejo Valley      Coolidge Station   Coyote Springs
                                         Community Hsg      Apartments LLC     Apts Assoc LP
                                         Association
                                         (Community
                                         House Apts)


Ownership Interest:                      99.00%             99.00%             99.00%


Equity Interest (000's)

Assets                                   $560               $1,170             $11,575

Revenues                                 $0                 $0                 $621

Net Income (Loss)                        $0                 $0                 ($384)



Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                         Edison Capital     Edison Capital     Edison Capital
                                         Housing            Housing            Housing
                                         Investments        Investments        Investments
=================================================================================================

Name of Entity:                          Cypress Cove       Delta Plaza        EAH Larkspur
                                         Associates         Apartments LP      Creekside
                                                                               Associates LP


Ownership Interest:                      99.00%             99.00%             99.00%


Equity Interest (000's)

Assets                                   $2,872             $2,096             $2,695

Revenues                                 $204               $0                 $224

Net Income (Loss)                        ($60)              ($83)              ($107)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                           Edison Capital     Edison Capital   ECHI/           ECHI/
                           Housing            Housing          EC Properties   EC Properties
                           Investments        Investments      Inc.            Inc./CAHLP
=================================================================================================

Name of Entity:            East Cotati Ave    Eastwood         Corps for       Arbor Lane
                           Partners LP        Homes  LP        Afford Hsg LP   Assoc Phase II
                                                                               LP (Timberwood)

Ownership Interest:        99.00%             98.99%           1.00%           1.00%*99.00%


Equity Interest (000's)

Assets                     $5,634             $5,600           $376            $24

Revenues                   $267               $0               $55             $2

Net Income (Loss)          ($203)             $0               ($16)           $0



Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                 ECHI/                ECHI/                ECHI/
                                 EC Properties        EC Properties        EC Properties
                                 Inc./CAHLP           Inc./CAHLP           Inc./CAHLP
=================================================================================================

Name of Entity:                  Arroyo Vista         Artloft Assoc LP     Caleb Afford
                                 Associates LP                             Hsg Assoc LP
                                                                           (Ledges/
                                                                           Pinebrook)


Ownership Interest:              1.00%*99.00%         1.00%*35.60%         1.00%*99.00%


Equity Interest (000's)

Assets                           $93                  $32                  $23

Revenues                         $15                  $4                   $12

Net Income (Loss)                ($5)                 ($2)                 ($2)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                 ECHI/                ECHI/                ECHI/
                                 EC Properties        EC Properties        EC Properties
                                 Inc./CAHLP           Inc./CAHLP           Inc./CAHLP
=================================================================================================

Name of Entity:                  The Carlin LP        Diamond Phase        Fairmount Hotel
                                                      III Venture LP       Urban Renewal
                                                                           Associates LP


Ownership Interest:              1.00%*99.00%         1.00%*99.00%         1.00%*99.00%


Equity Interest (000's)

Assets                           $46                  $28                  $54

Revenues                         $5                   $2                   $2

Net Income (Loss)                ($1)                 $0                   ($4)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      ECHI/                ECHI/                  ECHI/
                                      EC Properties        EC Properties          EC Properties
                                      Inc./CAHLP           Inc./CAHLP             Inc./CAHLP
=================================================================================================

Name of Entity:                       Mackenzie Park       Parkside Assoc LP      Pines Hsg LP
                                      Associates LP        (Parkside Garden)


Ownership Interest:                   1.00%*99.00%         1.00%*99.00%           1.00%*99.00%


Equity Interest (000's)

Assets                                $7                   $20                    $22

Revenues                              $1                   $3                     $4

Net Income (Loss)                     ($0)                 ($1)                   ($1)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                           ECHI/              ECHI/            ECHI/           ECHI/
                           EC Properties      EC Properties    EC Properties   EC Properties
                           Inc./CAHLP         Inc./CAHLP       Inc./CAHLP      Inc./CAHLP
=================================================================================================

Name of Entity:            Pines Hsg II       Smyrna Gardens   Tioga Gardens   Walden Pond
                           LP                 Associates LP    LP              LP (Hamlet)



Ownership Interest:        1.00%*99.00%       1.00%*99.00%     1.00%*99.00%    1.00%*99.00%


Equity Interest (000's)

Assets                     $8                 $17              $0              $0

Revenues                   $3                 $2               $0              $0

Net Income (Loss)          $1                 ($1)             $0              $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      ECHI/              ECHI/                ECHI/
                                      EC Properties      EC Properties        EC Properties
                                      Inc.               Inc./CAHLP II        Inc./CAHLP II
=================================================================================================

Name of Entity:                       Corps for          2601 N. Board        Artloft
                                      Afford Hsg         St. Assoc LP         Assoc LP
                                      LP II              (Station House)



Ownership Interest:                   1.00%              1.00%*99.00%         1.00%*53.43%



Equity Interest (000's)

Assets                                $0                 $39                  $32

Revenues                              $0                 $0                   $3

Net Income (Loss)                     $0                 $0                   ($2)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      ECHI/              ECHI/                ECHI/
                                      EC Properties      EC Properties        EC Properties
                                      Inc./CAHLP II      Inc./CAHLP II        Inc./CAHLP II
=================================================================================================


Name of Entity:                       Brookline Hsg.     EDA LP               Edgewood Manor
                                      Associates LLC     (Eagle's Nest)       Assoc II LP
                                      (Bridgewater)


Ownership Interest:                   1.00%*99.00%       1.00%*99.99%         1.00%*99.00%


Equity Interest (000's)

Assets                                $24                $18                  $36

Revenues                              $4                 $26                  $3

Net Income (Loss)                     ($7)               ($5)                 ($1)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      ECHI/              ECHI/                ECHI/
                                      EC Properties      EC Properties        EC Properties
                                      Inc./CAHLP II      Inc./CAHLP II        Inc./CAHLP II
=================================================================================================

Name of Entity:                       Gateway Hsg LP     Homestead Village    Junction City
                                      (Gateway           Associates LP        Apartments LP
                                      Townhomes)                              (Green Park)



Ownership Interest:                   1.00%*99.00%       1.00%*99.00%         1.00%*99.00%

Equity Interest (000's)

Assets                                $28                $31                  $20

Revenues                              $14                $3                   $5

Net Income (Loss)                     $2                 ($3)                 $1


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                ECHI/             ECHI/           ECHI/               ECHI/
                                EC Properties     EC Properties   EC Properties       EC Properties
                                Inc./CAHLP II     Inc./CAHLP II   Inc./CAHLP II       Inc./CAHLP II
=================================================================================================

Name of Entity:                 Liberty House     Maple Ridge     Parsonage Cottage   Rittenhouse
                                Associates LP     Development     Sr Residence LP     School LP
                                                  Associates LP


Ownership Interest:             1.00%*99.00%      1.00%*99.00%    1.00%*99.00%        1.00%*99.00%


Equity Interest (000's)

Assets                          $22               $0              $14                 $29

Revenues                        $3                $0              $4                  $1

Net Income (Loss)               ($1)              $0              ($2)                ($1)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                         ECHI/              ECHI/              ECHI/
                                         EC Properties      EC Properties      EC Properties
                                         Inc./CAHLP II      Inc./CAHLP II      Inc./CAHLP II
=================================================================================================

Name of Entity:                          Silver City        South 55th         W.M. Housing
                                         Housing LP         Street LP          Associates LP
                                                                               (Williamsport
                                                                               Manor)

Ownership Interest:                      1.00%*99.00%       1.00%*99.00%       1.00%*99.00%


Equity Interest (000's)

Assets                                   $21                $5                 $10

Revenues                                 $9                 $0                 $9

Net Income (Loss)                        $2                 $0                 ($2)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                         ECHI/              ECHI/EC            ECHI/EC
                                         EC Properties      Properties III     Properties III
                                         Inc./CAHLP II      Inc.               Inc./CAHLP III
=================================================================================================


Name of Entity:                          Winnsboro Apts.    Corps for Afford   Piedmont
                                         LP (Deer Wood)     Hsg LP III         Hsg Assoc


Ownership Interest:                      1.00%*99.00%       1.00%              1.00%*99.00%

Equity Interest (000's)

Assets                                   $19                $89                $18

Revenues                                 $0                 $12                $7

Net Income (Loss)                        ($1)               $5                 $2


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                         ECHI/EC            ECHI/EC            ECHI/EC
                                         Properties III     Properties III     Properties III
                                         Inc./CAHLP III     Inc./CAHLP III     Inc./CAHLP III
=================================================================================================

Name of Entity:                          Pines Hsg III      Salem-Lafayette    Spring Valley
                                                            Urban Renewal      Commons
                                                            Associates LP


Ownership Interest:                      1.00%*99.00%       1.00%*99.00%       1.00%*99.00%


Equity Interest (000's)

Assets                                   $12                $27                $23

Revenues                                 $1                 $3                 $0

Net Income (Loss)                        $0                 $2                 $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                  Edison          Edison              ECHI/ECH/HFC
                                ECHI/EC           Capital         Capital             GP Partnership
                                Properties III    Housing         Housing             No. 1/
                                Inc./CAHLP III    Investments     Investments         ECHP VII LP
=================================================================================================

Name of Entity:                 Stevenson Hsg.    ECH/HFC GP      Edison Capital      C-Court
                                Associates        Partnership     Hsg Partners        LP
                                (Park Vista)      No.1            VII LP


Ownership Interest:             1.00%*99.00%      34.90%          34.90%*19.40%       34.90%*19.40%*
                                                                                      99.00%

Equity Interest (000's)

Assets                          $10               $1,691          $1,902              $211

Revenues                        $0                $96             $99                 $3

Net Income (Loss)               $0                ($48)           ($51)               ($3)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                          ECHI/ECH/HFC       ECHI/ECH/HFC     ECHI/ECH/HFC         ECHI/ECH/HFC
                          GP Partnership     GP Partnership   GP Partnership       GP Partnership
                          No. 1/             No. 1/           No. 1/               No. 1/
                          ECHP VII LP        ECHP VII LP      ECHP VII LP          ECHP VII LP
=================================================================================================

Name of Entity:           Cottonwood         Fifth &          Flagstaff Afford.    Huff Avenue
                          Affordable         Wilshire         Hsg II LP            Associates LP
                          Housing LP                          (Forest View
                                                              Apartments)


Ownership Interest:       34.90%*19.40%*     34.90%*19.40%*   34.90%*19.40%*       34.90%*19.40%
                          99.00%             99.00%           99.00%               *99.00%


Equity Interest (000's)

Assets                    $216               $202             $214                 $333

Revenues                  $0                 $0               $0                   $50

Net Income (Loss)         $0                 $0               $0                   ($25)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  ECHI/EC/HFC            ECHI/EC/HFC           ECHI/EC/HFC
                                  GP Partnership         GP Partnership        GP Partnership
                                  No. 1/ECHP VII LP      No. 1/ECHP VII LP     No. 1/ECHP VII LP
=================================================================================================

Name of Entity:                   Mountain View          Oak Forest            Paradise Road
                                  Townhomes              Associates LP         Partners LP
                                  Associates LP                                (Gateway
                                                                               Village)


Ownership Interest:               34.90%*19.40%*         34.90%*19.40%*        34.90%*19.40%
                                  99.00%                 99.00%                *99.00%



Equity Interest (000's)

Assets                            $174                   $81                   $181

Revenues                          $18                    $12                   $16

Net Income (Loss)                 ($9)                   ($6)                  ($8)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  ECHI/ECH/HFC           Edison Capital        ECHI/ECH/HFC
                                  GP Partnership         Housing               GP Partnership
                                  No. 1/ECHP VII LP      Investments           No. 2
=================================================================================================

Name of Entity:                   Woodland Arms          ECH/HFC GP            Edison Capital
                                  Apartments Ltd         Partnership No.2      Hsg Partners
                                                                               VIII LP

Ownership Interest:               34.90%*19.40%*         56.70%                56.70%*18.54%
                                  99.00%


Equity Interest (000's)

Assets                            $288                   $736                  $736

Revenues                          $0                     $0                    $0

Net Income (Loss)                 $0                     $0                    $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                             ECHI/ECH/HFC      ECHI/ECH/HFC                        ECHI/Edison
                             GP Partnership    GP Partnership   Edison Capital     Capital
                             No. 2/            No. 2/           Housing            Contributions
                             ECHP VIII LP      ECHP VIII LP     Investments        VI Partners
=================================================================================================


Name of Entity:              Catalonia         Ohlone Housing   Edison Capital     ECH Investors
                             Associates LP     Associates LP    Contributions      Partner VI-A
                                                                VI Partners        LP


Ownership Interest:          56.70%*18.54%*    56.70%*18.54%*   91.77%             91.77%*15.39%
                             99.00%            99.00%


Equity Interest (000's)

Assets                       $1,211            $736             $5,626             $5,626

Revenues                     $39               $0               $168               $168

Net Income (Loss)            ($45)             $0               ($84)              ($84)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                          ECHI/EC              ECHI/EC
                                                          Contributions        Contributions
                                     ECHI/EC              VI Partners/         VI Partners/
                                     Contributions        ECH Investors        ECH Investors
                                     VI Partners/         Partner VI-A LP/     Partner VI-A LP/
                                     ECH Investors        ECH Partners         ECH Partners
                                     Partner VI-A LP      VI LP                VI LP
=================================================================================================

Name of Entity:                      Edison Capital       Admiralty Heights    Afford/Citrus
                                     Housing              Assoc II 1995 LP     Glenn Phase II
                                     Partners VI LP       (Kent Manor)         Ltd (Citrus
                                                                               Glenn Apts.
                                                                               Phase II)


Ownership Interest:                  91.77%*15.39%*       91.77%*15.39%*       91.77%*15.39%*
                                     61.82%               61.82%*99%           61.82%*99%


Equity Interest (000's)

Assets                               $5,626               $255                 $295

Revenues                             $168                 $0                   $0

Net Income (Loss)                    ($84)                $0                   $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                     ECHI/EC              ECHI/EC              ECHI/EC
                                     Contributions        Contributions        Contributions
                                     VI Partners/         VI Partners/         VI Partners/
                                     ECH Investors        ECH Investors        ECH Investors
                                     Partner VI-A LP/     Partner VI-A LP/     Partner VI-A LP/
                                     ECH Partners         ECH Partners         ECH Partners
                                     VI- LP               VI LP                VI LP
=================================================================================================

Name of Entity:                      Altamont Hotel       Bradley Manor        Double X
                                     Associates LP        Sr Apartments        Associates
                                                          LP                   1995 LP
                                                                               (Terrace
                                                                               Manor)

Ownership Interest:                  91.77%*15.39%*       91.77%*15.39%*       91.77%*15.39%*
                                     61.82%*99%           61.82%*99%           61.82%*99%


Equity Interest (000's)

Assets                               $242                 $111                 $255

Revenues                             $43                  $15                  $0

Net Income (Loss)                    ($22)                ($7)                 $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                     ECHI/EC              ECHI/EC              ECHI/EC
                                     Contributions        Contributions        Contributions
                                     VI Partners/         VI Partners/         VI Partners/
                                     ECH Investors        ECH Investors        ECH Investors
                                     Partner VI-A LP/     Partner VI-A LP/     Partner VI-A LP/
                                     ECH Partners         ECH Partners         ECH Partners
                                     VI LP                VI LP                VI LP
=================================================================================================

Name of Entity:                      Hamilton Place       Hamilton Place       Hearthstone
                                     Apartments LP        Sr Living LP         Group 3 LP
                                     (Larkin Place)                            (Evergreen
                                                                               Court)

Ownership Interest:                  91.77%*15.39%*       91.77%*15.39%*       91.77%*15.39%*
                                     61.82%*99%           61.82%*99%           61.82%*99%


Equity Interest (000's)

Assets                               $232                 $1,979               $164

Revenues                             $0                   $0                   $0

Net Income (Loss)                    $0                   $0                   $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                     ECHI/EC              ECHI/EC              ECHI/EC
                                     Contributions        Contributions        Contributions
                                     VI Partners/         VI Partners/         VI Partners/
                                     ECH Investors        ECH Investors        ECH Investors
                                     Partner VI-A LP/     Partner VI-A LP/     Partner VI-A LP/
                                     ECH Partners         ECH Partners         ECH Partners
                                     VI LP                VI LP                VI LP
=================================================================================================

Name of Entity:                      KDF Malabar LP       LINC-Bristol         MAS-WT LP
                                                          Associates I LP      (Washingaton
                                                          (City Gardens)       Terrace)

Ownership Interest:                  91.77%*15.39%*       91.77%*15.39%*       91.77%*15.39%*
                                     61.82%*99%           61.82%*99%           61.82%*99%


Equity Interest (000's)

Assets                               $185                 $257                 $639

Revenues                             $0                   $23                  $39

Net Income (Loss)                    $0                   ($12)                ($19)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                     ECHI/EC              ECHI/EC              ECHI/EC
                                     Contributions        Contributions        Contributions
                                     VI Partners/         VI Partners/         VI Partners/
                                     ECH Investors        ECH Investors        ECH Investors
                                     Partner VI-A LP/     Partner VI-A LP/     Partner VI-A LP/
                                     ECH Partners         ECH Partners         ECH Partners
                                     VI LP                VI LP                VI LP
=================================================================================================

Name of Entity:                      Northwood Manor      Silver Lake          University Park
                                     Associates LP        Properties LP        Properties LP


Ownership Interest:                  91.77%*15.39%*       91.77%*15.39%*       91.77%*15.39%*
                                     61.82%*99%           61.82%*99%           61.82%*99%


Equity Interest (000's)

Assets                               $271                 $131                 $175

Revenues                             $0                   $0                   $0

Net Income (Loss)                    $0                   $0                   $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                          ECHI/EC            ECHI/EC             ECHI/EC
                          Contributions      Contributions       Contributions
                          VI Partners/       VI Partners/        VI Partners/
                          ECH Investors      ECH Investors       ECH Investors      ECHI/
                          Partner VI-A LP/   Partner VI-A LP/    Partner VI-A LP/   Edison Capital
                          ECH Partners       ECH Partners        ECH Partners       Contributions
                          VI LP              VI LP               VI LP              VI Partners
=================================================================================================

Name of Entity:           Upland Senior      Vista Verde         Vista Properties   ECH Investors
                          Housing LP         Townhomes II        LLC                Partner VI-B
                          (Coy D. Estes)     LLC                 (Vista View)       LP


Ownership Interest:       91.77%*15.39%*     91.77%*15.39%*      91.77%*15.39%*     91.77%*15.39%
                          61.82%*99%         61.82%*99%          61.82%*99%


Equity Interest (000's)

Assets                    $284               $149                $260               $2,494

Revenues                  $48                $0                  $0                 $116

Net Income (Loss)         ($24)              $0                  $0                 ($58)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                          ECHI/EC              ECHI/EC
                                                          Contributions        Contributions
                                     ECHI/EC              VI Partners/         VI Partners/
                                     Contributions        ECH Investors        ECH Investors
                                     VI Partners/         Partner VI-B LP/     Partner VI-B LP/
                                     ECH Investors        ECH Partners         ECH Partners
                                     Partner VI-B LP      VI LP                VI LP
=================================================================================================

Name of Entity:                      Edison Capital       Admiralty Heights    Affordable/
                                     Housing Partners     Associates II        Citrus Glenn
                                     VI LP                1995 LP              Phase II Ltd.
                                                          (Kent Manor)         (Citrus Glenn
                                                                               Apts Phase II)


Ownership Interest:                  91.77%*15.39%*       91.77%*15.39%*       91.77%*15.39%*
                                     37.18%               37.18%*99%           37.18%*99%


Equity Interest (000's)

Assets                               $2,494               $155                 $180

Revenues                             $116                 $0                   $0

Net Income (Loss)                    ($58)                $0                   $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                    ECHI/EC               ECHI/EC               ECHI/EC
                                    Contributions         Contributions         Contributions
                                    VI Partners/          VI Partners/          VI Partners/
                                    ECH Investors         ECH Investors         ECH Investors
                                    Partner VI-B LP/      Partner VI-B LP/      Partner VI-B LP/
                                    ECH Partners          ECH Partners          ECH Partners
                                    VI LP                 VI LP                 VI LP
=================================================================================================

Name of Entity:                     Altamont Hotel        Bradley Manor         Double X
                                    Associates LP         Sr Apartments         Associates
                                                          LP                    1995 LP
                                                                                (Terrace
                                                                                Manor)


Ownership Interest:                 91.77%*15.39%*        91.77%*15.39%*        91.77%*15.39%*
                                    37.18%*99%            37.18%*99%            37.18%*99%


Equity Interest (000's)

Assets                              $147                  $68                   $155

Revenues                            $26                   $9                    $0

Net Income (Loss)                   $13)                  ($5)                  $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                    ECHI/EC               ECHI/EC               ECHI/EC
                                    Contributions         Contributions         Contributions
                                    VI Partners/          VI Partners/          VI Partners/
                                    ECH Investors         ECH Investors         ECH Investors
                                    Partner VI-B LP/      Partner VI-B LP/      Partner VI-B LP/
                                    ECH Partners          ECH Partners          ECH Partners
                                    VI LP                 VI LP                 VI LP
=================================================================================================

Name of Entity:                     Hamilton Place        Hamilton Place        Hearthstone
                                    Apartments LP         Senior Living LP      Group 3 LP
                                    (Larkin Place)                              (Evergreen
                                                                                Court)


Ownership Interest:                 91.77%*15.39%*        91.77%*15.39%*        91.77%*15.39%*
                                    37.18%*99%            37.18%*99%            37.18%*99%


Equity Interest (000's)

Assets                              $141                  $120                  $100

Revenues                            $0                    $0                    $0

Net Income (Loss)                   $0                    $0                    $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                    ECHI/EC               ECHI/EC               ECHI/EC
                                    Contributions         Contributions         Contributions
                                    VI Partners/          VI Partners/          VI Partners/
                                    ECH Investors         ECH Investors         ECH Investors
                                    Partner VI-B LP/      Partner VI-B LP/      Partner VI-B LP/
                                    ECH Partners          ECH Partners          ECH Partners
                                    VI LP                 VI LP                 VI LP
=================================================================================================

Name of Entity:                     KDF Malabar LP        LINC-Bristol          MAS-WT LP
                                                          Associates I LP       (Washington
                                                          (City Gardens)        Terrace)

Ownership Interest:                 91.77%*15.39%*        91.77%*15.39%*        91.77%*15.39%*
                                    37.18%*99%            37.18%*99%            37.18%*99%


Equity Interest (000's)

Assets                              $112                  $156                  $389

Revenues                            $0                    $14                   $24

Net Income (Loss)                   $0                    ($7)                  ($12)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                    ECHI/EC               ECHI/EC               ECHI/EC
                                    Contributions         Contributions         Contributions
                                    VI Partners/          VI Partners/          VI Partners/
                                    ECH Investors         ECH Investors         ECH Investors
                                    Partner VI-B LP/      Partner VI-B LP/      Partner VI-B LP/
                                    ECH Partners          ECH Partners          ECH Partners
                                    VI LP                 VI LP                 VI LP
=================================================================================================

Name of Entity:                     Northwood Manor       Silver Lake           University
                                    Associates LP         Properties LP         Park
                                                                                Properties LP

Ownership Interest:                 91.77%*15.39%*        91.77%*15.39%*        91.77%*15.39%*
                                    37.18%*99%            37.18%*99%            37.18%*99%


Equity Interest (000's)

Assets                              $165                  $80                   $107

Revenues                            $0                    $0                    $0

Net Income (Loss)                   $0                    $0                    $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                    ECHI/EC               ECHI/EC               ECHI/EC
                                    Contributions         Contributions         Contributions
                                    VI Partners/          VI Partners/          VI Partners/
                                    ECH Investors         ECH Investors         ECH Investors
                                    Partner VI-B LP/      Partner VI-B LP/      Partner VI-B LP/
                                    ECH Partners          ECH Partners          ECH Partners
                                    VI LP                 VI LP                 VI LP
=================================================================================================

Name of Entity:                     Upland Senior         Vista Verde           Vista
                                    Housing LP            Townhomes II          Properties
                                    (Coy D. Estes)        LLC                   LLC
                                                                                (Vista View)


Ownership Interest:                 91.77%*15.39%*        91.77%*15.39%*        91.77%*15.39%*
                                    37.18%*99%            37.18%*99%            37.18%*99%

Equity Interest (000's)

Assets                              $173                  $91                   $158

Revenues                            $29                   $0                    $15

Net Income (Loss)                   ($14)                 $0                    ($7)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                                          ECHI/                 ECHI/
                                    Edison Capital        Edison Capital        Edison Capital
                                    Housing               Housing               Housing
                                    Investments           Partners V LP         Partners V LP
=================================================================================================

Name of Entity:                     Edison Capital        AMCAL Santa           Bodega Hills
                                    Housing               Barbara Fund          Investors LP
                                    Partners V LP         XXXVI LP
                                                          (Positano)


Ownership Interest:                 16.38%                16.38%*99.00%         16.38%*99.00%


Equity Interest (000's)

Assets                              $0                    $983                  $283

Revenues                            $0                    $0                    $0

Net Income (Loss)                   $0                    $0                    $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                    ECHI/                 ECHI/                 ECHI/
                                    Edison Capital        Edison Capital        Edison Capital
                                    Housing               Housing               Housing
                                    Partners V LP         Partners V LP         Partners V LP
=================================================================================================

Name of Entity:                     Mercy Housing         Park Place            River Walk
                                    California IV LP      Terrace LP            Apartments
                                    (Vista Grande)                              Homes LP


Ownership Interest:                 16.38%*99.00%         16.38%*99.00%         16.38%*99.00%


Equity Interest (000's)

Assets                              $778                  $1,607                $364

Revenues                            $18                   $73                   $32

Net Income (Loss)                   ($24)                 ($47)                 ($16)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)



                               ECHI/             ECHI/            ECHI/           ECHI/
                               Edison            Edison           Edison          Edison
                               Capital           Capital          Capital         Capital
                               Housing           Housing          Housing         Housing
                               Partners V        Partners V       Partners V      Partners V
                               LP                LP               LP              LP
=================================================================================================

Name of Entity:                San Diego         Santa Alicia     St. Hedwig's    Sunshine
                               Golden Villa      Gardens          Gardens         Terrace
                               Partners  LP      Townhomes LP                     LP
                                                 (The Gardens)


Ownership Interest:            16.38%*99.00%     16.38%*99.00%    16.38%*99.00%   16.38%*99.00%


Equity Interest (000's)

Assets                         $239              $451             $328            $686

Revenues                       $0                $17              $0              $0

Net Income (Loss)              $0                ($12)            $0              $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                        ECHI
                                        Edison Capital         ECHI/ECHM/           ECHI/ECHM/
                                        Housing                John Stewart         John Stewart
                                        Partners V LP          Company              Company
=================================================================================================

Name of Entity:                         Union Meadows          2814 Fifth St        381 Turk St
                                        Apartments             Associates LP        LP


Ownership Interest:                     16.38%*99.00%          0.50%                1.00%


Equity Interest (000's)

Assets                                  $490                   $9                   $4

Revenues                                $0                     $1                   $2

Net Income (Loss)                       $0                     $0                   $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                        ECHI/ECHM/             ECHI/ECHM/           ECHI/ECHM/
                                        John Stewart           John Stewart         John Stewart
                                        Company                Company              Company
=================================================================================================

Name of Entity:                         Community              Crescent Manor       Del Norte
                                        Investment LP          Associates LP        Place LP
                                        (Oak Village
                                        Apartments)

Ownership Interest:                     1.00%                  2.85%                18.00%


Equity Interest (000's)

Assets                                  $6                     $20                  $2,681

Revenues                                $5                     $21                  $285

Net Income (Loss)                       $0                     $1                   ($91)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                        ECHI/ECHM/             ECHI/ECHM/           ECHI/ECHM/
                                        John Stewart           John Stewart         John Stewart
                                        Company                Company              Company
=================================================================================================

Name of Entity:                         The IBEX Group         Jackie Robinson      Larkspur
                                                               Apartments LP        Isle LP


Ownership Interest:                     10.00%                 1.67%                0.50%


Equity Interest (000's)

Assets                                  $298                   $29                  $3

Revenues                                $0                     $20                  $1

Net Income (Loss)                       ($53)                  $2                   $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                        ECHI/ECHM/             ECHI/ECHM/           ECHI/ECHM/
                                        John Stewart           John Stewart         John Stewart
                                        Company                Company              Company
=================================================================================================

Name of Entity:                         Las Casitas LP         Mason Street         Mountain View
                                                               Enterprises LP       Apts LP

Ownership Interest:                     0.50%                  1.00%                0.26%


Equity Interest (000's)

Assets                                  $4                     $14                  $0

Revenues                                $2                     $2                   $0

Net Income (Loss)                       ($1)                   $1                   $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                  ECHI/ECHM/       ECHI/ECHM/       ECHI/ECHM/       ECHI/ECHM/
                                  John Stewart     John Stewart     John Stewart     John Stewart
                                  Company          Company          Company          Company
=================================================================================================

Name of Entity:                   Piper Court      Shiloh Arms      St. John's LP    Village East
                                  GP               LP                                Apartments LP


Ownership Interest:               50.00%           10.80%           20.60%           3.00%


Equity Interest (000's)

Assets                            $510             $117             $310             $23

Revenues                          $134             $6               $285             $25

Net Income (Loss)                 ($21)            $2               $282             $1

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  ECHI/ECHM/
                                  John Stewart     ECHI/ECH         ECHI/ECH         ECHI/ECH
                                  Company          New Jersey       New Jersey       New Jersey
=================================================================================================

Name of Entity:                   Woodhaven        El Barrio        Pellettieri      Pier A
                                  Senior           Academy Urban    Homes Urban      Historic
                                  Residence LP     Renewal          Renewal          Rehabilitation
                                                   Assoc LP         Assoc LP         at Battery Park


Ownership Interest:               1.00%            98.99%           98.99%           99.00%


Equity Interest (000's)

Assets                            $24              $3,218           $5,613           $4,386

Revenues                          $5               $0               $0               $0

Net Income (Loss)                 ($1)             $0               $0               $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                        ECHI/ECH            ECHI/ECH            ECHI/ECH
                                        Pennsylvania        Pennsylvania        Pennsylvania
=================================================================================================

Name of Entity:                         Lackawana Hsg       McFarland Press     Villa Maria
                                        Associates LLC      Associates          Housing LP
                                        (Goodwill
                                        Neighborhood
                                        Residences)

Ownership Interest:                     99.00%              98.90%              98.90%


Equity Interest (000's)

Assets                                  $1,980              $4,316              $2,594

Revenues                                $0                  $0                  $0

Net Income (Loss)                       $0                  $0                  $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                               ECHI/EH
                                                                               North Carolina/
                                                            ECHI/EH            EC Contributions
                                                            North Carolina/    VI Partners/ECH
                          ECHI/EH        ECHI/EH            EC Contributions   Investors Partner
                          Georgia        North Carolina     VI Partners        VI-8 LP
=================================================================================================

Name of Entity:           HMB-           Edison Capital     ECH                Edison Capital
                          Atlanta I LP   Contributions VI   Investors          Housing
                          (Spring        Partners           Partner VI-A       Partner VI-A
                          Branch)                           LP                 LP

Ownership Interest:       99.00%         4.03%              4.03%*15.39%       4.03%*15.39%*61.82%


Equity Interest (000's)

Assets                    $990           $175               $175               $195

Revenues                  $0             $8                 $8                 $9

Net Income (Loss)         $0             ($4)               ($4)               ($4)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                                                                     ECHI/EC
                       ECHI/EH              ECHI/EH              ECHI/EH             North Carolina/
                       North Carolina/      North Carolina/      North Carolina/     EC Contributions
                       EC Contributions     EC Contributions     EC Contributions    VI Partners/
                       VI Partners/ECH      VI Parners/ECH       VI Partners/ECH     ECH Investors
                       Investors Partner    Investors Partner    Investors Partner   Partner
                       VI-A LP/ECH          VI-A LP/ECH          VI-A LP/ECH         VI-A LP/ECH
                       Partners VI LP       Partners VI LP       Partners VI LP      Partners VI LP
=================================================================================================

Name of Entity:        Admiralty Heights    Affordable/Citrus    Altamont Hotel      Bradley Manor
                       Associates II        Glenn Phase II       Associates LP       Senior Apts
                       1995 LP              Ltd.                 LP                  LP
                       (Kent Manor)         (Citrus Glenn
                                            Apts PhaseII

Ownership
Interest:              4.03%*15.39%*        4.03%*15.39%*        4.03%*15.39%*       4.03%*15.39%*
                       61.82%*99%           61.82%*99%           61.82%*99%          61.82%*99%


Equity Interest (000's)

Assets                 $12                  $14                  $14                 $5

Revenues               $0                   $0                   $0                  $1

Net Income (Loss)      $0                   $0                   $0                  $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                                     ECHI/EH
                       ECHI/EH              ECHI/EH              ECHI/EH             North Carolina/
                       North Carolina/      North Carolina/      North Carolina/     EC Contributions
                       EC Contributions     EC Contributions     EC Contributions    VI Partners/
                       VI Partners/ECH      VI Partners/ECH      VI Partners/ECH     ECH Investors
                       Investors Partner    Investors Partner    Investors Partner   Partner
                       VI-A LP/ECH          VI-A LP/ECH          VI-A LP/ECH         VI-A LP/ECH
                       Partners VI LP       Partners VI LP       Partners VI LP      Partners VI LP
=================================================================================================

Name of Entity:        Double X             Hamilton Place       Hamilton Place      Hearthstone
                       Associates           Apartments LP        Senior Living LP    Group 3 LP
                       1995 LP              (Larkin Place)                           (Evergreen
                       (Terrace Manor)                                               Court)

Ownership Interest:    4.03%*15.39%*        4.03%*15.39%*        4.03%*15.39%*       4.03%*15.39%*
                       61.82%*99%           61.82%*99%           61.82%*99%          61.82%*99%


Equity Interest (000's)

Assets                 $11                  $5                   $12                 $11

Revenues               $2                   $1                   $0                  $0

Net Income (Loss)      ($1)                 $0                   $0                  $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                              ECHI/EH
                               ECHI/EH                 ECHI/EH                North Carolina/
                               North Carolina/         North Carolina/        EC Contributions
                               EC Contributions        EC Contributions       VI Partners/
                               VI Partners/ECH         VI Partners/ECH        ECH Investors
                               Investors Partner       Investors Partner      Partner
                               VI-A LP/ECH             VI-A LP/ECH            VI-A LP/ECH
                               Partners VI LP          Partners VI LP         Partners VI LP
===============================================================================================

Name of Entity:                KDF Malabar LP          LINC-Bristol           MAS-WT LP
                                                       Associates I LP        (Washington
                                                       (City Gardens)         Terrace)


Ownership Interest:            4.03%*15.39%*           4.03%*15.39%*          4.03%*15.39%*
                               61.82%*99%              61.82%*99%             61.82%*99%


Equity Interest (000's)

Assets                         $9                      $8                     $9

Revenues                       $0                      $0                     $0

Net Income (Loss)              $0                      $0                     $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                              ECHI/EH
                               ECHI/EH                 ECHI/EH                North Carolina/
                               North Carolina/         North Carolina/        EC Contributions
                               EC Contributions        EC Contributions       VI Partners/
                               VI Partners/ECH         VI Partners/ECH        ECH Investors
                               Investors Partner       Investors Partner      Partner
                               VI-A LP/ECH             VI-A LP/ECH            VI-A LP/ECH
                               Partners VI LP          Partners VI LP         Partners VI LP
===============================================================================================

Name of Entity:                Northwood Manor         Silver Lake            University
                               Associates LP           Properties LP          Park
                                                                              Properties LP

Ownership Interest:            4.03%*15.39%*           4.03%*15.39%*          4.03%*15.39%*
                               61.82%*99%              61.82%*99%             61.82%*99%


Equity Interest (000's)

Assets                         $12                     $30                    $13

Revenues                       $1                      $2                     $0

Net Income (Loss)              ($1)                    ($1)                   $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                              ECHI/EH
                               ECHI/EH                 ECHI/EH                North Carolina/
                               North Carolina/         North Carolina/        EC Contributions
                               EC Contributions        EC Contributions       VI Partners/
                               VI Partners/ECH         VI Partners/ECH        ECH Investors
                               Investors Partner       Investors Partner      Partner
                               VI-A LP/ECH             VI-A LP/ECH            VI-A LP/ECH
                               Partners VI LP          Partners VI LP         Partners VI LP
===============================================================================================

Name of Entity:                Upland Senior           Vista Verde            Vista
                               Housing LP              Townhomes II           Properties
                               (Coy D. Estes)          LLC                    LLC
                                                                              (Vista View)

Ownership Interest:            4.03%*15.39%*           4.03%*15.39%*          4.03%*15.39%*
                               61.82%*99%              61.82%*99%             61.82%*99%


Equity Interest (000's)

Assets                         $6                      $8                     $13

Revenues                       $0                      $0                     $2

Net Income (Loss)              $0                      $0                     ($1)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                              ECHI/EH             ECHI/EH
                                          ECHI/EH             North Carolina/     North Carolina/
                                          North Carolina/     EC Contributions    EC Contributions
                       ECHI/EH            EC Contributions    VI Partners/ECH     VI Partners/ECH
                       North Carolina     VI Partners/ECH     Investors Partner   Investors Partner
                       EC Contributions   Investors Partner   VI-B LP/ECH         VI-B LP/ECH
                       VI Partners        VI-B LP             Partners VI LP      Partners VI LP
=================================================================================================

Name of Entity:        ECH Investors      Edison Capital      Admiralty Heights   Affordable/
                       Partner VI-B LP    Housing Partners    Associates II       Citrus Glenn
                                          VI LP               1995 LP             Phase II
                                                              (Kent Manor)        Ltd
                                                                                  (Citrus
                                                                                  Glenn Apts
                                                                                  Phase II)


Ownership Interest:    4.03%*15.39%       4.03%*15.39%*       4.03%*15.39%*       4.03%*15.39%*
                                          37.18%              37.18%*99%          37.18%*99%


Equity Interest (000's)

Assets                 $110               $98                 $7                  $8

Revenues               $5                 $4                  $0                  $0

Net Income (Loss)      ($3)               ($2)                $0                  $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                              ECHI/EH
                               ECHI/EH                 ECHI/EH                North Carolina/
                               North Carolina/         North Carolina/        EC Contributions
                               EC Contributions        EC Contributions       VI Partners/
                               VI Partners/ECH         VI Partners/ECH        ECH Investors
                               Investors Partner       Investors Partner      Partner
                               VI-B LP/ECH             VI-B LP/ECH            VI-B LP/ECH
                               Partners VI LP          Partners VI LP         Partners VI LP
===============================================================================================

Name of Entity:                Altamont Hotel          Bradley Manor          Double X
                               Associates LP           Senior Apts LP         Associates
                                                                              1995 LP
                                                                              (Terrace
                                                                              Manor)


Ownership Interest:            4.03%*15.39%*           4.03%*15.39%*          4.03%*15.39%*
                               37.18%*99%              37.18%*99%             37.18%*99%


Equity Interest (000's)

Assets                         $6                      $3                     $7

Revenues                       $1                      $0                     $0

Net Income (Loss)              ($1)                    $0                     $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                              ECHI/EH
                               ECHI/EH                 ECHI/EH                North Carolina/
                               North Carolina/         North Carolina/        EC Contributions
                               EC Contributions        EC Contributions       VI Partners/
                               VI Partners/ECH         VI Partners/ECH        ECH Investors
                               Investors Partner       Investors Partner      Partner
                               VI-B LP/ECH             VI-B LP/ECH            VI-B LP/ECH
                               Partners VI LP          Partners VI LP         Partners VI LP
===============================================================================================

Name of Entity:                Hamilton Place          Hamilton Place         Hearthstone
                               Apartments LP           Senior Living LP       Group 3 LP
                               (Larkin Place)                                 (Evergreen
                                                                              Court)


Ownership Interest:            4.03%*15.39%*           4.03%*15.39%*          4.03%*15.39%*
                               37.18%*99%              37.18%*99%             37.18%*99%


Equity Interest (000's)

Assets                         $6                      $5                     $4

Revenues                       $0                      $0                     $0

Net Income (Loss)              $0                      $0                     $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                       ECHI/EH              ECHI/EH              ECHI/EH             ECHI/EH
                       North Carolina/      North Carolina/      North Carolina/     North Carolina/
                       EC Contributions     EC Contributions     EC Contributions    EC Contributions
                       VI Partners/ECH      VI Partners/ECH      VI Partners/ECH     VI Partners/ECH
                       Investors Partner    Investors Partner    Investors Partner   Investors Partner
                       VI-B LP/ECH          VI-B LP/ECH          VI-B LP/ECH         VI-B LP/ECH
                       Partners VI LP       Partners VI LP       Partners VI LP      Partners VI LP
=================================================================================================

Name of Entity:        KDF Malabar LP       LINC-Bristol         MAS-WT LP           Northwood Manor
                                            Associates I LP      (Washington         Associates  LP
                                            (City Gardens)       Terrace)

Ownership Interest:    4.03%*15.39%*        4.03%*15.39%*        4.03%*15.39%*       4.03%*15.39%*
                       37.18%*99%           37.18%*99%           37.18%*99%          37.18%*99%


Equity Interest (000's)

Assets                 $5                   $4                   $7                  $7

Revenues               $0                   $0                   $1                  $1

Net Income (Loss)      $0                   $0                   $0                  $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                       ECHI/EH              ECHI/EH              ECHI/EH             ECHI/EH
                       North Carolina/      North Carolina/      North Carolina/     North Carolina/
                       EC Contributions     EC Contributions     EC Contributions    EC Contributions
                       VI Partners/ECH      VI Partners/ECH      VI Partners/ECH     VI Partners/ECH
                       Investors Partner    Investors Partner    Investors Partner   Investors Partner
                       VI-B LP/ECH          VI-B LP/ECH          VI-B LP/ECH         VI-B LP/ECH
                       Partners VI LP       Partners VI LP       Partners VI LP      Partners VI LP
=================================================================================================

Name of Entity:        Silver Lake          University Park      Upland Senior       Vista Verde
                       Properties LP        Properties LP        Housing LP          Townhomes II
                                                                 (Coy D. Estes)      LLC


Ownership Interest:    4.03%*15.39%*        4.03%*15.39%*        4.03%*15.39%*       4.03%*15.39%*
                       37.18%*99%           37.18%*99%           37.18%*99%          37.18%*99%


Equity Interest (000's)

Assets                 $17                  $7                   $3                  $5

Revenues               $1                   $0                   $0                  $0

Net Income (Loss)      ($1)                 $0                   $0                  $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                              ECHI/EH
                              North Carolina/
                              EC Contributions
                              VI Partners/ECH                              ECHI/EH
                              Investors Partner                            South Carolina/
                              VI-B LP/ECH              ECHI/EH             EC Contributions
                              Partners VI LP           South Carolina      VI Partners
=================================================================================================

Name of Entity:               Vista Properties         Edison Capital      ECH Investors
                              LLC                      Contributions VI    Partner VI-A
                              (Vista View)             Partners            LP


Ownership Interest:           4.03%*15.39%*            4.20%               4.20%*15.39%
                              37.18%*99%


Equity Interest (000's)

Assets                        $8                       $171                $171

Revenues                      $1                       $8                  $8

Net Income (Loss)             ($1)                     ($4)                ($4)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                                ECHI/EH
                                                       ECHI/EH                  South Carolina/
                              ECHI/EH                  South Carolina/          EC Contributions
                              South Carolina/          EC Contributions         VI Partners/
                              EC Contributions         VI Partners/ECH          ECH Investors
                              VI Partners/ECH          Investors Partner        Partner
                              Investors Partner        VI-A LP/ECH              VI-A LP/ECH
                              VI-A LP                  Partners VI LP           Partners VI LP
=================================================================================================

Name of Entity:               Edison Capital           Admiralty Heights        Affordable/
                              Housing Partners         Associates II 1995       Citrus Glenn
                              VI LP                    LP                       Phase II Ltd
                                                       (Kent Manor)             (Citrus Glenn
                                                                                Apts
                                                                                Phase II)

Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              61.82%                   61.82%*99%               61.82%*99%


Equity Interest (000's)

Assets                        $171                     $12                      $14

Revenues                      $8                       $0                       $0

Net Income (Loss)             ($4)                     $0                       $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                                ECHI/EH
                              ECHI/EC                  ECHI/EH                  South Carolina/
                              South Carolina/          South Carolina/          EC Contributions
                              EC Contributions         EC Contributions         VI Partners/
                              VI Partners/ECH          VI Partners/ECH          ECH Investors
                              Investors Partner        Investors Partner        Partner
                              VI-A LP/ECH              VI-A LP/ECH              VI-A LP/ECH
                              Partners VI LP           Partners VI LP           Partners VI LP
=================================================================================================

Name of Entity:               Altamont Hotel           Bradley Manor            Double X
                              Associates LP            Senior Apts LP           Associates
                                                                                1995 LP
                                                                                (Terrace
                                                                                Manor)


Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              61.82%*99%               61.82%*99%               61.82%*99%


Equity Interest (000's)

Assets                        $11                      $5                       $12

Revenues                      $2                       $1                       $0

Net Income (Loss)             ($1)                     $0                       $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                                ECHI/EH
                              ECHI/EH                  ECHI/EH                  South Carolina/
                              South Carolina/          South Carolina/          EC Contributions
                              EC contributions         EC Contributions         VI Partners/
                              VI Partners/ECH          VI Partners/ECH          ECH Investors
                              Investors Partner        Investors Partner        Partner
                              VI-A LP/ECH              VI-A LP/ECH              VI-A LP/ECH
                              Partners VI LP           Partners VI LP           Partners VI LP
=================================================================================================

Name of Entity:               Hamilton Place           Hamilton Place           Hearthstone
                              Apartments LP            Senior Living LP         Group 3 LP
                              (Larkin Place)                                    (Evergreen Court)

Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              61.82%*99%               61.82%*99%               61.82%*99%


Equity Interest (000's)

Assets                        $11                      $9                       $8

Revenues                      $0                       $0                       $0

Net Income (Loss)             $0                       $0                       $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                              ECHI/EH                  ECHI/EH                  ECHI/EH
                              South Carolina/          South Carolina/          South Carolina/
                              EC Contributions         EC Contributions         EC Contributions
                              VI Partners/ECH          VI Partners/ECH          VI Partners/ECH
                              Investors Partner        Investors Partner        Investors Partner
                              VI-A LP/ECH              VI-A LP/ECH              VI-A LP/ECH
                              Partners VI LP           Partners VI LP           Partners VI LP
=================================================================================================

Name of Entity:               KDF Malabar LP           LINC-Bristol             MAS-WT LP
                                                       Associates I LP          (Washington
                                                       (City Gardens)           Terrace)


Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              61.82%*99%               61.82%*99%               61.82%*99%


Equity Interest (000's)

Assets                        $9                       $12                      $30

Revenues                      $0                       $1                       $2

Net Income (Loss)             $0                       ($1)                     ($1)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                              ECHI/EH                  ECHI/EH                  ECHI/EH
                              South Carolina/          South Carolina/          South Carolina/
                              EC Contributions         EC Contributions         EC Contributions
                              VI Partners/ECH          VI Partners/ECH          VI Partners/ECH
                              Investors Partner        Investors Partner        Investors Partner
                              VI-A LP/ECH              VI-A LP/ECH              VI-A LP/ECH
                              Partners VI LP           Partners VII LP          Partners VI LP
=================================================================================================

Name of Entity:               Northwood Manor          Silver Lake              University
                              Associates LP            Properties LP            Park
                                                                                Properties LP


Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              61.82%*99%               61.82%*99%               61.82%*99%


Equity Interest (000's)

Assets                        $13                      $6                       $8

Revenues                      $0                       $0                       $0

Net Income (Loss)             $0                       $0                       $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                              ECHI/EH                  ECHI/EH                  ECHI/EH
                              South Carolina/          South Carolina/          South Carolina/
                              EC Contributions         EC Contributions         EC Contributions
                              VI Partners/ECH          VI Partners/ECH          VI Partners/ECH
                              Investors Partner        Investors Partner        Investors Partner
                              VI-A LP/ECH              VI-A LP/ECH              VI-A LP/ECH
                              Partners VI LP           Partners VI LP           Partners VI LP
=================================================================================================

Name of Entity:               Upland Senior            Vista Verde              Vista
                              Housing LP               Townhomes II             Properties LLC
                              (Coy D. Estes)           LLC                      (Vista View)


Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              61.82%*99%               61.82%*99%               61.82%*99%


Equity Interest (000's)

Assets                        $13                      $13                      $0

Revenues                      $2                       $2                       $0

Net Income (Loss)             ($1)                     ($1)                     $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                                                                ECHI/EH
                                                       ECHI/EH                  South Carolina/
                                                       South Carolina/          EC Contributions
                              ECHI/EH                  EC Contributions         VI Partners/ECH
                              South Carolina/          VI Partners/ECH          Investors Partner
                              EC Contributions         Investors Partner        VI-B LP/ECH
                              VI Partners              VI-B LP                  Partners VI LP
=================================================================================================

Name of Entity:               ECH Investors            Edison Capital           Admiralty
                              Partner VI-B LP          Housing Partners         Heights
                                                       VI LP                    Associates II
                                                                                1995 LP
                                                                                (Kent Manor)


Ownership Interest:           4.20%*15.39%             4.20%*15.39%*            4.20%*15.39%*
                                                       37.18%                   37.18%*99%


Equity Interest (000's)

Assets                        $103                     $103                     $7

Revenues                      $5                       $5                       $0

Net Income (Loss)             ($2)                     ($2)                     $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                              ECHI/EH                  ECHI/EH                  ECHI/EH
                              South Carolina/          South Carolina/          South Carolina/
                              EC Contributions         EC Contributions         EC Contributions
                              VI Partners/ECH          VI Partners/ECH          VI Partners/ECH
                              Investors Partner        Investors Partner        Investors Partner
                              VI-B LP/ECH              VI-B LP/ECH              VI-B LP/ECH
                              Partners VI LP           Partners VI LP           Partners VI LP
=================================================================================================

Name of Entity:               Affordable/              Altamont Hotel           Bradley Manor
                              Citrus Glenn             Associates LP            Senior Apts LP
                              Phase II Ltd
                              (Citrus Glenn
                              Apts Phase II)

Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              37.18%*99%               37.18%*99%               37.18%*99%


Equity Interest (000's)

Assets                        $8                       $7                       $3

Revenues                      $0                       $1                       $0

Net Income (Loss)             $0                       ($1)                     $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                              ECHI/EH                  ECHI/EH                  ECHI/EH
                              South Carolina/          South Carolina/          South Carolina/
                              EC Contributions         EC Contributions         EC Contributions
                              VI Partners/ECH          VI Partners/ECH          VI Partners/ECH
                              Investors Partner        Investors Partner        Investors Partner
                              VI-B LP/ECH              VI-B LP/ECH              VI-B LP/ECH
                              Partners VI LP           Partners VI LP           Partners VI LP
=================================================================================================

Name of Entity:               Double X                 Hamilton Place           Hamilton Place
                              Associates               Apartments LP            Senior Living
                              1995 LP                  (Larkin Place)           LP
                              (Terrace Manor)


Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              37.18%*99%               37.18%*99%               37.18%*99%


Equity Interest (000's)

Assets                        $7                       $6                       $5

Revenues                      $0                       $0                       $0

Net Income (Loss)             $0                       $0                       $0


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                              ECHI/EH                  ECHI/EH                  ECHI/EH
                              South Carolina/          South Carolina/          South Carolina/
                              EC Contributions         EC Contributions         EC Contributions
                              VI Partners/ECH          VI Partners/ECH          VI Partners/ECH
                              Investors Partner        Investors Partner        Investors Partner
                              VI-B LP/ECH              VI-B LP/ECH              VI-B LP/ECH
                              Partners VI LP           Partners VI LP           Partners VI LP
=================================================================================================

Name of Entity:               Hearthstone              KDF Malabar LP           LINC-Bristol
                              Group 3 LP                                        Associates I
                              (Evergreen Court)                                 LP
                                                                                (City Gardens)


Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              37.18%*99%               37.18%*99%               37.18%*99%


Equity Interest (000's)

Assets                        $5                       $5                       $7

Revenues                      $0                       $0                       $1

Net Income (Loss)             $0                       $0                       $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                              ECHI/EH                  ECHI/EH                  ECHI/EH
                              South Carolina/          South Carolina/          South Carolina/
                              EC Contributions         EC Contributions         EC Contributions
                              VI Partners/ECH          VI Partners/ECH          VI Partners/ECH
                              Investors Partner        Investors Partner        Investors Partner
                              VI-B LP/ECH              VI-B LP/ECH              VI-B LP/ECH
                              Partners VI LP           Partners VI LP           Partners VI LP
=================================================================================================

Name of Entity:               MAS-WT LP                Northwood Manor          Silver Lake
                              (Washington              Associates LP            Properties LP
                              Terrace)


Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              37.18%*99%               37.18%*99%               37.18%*99%


Equity Interest (000's)

Assets                        $18                      $8                       $4

Revenues                      $1                       $0                       $0

Net Income (Loss)             ($1)                     $0                       $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                              ECHI/EH                  ECHI/EH                  ECHI/EH
                              South Carolina/          South Carolina/          South Carolina/
                              EC Contributions         EC Contributions         EC Contributions
                              VI Partners/ECH          VI Partners/ECH          VI Partners/ECH
                              Investors Partner        Investors Partner        Investors Partner
                              VI-B LP/ECH              VI-B LP/ECH              VI-B LP/ECH
                              Partners VI LP           Partners VI LP           Partners VI LP
=================================================================================================

Name of Entity:               University Park          Upland Senior            Vista Verde
                              Properties LP            Housing LP               Townhomes II LLC
                                                       (Coy D. Estes)

Ownership Interest:           4.20%*15.39%*            4.20%*15.39%*            4.20%*15.39%*
                              37.18%*99%               37.18%*99%               37.18%*99%


Equity Interest (000's)

Assets                        $5                       $8                       $0

Revenues                      $0                       $1                       $0

Net Income (Loss)             $0                       ($1)                     $0

<PAGE 264>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  ECHI/EH
                                  South Carolina/
                                  EC Contributions
                                  VI Partners/ECH
                                  Investors Partner        Edison Capital      Edison Capital
                                  VI-B LP/ECH              Housing             Housing
                                  Partners VI LP           Investments         Investments
=================================================================================================

Name of Entity:                   Vista Properties         Edmundson           Elizabeth
                                  LLC                      Associates LP       West & East LP
                                  (Vista View)             (Willows)

Ownership Interest:               4.20%*15.39%*            99.00%              99.00%
                                  37.18%*99%


Equity Interest (000's)

Assets                            $0                       $3,388              $600

Revenues                          $0                       $160                $102

Net Income (Loss)                 $0                       ($145)              ($51)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  Edison Capital           Edison Capital      Edison Capital
                                  Housing                  Housing             Housing
                                  Investments              Investments         Investments
=================================================================================================

Name of Entity:                   Elk View Homes           Farm (The)          Florence
                                                           Associates LP       Apts LLC


Ownership Interest:               99.00%                   99.00%              99.00%


Equity Interest (000's)

Assets                            $0                       $5,986              $2,090

Revenues                          $0                       $258                $0

Net Income (Loss)                 $0                       ($170)              $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  Edison Capital           Edison Capital      Edison Capital
                                  Housing                  Housing             Housing
                                  Investments              Investments         Investments
================================================================================================

Name of Entity:                   Garnet Housing           Gilroy Redwood      Ginzton
                                  Associates               Associates LP       Assoc LP
                                                           (Redwoods)


Ownership Interest:               99.00%                   99.00%              99.00%


Equity Interest (000's)

Assets                            $900                     $3,157              $9,406

Revenues                          $44                      $180                $651

Net Income (Loss)                 ($22)                    ($133)              ($251)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  Edison Capital           Edison Capital      Edison Capital
                                  Housing                  Housing             Housing
                                  Investments              Investments         Investments
=================================================================================================

Name of Entity:                   Grace Hsg LP             Grandy Lake         Grossman
                                                           1996 LP             Apartments
                                                           (Grandy Lake        Investors
                                                           Residences)         LP


Ownership Interest:               99.00%                   99.00%              99.00%


Equity Interest (000's)

Assets                            $3,290                   $0                  $1,181

Revenues                          $0                       $0                  $100

Net Income (Loss)                 $0                       $0                  ($36)


<PAGE 268>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  Edison Capital           Edison Capital      Edison Capital
                                  Housing                  Housing             Housing
                                  Investments              Investments         Investments
=================================================================================================


Name of Entity:                   Harry Clark Jr           Heartland-          Heather Glen
                                  Residential              Wisconsin           Associates LP
                                  Center LLC               Rapids
                                                           Timber Trails LLC
                                                           (Timber Trails)

Ownership Interest:               99.00%                   99.00%              99.00%


Equity Interest (000's)

Assets                            $890                     $3,681              $5,343

Revenues                          $0                       $101                $344

Net Income (Loss)                 $0                       ($109)              ($238)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  Edison Capital           Edison Capital      Edison Capital
                                  Housing                  Housing             Housing
                                  Investments              Investments         Investments
=================================================================================================

Name of Entity:                   Holy Family              Kennedy Lofts       Lark Ellen LP
                                  Associates LP            Associates LP


Ownership Interest:               99.00%                   97.00%              99.00%


Equity Interest (000's)

Assets                            $9,978                   $18,804             $3,590

Revenues                          $563                     $2,045              $0

Net Income (Loss)                 ($301)                   ($865)              $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  Edison Capital           Edison Capital      Edison Capital
                                  Housing                  Housing             Housing
                                  Investments              Investments         Investments
=================================================================================================

Name of Entity:                   Las Brisas               Maplewood School    Mar
                                  Apartments LP            Apartments LP       Associates
LP


Ownership Interest:               99.00%                   99.00%              99.00%


Equity Interest (000's)

Assets                            $830                     $2,420              $11,420

Revenues                          $172                     $0                  $706

Net Income (Loss)                 ($86)                    $0                  ($490)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  Edison Capital           Edison Capital      Edison Capital
                                  Housing                  Housing             Housing
                                  Investments              Investments         Investments
=================================================================================================

Name of Entity:                   Marlton                  Mercy Housing       Merrill Road
                                  Residences               California IX LP    Associates LP
                                  Associates LP            (Sycamore)


Ownership Interest:               99.00%                   99.00%              99.00%


Equity Interest (000's)

Assets                            $1,940                   $4,520              $1,009

Revenues                          $0                       $0                  $24

Net Income (Loss)                 $0                       $0                  ($54)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  Edison Capital                               Edison Capital
                                  Housing                  ECHI/               Housing
                                  Investments              MH I LP             Investments
=================================================================================================

Name of Entity:                   MH I LP                  California Park     MH II LP
                                                           Apartments LP

Ownership Interest:               1.00%                    1.00%*99.00%        1.00%


Equity Interest (000's)

Assets                            $33                      $33                 $12

Revenues                          $4                       $4                  $2

Net Income (Loss)                 ($2)                     ($2)                ($1)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                 Edison                             Edison
                                                 Capital                            Capital
                              ECHI/              Housing           ECHI/            Housing
                              MH III LP          Investments       MH III LP        Investments
=================================================================================================

Name of Entity:               5363 Dent          MH III LP         DeRose Housing   MH IV LP
                              Avenue                               Associates LP
                              Associates LP

Ownership Interest:           1.00%*99.00%       1.00%             1.00%*99.00%     1.00%


Equity Interest (000's)

Assets                        $12                $12               $49              $70

Revenues                      $2                 $2                $5               $10

Net Income (Loss)             ($1)               ($1)              ($4)             ($2)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                 Edison Capital                     Edison Capital
                              ECHI/              Housing           ECHI/            Housing
                              MH IV LP           Investments       MH V LP          Investments
=================================================================================================

Name of Entity:               MPT Apartments     MH V LP           Centennial       MHIFED 94 LP
                              LP                                   Place LP
                              (MacArthur Park)


Ownership Interest:           1.00%*99.00%       1.00%             1.00%*99.00%     1.00%


Equity Interest (000's)

Assets                        $70                $99               $99              $662

Revenues                      $10                $5                $5               $31

Net Income (Loss)             ($2)               (4)               ($4)             ($19)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                              ECHI/              ECHI/             ECHI/            ECHI/
                              MHIFED 94 LP       MHIFED 94 LP      MHIFED 94 LP     MHIFED 94 LP
=================================================================================================

Name of Entity:               Berry Avenue       Carlton Way       CDR Senior Hsg   Corona
                              Associates LP      Apartments        Associates       Ely/Ranch
                                                 LP                (Casa del Rio)   Associates LP


Ownership Interest:           1.00%*99.00%       1.00%*99.00%      1.00%*99.00%     1.00%*99.00%


Equity Interest (000's)

Assets                        $84                $41               $68              $101

Revenues                      $3                 $2                $3               $4

Net Income (Loss)             ($3)               ($1)              ($2)             ($3)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                  ECHI/                    ECHI/               ECHI/
                                  MHIFED 94 LP             MHIFED 94 LP        MHIFED 94 LP
=================================================================================================

Name of Entity:                   Fairview Village         Fell Street         Hope West
                                  Associates LP            Housing             Apartments LP
                                                           Associates LP


Ownership Interest:               1.00%*99.00%             1.00%*99.00%        1.00%*99.00%


Equity Interest (000's)

Assets                            $8                       $141                $28

Revenues                          $0                       $6                  $1

Net Income (Loss)                 $0                       ($3)                ($1)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                  ECHI/                    ECHI/               ECHI/
                                  MHIFED 94 LP             MHIFED 94 LP        MHIFED 94 LP
=================================================================================================

Name of Entity:                   Morrone Gardens          Pajaro Court        Tierra Linda
                                  Associates LP            Associates LP       Associates LP


Ownership Interest:               1.00%*99.00%             1.00%*99.00%        1.00%*99.00%


Equity Interest (000's)

Assets                            $80                      $17                 $30

Revenues                          $6                       $1                  $1

Net Income (Loss)                 ($2)                     ($1)                ($1)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                           Edison Capital
                                  ECHI/                    Housing             ECHI/
                                  MHIFED 94 LP             Investments         MHIFED 95 LP
=================================================================================================

Name of Entity:                   Tlaquepaque              MHIFED 95 LP        Avalon
                                  Housing                                      Courtyard LP
                                  Associates LP                                (Carson Senior
                                                                               Housing)

Ownership Interest:               1.00%*99.00%             1.00%               1.00%*99.00%


Equity Interest (000's)

Assets                            $64                      $691                $94

Revenues                          $4                       $35                 $6

Net Income (Loss)                 ($2)                     ($30)               ($10)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                  ECHI/                    ECHI/               ECHI/
                                  MHIFED 95 LP             MHIFED 95 LP        MHIFED 95 LP
=================================================================================================

Name of Entity:                   Hollywood                LaBrea/             Larkin Pine
                                  El Centro LP             Franklin LP         LP


Ownership Interest:               1.00%*99.00%             1.00%*99.00%        1.00%*99.00%


Equity Interest (000's)

Assets                            $117                     $62                 $87

Revenues                          $6                       $3                  $3

Net Income (Loss)                 ($4)                     ($3)                ($3)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                  ECHI/                    ECHI/               ECHI/
                                  MHIFED 95 LP             MHIFED 95 LP        MHIFED 95 LP
=================================================================================================

Name of Entity:                   Mercy Housing            Pinole Grove        Second Street
                                  California III LP        Associates LP       Center LP
                                  (3rd & Reed)                                 (Santa Monica)


Ownership Interest:               1.00%*99.00%             1.00%*99.00%        1.00%*99.00%


Equity Interest (000's)

Assets                            $74                      $58                 $52

Revenues                          $4                       $4                  $2

Net Income (Loss)                 ($2)                     ($1)                ($2)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                  ECHI/                    ECHI/               ECHI/
                                  MHIFED 95 LP             MHIFED 95 LP        MHIFED 95 LP
=================================================================================================

Name of Entity:                   Solinas Village          Three Oaks          1101 Howard St
                                  Partners LP              Housing LP          Associates LP


Ownership Interest:               1.00%*99.00%             1.00%*99.00%        1.00%*99.00%


Equity Interest (000's)

Assets                            $44                      $45                 $58

Revenues                          $2                       $3                  $2

Net Income (Loss)                 ($2)                     ($1)                ($2)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  Edison Capital
                                  Housing                  ECHI/               ECHI/
                                  Investments              MHIFED 96 LP        MHIFED 96 LP
=================================================================================================
===

Name of Entity:                   MHIFED 96 LP             Lavell Village      North Town
                                                           Associates LP       Housing
                                                                               Partners LP
                                                                               (Villa del
                                                                               Norte
                                                                               Village)


Ownership Interest:               5.00%                    5.00%*99.00%        5.00%*99.00%


Equity Interest (000's)

Assets                            $971                     $286                ($726)

Revenues                          $82                      $15                 $23

Net Income (Loss)                 ($107)                   ($22)               ($28)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                               Edison Capital
                                  ECHI/                    ECHI/               Housing
                                  MHIFED 96 LP             MHIFED 96 LP        Investments
=================================================================================================

Name of Entity:                   Poco Way                 Seasons Afford      MHIFED 96A LP
                                  Associates LP            Senior Hsg LP


Ownership Interest:               5.00%*99.00%             5.00%*99.00%        1.00%*99.00%


Equity Interest (000's)

Assets                            $1,105                   $306                $291

Revenues                          $25                      $19                 $3

Net Income (Loss)                 ($35)                    ($22)               ($3)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                  ECHI/                    ECHI/               ECHI/
                                  MHIFED 96A LP            MHIFED 96A LP       MHIFED 96A LP
=================================================================================================
===

Name of Entity:                   Good Samaritan           Reseda Village      Oxnard
                                  Associates LP            LP                  Housing
                                                                               Associates LP


Ownership Interest:               1.00%*99.00%             1.00%*99.00%        1.00%*99.00%


Equity Interest (000's)

Assets                            $26                      $19                 $14

Revenues                          $0                       $0                  $0

Net Income (Loss)                 $0                       $0                  $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                  ECHI/                    ECHI/               ECHI/
                                  MHIFED 96A LP            MHIFED 96A LP       MHIFED 96A LP
=================================================================================================
===

Name of Entity:                   Metro Senior             Round Walk          Santa Alicia
                                  Associates LP            Village             Family Hsg
                                                           Apartments LP       Associates


Ownership Interest:               1.00%*99.00%             1.00%*99.00%        1.00%*99.00%


Equity Interest (000's)

Assets                            $24                      $141                $51

Revenues                          $0                       $3                  $0

Net Income (Loss)                 $0                       ($3)                $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                                ECHI/
                                                              ECHI/             MHICAL 94
                         ECHI/             ECHI/              MHICAL 94         Company/
                         MHIFED 96A LP     MHIFED 96A LP      Company           MHICAL 94 LP
=================================================================================================

Name of Entity:          Vine Street       Vine Street        MHICAL 94 LP      Mayacamas
                         Court LP          Court LP II                          Village
                                                                                Associates
                                                                                LP


Ownership Interest:      1.00%*99.00%      1.00%*99.00%       99.00%            99.00%*99.00%


Equity Interest (000's)

Assets                   $16               $5                 $63,710           $6,478

Revenues                 $0                $0                 $3,665            $295

Net Income (Loss)        $0                $0                 ($1,449)          ($184)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                  ECHI/                  ECHI/                 ECHI/
                                  MHICAL 94              MHICAL 94             MHICAL 94
                                  Company/               Company/              Company/
                                  MHICAL 94 LP           MHICAL 94 LP          MHICAL 94 LP
=================================================================================================

Name of Entity:                   Rincon De Los          West Capital          Winfield Hill
                                  Esteros                Courtyard LP          Associates LP
                                  Associates LP


Ownership Interest:               99.00%*99.00%          99.00%*99.00%         99.00%*99.00%


Equity Interest (000's)

Assets                            $31,463                $6,272                $19,497

Revenues                          $2,025                 $276                  $1,069

Net Income (Loss)                 ($622)                 ($268)                ($375)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                  Edison Capital
                                  Housing                ECHI/                 ECHI/
                                  Investments            MHICAL 94 LP          MHICAL 94 LP
=================================================================================================

Name of Entity:                   MHICAL 94 LP           Mayacamas             Rincon De Los
                                                         Village               Esteros
                                                         Associates LP         Associates LP


Ownership Interest:               1.00%                  1.00%*99.00%           1.00%*99.00%


Equity Interest (000's)

Assets                            $643                   $65                   $318

Revenues                          $37                    $3                    $20

Net Income (Loss)                 ($15)                  ($2)                  ($6)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                                                               ECHI/
                                  ECHI/                  ECHI/                 MHICAL 95
                                  MHICAL 94 LP           MHICAL 94 LP          Company
=================================================================================================

Name of Entity:                   West Capital           Winfield Hill         MHICAL 95 LP
                                  Courtyard LP           Associates LP


Ownership Interest:               1.00%*99.00%           1.00%*99.00%          99.00%


Equity Interest (000's)
Assets                            $63                    $197                  $41,190

Revenues                          $3                     $11                   $1,716

Net Income (Loss)                 ($3)                   ($4)                  ($1,128)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                             ECHI/                 ECHI/                 ECHI/
                             MHICAL 95             MHICAL 95             MHICAL 95
                             Company/              Company/              Company/
                             MHICAL 95 LP          MHICAL 95 LP          MHICAL 95 LP
=================================================================================================

Name of Entity:              Abby Assoc LP         Antelope Assoc        Baker Park
                             (Windmere)            LP                    Associates LP


Ownership Interest:          99.00%*99.00%         99.00%*99.00%         99.00%*99.00%


Equity Interest (000's)

Assets                       $5,191                $11,145               $15,346

Revenues                     $305                  $855                  $698

Net Income (Loss)            ($99)                 ($208)                ($450)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                                ECHI/
                                                                                MHICAL 95
                                                                                Company/
                         ECHI/             ECHI/              ECHI/             MHICAL 95 LP/
                         MHICAL 95         MHICAL 95          MHICAL 95         ECH/HFC GP
                         Company/          Company/           Company/          Partnership
                         MHICAL 95 LP      MHICAL 95 LP       MHICAL 95 LP      No. 2
=================================================================================================

Name of Entity:          Bracher           Colina Vista LP    ECH/HFC GP        Edison Capital
                         Associates LP                        Partnership       Hsg Partners
                                                              No. 2             VIII LP


Ownership Interest:      99.00%*99.00%     99.00%*99.00%      99.00%*43.30%     99.00%*43.30%*
                                                                                18.54%


Equity Interest (000's)

Assets                   $7,167            $6,046             $8,067            $8,067

Revenues                 $438              $225               $29               $29

Net Income (Loss)        ($213)            ($211)             ($34)             ($34)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      MHICAL 95            MHICAL 95
                                      Company/             Company/
                                      MHICAL 95 LP/        MHICAL 95 LP/
                                      ECH/HFC GP           ECH/HFC GP
                                      Partnership          Partnership          ECHI/
                                      No. 2/ECH            No. 2/ECH            MHICAL 95
                                      Partners VIII        Partners VIII        Company/
                                      LP                   LP                   MHICAL 95 LP
=================================================================================================

Name of Entity:                       Catalonia             Ohlone Housing      Florin Woods
                                      Associates LP        Associates LP        Associates LP


Ownership Interest:                   99.00%*43.30%*       99.00%*43.30%*       99.00%*99.00%
                                      18.54%*99%           18.54%*99%


Equity Interest (000's)

Assets                                $916                 $7,151               $7,515

Revenues                              $29                  $0                   $397

Net Income (Loss)                     ($34)                $0                   ($254)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      ECHI/                ECHI/                ECHI/
                                      MHICAL 95            MHICAL 95            MHICAL 95
                                      Company/             Company/             Company/
                                      MHICAL 95 LP         MHICAL 95 LP         MHICAL 95 LP
=================================================================================================

Name of Entity:                       Mercy Housing        Pinmore              Sunset Creek
                                      California VI LP     Associates LP        Partners LP
                                      (205 Jones)

Ownership Interest:                   99.00%*99.00%        99.00%*99.00%        99.00%*99.00%*


Equity Interest (000's)

Assets                                $4,128               $6,867               $8,567

Revenues                              $167                 $403                 $495

Net Income (Loss)                     ($147)               ($208)               ($274)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      Edison Capital
                                      Housing              ECHI/                ECHI/
                                      Investments          MHICAL 95 LP         MHICAL 95 LP
=================================================================================================

Name of Entity:                       MHICAL 95 LP         Abby                 Antelope
                                                           Associates LP        Associates LP
                                                           (Windmere)

Ownership Interest:                   1.00%                1.00%*99.00%         1.00%*99.00%


Equity Interest (000's)

Assets                                $727                 $52                  $113

Revenues                              $40                  $3                   $9

Net Income (Loss)                     ($21)                ($1)                 ($2)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      ECHI/                ECHI/                ECHI/
                                      MHICAL 95 LP         MHICAL 95 LP         MHICAL 95 LP
=================================================================================================

Name of Entity:                       Baker Park           Bracher              Colina Vista
                                      Associates LP        Associates LP        LP


Ownership Interest:                   1.00%*99.00%         1.00%*99.00%         1.00%*99.00%


Equity Interest (000's)

Assets                                $155                 $72                  $61

Revenues                              $7                   $4                   $2

Net Income (Loss)                     ($5)                 ($2)                 ($2)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      ECHI/                ECHI/                ECHI/
                                      MHICAL 95 LP         MHICAL 95 LP         MHICAL 95 LP
=================================================================================================

Name of Entity:                       Florin Woods         Mercy Housing        Pinmore
                                      Associates LP        California VI LP     Associates LP
                                                           (205 Jones)

Ownership Interest:                   1.00%*99.00%         1.00%*99.00%         1.00%*99.00%


Equity Interest (000's)

Assets                                $76                  $42                  $69

Revenues                              $4                   $2                   $4

Net Income (Loss)                     ($3)                 ($1)                 ($2)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                                ECHI/
                                                           ECHI/                MHICAL 96
                                      ECHI/                MHICAL 96            Company/
                                      MHICAL 95 LP         Company              MHICAL 96 LP
=================================================================================================

Name of Entity:                       Sunset Creek         MHICAL 96 LP         ECH/HFC GP
                                      Partners LP                               Partnership
                                                                                No.1


Ownership Interest:                   1.00%*99.00%         99.00%               99.00%*50.40%


Equity Interest (000's)

Assets                                $87                  $36,735              $2,480

Revenues                              $5                   $367                 $108

Net Income (Loss)                     ($3)                 ($547)               ($27)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      MHICAL 96            MHICAL 96 LP/        MHICAL 96 LP/
                                      Company/             ECH/HFC GP           ECH/HFC GP
                                      MHICAL 96 LP/        Partnership          Partnership
                                      ECH/HFC GP           No. 1/               No. 1/
                                      Partnership          ECH Partners         ECH Partners
                                      No. 1                VII LP               VII LP
=================================================================================================

Name of Entity:                       Edison Capital       C-Court LP           Cottonwood
                                      Housing              (Cawelti Court)      Affordable
                                      Partners VII LP                           Housing LP


Ownership Interest:                   99.00%*50.40%*       99.00%*50.40%*       99.00%*50.40%*
                                      19.40%               19.40%*99%           19.40%*99%


Assets                                $2,480               $20                  $309

Revenues                              $108                 $0                   $0

Net Income (Loss)                     ($27)                $0                   $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      MHICAL 96 LP/        MHICAL 96 LP/        MHICAL 96 LP/
                                      ECH/HFC GP           ECH/HFC GP           ECH/HFC GP
                                      Partnership          Partnership          Partnership
                                      No. 1/               No. 1/               No. 1/
                                      ECH Partners         ECH Partners         ECH Partners
                                      VII LP               VII LP               VII LP
=================================================================================================

Name of Entity:                       Fifth & Wilshire     Flagstaff            Huff Ave
                                                           Affordable           Associates LP
                                                           Housing II LP
                                                           (Forest View
                                                           Apartments)

Ownership Interest:                   99.00%*50.40%*       99.00%*50.40%*       99.00%*50.40%*
                                      19.40%*99%           19.40%*99%           19.40%*99%


Equity Interest (000's)

Assets                                $289                 $307                 $526

Revenues                              $0                   $0                   $79

Net Income (Loss)                     $0                   $0                   ($4)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      MHICAL 96 LP/        MHICAL 96 LP/        MHICAL 96 LP/
                                      ECH/HFC GP           ECH/HFC GP           ECH/HFC GP
                                      Partnership          Partnership          Partnership
                                      No. 1/               No. 1/               No. 1/
                                      ECH Partners         ECH Partners         ECH Partners
                                      VII LP               VII LP               VII LP
=================================================================================================

Name of Entity:                       Mountain View        Oak Forest           Paradise Rd
                                      Townhomes            Associates LP        Partners LP
                                      Associates LP                             (Gateway
                                                                                Village)


Ownership Interest:                   99.00%*50.40%*       99.00%*50.40%*       99.00%*50.40%*
                                      19.40%*99%           19.40%*99%           19.40%*99%


Equity Interest (000's)

Assets                                $275                 $13                  $285

Revenues                              $3                   $2                   $25

Net Income (Loss)                     ($1)                 ($9)                 ($12)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                      MHICAL 96 LP/
                                      ECH/HFC GP
                                      Partnership          ECHI/                ECHI/
                                      No. 1                MHICAL 96            MHICAL 96
                                      ECH Partners         Company/             Company/
                                      VII LP               MHICAL 96 LP         MHICAL 96 LP
=================================================================================================

Name of Entity:                       Woodland Arms        Greenway Village     Kennedy Court
                                      Apartments Ltd       Associates LP        Partners LP


Ownership Interest:                   99.00%*50.40%*       99.00%*99.00%        99.00%*99.00%
                                      19.40%*99%


Equity Interest (000's)

Assets                                $455                 $3,729               $3,731

Revenues                              $0                   $19                  $165

Net Income (Loss)                     $0                   ($131)               ($205)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                           ECHI/             ECHI/               ECHI/            ECHI/
                           MHICAL 96         MHICAL 96           MHICAL 96        MHICAL 96
                           Company/          Company/            Company/         Company/
                           MHICAL 96 LP      MHICAL 96 LP        MHICAL 96 LP     MHICAL 96 LP
=================================================================================================

Name of Entity:            Klamath           Monterra Village    Sky Parkway      Strobridge
                           Associates LP     Associates LP       Housing          Housing
                                                                 Associates LP    Associates LP


Ownership Interest:        99.00%*99.00%     99.00%*99.00%       99.00%*99.00%    99.00%*99.00%


Equity Interest (000's)

Assets                     $4,311            $3,218              $5,130           $8,550

Revenues                   $14               $0                  $0               $0

Net Income (Loss)          ($49)             $0                  $0               $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  ECHI/                   ECHI/                ECHI/
                                  MHICAL 96               MHICAL 96            MHICAL 96
                                  Company/                Company/             Company/
                                  MHICAL 96 LP            MHICAL 96 LP         MHICAL 96 LP
=================================================================================================

Name of Entity:                   Westgate                1010 SVN             MHICAL 96 LP
                                  Townhomes               Associates LP
                                  Associates LP


Ownership Interest:               99.00%*99.00%           99.00%*99.00%        1.00%


Equity Interest (000's)

Assets                            $4,784                  $4,020               $345

Revenues                          $61                     $0                   $3

Net Income (Loss)                 ($135)                  $0                   ($4)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                  ECHI/                   ECHI/                ECHI/
                                  MHICAL 96 LP            MHICAL 96 LP         MHICAL 96 LP
=================================================================================================

Name of Entity:                   Greenway Village        Kennedy Court        Klamath
                                  Associates LP           Partners LP          Associates LP


Ownership Interest:               1.00%*99.00%            1.00%*99.00%         1.00%*99.00%


Equity Interest (000's)

Assets                            $38                     $38                  $44

Revenues                          $0                      $2                   $0

Net Income (Loss)                 ($1)                    ($2)                 $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                          ECHI/               ECHI/               ECHI/           ECHI/
                          MHICAL 96 LP        MHICAL 96 LP        MHICAL 96 LP    MHICAL 96 LP
=================================================================================================

Name of Entity:           Monterra Village    Sky Parkway         Strobridge      Westgate
                          Associates LP       Housing             Housing         Townhomes
                                              Associates LP       Associates LP   Associates LP


Ownership Interest:       1.00%*99.99%        1.00%*99.00%        1.00%*99.00%    1.00%*99.00%


Equity Interest (000's)


Assets                    $33                 $51                 $86             $48

Revenues                  $0                  $0                  $0              $1

Net Income (Loss)         $0                  $0                  $0              ($1)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                  ECHI/           ECHI/
                                              ECHI/               MHICAL 97       MHICAL 97
                          ECHI/               MHICAL 97           Company/        Company/
                          MHICAL 96 LP        Company             MHICAL 97 LP    MHICAL 97 LP
=================================================================================================

Name of Entity:           1010 SVN            MHICAL 97 LP        Alma Place      ECH/HFC GP
                          Associates LP                           Assoc. LP       Partnership
                                                                                  No.1


Ownership Interest:       1.00%*99.00%        99.00%              99.00%*99.00%   99.00%*14.70%


Equity Interest (000's)

Assets                    $40                 $2,150              $5,150          $2,150

Revenues                  $0                  $108                $0              $108

Net Income (Loss)         $0                  ($27)               $0              ($27)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                          MHICAL 97 CO/       MHICAL 97 LP/       MHICAL 97 LP/   MHICAL 97 LP/
                          MHICAL 97 LP/       ECH/HFC GP          ECH/HFC GP      ECH/HFC GP
                          ECH/HFC GP          Partnership         Partnership     Partnership
                          Partnership         No. 1/ECH           No. 1/ECH       No. 1/ECH
                          No. 1               Partners VII LP     Partners VII LP  Partners VII LP
=================================================================================================

Name of Entity:           Edison Capital      C-Court LP          Cottonwood      Fifth &
                          Housing             (Cawelti            Affordable      Wilshire
                          Partners VII LP     Court)              Housing LP

Ownership Interest:       99.00%*14.70%*      99.00%*14.70%*      99.00%*14.70%*  99.00%*14.70%*
                          19.40%              19.40%*99%          19.40%*99%      19.40%*99%


Equity Interest (000's)

Assets                    $2,150              $20                 $309            $289

Revenues                  $108                $0                  $0              $0

Net Income (Loss)         ($27)               $0                  $0              $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                      MHICAL 97 LP/       MHICAL 97 LP/       MHICAL 97 LP/       MHICAL 97 LP/
                      ECH/HFC GP          ECH/HFC GP          ECH/HFC GP          ECH/HFC GP
                      Partnership         Partnership         Partnership         Partnership
                      No. 1/ECH           No. 1/ECH           No. 1/ECH           No. 1/ECH
                      Partners VII LP     Partners VII LP     Partners VII LP     Partners VII LP
=================================================================================================

Name of Entity:       Flagstaff           Huff Ave            Mountain View       Oak Forest
                      Affordable          Associates LP       Townhomes           Associates LP
                      Hsg II LP                               Associates LP
                      (Forest View
                      Apartments)


Ownership Interest:                       99.00%*14.70%*      99.00%*14.70%*      99.00%*14.70%*
99.00%*14.70%*
                      19.40%*99%          19.40%*99%          19.40%*99%          19.40%*99%


Equity Interest (000's)

Assets                $307                $526                $275                $13

Revenues              $0                  $79                 $3                  $2

Net Income (Loss)     $0                  ($4)                ($1)                ($9)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                      MHICAL 97 LP/       MHICAL 97 LP/
                      ECH/HFC GP          ECH/HFC GP
                      Partnership         Partnership         Edison Capital
                      No. 1/ECH           No. 1/ECH           Housing             ECHI/
                      Partners VII LP     Partners VII LP     Investments         MHICAL 97 LP
=================================================================================================

Name of Entity:       Paradise Rd         Woodland Arms       MHICAL 97 LP        Alma Place
                      Partners LP         Apartments Ltd                          Assoc LP
                      (Gateway
                      Village)

Ownership Interest:   99.00%*14.70%*      99.00%*14.70%*      1.00%               1.00%*99%
                      19.40%*99%          19.40%*99%

Equity Interest (000's)

Assets                $285                $455                $0                  $0

Revenues              $25                 $0                  $0                  $0

Net Income (Loss)     ($12)               $0                  $0                  $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================

Name of Entity:                      Mid-Peninsula        Mid-Peninsula        Mission Capp
                                     Century Village      Sharmon Palms        LP
                                     Associates LP        Associates LP
                                     (Century Village)    (Sharmon Palms)


Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $1,000               $2,959               $5,321

Revenues                             $0                   $193                 $377

Net Income (Loss)                    $0                   ($102)               ($255)


Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     ECHI/                ECHI/                ECHI/
                                     Mission Housing      Mission Housing      Mission Housing
                                     Alpha                Beta                 Delta
=================================================================================================

Name of Entity:                      Lee Park             Richmond City        MH I LP
                                     Investors LP         Center
                                                          Associates LP


Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $33,431              $7,041               $3,261

Revenues                             $7,951               $362                 $372

Net Income (Loss)                    $629                 ($295)               ($154)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                           ECHI/               ECHI/             ECHI/            ECHI/
                           Mission             Mission           Mission          Mission
                           Housing             Housing           Housing          Housing
                           Delta/MH I LP       Delta             Delta/MH II LP   Delta
=================================================================================================

Name of Entity:            California Park     MH II LP          5363 Dent Ave    MH III LP
                           Apartments LP                         Associates LP


Ownership Interest:        99.00%*99.00%       99.00%            99.00%*99.00%    99.00%


Equity Interest (000's)

Assets                     $3,261              $1,193            $1,193           $4,819

Revenues                   $372                $162              $162             $463

Net Income (Loss)          ($154)              ($65)             ($65)            ($381)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                           ECHI/               ECHI/         ECHI/                  ECHI/
                           Mission             Mission       Mission                Mission
                           Housing             Housing       Housing                Housing
                           Delta/MH III LP     Delta         Delta/MH IV LP         Delta
=================================================================================================

Name of Entity:            DeRose Housing      MH IV LP      MPT Apartments LP      MH V LP
                           Associates LP                     (MacArthur Park)


Ownership Interest:        99.00%*99.00%       99.00%        99.00%*99.00%          99.00%


Equity Interest (000's)

Assets                     $4,819              $6,937        $6,937                 $9,802

Revenues                   $463                $1,033        $1,033                 $523

Net Income (Loss)          ($381)              ($247)        ($247)                 ($415)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                           ECHI/               ECHI/               ECHI/               ECHI/
                           Mission             Mission             Mission             Mission
                           Housing             Housing             Housing             Housing
                           Delta/MH V LP       Denver              Denver              Epsilon
=================================================================================================

Name of Entity:            Centennial          Mercantile Sq LP    North Park          Riverside/
                           Place LP                                Village LLC         Liebrandt
                                                                                       Partners LP
                                                                                       (La Playa)


Ownership Interest:        99.00%*99.00%       99.00%              99.00%              99.00%


Equity Interest (000's)

Assets                     $9,802              $20,547             $2,428              $2,585

Revenues                   $523                $566                $129                $74

Net Income (Loss)          ($415)              ($216)              ($59)               ($106)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                               ECHI/
                                                                               Mission Housing
                                     ECHI/                ECHI/                Holdings/
                                     Mission Housing      Mission Housing      MH Partnership
                                     Gamma                Holdings             1996 LP
=================================================================================================

Name of Entity:                      Del Carlo Court      Mission Housing      La Terraza
                                     Associates LP        Partnership          Associates LP
                                                          1966 LP              (Carlsbad
                                                                               Villas at
                                                                               Camino Real)


Ownership Interest:                  99.00%               99.00%               99.00%*99.00%


Equity Interest (000's)

Assets                               $5,164               $28,702              $28,702

Revenues                             $177                 $1,575               $1,575

Net Income (Loss)                    ($219)               ($1,363)             ($1,363)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)



                                                                 ECHI/            ECHI/
                           Edison Capital    ECHI/               Mission Hsg      Mission Hsg
                           Housing           MH Partnership      Theta/Mission    Theta/Mission
                           Investments       1996 LP             Funding Theta    Funding Theta
=================================================================================================

Name of Entity:            Mission Hsg       La Terraza          Brantwood II     Cedarshores LP
                           Partnership       Associates LP       Associates LP
                           1966 LP           (Carlsbad Villas
                                             at Camino Real)

Ownership Interest:        1.00%             1.00%*99.00%        1.00%            0.01%


Equity Interest (000's)

Assets                     $290              $290                $17              $1

Revenues                   $16               $16                 $0               $0

Net Income (Loss)          ($14)             ($14)               $0               $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                       ECHI/               ECHI/               ECHI/              ECHI/
                       Mission Hsg         Mission Hsg         Mission Hsg        Mission Hsg
                       Theta/Mission       Theta/Mission       Theta/Mission      Theta/Mission
                       Funding Theta       Funding Theta       Funding Theta      Funding Theta
=================================================================================================

Name of Entity:        Eastwood Homes LP   El Barrio           McFarland Press    Pellettieri
                                           Academy Urban       Associates         Homes Urban
                                           Renewal Assoc LP                       Renewal
                                                                                  Assoc LP


Ownership Interest:    0.01%               0.01%               0.01%               0.01%


Equity Interest (000's)

Assets                 $56                 $0                  $0                 $1

Revenues               $0                  $0                  $0                 $0

Net Income (Loss)      $0                  $0                  $0                 $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                       ECHI/               ECHI/               ECHI/              ECHI/
                       Mission Hsg         Mission Hsg         Mission Hsg        Mission Hsg
                       Theta/Mission       Theta/Mission       Theta/Mission      Theta/Mission
                       Funding Theta       Funding Theta       Funding Theta      Funding Theta
=================================================================================================

Name of Entity:        Persimmon           Roebling Village    Sherman Glen       Timber Sound
                       Associates LP       Inn Urban Renewal   LLC                Ltd
                                           LP

Ownership Interest:    0.01%               0.01%               0.01%               0.01%


Equity Interest (000's)

Assets                 $0                  $0                  $0                 $0

Revenues               $0                  $0                  $0                 $0

Net Income (Loss)      $0                  $0                  $0                 $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                       ECHI/               ECHI                ECHI/
                       Mission Hsg         Mission Hsg         Mission Hsg        ECHI/
                       Theta/Mission       Theta/Mission       Theta/Mission      Mission Hsg
                       Funding Theta       Funding Theta       Funding Theta      Theta
=================================================================================================

Name of Entity:        Timber Sound        Villa Maria         Woodleaf Village   Mission Hsg
                       II Ltd              Housing LP          LP                 Investors
                                                                                  Partnership


Ownership Interest:    0.01%               0.01%               0.01%              5.00%


Equity Interest (000's)

Assets                 $1                  $0                  $0                 $2,687

Revenues               $0                  $0                  $0                 $166

Net Income (Loss)      $0                  $0                  $0                 ($105)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     ECHI/                ECHI/                ECHI/
                                     Mission Hsg          Mission Hsg          Mission Hsg
                                     Theta/MH             Theta/MH             Theta/MH
                                     Investors            Investors            Investors
                                     Partnership          Partnership          Partnership
=================================================================================================

Name of Entity:                      Forest Winds         Glen Eden            Gray's Meadows
                                     Associates LP        Associates LP        Investors LP


Ownership Interest:                  5.00%*99.00%         5.00%*99.00%         5.00%*99.00%


Equity Interest (000's)

Assets                               $290                 $330                 $276

Revenues                             $14                  $13                  $15

Net Income (Loss)                    ($10)                ($12)                ($9)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                     ECHI/                ECHI/                ECHI/
                                     Mission Hsg          Mission Hsg          Mission Hsg
                                     Theta/MH             Theta/MH             Theta/MH
                                     Investors            Investors            Investors
                                     Partnership          Partnership          Partnership
=================================================================================================

Name of Entity:                      Prince Bozzuto       Rancho Park          Rustic Gardens
                                     LP (Fairground       Associates LP        Associates LP
                                     Commons)


Ownership Interest:                  5.00%*99.00%         5.00%*99.00%         5.00%*99.00%


Equity Interest (000's)

Assets                               $512                 $370                 $142

Revenues                             $61                  $15                  $5

Net Income (Loss)                    ($27)                ($12)                ($6)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     ECHI/                ECHI/                ECHI/
                                     Mission Hsg          Mission Hsg          Mission Hsg
                                     Theta/MH             Theta/MH             Theta/MH
                                     Investors            Investors            Investors
                                     Partnership          Partnership          Partnership
=================================================================================================

Name of Entity:                      Sea Ranch            Springdale           1028 Howard St
                                     Apartments LP        Kresson              Associates LP
                                                          Associates LP
                                                          (Jewish
                                                          Federation)


Ownership Interest:                  5.00%*99.00%         5.00%*99.00%         5.00%*99.00%


Equity Interest (000's)

Assets                               $129                 $403                 $235

Revenues                             $8                   $24                  $11

Net Income (Loss)                    ($6)                 ($15)                ($8)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     ECHI/                Edison Capital       Edison Capital
                                     Mission Housing      Housing              Housing
                                     Zeta                 Investments          Investments
=================================================================================================

Name of Entity:                      Fremont              Montview Park        Morgan Hill
                                     Building LP          Apartments           Ranch Hsg LP
                                     (Crescent Arms)


Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $20,811              $0                   $5,370

Revenues                             $373                 $0                   $0

Net Income (Loss)                    ($770)               $0                   $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================

Name of Entity:                      Neary Lagoon         New Harbor Vista     Northstar
                                     Partners LP          Apartments           Apartments


Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $9,572               $5,000               $1,130

Revenues                             $475                 $0                   $0

Net Income (Loss)                    ($387)               $0                   $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================

Name of Entity:                      Oceanside            Olive Court          Omaha Amber
                                     Gardens LP           Apartments LP        Ridge LP


Ownership Interest:                  99.00%               98.99%               99.00%


Equity Interest (000's)

Assets                               $802                 $366                 $842

Revenues                             $0                   $0                   $0

Net Income (Loss)                    $0                   $0                   $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
===========================================================================================

Name of Entity:                      Ontario Senior       Open Doors           Pacific
                                     Housing LP           Associates LP        Terrace
                                     (Ontario Plaza)      (West Valley)        Associates LP


Ownership Interest:                  98.90%               99.00%               99.00%


Equity Interest (000's)

Assets                               $1,230               $8,214               $2,680

Revenues                             $0                   $418                 $0

Net Income (Loss)                    $0                   ($240)               $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================

Name of Entity:                      Pacifica             Palmer House LP      Pecan Court
                                     Community                                 Associates LP
                                     Associates LP
                                     (Villa Pacifica)


Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $2,560               $1,796               $0

Revenues                             $0                   $196                 $0

Net Income (Loss)                    $0                   ($58)                $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================
Name of Entity:                      Persimmon Tree       Pilot Grove LP       Post Office
                                     Associates LP                             Plaza LP


Ownership Interest:                  98.99%               99.00%               99.00%


Equity Interest (000's)

Assets                               $0                   $6,877               $60,301

Revenues                             $0                   $613                 $8,868

Net Income (Loss)                    $0                   ($585)               ($274)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                           Edison Capital   Edison Capital    Edison Capital     Edison Capital
                           Housing          Housing           Housing            Housing
                           Investments      Investments       Investments        Investments
=================================================================================================

Name of Entity:            Red Lake         Riverwalk         Roebling Village   Rosebloom
                           Homes            Apartments        Inn Urban          Associates LP
                                                              Renewal LP


Ownership Interest:        99.00%           99.00%            98.99%             99.00%


Equity Interest (000's)

Assets                     $1,310           $1,690            $1,138             $3,064

Revenues                   $0               $0                $0                 $166

Net Income (Loss)          $0               $0                $0                 ($152)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)



                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================

Name of Entity:                      San Juan             San Pablo Sr         San Pedro
                                     Commons 1996 LP      Hsg Assoc LP         Gardens
                                                                               Associates LP


Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $2,420               $4,059               $2,963

Revenues                             $0                   $296                 $116

Net Income (Loss)                    $0                   ($175)               ($132)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================
===

Name of Entity:                      Santa Paulan Sr      School Court         Sherman Glen
                                     Apartments           Housing              LLC
                                     Associates LP        Associates LP


Ownership Interest:                  99.00%               99.00%               98.99%


Equity Interest (000's)

Assets                               $8,718               $0                   $3,320

Revenues                             $794                 $0                   $0

Net Income (Loss)                    ($261)               $0                   $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investment
=================================================================================================

Name of Entity:                      South Beach Hsg      South Winery         Stoney Creek
                                     Associates LP        Associates LP        Associates LP
                                     (Steamboat)          (The Winery
                                                          Apts)


Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $13,288              $1,970               $9,474

Revenues                             $679                 $0                   $392

Net Income (Loss)                    ($379)               $0                   ($326)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================
===

Name of Entity:                      Studebaker           Sultana Acres        Tabor Grand LP
                                     Building LP          Associates LP


Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $3,024               $2,556               $3,437

Revenues                             $226                 $149                 $206

Net Income (Loss)                    ($125)               ($82)                ($114)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================
==

Name of Entity:                      Terra Cotta Hsg      The Cornerstone      The Josephinum
                                     Associates LP        Building             Associates LP



Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $4,460               $2,180               $9,476

Revenues                             $0                   $0                   $1,037

Net Income (Loss)                    $0                   $0                   ($543)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================
===

Name of Entity:                      The World            Thomson Rental       Timber Sound
                                     Schoolhouse          Housing LP           Ltd
                                     Residences LP        (Washington
                                                          Place)


Ownership Interest:                  99.00%               99.00%               98.99%


Equity Interest (000's)

Assets                               $0                   $1,520               $3,420

Revenues                             $0                   $0                   $0

Net Income (Loss)                    $0                   $0                   $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                           Edison Capital    Edison Capital   Edison Capital      Edison Capital
                           Housing           Housing          Housing             Housing
                           Investments       Investments      Investments         Investments
=================================================================================================

Name of Entity:            Timber Sound II   Trinity Park     Tuscany Assoc LP    Venbury Trails
                           Ltd               Apartments LP    (Tuscany Villa)     LP


Ownership Interest:        98.99%            99.00%           99.00%              99.00%


Equity Interest (000's)

Assets                     $7,840            $1,580           $4,035              $3,220

Revenues                   $0                $0               $220                $0

Net Income (Loss)          $0                $0               ($187)              $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================

Name of Entity:                      Walnut Avenue        Washington Creek     Westfield
                                     Partnership LP       Associates LP        Condominium
                                                                               Investment LP



Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $2,320               $3,738               $670

Revenues                             $0                   $188                 $0

Net Income (Loss)                    $0                   ($131)               $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                     Edison Capital       Edison Capital       Edison Capital
                                     Housing              Housing              Housing
                                     Investments          Investments          Investments
=================================================================================================

Name of Entity:                      Westport Village     Wheeler Manor        White Mountain
                                     Homes Assoc LP       Associates LP        Apache Housing


Ownership Interest:                  99.00%               99.00%               99.00%


Equity Interest (000's)

Assets                               $1,204               $11,614              $970

Revenues                             $123                 $614                 $0

Net Income (Loss)                    ($16)                ($366)               $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)


                           Edison Capital    Edison Capital      Edison Capital
                           Housing           Housing             Housing          Edison Funding
                           Investments       Investments         Investments      Omicron GP
=================================================================================================

Name of Entity:            Winfield Hill     Woodleaf            Yankton Sioux    YWCA Villa Nueva
                           Associates LP     Village LP          Homes            Partners LP


Ownership Interest:        99.00%            98.99%              99.00%           99.00%


Equity Interest (000's)

Assets                     $19,893           $3,460              $430             $8,561

Revenues                   $1,091            $0                  $0               $532

Net Income (Loss)          ($383)            $0                  $0               $16

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                                 Mission          Mission
                           Edison Funding    Edison Funding      Funding          Funding
                           Omicron GP        Omicron GP          Epsilon          Kappa
=================================================================================================
                                             C>

Name of Entity:            Olive Court       Ontario Senior      GEM Energy       ABB Funding
                           Hsg Assoc LP      Housing LP          Company          Partners LP
                                             (Ontario Plaza)


Ownership Interest:        0.10%             0.10%               50.00%           14.27%


Equity Interest (000's)

Assets                     $0                $1                  $869             $74

Revenues                   $0                $0                  $127             $2

Net Income (Loss)          $0                $0                  $126             ($2)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1997
(In thousands)

                                                        Mission Funding       Mission Bartlett
                                                        Zeta                  Hill Company
=================================================================================================
===

Name of Entity:                                         Huntington LP         Bartlett Hill
                                                                              Associates LP


Ownership Interest:                                     50.00%                30.00%


Equity Interest (000's)

Assets                                                  $109,459              $1,858

Revenues                                                $15,051               $129

Net Income (Loss)                                       $4,198                ($137)

<PAGE 342>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Associated
                                                          Southern                           Irwindale
                                                         Investment          Calabasas         Land
                                                           Company        Palatino, Inc.      Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   -------------------------------------------------------
Construction work in progress
Nuclear fuel, at amortized cost
                                                   -------------------------------------------------------
Total utility plant
                                                   -------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $4                 $2              $228
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       (870)            (1,786)
Investments in leveraged leases
Other investments
                                                   -------------------------------------------------------
Total other property and investments                    (866)            (1,784)              228
                                                   -------------------------------------------------------
Cash and equivalents                                     395                 16                56
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              5,507              1,045               406
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                            2
                                                   -------------------------------------------------------
Total current assets                                   5,902              1,061               464
                                                   -------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                   -------------------------------------------------------
Total deferred charges
                                                   -------------------------------------------------------
TOTAL ASSETS                                           $5,036             ($723)             $692
                                                   =======================================================

<PAGE 343>
Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                       Mission           Mission
                                                    Mission/          South Bay        Industrial
                                                  Ontario, Inc.        Company     Constructors, Inc.
===========================================================================================================
ASSETS                                                               (Inactive)        (Inactive)
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                   ------------------------------------------------------
Total utility plant
                                                   ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $22,383
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                   ------------------------------------------------------
Total other property and investments                   22,383
                                                   ------------------------------------------------------
Cash and equivalents                                       32
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 532               $382
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        9
                                                   ------------------------------------------------------
Total current assets                                      573                382
                                                   ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                   ------------------------------------------------------
Total deferred charges
                                                   ------------------------------------------------------
TOTAL ASSETS                                          $22,956               $382
                                                   ======================================================

<PAGE 344>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                     Mission           Mission
                                                  Airport Park          Texas            Mission
                                                   Development        Property            Land
                                                     Company       Holdings, Inc.        Company
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   ------------------------------------------------------
Construction work in progress
Nuclear fuel, at amortized cost
                                                   ------------------------------------------------------
Total utility plant
                                                   ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                            $4,720                           ($21,716)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $750           141,850
Investments in leveraged leases
Other investments
                                                   ------------------------------------------------------
Total other property and investments                     4,720              750           120,134
                                                   ------------------------------------------------------
Cash and equivalents                                       139                3             1,570
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts               42,877             (662)           94,091
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                          172
                                                   ------------------------------------------------------
Total current assets                                    43,016             (659)            95,833
                                                   ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     898               (1)            2,380
                                                   ------------------------------------------------------
Total deferred charges                                     898               (1)            2,380
                                                   ------------------------------------------------------
TOTAL ASSETS                                           $48,634              $90          $218,347
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                  Carol Stream       Centrelake
                                                   Developers        Partners LP
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                   ------------------------------------------------------
Total utility plant
                                                   ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              ($1)          $20,481
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                   ------------------------------------------------------
Total other property and investments                       (1)           20,481
                                                   ------------------------------------------------------
Cash and equivalents                                       59                26
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts               1,850                 7
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        5
                                                   ------------------------------------------------------
Total current assets                                    1,914                33
                                                   ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      1                (1)
                                                   ------------------------------------------------------
Total deferred charges                                      1                (1)
                                                   ------------------------------------------------------
TOTAL ASSETS                                           $1,914           $20,513
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                     Mission           Mission           Mission
                                                    Oceangate          Koll I         Vacaville LP
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   ------------------------------------------------------
Construction work in progress
Nuclear fuel, at amortized cost
                                                   ------------------------------------------------------
Total utility plant
                                                   ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $52,299                             $46,281
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                   ------------------------------------------------------
Total other property and investments                   52,299                              46,281
                                                   ------------------------------------------------------
Cash and equivalents                                      219                 $1               83
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts               1,365                                 335
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets(13)                  (13)                                 (9)
                                                   ------------------------------------------------------
Total current assets                                    1,571                  1              409
                                                   ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                    653                                 806
                                                   ------------------------------------------------------
Total deferred charges                                    653                                 806
                                                   ------------------------------------------------------
TOTAL ASSETS                                          $54,523                 $1          $47,496
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                      Mission Land
                                                     Mission        Consolidating        Company
                                                   Nexus II LP       Adjustments      Consolidated
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   ------------------------------------------------------
Construction work in progress
Nuclear fuel, at amortized cost
                                                   ------------------------------------------------------
Total utility plant
                                                   ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                            ($2,076)          $122,605
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (139,944)
Investments in leveraged leases
Other investments
                                                   ------------------------------------------------------
Total other property and investments                                   (142,020)           122,605
                                                   ------------------------------------------------------
Cash and equivalents                                       $9                 1              2,609
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                              (142,804)             4,931
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        1                 2                169
                                                   ------------------------------------------------------
Total current assets                                       10          (142,801)             7,709
                                                   ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     (1)           12,803             17,538
                                                   ------------------------------------------------------
Total deferred charges                                     (1)           12,803             17,538
                                                   ------------------------------------------------------
TOTAL ASSETS                                               $9         ($272,018)          $147,852
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                   Associated
                                                    Southern                            Irwindale
                                                   Investment         Calabasas           Land
                                                     Company       Palatino, Inc.        Company
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock                                           $1
    Additional Paid in Capital                          1,240
    Retained earnings                                     793           ($2,152)           $3,567
                                                   ------------------------------------------------------
                                                        2,034            (2,152)            3,567
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                             54               973             3,414
                                                   ------------------------------------------------------
Total capitalization                                    2,088            (1,179)            6,981
                                                   ------------------------------------------------------
Other long-term liabilities
                                                   ------------------------------------------------------
Current portion of long-term
   debt and redeemable preferred stock
Short-term debt
Accounts payable                                        1,729               309            (9,611)
Accrued taxes                                             434                81             3,098
Accrued interest                                                            116               430
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                                             6
                                                   ------------------------------------------------------
Total current liabilities                               2,163               506            (6,077)
                                                   ------------------------------------------------------
Accumulated deferred income taxes - net                   785               (48)             (212)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                 (2)
                                                   ------------------------------------------------------
Total deferred credits                                    785               (50)             (212)
                                                   ------------------------------------------------------
Minority interest
                                                   ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $5,036             ($723)              $692
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                       Mission           Mission
                                                    Mission/          South Bay        Industrial
                                                  Ontario, Inc.        Company     Constructors, Inc.
===========================================================================================================
CAPITALIZATION AND LIABILITIES                                       (Inactive)        (Inactive)
===========================================================================================================
Common shareholders' equity:
    Common stock                                      ($1,250)
    Additional Paid in Capital                          6,546
    Retained earnings                                    (707)            ($158)              ($2)
                                                   ------------------------------------------------------
                                                        4,589              (158)               (2)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                   ------------------------------------------------------
Total capitalization                                    4,589              (158)               (2)
                                                   ------------------------------------------------------
Other long-term liabilities
                                                   ------------------------------------------------------
Current portion of long-term debt
   debt and redeemable preferred stock
Short-term debt
Accounts payable                                       19,796                                   1
Accrued taxes                                            (920)              136                 2
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        10
                                                   ------------------------------------------------------
Total current liabilities                              18,886               136                 3
                                                   ------------------------------------------------------
Accumulated deferred income taxes - net                  (520)              404
Accumulated deferred investment tax credits
Customer advances and other deferred credits                1                                  (1)
                                                   ------------------------------------------------------
Total deferred credits                                   (519)              404               ($1)
                                                   ------------------------------------------------------
Minority interest
                                                   ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $22,956              $382
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                       Mission
                                                     Mission            Texas            Mission
                                                  Airport Park        Property            Land
                                                 Development Co.   Holdings, Inc.        Company
===========================================================================================================
CAPITALIZATION AND LIABILITIES                                       (Inactive)
===========================================================================================================
Common shareholders' equity:
    Common stock                                         $326               $32              $335
    Additional Paid in Capital                         44,756                             106,569
    Retained earnings                                   2,181              (931)           52,154
                                                   ------------------------------------------------------
                                                       47,263              (899)          159,058
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                         (4,829)               75             8,390
                                                   ------------------------------------------------------
Total capitalization                                   42,434              (824)          167,448
                                                   ------------------------------------------------------
Other long-term liabilities
                                                   ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                        6,703               729            56,263
Accrued taxes                                          (2,798)                              1,792
Accrued interest                                          842
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                         5                                 310
                                                   ------------------------------------------------------
Total current liabilities                               4,752               729            58,365
                                                   ------------------------------------------------------
Accumulated deferred income taxes - net                 1,446               186            (9,798)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                2                (1)            1,579
                                                   ------------------------------------------------------
Total deferred credits                                  1,448               185            (8,219)
                                                   ------------------------------------------------------
Minority interest                                                                             753
                                                   ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $48,634               $90          $218,347
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                  Carol Stream       Centerlake
                                                   Developers        Partners LP
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock                                      $4,027            $16,874
    Additional Paid in Capital
    Retained earnings                                  1,691             (1,606)
                                                   ------------------------------------------------------
                                                       5,718             15,268
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                        (3,820)             4,534
                                                   ------------------------------------------------------
Total capitalization                                   1,898             19,802
                                                   ------------------------------------------------------
Other long-term liabilities
                                                   ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                            310
Accrued taxes                                             16                  3
Accrued interest                                                            384
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                   ------------------------------------------------------
Total current liabilities                                 16                697
                                                   ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                 14
                                                   ------------------------------------------------------
Total deferred credits                                                       14
                                                   ------------------------------------------------------
Minority interest
                                                   ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $1,914            $20,513
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                     Mission           Mission           Mission
                                                    Oceangate          Koll I         Vacaville LP
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock                                      $17,903            $3,639           $44,171
    Additional Paid in Capital
    Retained earnings                                   1,030            (3,678)          (12,193)
                                                   ------------------------------------------------------
                                                       18,933               (39)           31,978
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                         29,870                              12,046
                                                   ------------------------------------------------------
Total capitalization                                   48,803               (39)           44,024
                                                   ------------------------------------------------------
Other long-term liabilities
                                                   ------------------------------------------------------
Current portion of long-term debt                                           (10)
Short-term debt
Accounts payable                                           16                50               879
Accrued taxes                                              31                                (218)
Accrued interest                                        5,565                               1,405
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        60                                  33
                                                   ------------------------------------------------------
Total current liabilities                               5,672                40             2,099
                                                   ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits               48                               1,373
                                                   ------------------------------------------------------
Total deferred credits                                     48                               1,373
                                                   ------------------------------------------------------
Minority interest
                                                   ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $54,523                $1           $47,496
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                       Mission Land
                                                     Mission        Consolidating         Company
                                                   Nexus II, LP      Adjustments       Consolidated
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
    Common stock                                       $2,928          ($88,986)
    Additional Paid in Capital                                          (16,127)          $142,984
    Retained earnings                                  (3,209)          (35,892)               888
                                                   ------------------------------------------------------
                                                         (281)         (141,005)           143,872
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                          (50,707)
                                                   ------------------------------------------------------
Total capitalization                                     (281)         (191,712)           143,872
                                                   ------------------------------------------------------
Other long-term liabilities
                                                   ------------------------------------------------------
Current portion of long-term debt                                            10
Short-term debt
Accounts payable                                          292           (77,120)               346
Accrued taxes                                                            (1,462)               195
Accrued interest                                                         (8,742)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                         (23)               401
                                                   ------------------------------------------------------
Total current liabilities                                 292           (87,337)               942
                                                   ------------------------------------------------------
Accumulated deferred income taxes - net                                   7,757
Accumulated deferred investment tax credits
Customer advances and other deferred credits               (2)               27              3,038
                                                   ------------------------------------------------------
Total deferred credits                                     (2)            7,784              3,038
                                                   ------------------------------------------------------
Minority interest                                                          (753)
                                                   ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $9         ($272,018)          $147,852
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                   Associated
                                                    Southern                            Irwindale
                                                   Investment         Calabasas           Land
                                                     Company       Palatino, Inc.        Company
===========================================================================================================
Electric utility revenue
Diversified operations                               $993                                $10,257
                                                 --------------------------------------------------------
Total operating revenue                               993                                 10,257
                                                 --------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               21                   $32            3,004
Maintenance                                                                                   19
Depreciation and decommissioning                                              1               31
Income taxes                                          390                    (2)            2904
Property and other taxes                                3                                     73
                                                 --------------------------------------------------------
Total operating expenses                              414                    31            6,031
                                                 --------------------------------------------------------
Operating income                                      579                   (31)           4,226
                                                 --------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                         5
Minority interest
Taxes on nonoperating income                           19                     1
Other - net                                           173                    13
                                                 --------------------------------------------------------
Total other income - net                              197                    14
                                                 --------------------------------------------------------
Income before interest and other expenses             776                   (17)           4,226
                                                 --------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 --------------------------------------------------------
Total interest and other expenses - net
                                                 --------------------------------------------------------
NET INCOME                                            776                   (17)           4,226
                                                 --------------------------------------------------------
Retained Earnings at Beginning of Period           30,598                (2,135)            (658)
   Deduct - Dividends on Common Stock and Other   (30,581)                                    (1)
                                                 --------------------------------------------------------
RETAINED EARNINGS AT END OF PERIOD                   $793               ($2,152)          $3,567
                                                 ========================================================

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                       Mission           Mission
                                                    Mission/          South Bay        Industrial
                                                  Ontario, Inc         Company     Constructors, Inc.
===========================================================================================================
                                                                     (Inactive)        (Inactive)
===========================================================================================================
Electric utility revenue
Diversified operations                                 $3,498
                                                 --------------------------------------------------------
Total operating revenue                                 3,498
                                                 --------------------------------------------------------
Fuel                                                    3,498
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                2,800
Maintenance                                                10
Depreciation and decommissioning                            2
Income taxes                                             (258)            $150                   $1
Property and other taxes                                1,255
                                                 --------------------------------------------------------
Total operating expenses                                3,809              150                    1
                                                 --------------------------------------------------------
Operating income                                         (311)            (150)                  (1)
                                                 --------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                             1
Minority interest
Taxes on nonoperating income
Other - net
                                                 --------------------------------------------------------
Total other income - net                                    1
                                                 --------------------------------------------------------
Income before interest and other expenses                (310)            (150)                  (1)
                                                 --------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 --------------------------------------------------------
Total interest and other expenses - net
                                                 --------------------------------------------------------
NET INCOME                                               (310)            (150)                  (1)
                                                 --------------------------------------------------------
Retained Earnings at Beginning of Period                 (395)              (8)                  (2)
   Deduct - Dividends on Common Stock and Other            (2)                                    1
                                                 --------------------------------------------------------
Retained Earnings at End of Period                      ($707)           ($158)                 ($2)
                                                 ========================================================

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                       Mission
                                                     Mission            Texas            Mission
                                                  Airport Park        Property            Land
                                                 Development Co.   Holdings, Inc.        Company
===========================================================================================================

Electric utility revenue
Diversified operations                                   $505                           $67,244
                                                   ------------------------------------------------------
Total operating revenue                                   505                            67,244
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  849                            63,955
Maintenance                                                                                 131
Depreciation and decommissioning                                                            745
Income taxes                                             (836)               $1          (2,229)
Property and other taxes                                   73                               786
                                                   ------------------------------------------------------
Total operating expenses                                   86                 1          63,388
                                                   ------------------------------------------------------
Operating income                                          419                (1)          3,856
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            90                             1,730
Minority interest
Taxes on nonoperating income                                9                               239
Other - net                                                                                  14
                                                   ------------------------------------------------------
Total other income - net                                   99                             1,983
                                                   ------------------------------------------------------
Income before interest and other expenses                 518                (1)          5,839
                                                   ------------------------------------------------------
Interest on long-term debt                                                                   (3)
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                                                      (3)
                                                   ------------------------------------------------------
NET INCOME                                                518                (1)          5,842
                                                   ------------------------------------------------------
Retained Earnings at Beginning of Period                1,663              (930)         46,315
  Deduct  - Dividends on Common Stock and Other                                              (3)
                                                   ------------------------------------------------------
Retained Earnings at End of Period                     $2,181             ($931)        $52,154
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                  Carol Stream       Centerlake
                                                   Developers       Partners, LP
===========================================================================================================

Electric utility revenue
Diversified operations                                 $5,042               $65
                                                   ------------------------------------------------------
Total operating revenue                                 5,042                65
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                3,847                42
Maintenance                                                12                 8
Depreciation and decommissioning                            1
Income taxes                                               (1)
Property and other taxes                                  (41)              218
                                                   ------------------------------------------------------
Total operating expenses                                3,818               268
                                                   ------------------------------------------------------
Operating income                                        1,224              (203)
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income - net
                                                   ------------------------------------------------------
Income before interest and other expenses               1,224              (203)
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net
                                                   ------------------------------------------------------
NET INCOME                                              1,224              (203)
                                                   ------------------------------------------------------
Retained Earnings at Beginning of Period                  466            (1,404)
   Deduct - Dividends on Common Stock and Other             1                 1
                                                   ------------------------------------------------------
Retained Earnings at End of Period                     $1,691           ($1,606)
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                     Mission           Mission           Mission
                                                    Oceangate          Koll I        Vacaville L.P.
===========================================================================================================
                                                    (Inactive)
Electric utility revenue
Diversified operations                                 $3,618            $4,711            $7,468
                                                   ------------------------------------------------------
Total operating revenue                                 3,618             4,711             7,468
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  359             7,653            10,226
Maintenance                                               222                 7               256
Depreciation and decommissioning                          239                                 298
Income taxes                                               (1)               (1)                2
Property and other taxes                                  955                36             1,291
                                                   ------------------------------------------------------
Total operating expenses                                1,774             7,695            12,073
                                                   ------------------------------------------------------
Operating income                                        1,844            (2,984)           (4,605)
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               2                 7
Minority interest
Taxes on nonoperating income                               (1)               (3)                1
Other - net
                                                   ------------------------------------------------------
Total other income - net                                   (1)               (1)                8
                                                   ------------------------------------------------------
Income before interest and other expenses               1,843            (2,985)           (4,597)
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net
                                                   ------------------------------------------------------
NET INCOME                                              1,843            (2,985)           (4,597)
                                                   ------------------------------------------------------
Retained Earnings at Beginning of Period                 (813)             (692)           (7,596)
   Deduct - Dividends on Commonstock and Other                               (1)
                                                   ------------------------------------------------------
Retained Earnings at End of Period                     $1,030           ($3,678)         ($12,193)
                                                   ======================================================

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                      Mission Land
                                                     Mission        Consolidating        Company
                                                  Nexus II, LP       Adjustments      Consolidated
===========================================================================================================

Electric utility revenue
Diversified operations                                 $2,707                            $106,108
                                                   ------------------------------------------------------
Total operating revenue                                 2,707                             106,108
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                5,738            $2,144           100,670
Maintenance                                                61                 8               734
Depreciation and decommissioning                                              1             1,318
Income taxes                                                1              (909)             (788)
(Property and other taxes                                  31                               4,680
                                                   -------------------------------------------------------
Total operating expenses                                5,831             1,244           106,614
                                                   -------------------------------------------------------
Operating income                                       (3,124)           (1,244)             (506)
                                                   -------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                              35             1,870
Minority interest
Taxes on nonoperating income                                               (910)             (645)
Other - net                                                                 (34)              166
                                                   ------------------------------------------------------
Total other income - net                                                   (909)            1,391
                                                   ------------------------------------------------------
Income before interest and other expenses              (3,124)           (2,153)              885
                                                   ------------------------------------------------------
Interest on long-term debt                                                                     (3)
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                                                        (3)
                                                   ------------------------------------------------------
NET INCOME                                             (3,124)           (2,153)              888
                                                   ------------------------------------------------------
Retained Earnings at Beginning of Period                  (85)          (18,748)           45,576
    Deduct - Dividends on Common Stock and Other                         14,991           (45,576)
                                                   ------------------------------------------------------
Retained Earnings at End of Period                    ($3,209)         ($35,892)             $888
                                                   ======================================================

Mission Power Engineering Company and Subsidiaries
Consolidating Balance Sheets
For The Year Ended December 31, 1997
(In thousands)

                                                   Associated
                                                    Southern        Mission Power
                                                   Engineering       Engineering      Consolidated
                                                     Company           Company         Adjustments
===========================================================================================================
ASSETS                                              (Inactive)
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                   ------------------------------------------------------
Total utility plant
                                                   ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                $765
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                   ------------------------------------------------------
Total other property and investments                                         765
                                                   ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                   ------------------------------------------------------
Total current assets                                                           1
                                                   ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant - net
Income tax-related deferred charges
Other deferred charges                                                       413
                                                   ------------------------------------------------------
Total deferred charges                                                       413
                                                   ------------------------------------------------------
TOTAL ASSETS                                                              $1,179
                                                   ======================================================

<PAGE 361>

Mission Power Engineering Company and Subsidiary
Consolidating Balance Sheet
For The Year Ended December 31, 1997
(In thousands)

                                                  Mission Power
                                                 Engineering Co.
                                                  Consolidated
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                   ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                   ------------------------------------------------------
Total utility plant
                                                   ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $765
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                   ------------------------------------------------------
Total other property and investments                       765
                                                   ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                    1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                   ------------------------------------------------------
Total current assets                                         1
                                                   ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant - net
Income tax-related deferred charges
Other deferred charges                                     413
                                                   ------------------------------------------------------
Total deferred charges                                     413
                                                   ------------------------------------------------------
TOTAL ASSETS                                            $1,179
                                                   ======================================================

<PAGE 362>

Mission Power Engineering Company and Subsidiary
Consolidating Balance Sheet
Decembeer 31, 1997
(In thousands)

                                                   Associated
                                                    Southern        Mission Power
                                                   Engineering       Engineering      Consolidating
                                                     Company           Company         Adjustments
===========================================================================================================
CAPITALIZATION AND LIABILITIES                     (Inactive)
===========================================================================================================
Common shareholders' equity:
   Common stock                                                            $3,000
   Additional Paid in Capital
   Retained earnings                                        ($3)          (12,451)               $3
                                                 --------------------------------------------------------
                                                             (3)           (9,451)                3
Preferred securities of subsidiaries:
   Not subject to mandatory redemption
   Subject to mandatory redemption
Long-term debt
                                                 --------------------------------------------------------
Total capitalization                                         (3)           (9,451)                3
                                                 --------------------------------------------------------
Other long-term liabilities
                                                 --------------------------------------------------------
Current portion of long-term debt
   and redeemable preferred stock
Short-term debt
Accounts payable                                              3                 1                (3)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                 --------------------------------------------------------
Total current liabilities                                    $3                 1               ($3)
                                                 --------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                               10,629
                                                 --------------------------------------------------------
Total deferred credits                                                     10,629
                                                 --------------------------------------------------------
Minority interest
                                                 --------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITY                                         $1,179
                                                 ========================================================

<PAGE 363>

Mission Power Engineering Company and Subsidiary
Consolidating Balance Sheet
Decembeer 31, 1997
(In thousands)

                                                  Mission Power
                                                 Engineering Co.
                                                  Consolidated
===========================================================================================================
CAPITALIZATION AND LIABILITIES
===========================================================================================================
Common shareholders' equity:
   Common stock                                          $3,000
   Additional Paid in Capital
   Retained earnings                                    (12,451)
                                                 --------------------------------------------------------
                                                         (9,451)
Preferred securities of subsidiaries:
   Not subject to mandatory redemption
   Subject to mandatory redemption
Long-term debt
                                                 --------------------------------------------------------
Total capitalization                                     (9,451)
                                                 --------------------------------------------------------
Other long-term liabilities
                                                 --------------------------------------------------------
Current portion of long-term debt
   and redeemable preferred stock
Short-term debt
Accounts payable                                              1
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                 --------------------------------------------------------
Total current liabilities                                     1
                                                 --------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits             10,629
                                                 --------------------------------------------------------
Total deferred credits                                   10,629
                                                 --------------------------------------------------------
Minority interest
                                                 --------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITY                       $1,179
                                                 ========================================================

<PAGE 364>

Mission Power Engineering Company and Subsidiary
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In thousands)

                                                   Associated
                                                    Southern       Mission Power
                                                   Engineering      Engineering       Consolidating
                                                     Company          Company          Adjustments
======================================================================================================
                                                   (Inactive)
Electric utility revenue
Diversified operations
                                                 --------------------------------------------------------
Total operating revenue
                                                 --------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning                                               $1
Income taxes                                                 $1                (9)              ($1)
Property and other taxes                                                       23
                                                 --------------------------------------------------------
Total operating expenses                                      1                15                (1)
                                                 --------------------------------------------------------
Operating income                                             (1)              (15)                1
                                                 --------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 1
Taxes on nonoperating income                                                  (25)
Minority interest
Other nonoperating income - net                                                61
                                                 --------------------------------------------------------
Total other income (deductions) - net                                          37
                                                 --------------------------------------------------------
Income before interest and other expenses                    (1)               22                 1
                                                 --------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred securities
                                                 --------------------------------------------------------
Total interest and other expenses - net
                                                 --------------------------------------------------------
NET INCOME                                                   (1)               22                 1
Retained earnings - beginning of year                        (2)          (12,473)                2
Dividends declared on common stock
                                                 --------------------------------------------------------
Retained Earnings - end of year                             ($3)         ($12,451)               $3
                                                 ========================================================

<PAGE 365>

Mission Power Engineering Company and Subsidiary
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1997
(In thousands)


                                                  Mission Power
                                                 Engineering Co.
                                                  Consolidated
======================================================================================================
                                                   (Inactive)
Electric utility revenue
Diversified operations
                                                 --------------------------------------------------------
Total operating revenue
                                                 --------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning                             $1
Income taxes                                                 (9)
Property and other taxes                                     23
                                                 --------------------------------------------------------
Total operating expenses                                     15
                                                 --------------------------------------------------------
Operating income                                            (15)
                                                 --------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                               1
Taxes on nonoperating income                                (25)
Minority interest
Other nonoperating income - net                              61
                                                 --------------------------------------------------------
Total other income (deductions) - net                        37
                                                 --------------------------------------------------------
Income before interest and other expenses                    22
                                                 --------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred securities
                                                 --------------------------------------------------------
Total interest and other expenses - net
                                                 --------------------------------------------------------
NET INCOME                                                  22
Retained earnings - beginning of year                  (12,473)
Dividends declared on common stock
                                                 --------------------------------------------------------
Retained Earnings - end of year                       ($12,451)
                                                 ========================================================

<PAGE 366>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Aguila             Anacapa           Arrowhead
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                                                        (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                           $12,822             $8,658
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                         12,822              8,658
                                                      ------------------------------------------------------
Cash and equivalents                                              5
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                                 8
                                                      ------------------------------------------------------
Total current assets                                              5                  8
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                                $12,827             $8,666
                                                      ======================================================

<PAGE 367>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             Bergen              Blue
                                                          Balboa              Point              Ridge
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                 $991
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                                               991
                                                      ------------------------------------------------------
Cash and equivalents                                                                 7
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets                                                                 7
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                                                      $998
                                                      ======================================================

<PAGE 368>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Bretton
                                                           Woods             Camino           Capistrano
                                                          Energy             Energy          Cogeneration
                                                          Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             $121,361            $25,656
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                                           121,361             25,656
                                                      ------------------------------------------------------
Cash and equivalents                                                                 3
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                          329
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                                24
                                                      ------------------------------------------------------
Total current assets                                                               356
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                          16,049
                                                      ------------------------------------------------------
Total deferred charges                                                          16,049
                                                      ------------------------------------------------------
TOTAL ASSETS                                                                  $137,766            $25,656
                                                      ======================================================

<PAGE 369>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Centerport         Chesapeake           Chester
                                                          Energy           Bay Energy           Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS
                                                      ======================================================

<PAGE 370>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Clayville          Colonial           Coronado
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                                     (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS
                                                      ======================================================

<PAGE 371>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Crescent
                                                          Valley             Del Mar           Delaware
                                                          Energy             Energy             Energy
                                                          Company            Company       Conservers, Inc.
============================================================================================================
ASSETS                                                                                        (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                           $18,053             $6,706
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                         18,053              6,706
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                            1

Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                              5                  5
                                                      ------------------------------------------------------
Total current assets                                              5                  6
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                                $18,058             $6,712
                                                      ======================================================

<PAGE 372>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Desert                                Eastern
                                                          Sunrise           Devereaux           Sierra
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                  (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                              $15,311            $12,190
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                                            15,311             12,190
                                                      ------------------------------------------------------
Cash and equivalents                                                                                   27
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                             139
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets                                                                                  166
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                             921
                                                      ------------------------------------------------------
Total deferred charges                                                             921
                                                      ------------------------------------------------------
TOTAL ASSETS                                                                   $16,232            $12,356
                                                      ======================================================

<PAGE 373>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                                Edison
                                                                             Edison             Mission
                                                        East Maine           Mission            Energy
                                                          Energy           Energy Fuel          Funding
                                                          Company         Consolidated           Corp
============================================================================================================
ASSETS                                                  (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                              $67,101
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                                            67,101
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                         $41,748
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets                                                                               41,748
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                            387,214
                                                      ------------------------------------------------------
Total deferred charges                                                                            387,214
                                                      ------------------------------------------------------
TOTAL ASSETS                                                                   $67,101           $428,962
                                                      ======================================================

<PAGE 374>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             Edison
                                                          Edison             Mission
                                                          Mission          Operation &         El Dorado
                                                          Energy           Maintenance          Energy
                                                      Interface Ltd.          Inc.              Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                       $54
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                              $339                                  ($8)
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                            339                 54                (8)
                                                      ------------------------------------------------------
Cash and equivalents                                                             5,194
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                        4,538               121
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                                21
                                                      ------------------------------------------------------
Total current assets                                                             9,753               121
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                              28                19
                                                      ------------------------------------------------------
Total deferred charges                                                              28                19
                                                      ------------------------------------------------------
TOTAL ASSETS                                                   $339             $9,835              $132
                                                      ======================================================

<PAGE 375>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                              Four              Hanover
                                                                            Counties            Energy
                                                           EMP,                Gas              Company
                                                           Inc.              Company         Consolidated
============================================================================================================
ASSETS                                                                     (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $8,214                               $10,958
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                          8,214                                10,958
                                                      ------------------------------------------------------
Cash and equivalents                                             15                                    34
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                        67                                   136
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets                                             82                                   170
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                                 $8,296                               $11,128
                                                      ======================================================

<PAGE 376>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Holtsville         Indian Bay          Jefferson
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                                                        (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS
                                                      ======================================================

<PAGE 377>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                           Kings
                                                          Canyon            Kingspark           Laguna
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                  (Inactive)                            (Inactive)
============================================================================================================
                                                                                             C>
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS
                                                      ======================================================

<PAGE 378>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         La Jolla          Lake Grove          Lakeview
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                  (Inactive)         (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS
                                                      ======================================================

<PAGE 379>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Lehigh
                                                           River            Longview            Madera
                                                          Energy          Cogeneration          Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                  (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS
                                                      ======================================================

<PAGE 380>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                               Mission/
                                                          Madison            Mission             Eagle
                                                          Energy             Capital            Energy
                                                          Company             L.P.              Company
============================================================================================================
ASSETS                                                                                        (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                           $31,354
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                         31,354
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                          451
                                                      ------------------------------------------------------
Total deferred charges                                          451
                                                      ------------------------------------------------------
TOTAL ASSETS                                                $31,805
                                                      ======================================================

<PAGE 381>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Mission                               Mission
                                                          Energy             Mission            Energy
                                                       Construction          Energy            Holdings
                                                      Services, Inc.     Holdings, Inc.   International, Inc.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                   $2,935,436
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $3,812               ($1)            170,827
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                          3,812                (1)          3,106,263
                                                      ------------------------------------------------------
Cash and equivalents                                                                              453,969
Receivables, including unbilled revenue, net                                                       76,900
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets                                                                8,584
                                                      ------------------------------------------------------
Total current assets                                                                              539,453
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                          5,913             361,076
                                                      ------------------------------------------------------
Total deferred charges                                                          5,913
                                                      ------------------------------------------------------
TOTAL ASSETS                                                 $3,812            $5,912          $4,006,792
                                                      ======================================================

<PAGE 382>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          Mission            Mission            Mission
                                                          Energy             Energy             Energy
                                                         Indonesia           Mexico         New York, Inc.
============================================================================================================
ASSETS                                                                     (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $111,824
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                                                              111,824
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                                                                     $111,824
                                                      ======================================================

<PAGE 383>
Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Mission                               Mission
                                                          Energy             Mission         Operations de
                                                           Wales             Energy             Mexico,
                                                          Company        Westside, Inc.      S.A. de C.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $170,745
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                        170,745
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                               $170,745
                                                      ======================================================

<PAGE 384>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Mission             North            Northern
                                                       Triple Cycle          Jackson            Sierra
                                                          Systems            Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                                     (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant - net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS
                                                      ======================================================

<PAGE 385>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          Ortega             Panther           Paradise
                                                          Energy             Timber             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                                                        (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant - net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS
                                                      ======================================================

<PAGE 386>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Pleasant            Prince             Quartz
                                                          Valley             George              Peak
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $2,759            $16,389            $12,549
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                          2,759             16,389             12,549
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                                                   30
                                                      ------------------------------------------------------
Total current assets                                                                                   30
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                                 $2,759            $16,389            $12,579
                                                      ======================================================

<PAGE 387>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          Rapidan          Reeves Bay         Ridgecreast
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                              $671
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                            671
                                                      ------------------------------------------------------
Cash and equivalents                                             45
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                       205
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets                                            250
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                            9
                                                      ------------------------------------------------------
Total deferred charges                                            9
                                                      ------------------------------------------------------
TOTAL ASSETS                                                   $930
                                                      ======================================================

<PAGE 388>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                            Rio                                   San
                                                         Escondido          Riverport           Gabriel
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                                                        (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments
                                                      ------------------------------------------------------
Cash and equivalents                                             $3
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     1,169                                   $35
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets                                          1,172                                    35
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                       21,246
                                                      ------------------------------------------------------
Total deferred charges                                       21,246
                                                      ------------------------------------------------------
TOTAL ASSETS                                                $22,418                                   $35
                                                      ======================================================

<PAGE 389>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                            San
                                                          Joaquin           San Juan           San Pedro
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                           $40,783            $12,907
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                         40,783             12,907
                                                      ------------------------------------------------------
Cash and equivalents                                             11                  5
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                        18                 20
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets                             21                 27
                                                      ------------------------------------------------------
Total current assets                                             50                 52
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                        7,051
                                                      ------------------------------------------------------
Total deferred charges                                        7,051
                                                      ------------------------------------------------------
TOTAL ASSETS                                                $47,884            $12,959
                                                      ======================================================

<PAGE 390>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Santa Ana         Santa Clara         Silverado
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                  $6,868
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                                                                6,868
                                                      ------------------------------------------------------
Cash and equivalents                                                                                    1
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                                                    6
                                                      ------------------------------------------------------
Total current assets                                                                                    7
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                                                                       $6,875
                                                      ======================================================

<PAGE 391>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Silver
                                                          Springs            Somona           South Coast
                                                          Energy           Geothermal           Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                               $5,723            $10,594
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                                             5,723             10,594
                                                      ------------------------------------------------------
Cash and equivalents                                                               536              1,000
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                           20                 76
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets                                                               556              1,076
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                                                    $6,279            $11,670
                                                      ======================================================

<PAGE 392>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Southern
                                                          Sierra            Thorofare            Viejo
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
ASSETS                                                                     (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                           $51,320                                $8,964
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                         51,320                                 8,964
                                                      ------------------------------------------------------
Cash and equivalents                                              6
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                         7                                     1
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                             36                                     8
                                                      ------------------------------------------------------
Total current assets                                             49                                     9
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                        9,663
                                                      ------------------------------------------------------
Total deferred charges                                        9,663
                                                      ------------------------------------------------------
TOTAL ASSETS                                                $61,032                                $8,973
                                                      ======================================================

<PAGE 393>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             Western
                                                           Vista             Sierra
                                                          Energy             Energy
                                                          Company            Company
============================================================================================================
ASSETS                                                                     (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                              $69,170
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                                            69,170
                                                      ------------------------------------------------------
Cash and equivalents                                            $70                  6
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     2,332                  7
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                                37
                                                      ------------------------------------------------------
Total current assets                                          2,402                 50
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                        3,104             11,660
                                                      ------------------------------------------------------
Total deferred charges                                        3,104             11,660
                                                      ------------------------------------------------------
TOTAL ASSETS                                                 $5,506            $80,880
                                                      ======================================================

<PAGE 394>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                                Edison
                                                          Edison                                Mission
                                                          Mission         Consolidating         Energy
                                                          Energy           Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                 $5,496                $1          $2,940,987
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         1,346,429        (1,462,250)            919,789
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                      1,351,925        (1,462,249)          3,860,776
                                                      ------------------------------------------------------
Cash and equivalents                                        124,925                 1             585,883
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                    13,072           (41,748)             99,193
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                            719                                 9,511
                                                      ------------------------------------------------------
Total current assets                                        138,716           (41,747)            694,587
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                        8,757          (403,379)            429,782
                                                      ------------------------------------------------------
Total deferred charges                                        8,757          (403,379)            429,782
                                                      ------------------------------------------------------
TOTAL ASSETS                                             $1,499,398       ($1,907,375)         $4,985,145
                                                      ======================================================

<PAGE 395>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Aguila             Anacapa           Arrowhead
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                                (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                             $17,301             $3,295
    Cumulative Translation Adjustments, Net
    Retained earnings                                       (6,774)              (429)               $14
                                                      ------------------------------------------------------
                                                            10,527              2,866                 14
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                        10,527              2,866                 14
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                           (18,852)             5,129                 40
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                               671
                                                      ------------------------------------------------------
Total current liabilities                                  (18,852)             5,800                 40
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                     21,152                                   (54)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                      21,152                                  ($54)
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $12,827             $8,666
                                                      =======================================================

<PAGE 396>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             Bergen              Blue
                                                          Balboa              Point              Ridge
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                   $968
    Cumulative Translation Adjustments, Net
    Retained earnings                                          ($8)            (3,163)               ($8)
                                                      ------------------------------------------------------
                                                                (8)            (2,195)                (8)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                            (8)            (2,195)                (8)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                13              3,544                 12
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                       13              3,544                 12
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                         (5)              (351)                (4)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                         ($5)              (351)               ($4)
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                             $998
                                                      =======================================================

<PAGE 397>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Bretton
                                                           Woods             Camino           Capistrano
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                $314             $8,371              $4,122
    Cumulative Translation Adjustments, Net
    Retained earnings                                           66               (824)              2,175
                                                      ------------------------------------------------------
                                                               380              7,547               6,297
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                                387,214
                                                      ------------------------------------------------------
Total capitalization                                           380            394,761               6,297
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                               32,997
Short-term debt
Accounts payable                                              (432)          (333,503)              2,268
Accrued taxes
Accrued interest                                                                8,740
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                                19
                                                      ------------------------------------------------------
Total current liabilities                                     (432)          (291,747)              2,268
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                         52             26,819             14,973
Accumulated deferred investment tax credits                                     7,933              2,118
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                         $52             34,752             17,091
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                         $137,766            $25,656
                                                      =======================================================

<PAGE 398>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Centerport         Chesapeake           Chester
                                                          Energy           Bay Energy           Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                $241             $2,484               $114
    Cumulative Translation Adjustments, Net
    Retained earnings                                           48             (1,519)              (141)
                                                      ------------------------------------------------------
                                                               289                965                (27)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                           289                965                (27)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              (333)            (1,028)                 27
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                     (333)            (1,028)                 27
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                         44                 63
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                         $44                $63
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                      =======================================================

<PAGE 399>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Clayville          Colonial           Coronado
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                             (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings                                          ($5)               ($3)               ($5)
                                                      ------------------------------------------------------
                                                                (5)                (3)                (5)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                            (5)                (3)                (5)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable stock
Short-term debt
Accounts payable                                                 5                  3                  5
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                       $5                 $3                 $5
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                      =======================================================

<PAGE 400>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Crescent
                                                          Valley             Del Mar           Delaware
                                                          Energy             Energy             Energy
                                                          Company            Company       Conservers, Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                                (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                  $2,240
    Cumulative Translation Adjustments, Net
    Retained earnings                                        $6,454                160               ($1)
                                                      ------------------------------------------------------
                                                              6,454              2,400                (1)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                          6,454              2,400                (1)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              5,016              2,491                 1
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                     5,016              2,491                $1
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                       3,645              1,821
Accumulated deferred investment tax credits                   2,943
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                        6,588              1,821
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $18,058             $6,712
                                                      =======================================================

<PAGE 401>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Desert                                Eastern
                                                          Sunrise           Devereaux           Sierra
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                          (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                $1
    Additional Paid in Capital                                  12            $32,413              $9,153
    Cumulative Translation Adjustments, Net
    Retained earnings                                           (4)            (7,008)              1,700
                                                      ------------------------------------------------------
                                                                 9             25,405              10,853
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                             9             25,405             10,853
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                               (10)           (14,010)              1,282
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                      (10)           (14,010)              1,282
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                          1              3,916                221
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                      921
                                                      ------------------------------------------------------
Total deferred credits                                          $1              4,837                221
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                          $16,232            $12,356
                                                      =======================================================

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                             Edison             Edison
                                                        East Maine           Mission            Mission
                                                          Energy           Energy Fuel          Energy
                                                          Company         Consolidated       Funding Corp
============================================================================================================
CAPITALIZATION AND LIABILITIES                          (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                $69,367
    Cumulative Translation Adjustments, Net
    Retained earnings                                          ($6)              (139)
                                                      ------------------------------------------------------
                                                                (6)            69,228
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred stock of Limited Partnership
Long-term debt                                                                                   $387,214
                                                      ------------------------------------------------------
Total capitalization                                            (6)            69,228             387,214
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                                                   32,997
Short-term debt
Accounts payable                                                 6                765
Accrued taxes
Accrued interest                                                                                    8,740
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                             1,211                  11
                                                      ------------------------------------------------------
Total current liabilities                                       $6              1,976              41,748
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                                        (4,103)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                                         (4,103)
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                          $67,101            $428,962
                                                      =======================================================

<PAGE 403>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             Edison
                                                          Edison             Mission
                                                          Mission          Operation &         El Dorado
                                                          Energy           Maintenance          Energy
                                                      Interface Ltd.          Inc.              Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                $315            $10,302            $12,246
    Cumulative Translation Adjustments, Net                    (37)
    Retained earnings                                           36              1,119             (7,682)
                                                      ------------------------------------------------------
                                                               314             11,421              4,564
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                            314            11,421              4,564
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                               (5,046)            (2,366)
Accrued taxes                                                    25
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                             4,881
                                                      ------------------------------------------------------
Total current liabilities                                        25              (165)            (2,366)
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                                        (1,421)            (2,085)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                          19
                                                      ------------------------------------------------------
Total deferred credits                                                         (1,421)            (2,066)
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                           $339            $9,835               $132
                                                      =======================================================

<PAGE 404>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                              Four              Hanover
                                                                            Counties            Energy
                                                           EMP,                Gas              Company
                                                           Inc.              Company         Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES                                             (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                            $8,800
    Additional Paid in Capital                                 480                                $5,810
    Cumulative Translation Adjustments, Net
    Retained earnings                                      (14,559)               ($5)              (354)
                                                      ------------------------------------------------------
                                                            (5,279)                (5)             5,456
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                        (5,279)                (5)             5,456
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                             5,491                  5              1,331
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                    5,491                 $5              1,331
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                      3,666                                 4,341
Accumulated deferred investment tax credits                  4,418
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                       8,084                                 4,341
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $8,296                               $11,128
                                                      =======================================================

<PAGE 405>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Holtsville         Indian Bay          Jefferson
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                                (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                              $1,272               $207
    Cumulative Translation Adjustments, Net
    Retained earnings                                         (895)                40               $189
                                                      ------------------------------------------------------
                                                               377                247                189
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                            377               247                189
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              (546)              (285)              (212)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                     (546)              (285)              (212)
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                        169                 38                 23
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                        $169                $38                $23
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                      =======================================================

<PAGE 406>
Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                           Kings
                                                          Canyon            Kingspark           Laguna
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                          (Inactive)                            (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                 $3,094            $11,535
    Cumulative Translation Adjustments, Net
    Retained earnings                                          ($5)               243             (1,633)
                                                      ------------------------------------------------------
                                                                (5)             3,337              9,902
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                                                     1,751
                                                      ------------------------------------------------------
Total capitalization                                            (5)             3,337             11,653
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                 5             (4,596)           (12,075)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                       $5             (4,596)           (12,075)
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                                         1,259                422
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                                         $1,259               $422
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                      =======================================================

<PAGE 407>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         La Jolla          Lake Grove          Lakeview
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                          (Inactive)         (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                   $697
    Cumulative Translation Adjustments, Net
    Retained earnings                                          ($5)              (509)               ($5)
                                                      ------------------------------------------------------
                                                                (5)               188                 (5)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                            (5)               188                 (5)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                 5               (188)                 5
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                       $5              ($188)                $5
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                      =======================================================

<PAGE 408>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Lehigh
                                                           River            Longview            Madera
                                                          Energy          Cogeneration          Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                          (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                              $8,092
    Cumulative Translation Adjustments, Net
    Retained earnings                                       (8,578)               ($4)               ($8)
                                                      ------------------------------------------------------
                                                              (486)                (4)                (8)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                          (486)                (4)                (8)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              (262)                 4                 12
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                     (262)                $4                 12
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                        740                                    (4)
Accumulated deferred investment tax credits                      8
Customer advances and other deferred credits                                                         ($4)
                                                      ------------------------------------------------------
Total deferred credits                                        $748
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                      =======================================================

<PAGE 409>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                               Mission/
                                                          Madison            Mission             Eagle
                                                          Energy             Capital            Energy
                                                          Company             L.P.              Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                                (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                                  ($1)
    Additional Paid in Capital                              $25,440
    Cumulative Translation Adjustments, Net
    Retained earnings                                             5                                  ($1)
                                                      ------------------------------------------------------
                                                             25,445                (1)                (1)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership                                      150,000
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                         25,445           149,999                 (1)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable stock
Short-term debt
Accounts payable                                                613          (149,998)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                                (1)
                                                      ------------------------------------------------------
Total current liabilities                                       613         ($149,999)
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                       5,296                                    1
Accumulated deferred investment tax credits
Customer advances and other deferred credits                    451
                                                      ------------------------------------------------------
Total deferred credits                                        5,747                                   $1
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $31,805
                                                      =======================================================

<PAGE 410>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Mission                               Mission
                                                          Energy             Mission            Energy
                                                       Construction          Energy            Holdings
                                                      Services, Inc.     Holdings, Inc.   International, Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                                $133,131
    Additional Paid in Capital                                                                   645,265
    Cumulative Translation Adjustments, Net                                                      186,695
    Retained earnings                                          ($1)             ($637)            23,245
                                                      ------------------------------------------------------
                                                                (1)              (637)           988,336

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                                                 1,847,424
                                                      ------------------------------------------------------
Total capitalization                                            (1)              (637)         2,835,760
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                                                  41,445
Short-term debt
Accounts payable                                              3,813             6,267             37,246
Accrued taxes                                                                                     80,007
Accrued interest                                                                                  32,859
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                    3,813              6,267            191,557
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                                           282            823,290
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                      55,370
                                                      ------------------------------------------------------
Total deferred credits                                                            282            878,660
                                                      ------------------------------------------------------
Minority interest                                                                                100,815
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $3,812             $5,912         $4,006,792
                                                      =======================================================

<PAGE 411>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          Mission            Mission            Mission
                                                          Energy             Energy             Energy
                                                         Indonesia           Mexico         New York, Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES                                             (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                   $200
    Cumulative Translation Adjustments, Net
    Retained earnings                                          ($5)            (1,142)          ($41,569)
                                                      ------------------------------------------------------
                                                                (5)              (942)           (41,569)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                                                    17,641
                                                      ------------------------------------------------------
Total capitalization                                            (5)              (942)           (23,928)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                 5                937            133,450
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                       $5                 937           133,450
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                                              5             2,302
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                                              $5             2,302
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                            $111,824
                                                      =======================================================

<PAGE 412>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Mission                               Mission
                                                          Energy             Mission         Operations de
                                                           Wales             Energy             Mexico
                                                          Company        Westside, Inc.      S.A, de C.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            $142,138
    Cumulative Translation Adjustments, Net
    Retained earnings                                       19,810                ($3)
                                                      ------------------------------------------------------
                                                           161,948                 (3)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                       161,948                 (3)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                           (57,536)                 3
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                  (57,536)                $3
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                     66,333
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                      66,333
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $170,745
                                                      =======================================================

<PAGE 413>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          Mission             North            Northern
                                                       Triple Cycle          Jackson            Sierra
                                                          Systems            Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                             (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                 $335
    Cumulative Translation Adjustments, Net
    Retained earnings                                           154               ($2)              $133
                                                      ------------------------------------------------------
                                                                489                (2)               133
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                            489                (2)               133
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              (313)                 2               (133)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                     (313)                $2              ($133)
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                       (176)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                       ($176)
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                      =======================================================

<PAGE 414>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          Ortega             Panther           Paradise
                                                          Energy             Timber             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                                (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                   $966
    Cumulative Translation Adjustments, Net
    Retained earnings                                          ($6)               254               ($57)
                                                      ------------------------------------------------------
                                                                (6)             1,220                (57)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                            (6)             1,220                (57)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                 6               (766)            (3,925)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                       $6               (766)            (3,925)
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                                          (454)             3,982
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                                          ($454)            $3,982
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                      =======================================================

<PAGE 415>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Pleasant            Prince             Quartz
                                                          Valley             George              Peak
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                $119            $11,508             $9,278
    Cumulative Translation Adjustments, Net
    Retained earnings                                         (798)               (69)              (671)
                                                      ------------------------------------------------------
                                                              (679)            11,439              8,607
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                          (679)            11,439              8,607
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                             2,660              1,778              1,258
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                    2,660              1,778              1,258
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                        778              3,172              2,714
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                         778              3,172              2,714
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $2,759            $16,389            $12,579
                                                      =======================================================

<PAGE 416>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          Rapidan          Reeves Bay         Ridgecrest
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                              $1,976               $788
    Cumulative Translation Adjustments, Net
    Retained earnings                                       (1,504)              (671)               ($8)
                                                      ------------------------------------------------------
                                                               472                117                 (8)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                           472                117                 (8)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                             1,890               (117)                12
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                    1,890              ($117)                 12
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                     (1,441)                                   (4)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                     9
                                                      ------------------------------------------------------
Total deferred credits                                      (1,432)                                  ($4)
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                           $930
                                                      =======================================================

<PAGE 417>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                            Rio                                   San
                                                         Escondido          Riverport           Gabriel
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                                (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                             $21,615               $332
    Cumulative Translation Adjustments, Net
    Retained earnings                                       (3,061)                75            ($1,455)
                                                      ------------------------------------------------------
                                                            18,554                407             (1,455)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                        18,554                407             (1,455)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                              (387)              (459)             1,464
Accrued taxes                                                3,365
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                    2,978               (459)             1,464
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                        886                 52                 26
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                         886                $52                 26
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $22,418                                   $35
                                                      =======================================================

<PAGE 418>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        San Joaquin         San Juan           San Pedro
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                              $3,000             $4,942
    Cumulative Translation Adjustments, Net
    Retained earnings                                        2,779              3,664                ($8)
                                                      ------------------------------------------------------
                                                             5,779              8,606                 (8)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                             387,213
                                                      ------------------------------------------------------
Total capitalization                                       392,992              8,606                 (8)
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                            32,997
Short-term debt
Accounts payable                                          (402,419)             2,210                 12
Accrued taxes
Accrued interest                                             8,740
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                              6
                                                      ------------------------------------------------------
Total current liabilities                                 (360,676)             2,210                 12
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                     12,706              2,143                 (4)
Accumulated deferred investment tax credits                  2,862
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                      15,568              2,143                ($4)
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $47,884            $12,959
                                                      =======================================================

<PAGE 419>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Santa Ana         Santa Clara         Silverado
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                                     $2,910
    Cumulative Translation Adjustments, Net
    Retained earnings                                          ($8)               ($6)              1,398
                                                      ------------------------------------------------------
                                                                (8)                (6)              4,308
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                            (8)                (6)              4,308
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                12                  6               2,337
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                       12                  $6              2,337
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                         (4)                                   230
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                         ($4)                                   230
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                               $6,875
                                                      =======================================================

<PAGE 420>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Silver
                                                          Springs            Sonoma           South Coast
                                                          Energy           Geothermal           Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                                  $5,000
    Additional Paid in Capital                                                 $5,511             (2,930)
    Cumulative Translation Adjustments, Net
    Retained earnings                                          ($5)            (1,718)             4,705
                                                      ------------------------------------------------------
                                                                (5)             3,793              6,775
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                            (5)             3,793              6,775
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                 5              3,734               1,552
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                                                    50
                                                      ------------------------------------------------------
Total current liabilities                                        $5             3,734               1,602
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                                        (1,272)              2,609
Accumulated deferred investment tax credits                                        24                 684
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                                         (1,248)              3,293
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                            $6,279            $11,670
                                                      =======================================================

<PAGE 421>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Southern
                                                          Sierra            Thorofare            Viejo
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                             (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                           $15,000
    Additional Paid in Capital                              (9,543)                               $3,255
    Cumulative Translation Adjustments, Net
    Retained earnings                                        4,145                ($2)              (203)
                                                      ------------------------------------------------------
                                                             9,602                 (2)             3,052
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                             387,213
                                                      ------------------------------------------------------
Total capitalization                                       396,815                 (2)              3,052
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                            32,997
Short-term debt
Accounts payable                                          (391,305)               (24)              5,136
Accrued taxes
Accrued interest                                             8,740
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                             11
                                                      ------------------------------------------------------
Total current liabilities                                 (349,557)               (24)              5,136
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                      9,842                 26                 785
Accumulated deferred investment tax credits                  3,932
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                      13,774                $26                 785
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $61,032                                 $8,973
                                                      =======================================================

<PAGE 422>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             Western
                                                           Vista             Sierra
                                                          Energy             Energy
                                                          Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                          (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                              $21,000
    Additional Paid in Capital                             $13,380            (12,393)
    Cumulative Translation Adjustments, Net
    Retained earnings                                       (1,348)             1,668
                                                      ------------------------------------------------------
                                                            12,032             10,275
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                 975            387,214
                                                      ------------------------------------------------------
Total capitalization                                        13,007            397,489
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                               941             32,997
Short-term debt
Accounts payable                                           (12,841)          (375,834)
Accrued taxes
Accrued interest                                                                8,740
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                            666                 14
                                                      ------------------------------------------------------
Total current liabilities                                  (11,234)          (334,083)
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                      3,733             13,366
Accumulated deferred investment tax credits                                     4,108
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                       3,733             17,474
                                                      ------------------------------------------------------
Minority interest
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                         $5,506           $80,880
                                                      =======================================================

<PAGE 423>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                                Edison
                                                          Edison                                Mission
                                                          Mission         Consolidating         Energy
                                                          Energy           Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                           $64,248          ($183,049)            $64,130
    Additional Paid in Capital                             636,790         (1,079,921)            629,406
    Cumulative Translation Adjustments, Net                  7,312                (74)             30,446
    Retained earnings                                       95,115           (120,987)            102,620
                                                      ------------------------------------------------------
                                                           803,465         (1,384,031)            826,602

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership                                                          150,000
Long-term debt                                             277,116         (1,626,854)          2,454,121
                                                      ------------------------------------------------------
Total capitalization                                     1,080,581         (3,010,885)          3,430,723
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                             (131,988)             75,383
Short-term debt
Accounts payable                                           325,745          1,268,629              38,446
Accrued taxes                                                8,199                                 91,596
Accrued interest                                             1,028             34,960              42,627
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                         102,229            12,903             122,671
                                                      ------------------------------------------------------
Total current liabilities                                   437,201         1,114,584             370,723
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                    (36,232)          (527,797)            462,513
Accumulated deferred investment tax credits                 (2,732)            (2,341)             23,957
Customer advances and other deferred credits                20,580            610,777             688,127
                                                      ------------------------------------------------------
Total deferred credits                                     (18,384)            80,639           1,174,597
                                                      ------------------------------------------------------
Minority interest                                                             (91,713)              9,102
                                                      -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $1,499,398         $1,907,375          $4,985,145
                                                      =======================================================

<PAGE 424>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                          Aguila             Anacapa           Arrowhead
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
                                                                                              (Inactive)
Electric utility revenue
Diversified operations                                     ($2,627)            $1,606
                                                      -----------------------------------------------------
Total operating revenue                                     (2,627)             1,606
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     1,105              2,221
Maintenance
Depreciation and decommissioning                                                   68
Income taxes                                                (1,788)              (292)                $3
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                      (683)             1,997                  3
                                                      ------------------------------------------------------
Operating income                                            (1,944)              (391)                (3)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                        6
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net                                                                  6
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                            (1,944)              (391)                 3
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                  (1,944)              (391)                 3
Retained Earnings - beginning of year                       (4,830)               (38)                11
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                            ($6,774)             ($429)               $14
                                                      ======================================================

<PAGE 425>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                                             Bergen              Blue
                                                          Balboa              Point              Ridge
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                                            $84
                                                      -----------------------------------------------------
Total operating revenue                                                            84
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        2,210
Maintenance
Depreciation and decommissioning                                                   14
Income taxes                                                                     (884)                $1
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                                        1,340                  1
                                                      ------------------------------------------------------
Operating income                                                               (1,256)                (1)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                               (1,256)                (1)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                                     (1,256)                (1)
Retained Earnings - beginning of year                          ($8)            (1,907)                (7)
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($8)           ($3,163)               ($8)
                                                      ======================================================

<PAGE 426>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                          Bretton
                                                           Woods             Camino           Capistrano
                                                          Energy             Energy          Cogeneration
                                                          Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                                        $37,650             $5,063
                                                      -----------------------------------------------------
Total operating revenue                                                        37,650              5,063
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        2,279              2,210
Maintenance
Depreciation and decommissioning                                                  688                  8
Income taxes                                                                    1,839              1,000
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                                        4,806              3,218
                                                      ------------------------------------------------------
Operating income                                                               32,844              1,845
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                26,157
Minority interest
Taxes on nonoperating income                                                  (10,191)
Other nonoperating income - net                                                  (420)
                                                      ------------------------------------------------------
Total other income (deductions) - net                                          15,546
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                               48,390              1,845
                                                      ------------------------------------------------------
Interest on long-term debt                                                     31,220
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                                        31,220
                                                      ------------------------------------------------------
NET INCOME                                                                     17,170              1,845
Retained Earnings - beginning of year                           $66            43,985                329
  Deduct - Dividend on Common Stock and Other                                 (61,979)                 1
                                                      ------------------------------------------------------
Retained Earnings - end of year                                 $66             ($824)            $2,175
                                                      ======================================================

<PAGE 427>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                        Centerport         Chesapeake           Chester
                                                          Energy           Bay Energy           Energy
                                                          Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations
                                                      -----------------------------------------------------
Total operating revenue
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                    $1
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                         1
                                                      ------------------------------------------------------
Operating income                                                (1)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                                   $1,005
Other nonoperating income - net                                                (2,539)
                                                      ------------------------------------------------------
Total other income (deductions) - net                                          (1,534)
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                (1)            (1,534)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                      (1)            (1,534)
Retained Earnings - beginning of year                           49                 15              ($141)
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                                $48            ($1,519)             ($141)
                                                      ======================================================

<PAGE 428>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                         Clayville          Colonial           Coronado
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
                                                                           (Inactive)
Electric utility revenue
Diversified operations
                                                      -----------------------------------------------------
Total operating revenue
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                    $1                                    $1
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                         1                                     1
                                                      ------------------------------------------------------
Operating income                                                (1)                                   (1)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                (1)                                   (1)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                      (1)                                   (1)
Retained Earnings - beginning of year                           (4)               ($3)                (4)
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($5)               ($3)               ($5)
                                                      ======================================================

<PAGE 429>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                         Crescent
                                                          Valley             Del Mar           Delaware
                                                          Energy             Energy             Energy
                                                          Company            Company       Conservers, Inc.
============================================================================================================
                                                                                              (Inactive)
Electric utility revenue
Diversified operations                                        $894             $1,170
                                                      -----------------------------------------------------
Total operating revenue                                        894              1,170
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     2,217              2,218
Maintenance
Depreciation and decommissioning                                                   14
Income taxes                                                  (779)              (429)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                     1,438              1,803
                                                      ------------------------------------------------------
Operating income                                              (544)              (633)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                              (544)              (633)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                    (544)              (633)
Retained Earnings - beginning of year                        6,998                793                ($1)
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                             $6,454               $160                ($1)
                                                      ======================================================

<PAGE 430>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                          Desert                                Eastern
                                                          Sunrise           Devereaux           Sierra
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
                                                        (Inactive)
Electric utility revenue
Diversified operations                                                        ($2,469)            $4,334
                                                      -----------------------------------------------------
Total operating revenue                                                        (2,469)             4,334
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        1,105              2,210
Maintenance
Depreciation and decommissioning                                                                     204
Income taxes                                                    $1             (1,679)               634
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                         1               (574)             3,048
                                                      ------------------------------------------------------
Operating income                                                (1)            (1,895)             1,286
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                                                         (29)
Other nonoperating income - net                                                                       72
                                                      ------------------------------------------------------
Total other income (deductions) - net                                                                 43
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                (1)            (1,895)             1,329
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                      (1)            (1,895)             1,329
Retained Earnings - beginning of year                           (3)            (5,114)             1,452
  Deduct - Dividend on Common Stock and Other                                       1             (1,081)
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($4)           ($7,008)            $1,700
                                                      ======================================================

<PAGE 431>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                                             Edison             Edison
                                                        East Maine           Mission            Mission
                                                          Energy           Energy Fuel          Energy
                                                          Company         Consolidated       Funding Corp.
============================================================================================================
(Inactive)
Electric utility revenue
Diversified operations                                                        $35,110
                                                      -----------------------------------------------------
Total operating revenue
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        4,620
Maintenance
Depreciation and decommissioning                                                7,121
Income taxes                                                                    4,642
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                                       16,383
                                                      ------------------------------------------------------
Operating income                                                               18,727
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                   $31,230
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net                                                              31,230
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                               18,727              31,230
                                                      ------------------------------------------------------
Interest on long-term debt                                                                         31,230
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                                                           $31,230
                                                      ------------------------------------------------------
NET INCOME                                                                     18,727
Retained Earnings - beginning of year                          ($6)             3,862
  Deduct - Dividend on Common Stock and Other                                 (22,728)
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($6)             ($139)
                                                      ======================================================

<PAGE 432>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                                             Edison
                                                          Edison             Mission
                                                          Mission          Operation &         El Dorado
                                                          Energy           Maintenance          Energy
                                                      Interface Ltd.          Inc.              Company
============================================================================================================

Electric utility revenue
Diversified operations                                         $48            $29,149               $177
                                                      -----------------------------------------------------
Total operating revenue                                         48             29,149                177
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                       24,940              1,105
Maintenance
Depreciation and decommissioning                                                   66                212
Income taxes                                                    19              1,612               (415)
Property and other taxes                                                            3
                                                      ------------------------------------------------------
Total operating expenses                                        19             26,621                902
                                                      ------------------------------------------------------
Operating income                                                29              2,528               (725)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   227
Minority interest
Taxes on nonoperating income                                                     (134)               (51)
Other nonoperating income - net                                                   112                129
                                                      ------------------------------------------------------
Total other income (deductions) - net                                             205                 78
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                29              2,733               (647)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                       29             2,733               (647)
Retained Earnings - beginning of year                                           5,564             (7,035)
  Deduct - Dividend on Common Stock and Other                     7            (7,178)
                                                      ------------------------------------------------------
Retained Earnings - end of year                                 $36            $1,119            ($7,682)
                                                      ======================================================

<PAGE 433>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                                              Four              Hanover
                                                                            Counties            Energy
                                                           EMP,                Gas              Company
                                                           Inc.              Company         Consolidated
============================================================================================================
                                                                           (Inactive)
Electric utility revenue
Diversified operations                                      $4,851                                $1,732
                                                      -----------------------------------------------------
Total operating revenue                                      4,851                                 1,732
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     2,210                                 2,210
Maintenance
Depreciation and decommissioning                                                                     126
Income taxes                                                   561                 $1               (351)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                     2,771                  1              1,985
                                                      ------------------------------------------------------
Operating income                                             2,080                 (1)              (253)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                 81
Minority interest
Taxes on nonoperating income                                   (55)
Other nonoperating income - net                                 57                                     9
                                                      ------------------------------------------------------
Total other income (deductions) - net                           83                                     9
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                             2,163                 (1)              (244)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                   2,163                 (1)              (244)
Retained Earnings - beginning of year                      (16,722)                (4)               (18)
  Deduct - Dividend on Common Stock and Other                                                        (92)
                                                      ------------------------------------------------------
Retained Earnings - end of year                           ($14,559)               ($5)             ($354)
                                                      ======================================================

<PAGE 434>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)


                                                        Holtsville         Indian Bay          Jefferson
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
                                                                                              (Inactive)
Electric utility revenue
Diversified operations
                                                      -----------------------------------------------------
Total operating revenue
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                    $1                               ($1,137)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                         1                                (1,137)
                                                      ------------------------------------------------------
Operating income                                                (1)                                1,137
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                (1)                                1,137
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                      (1)                                1,137
Retained Earnings - beginning of year                         (894)                $40              (948)
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                              ($895)                $40              $189
                                                      ======================================================

<PAGE 435>
Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                          Kings
                                                          Canyon            Kingspark           Laguna
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
                                                        (Inactive)                            (Inactive)
Electric utility revenue
Diversified operations
                                                      -----------------------------------------------------
Total operating revenue
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                    $1                 $1               ($51)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                         1                  1                (51)
                                                      ------------------------------------------------------
Operating income                                                (1)                (1)                51
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                (1)                (1)                51
                                                      ------------------------------------------------------
Interest on long-term debt                                                                           133
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                                                              133
                                                      ------------------------------------------------------
NET INCOME                                                      (1)                (1)               (82)
Retained Earnings - beginning of year                           (4)               244             (1,551)
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($5)              $243            ($1,633)

                                                      ======================================================

<PAGE 436>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)


                                                         La Jolla          Lake Grove          Lakeview
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
                                                        (Inactive)         (Inactive)
Electric utility revenue
Diversified operations
                                                      -----------------------------------------------------
Total operating revenue
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                    $1                 $1                 $1
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                         1                  1                  1
                                                      ------------------------------------------------------
Operating income                                                (1)                (1)                (1)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                (1)                (1)                (1)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                      (1)                (1)                (1)
Retained Earnings - beginning of year                           (4)              (508)                (4)
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($5)             ($509)               ($5)
                                                      ======================================================

<PAGE 437>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                          Lehigh
                                                           River            Longview            Madera
                                                          Energy          Congeneration         Energy
                                                          Company            Company            Company
============================================================================================================
                                                        (Inactive)
Electric utility revenue
Diversified operations
                                                      -----------------------------------------------------
Total operating revenue
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    $2,210
Maintenance
Depreciation and decommissioning
Income taxes                                                  (935)                                   $1
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                     1,275                                     1
                                                      ------------------------------------------------------
Operating income                                            (1,275)                                   (1)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net                                 (1)
                                                      ------------------------------------------------------
Total other income (deductions) - net                           (1)
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                            (1,276)                                   (1)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                  (1,276)                                   (1)
Retained Earnings - beginning of year                       (7,302)               ($4)                (7)
Dividends declared on common stock
                                                      ------------------------------------------------------
Retained Earnings - end of year                            ($8,578)               ($4)               ($8)
                                                      ======================================================

<PAGE 438>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                                                               Mission/
                                                          Madison            Mission             Eagle
                                                          Energy             Capital            Energy
                                                          Company             L.P.              Company
============================================================================================================
                                                                                              (Inactive)
Electric utility revenue
Diversified operations                                      $2,466
                                                      -----------------------------------------------------
Total operating revenue                                      2,466
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     1,105
Maintenance
Depreciation and decommissioning                               132
Income taxes                                                 1,485            ($5,525)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                     2,722             (5,525)
                                                      ------------------------------------------------------
Operating income                                              (256)             5,525
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                13,953
Minority interest
Taxes on nonoperating income                                                   (5,525)
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net                                           8,428
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                              (256)            13,953
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities                                    13,953
                                                      ------------------------------------------------------
Total interest and other expenses - net                                        13,953
                                                      ------------------------------------------------------
NET INCOME                                                    (256)
Retained Earnings - beginning of year                        2,755                 (1)               ($1)
  Deduct - Dividend on Common Stock and Other               (2,494)                $1
                                                      ------------------------------------------------------
Retained Earnings - end of year                                 $5                                   ($1)
                                                      ======================================================

<PAGE 439>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                          Mission                               Mission
                                                          Energy             Mission            Energy
                                                       Construction          Energy            Holdings
                                                      Services, Inc.      Holdings,Inc.   International, Inc.
============================================================================================================

Electric utility revenue                                                                        $744,675
Diversified operations                                                                            35,698
                                                      -----------------------------------------------------
Total operating revenue                                                                          780,373
                                                      -----------------------------------------------------
                                                                                                 192,325
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                         144,212
Maintenance
Depreciation and decommissioning                                                                 109,682
Income taxes                                                                                      22,943
Property and other taxes                                                                          18,859
                                                      ------------------------------------------------------
Total operating expenses                                                                         488,021
                                                      ------------------------------------------------------
Operating income                                                                                 292,352
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction                                                                                    23,109
Interest income                                                                                  (59,001)
Minority interest
Taxes on nonoperating income                                                                      (8,088)
Other nonoperating income - net                                                                   (6,279)
                                                      ------------------------------------------------------
Total other income (deductions) - net                                                            (50,259)
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                                                 242,093
                                                      ------------------------------------------------------
                                                                                                 167,041
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest                                                                                  (5)
Dividend on subsidiary preferred securities                                      $218
                                                      ------------------------------------------------------
Total interest and other expenses - net                                           218            167,036
                                                      ------------------------------------------------------
NET INCOME                                                                       (218)            75,057
Retained Earnings - beginning of year                          ($1)              (418)           111,638
  Deduct - Dividend on Common Stock and Other                                      (1)
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($1)             ($637)          $186,695
                                                      ======================================================

<PAGE 440>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)


                                                          Mission            Mission            Mission
                                                          Energy             Energy             Energy
                                                         Indonesia           Mexico         New York, Inc.
============================================================================================================
                                                                           (Inactive)
Electric utility revenue
Diversified operations                                                                           ($3,204)
                                                      -----------------------------------------------------
Total operating revenue                                                                           (3,204)
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                           2,894
Maintenance
Depreciation and decommissioning
Income taxes                                                    $1                 $1            (12,051)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                         1                  1             (9,157)
                                                      ------------------------------------------------------
Operating income                                                (1)                (1)             5,953
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                      618
Minority interest
Taxes on nonoperating income                                                                         (95)
Other nonoperating income - net                                                                     (377)
                                                      ------------------------------------------------------
Total other income (deductions) - net                                                                146
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                (1)                (1)             6,099
                                                      ------------------------------------------------------
Interest on long-term debt                                                                        23,305
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                                                           23,305
                                                      ------------------------------------------------------
NET INCOME                                                      (1)                (1)           (17,206)
Retained Earnings - beginning of year                           (4)            (1,141)           (24,362)
  Deduct - Dividend on Common Stock and Other                                                         (1)
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($5)           ($1,142)          ($41,569)
                                                      ======================================================

<PAGE 441>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)


                                                          Mission                               Mission
                                                          Energy             Mission          Operations
                                                           Wales             Energy            de Mexico
                                                          Company        Westside, Inc.      S.A. de C.V.
============================================================================================================

Electric utility revenue
Diversified operations                                     $20,143
                                                      -----------------------------------------------------
Total operating revenue                                     20,143
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                 8,634                 $1
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                     8,634                  1
                                                      ------------------------------------------------------
Operating income                                            11,509                 (1)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              1,073
Minority interest
Taxes on nonoperating income                                  (425)
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net                          648
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                            12,157                 (1)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                  12,157                  1
Retained Earnings - beginning of year                        7,633                 (2)
  Deduct - Dividend on Common Stock and Other                   20
                                                      ------------------------------------------------------
Retained Earnings - end of year                            $19,810                ($3)
                                                      ======================================================

<PAGE 442>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                          Mission             North            Northern
                                                         Triple Cycle        Jackson            Sierra
                                                          Systems            Energy             Energy
                                                          Company            Company            Company
============================================================================================================
                                                                           (Inactive)
Electric utility revenue
Diversified operations
                                                      -----------------------------------------------------
Total operating revenue
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                                       $1                 $1
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                                            1                  1
                                                      ------------------------------------------------------
Operating income                                                                   (1)                (1)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                                   (1)                (1)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                                         (1)                (1)
Retained Earnings - beginning of year                          $154                (1)               134
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                                $154               ($2)              $133
                                                      ======================================================

<PAGE 443>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)


                                                          Ortega             Panther           Paradise
                                                          Energy             Timber             Energy
                                                          Company            Company            Company
============================================================================================================
                                                                                              (Inactive)
Electric utility revenue
Diversified operations
                                                      -----------------------------------------------------
Total operating revenue
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                    $1                 $1                ($1)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                         1                  1                 (1)
                                                      ------------------------------------------------------
Operating income                                                (1)                (1)                 1
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                (1)                (1)                 1
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                      (1)                (1)                 1
Retained Earnings - beginning of year                           (5)               255                (58)
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($6)              $254               ($57)
                                                      ======================================================

<PAGE 444>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                         Pleasant            Prince             Quartz
                                                          Valley             George              Peak
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                        ($26)            $4,040             $1,508
                                                      -----------------------------------------------------
Total operating revenue                                        (26)             4,040              1,508
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     1,105              2,210              2,283
Maintenance
Depreciation and decommissioning                                                  614                 61
Income taxes                                                  (465)               397               (406)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                       640              3,221              1,938
                                                      ------------------------------------------------------
Operating income                                              (666)               819               (430)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                      121
Minority interest
Taxes on nonoperating income                                    (3)                                  (48)
Other nonoperating income - net                                  7
                                                      ------------------------------------------------------
Total other income (deductions) - net                            4                                    73
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                              (662)               819               (357)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                    (662)               819               (357)
Retained Earnings - beginning of year                         (136)               361                 71
  Deduct - Dividend on Common Stock and Other                                  (1,249)              (385)
                                                      ------------------------------------------------------
Retained Earnings - end of year                              ($798)              ($69)             ($671)
                                                      ======================================================

<PAGE 445>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)


                                                          Rapidan          Reeves Bay         Ridgecrest
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                         $51
                                                      -----------------------------------------------------
Total operating revenue                                         51
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     1,105
Maintenance
Depreciation and decommissioning                                 4
Income taxes                                                  (411)                $1                 $1
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                       698                  1                  1
                                                      ------------------------------------------------------
Operating income                                              (647)                (1)                (1)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                   (29)
Other nonoperating income - net                                 72
                                                      ------------------------------------------------------
Total other income (deductions) - net                           43
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                              (604)                (1)                (1)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                    (604)                (1)                (1)
Retained Earnings - beginning of year                         (900)              (670)                (7)
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                            ($1,504)             ($671)               ($8)
                                                      ======================================================

<PAGE 446>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                            Rio                                   San
                                                         Escondido          Riverport           Gabriel
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
                                                                                              (Inactive)
Electric utility revenue
Diversified operations                                                                             ($797)
                                                      -----------------------------------------------------
Total operating revenue                                                                             (797)
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                  $815                 $1               (333)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                       815                  1               (333)
                                                      ------------------------------------------------------
Operating income                                              (815)                (1)              (464)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              6,358
Minority interest
Taxes on nonoperating income                                (3,872)                                   99
Other nonoperating income - net                              3,421                                  (251)
                                                      ------------------------------------------------------
Total other income (deductions) - net                        5,907                                  (152)
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                             5,092                 (1)              (616)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                   5,092                 (1)              (616)
Retained Earnings - beginning of year                       (8,153)                76               (839)
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                            ($3,061)               $75            ($1,455)
                                                      ======================================================

<PAGE 447>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                        San Joaquin         San Juan           San Pedro
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                     $12,613            $8,328
                                                      -----------------------------------------------------
Total operating revenue                                     12,613             8,328
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     2,249              2,241
Maintenance
Depreciation and decommissioning                                30                 90
Income taxes                                                (8,017)             2,257                 $1
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                    (5,738)             4,588                  1
                                                      ------------------------------------------------------
Operating income                                            18,351              3,740                 (1)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                             30,122
Minority interest
Taxes on nonoperating income                               (11,956)
Other nonoperating income - net                                 71
                                                      ------------------------------------------------------
Total other income (deductions) - net                       18,237
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                            36,588              3,740                 (1)
                                                      ------------------------------------------------------
Interest on long-term debt                                  31,032
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                     31,032
                                                      ------------------------------------------------------
NET INCOME                                                   5,556              3,740                 (1)
Retained Earnings - beginning of year                       13,490              1,438                 (7)
  Deduct - Dividend on Common Stock and Other              (16,267)            (1,514)
                                                      ------------------------------------------------------
Retained Earnings - end of year                             $2,779             $3,664                ($8)
                                                      ======================================================

<PAGE 448>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                         Santa Ana         Santa Clara         Silverado
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                                                            $2,044
                                                      -----------------------------------------------------
Total operating revenue                                                                            2,044
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                           2,219
Maintenance
Depreciation and decommissioning                                                                      50
Income taxes                                                    $1                 $1                (98)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                         1                  1              2,171
                                                      ------------------------------------------------------
Operating income                                                (1)                (1)              (127)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                (1)                (1)              (127)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                      (1)                (1)              (127)
Retained Earnings - beginning of year                           (7)                (5)             1,525
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($8)               ($6)            $1,398
                                                      ======================================================

<PAGE 449>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                          Silver
                                                          Springs            Sonoma           South Coast
                                                          Energy           Geothermal           Energy
                                                          Company            Company            Company
============================================================================================================

Electric utility revenue
Diversified operations                                                           $645             $5,094
                                                      -----------------------------------------------------
Total operating revenue                                                           645              5,094
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        2,210              2,222
Maintenance
Depreciation and decommissioning                                                                       4
Income taxes                                                    $1               (670)             1,177
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                         1              1,540              3,403
                                                      ------------------------------------------------------
Operating income                                                (1)              (895)             1,691
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                       34
Minority interest
Taxes on nonoperating income                                                       (5)               206
Other nonoperating income - net                                                    12               (554)
                                                      ------------------------------------------------------
Total other income (deductions) - net                                               7               (314)
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                                (1)              (888)             1,377
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                      (1)              (888)             1,377
Retained Earnings - beginning of year                           (4)              (830)             3,328
  Deduct - Dividend on Common Stock and Other
                                                      ------------------------------------------------------
Retained Earnings - end of year                                ($5)           ($1,718)            $4,705
                                                      ======================================================

<PAGE 450>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)


                                                         Southern
                                                          Sierra            Thorofare            Viejo
                                                          Energy             Energy             Energy
                                                          Company            Company            Company
============================================================================================================
                                                                           (Inactive)
Electric utility revenue
Diversified operations                                     $30,387                                $1,725
                                                      -----------------------------------------------------
Total operating revenue                                     30,387                                 1,725
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     2,264                                 2,222
Maintenance
Depreciation and decommissioning                                58                                    65
Income taxes                                                  (820)                $1               (240)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                     1,502                  1              2,047
                                                      ------------------------------------------------------
Operating income                                            28,885                 (1)              (322)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                             29,300
Minority interest
Taxes on nonoperating income                               (11,598)
Other nonoperating income - net                                 (9)
                                                      ------------------------------------------------------
Total other income (deductions) - net                       17,693
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                            46,578                (1)               (322)
                                                      ------------------------------------------------------
Interest on long-term debt                                  31,095
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                     31,095
                                                      ------------------------------------------------------
NET INCOME                                                  15,483                 (1)              (322)
Retained Earnings - beginning of year                       30,724                 (1)               119
  Deduct - Dividend on Common Stock and Other              (42,062)
                                                      ------------------------------------------------------
Retained Earnings - end of year                             $4,145                ($2)             ($203)
                                                      ======================================================

<PAGE 451>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                                             Western
                                                           Vista             Sierra
                                                          Energy             Energy
                                                          Company            Company
============================================================================================================
                                                        (Inactive)
Electric utility revenue
Diversified operations                                                        $31,264
                                                      -----------------------------------------------------
Total operating revenue                                                        31,264
                                                      -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        2,285
Maintenance
Depreciation and decommissioning                                                   37
Income taxes                                                 ($407)              (532)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                      (407)             1,790
                                                      ------------------------------------------------------
Operating income                                               407             29,474
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                479             29,257
Minority interest
Taxes on nonoperating income                                  (190)           (11,581)
Other nonoperating income - net                                                   (11)
                                                      ------------------------------------------------------
Total other income (deductions) - net                          289             17,665
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                               696             47,139
                                                      ------------------------------------------------------
Interest on long-term debt                                                     31,144
Other interest expense                                         157
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                        157             31,144
                                                      ------------------------------------------------------
NET INCOME                                                     539             15,995
Retained Earnings - beginning of year                       (1,887)            16,693
  Deduct - Dividend on Common Stock and Other                                 (31,020)
                                                      ------------------------------------------------------
Retained Earnings - end of year                            ($1,348)            $1,668

                                                      ======================================================

<PAGE 452>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(in thousands)

                                                                                                Edison
                                                          Edison                                Mission
                                                          Mission         Consolidating         Energy
                                                          Energy           Adjustments       Consolidated
============================================================================================================

Electric utility revenue                                                                        $744,675
Diversified operations                                        $895           ($39,330)           230,316
                                                      -----------------------------------------------------
Total operating revenue                                        895            (39,330)           974,991
                                                      -----------------------------------------------------
Fuel                                                                                             192,325
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    37,630             20,051            285,577
Maintenance
Depreciation and decommissioning                             4,088            (20,642)           102,794
Income taxes                                               (39,731)            58,452             28,051
Property and other taxes                                        94            (18,564)               392
                                                      ------------------------------------------------------
Total operating expenses                                     2,081             39,297            609,139
                                                      ------------------------------------------------------
Operating income                                            (1,186)            78,627            365,852
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                             23,571           (179,987)            35,709
Minority interest                                                              20,143            (38,858)
Taxes on nonoperating income                               (10,716)            43,969            (29,312)
Other nonoperating income - net                              3,491              8,101              5,113
                                                      ------------------------------------------------------
Total other income (deductions) - net                       16,346           (107,774)           (27,348)
                                                      ------------------------------------------------------
Income before interest and
  other expenses                                            15,160           (186,401)           338,504
                                                      ------------------------------------------------------
Interest on long-term debt                                  55,489           (178,996)           222,693
Other interest expense                                                                               157
Allowance for borrowed funds used during
  construction
Capitalized interest                                       (12,539)                 5            (12,539)
Dividend on subsidiary preferred securities                                    (1,004)            13,167
                                                      ------------------------------------------------------
Total interest and other expenses - net                     42,950           (179,995)           223,478
                                                      ------------------------------------------------------
NET INCOME                                                 (27,790)            (6,406)           115,026
Retained Earnings - beginning of year                      256,174           (160,871)           262,594
  Deduct - Dividend on Common Stock and Other             (133,269)            46,290           (275,000)
                                                      ------------------------------------------------------
Retained Earnings - end of year                            $95,115           $120,987           $102,620
                                                      ======================================================

<PAGE 453>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997

                                                                                   Bergen
                                  Aguila          Anacapa       Balboa              Point
                                  Energy          Energy        Energy             Energy
                                  Company         Company       Company            Company

==============================================================================
Name of Entity:                  American      Salinas River      Smithtown        TEVCO/
                                Bituminous     Cogeneration     Cogeneration,      Mission
                                   Power          Company           L.P.           Bayonne
                                 Partners,                                       Partnership
                                   L.P.
Ownership Interest:                 49.5%             50%              50%             50%


Nature/Purpose of Business:           (a)             (b)              (c)             (d)


Ownership Interest in (000):

   Assets                        $79,697          $21,852           $2,488            $830

   Revenue                       $13,115           $8,809                              $78

   Net Income (Loss)             ($2,739)          $1,489                              $78



(a)  To own an 80 MW cogeneration facility located in Grant Town, West
     Virginia.

(b) To own and operate the 38 MW cogeneration facility located in Monterey County, California.

(c)  To own and operate power production facilities.

(d)  To own a limited partnership interest in the Cogen
     Technologies NJ Venture.


<PAGE 454>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997

                                                  Bretton
                                Blue Ridge         Woods           Camino        Capistrano      Centerport
                                  Energy          Energy           Energy       Cogeneration       Energy
                                  Company         Company          Company         Company         Company

==============================================================================
Name of Entity:                Bretton Woods   Bretton Woods       Watson        James River      Riverhead
                               Cogeneration,   Cogeneration,    Cogeneration    Cogeneration    Cogeneration
                                   L.P.            L.P.            Company         Company         I, L.P.

Ownership Interest:                   50%             50%              49%             50%             50%


Nature/Purpose of Business:           (e)             (f)              (g)             (h)             (I)


Ownership Interest in (000):

   Assets                            $359            $359         $126,955         $40,036            $244

   Revenue                                                        $111,373         $25,167

   Net Income (Loss)                                               $38,673          $4,681



(e)  To own and operate power production facilities.

(f)  To own and operate power production facilities.

(g) To own and operate the 385 MW cogeneration facility at ARCO's Los Angeles Refinery in Carson, California.

(h) To own and operate the 110 MW cogeneration facility located in Hopewell, Chester County, Virginia.

(I)  To own and operate power production facilities.

<PAGE 455>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997

                                Chesapeake                                                        Crescent
                                    Bay        Chickahominy       Clayville       Coronado         Valley
                                  Energy       River Energy        Energy          Energy          Energy
                                  Company          Corp.           Company         Company         Company

==============================================================================
Name of Entity:                  Delaware      Commonwealth        Oconee          Oconee          Beowawe
                                   Clean         Atlantic          Energy,         Energy,       Geothermal
                                  Energy          Limited           L.P.            L.P.            Power
                                  Project       Partnership                                        Company

Ownership Interest:                   50%             50%              50%             50%             50%


Nature/Purpose of Business:           (j)             (k)              (l)             (m)             (n)


Ownership Interest in (000):

   Assets                                         $61,206                                            ($70)

   Revenue                                        $11,968                                          $2,702

   Net Income (Loss)                               $1,669                                            $761



(j)  To own and operate power production facilities.

(k) To own a 340 MW power production facility located in Chesapeake, Virginia.

(l)  To own and operate power production facilities.

(m)  To own and operate power production facilities.

(n) To own and operate the 15 MW geothermal facility at the Beowawe Known Geothermal Resource Area of Eureka and Lander County, Nevada.

<PAGE 456>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997

                                                                   Eastern         Edison          Edison
                                  Del Mar        Devereaux         Sierra          Mission         Mission
                                  Energy          Energy           Energy          Energy          Energy
                                  Company         Company          Company     Interface Ltd.     Oil & Gas

==============================================================================
Name of Entity:                   Mid-Set       Auburndale         Saguaro         Mission        Four Star
                               Cogeneration        Power            Power         Interface       Oil & Gas
                                  Company     Partners, L.P.    Company, L.P.    Partnership       Company


Ownership Interest:                   50%             49%              50%             50%          46.85%


Nature/Purpose of Business:           (o)             (p)              (q)             (r)             (s)


Ownership Interest in (000):

   Assets                         $12,284        $78,634           $52,940            $352        $243,854

   Revenue                         $9,253        $24,548           $24,304             $44        $130,712

   Net Income (Loss)               $1,124        ($2,317)           $4,130             $49         $35,138


(o) To own and operate the 38 MW cogeneration facility located in Kern County, California.

(p) To own and operate a 150 MW power production facility located in Florida.

(q) To own and operate the 90 MW cogeneration facility located in Henderson, Nevada.

(r)  To own and operate power production facilities.

(s) To own an interest in the common stock of a domestic oil and gas exploration and production company.

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997

                                                                     (1)
                                                                     GEO
                                 El Dorado                      East Mesa        Holtsville      Indian Bay
                                  Energy           EMP,            Limited         Energy          Energy
                                  Company          Inc.          Partnership       Company         Company

==============================================================================
Name of Entity:                 Auburndale          GEO              GEO        Brookhaven        Riverhead
                                   Power         East Mesa        East Mesa     Cogeneration    Cogeneration
                                 Partners,        Limited         Electric          L.P.          III, L.P.
                                   L.P.         Partnership        Company
                                                    (1)

Ownership Interest:                    1%             50%             100%             50%             50%


Nature/Purpose of Business:           (t)             (u)              (v)             (w)             (x)


Ownership Interest in (000):

   Assets                         $1,605          $31,271            $533           $1,294            $216

   Revenue                          $501          $23,869             $30

   Net Income (Loss)                ($47)          $2,259            ($57)



(t)  To own and operate a 150 MW power production facility located in Florida.

(u) To own and operate geothermal facilities (40 MW) located near Holtsville in Imperial Valley, California.

(v) To own and operate a geothermal facility located near Holtsville in Imperial Valley, California.

(w)  To own and operate power production facilities.

(x)  To own and operate power production facilities.

<PAGE 458>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997



                                 Kingspark       Lakeview          Madera          Madison         Mission
                                  Energy          Energy           Energy          Energy          Energy
                                  Company         Company          Company         Company     New York, Inc.

==============================================================================
Name of Entity:                  Smithtown        Georgia        Brookhaven     Gordonsville      Brooklyn
                               Cogeneration,      Peaker,       Cogeneration,      Energy,        Navy Yard
                                   L.P.            L.P.             L.P.            L.P.        Cogeneration
                                                                                               Partners, L.P.


Ownership Interest:                   50%             50%              50%             49%             50%


Nature/Purpose of Business:           (y)             (z)             (aa)            (ab)            (ac)


Ownership Interest in (000):

   Assets                          $2,488                           $1,294       $101,392        $268,461

   Revenue                                                                        $15,532         $51,801

   Net Income (Loss)                                                                ($991)       ($13,496)


(y)  To own and operate power production facilities.

(z)  To own and operate power production facilities.

(aa) To own and operate power production facilities.

(ab) To own and operate a 240 MW cogeneration facility located in Gordonsville, Virginia.

(ac) To own and operate the 286 MW power production facility located near the Brooklyn Bridge in NY.

<PAGE 459>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997

                                  Mission        Northern                         Pleasant
                               Triple Cycle       Sierra           Panther         Valley
                                  Systems         Energy           Timber          Energy
                                  Company         Company          Company         Company

==============================================================================
Name of Entity:                Triple Cycle        Sobel          American        American
                               Partnership,    Cogeneration         Kiln         Bituminous
                               a Texas G.P.       Company      Partners, L.P.       Power
                                                                               Partners, L.P.

Ownership Interest:                   50%             50%               2%            0.5%


Nature/Purpose of Business:          (ad)            (ae)             (af)            (ag)



Ownership Interest in (000):

   Assets                                                                            $805

   Revenue                                                                           $132

   Net Income (Loss)                                                                 ($28)



(ad) To own 25% interest in a partnership that has rights to a proprietary technology.

(ae)  Currently is inactive.

(af)  Currently is inactive.

(ag) To own and operate the 80 MW cogeneration facility located in Grant Town, West Virginia.

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997

                                  Prince          Prince             (2)           Quartz
                                  George          George          Hopewell          Peak           Rapidan
                                  Energy          Energy        Cogeneration.      Energy          Energy
                                  Company         Company           Inc.           Company         Company

==============================================================================
Name of Entity:                  Hopewell        Hopewell         Hopewell         Nevada       Gordonsville
                               Cogeneration    Cogeneration,    Cogeneration      Sun-Peak         Energy,
                                  Limited          Inc.            Limited         Limited          L.P.
                                Partnership         (2)          Partnership     Partnership

Ownership Interest:                24.75%             25%               1%             50%              1%


Nature/Purpose of Business:          (ah)            (ai)             (aj)            (ak)            (al)


Ownership Interest in (000):

   Assets                         $41,889            $423           $1,692         $31,066          $2,069

   Revenue                        $13,480            $136             $545          $6,451            $317

   Net Income (Loss)               $3,983             $40             $161          $1,420           ($20)


(ah) To own and operate a 356 MW cogeneration facility located in Chester County, Virginia.

(ai) To own and operate a 356 MW cogeneration facility located in Chester County, Virginia.

(aj) To own and operate a 356 MW cogeneration facility located in Chester County, Virginia.

(ak) To own 50% of the 210 MW independent power production plant located near Las Vegas, Nevada.

(al) To own and operate a 240 MW cogeneration facility located in Gordonsville, Virginia.

<PAGE 461>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997


                                 Reeves Bay      Ridgecrest       Riverport      San Joaquin      San Juan
                                  Energy          Energy           Energy          Energy          Energy
                                  Company         Company          Company         Company         Company

==============================================================================
Name of Entity:                 North Shore       Riverhead       Riverhead     Midway-Sunset    March Point
                               Energy, L.P.    Cogeneration     Cogeneration    Cogeneration    Cogeneration
                                                  I, L.P.         II, L.P.         Company         Company



Ownership Interest:                   50%             50%              50%             50%             50%


Nature/Purpose of Business:          (am)            (an)             (ao)            (ap)            (aq)


Ownership Interest in (000):

   Assets                            $865            $244             $316         $59,658         $66,521

   Revenue                                                                         $41,463         $37,457

   Net Income (Loss)                                                               $12,050          $8,400



(am)  To own and operate power production facilities.

(an)  To own and operate power production facilities.

(ao)  To own and operate power production facilities.

(ap) To own and operate the 225 MW cogeneration facility located near Taft in Kern County, California.

(aq) To own and operate the 140 MW cogeneration facility located in Anacortes, Washington.

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997

                                 San Pedro       Santa Ana       Santa Clara      Silverado
                                  Energy          Energy           Energy          Energy
                                  Company         Company          Company         Company

==============================================================================
Name of Entity:                  Riverhead       Riverhead       North Shore      Coalinga
                               Cogeneration    Cogeneration     Energy, L.P.    Cogeneration
                                 II, L.P.        III, L.P.                         Company


Ownership Interest:                   50%             50%              50%             50%


Nature/Purpose of Business:          (ar)            (as)             (at)            (au)


Ownership Interest in (000):

   Assets                            $316            $216             $865         $18,247

   Revenue                                                                          $9,841

   Net Income (Loss)                                                                $2,131


(ar) To own and operate power production facilities.

(as) To own and operate power production facilities.

(at) To own and operate power production facilities.

(au) To own and operate the 38 MW cogeneration facility located in Fresno County, California.

<PAGE 463>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997

                                  Silver                                          Southern
                                  Springs         Sonoma         South Coast       Sierra
                                  Energy        Geothermal         Energy          Energy
                                  Company         Company          Company         Company

==============================================================================
Name of Entity:                   Georgia       Geothermal         Harbor        Kern River
                                  Peaker,         Energy        Cogeneration    Cogeneration
                                   L.P.          Partners,         Company         Company
                                                   Ltd.

Ownership Interest:                   50%              5%              30%             50%


Nature/Purpose of Business:          (av)            (aw)             (ax)            (ay)


Ownership Interest in (000):

   Assets                                          $3,182          $14,405         $67,459

   Revenue                                         $1,250          $16,158         $88,448

   Net Income (Loss)                                 $460            4,995         $30,434



(av)  To own and operate power production facilities.

(aw) To own and operate the 20 MW geothermal facility located in Cloverdale, California.

(ax) To own and operate the 80 MW cogeneration facility at the Wilmington Oil Field located in Los Angeles,
      California.

(ay) To own and operate the 300 MW Kern River ("Omar Hill") cogeneration facility at Texaco's Kern River Oil
      Field located near Bakersfield, California.


<PAGE 464>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1997

                                 Southern                          Western
                                  Sierra           Viejo           Sierra          Edison
                                    Gas           Energy           Energy          Mission
                                  Company         Company          Company         Energy

==============================================================================
Name of Entity:                   TM Star         Sargent         Sycamore           N/A
                                   Fuel           Canyon        Cogeneration
                                  Company      Cogeneration        Company
                                                  Company


Ownership Interest:                   50%             50%              50%             N/A

Nature/Purpose of Business:          (az)            (ba)             (bb)            (bc)


Ownership Interest in (000):

   Assets                            $964         $21,953          $89,557          $4,749

   Revenue                         $9,381          $8,935          $89,864

   Net Income (Loss)                 $995          $1,618          $30,032


(az) To own an 50% interest in a domestic oil and gas exploration and production company.

(ba) To own and operate the 38 MW cogeneration facility located in Monterey County, California.

(bb) To own and operate the 300 MW cogeneration facility located at Texaco's Kern River Oil Field near Bakersfield, California.

(bc) Represents goodwill resulting from the acquisition of an entity having a partnership interest as its sole asset. The goodwill is being amortized over a twenty-seven year period.

N/A   Not Applicable


<PAGE 465>

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      Chickahominy         Hanover
                                                          River            Energy          Consolidating
                                                      Energy Corp.         Company          Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ----------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized
                                                     ----------------------------------------------------
Total utility plant
                                                     ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $10,958             $5,456            ($5,456)
Investments in leveraged leases
Other investments
                                                     ----------------------------------------------------
Total other property and investments                       10,958              5,456             (5,456)
                                                     ----------------------------------------------------
Cash and equivalents                                           34
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     136
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ----------------------------------------------------
Total current assets                                          170
                                                     ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ----------------------------------------------------
Total deferred charges
                                                     ----------------------------------------------------
TOTAL ASSETS                                              $11,128             $5,456            ($5,456)
                                                     ====================================================

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Hanover
                                                         Energy
                                                         Company
                                                      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ----------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized
                                                     ----------------------------------------------------
Total utility plant
                                                     ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $10,958
Investments in leveraged leases
Other investments
                                                     ----------------------------------------------------
Total other property and investments                       10,958
                                                     ----------------------------------------------------
Cash and equivalents                                           34
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     136
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ----------------------------------------------------
Total current assets                                          170
                                                     ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ----------------------------------------------------
Total deferred charges
                                                     ----------------------------------------------------
TOTAL ASSETS                                              $11,128
                                                     ====================================================

<PAGE 467>

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                       Chickhominy         Hanover
                                                          River            Energy          Consolidating
                                                      Energy Corp.         Company          Adjustments
============================================================================================================

CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            $5,810             $5,482             ($5,482)
    Retained earnings                                       (354)               (28)                 28
                                                     -----------------------------------------------------
                                                           5,456              5,454              (5,454)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     -----------------------------------------------------
Total capitalization                                       5,456              5,454              (5,454)
                                                     -----------------------------------------------------
Other long-term liabilities
                                                     -----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                           1,331                  2                  (2)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     -----------------------------------------------------
Total current liabilities                                  1,331                  2                  (2)
                                                     -----------------------------------------------------
Accumulated deferred income taxes - net                    4,341
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     -----------------------------------------------------
Total deferred credits                                     4,341
                                                     -----------------------------------------------------
Minority interest
                                                     -----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $11,128             $5,456             ($5,456)
                                                     =====================================================

<PAGE 468>

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Hanover
                                                         Energy
                                                         Company
                                                      Consolidated
============================================================================================================

CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            $5,810
    Retained earnings                                       (354)
                                                     -----------------------------------------------------
                                                           5,456
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                     -----------------------------------------------------
Total capitalization                                       5,456
                                                     -----------------------------------------------------
Other long-term liabilities
                                                     -----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                           1,331
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                     -----------------------------------------------------
Total current liabilities                                  1,331
                                                     -----------------------------------------------------
Accumulated deferred income taxes - net                    4,341
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     -----------------------------------------------------
Total deferred credits                                     4,341
                                                     -----------------------------------------------------
Minority interest
                                                     -----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $11,128
                                                     =====================================================

<PAGE 469>

Hanover Energy Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                       Chickhominy         Hanover
                                                          River            Energy          Consolidating
                                                      Energy Corp.         Company          Adjustments
============================================================================================================

Electric utility revenue
Diversified operations                                    $1,732
                                                     -----------------------------------------------------
Total operating revenue                                    1,732
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   2,210
Maintenance
Depreciation and decommissioning                             126
Income taxes                                                (351)                $1                 ($1)
Property and other taxes
                                                     -----------------------------------------------------
Total operating expenses                                   1,985                  1                  (1)
                                                     -----------------------------------------------------
Operating income                                            (253)                (1)                  1
                                                     -----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net                                9
                                                     -----------------------------------------------------
Total other income (deductions) - net                          9
                                                     -----------------------------------------------------
Income before interest and other expenses                   (244)                (1)                  1
                                                     -----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred securities
                                                     -----------------------------------------------------
Total interest and other expenses - net
                                                     -----------------------------------------------------
NET INCOME                                                  (244)                (1)                  1
Retained Earnings - beginning of year                        (18)               683                (683)
Dividends declared on common stock                           (92)              (710)                710
                                                     -----------------------------------------------------
Retained Earnings - end of year                            ($354)              ($28)                $28
                                                     =====================================================

<PAGE 470>

Hanover Energy Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                         Hanover
                                                         Energy
                                                         Company
                                                      Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                    $1,732
                                                     -----------------------------------------------------
Total operating revenue                                    1,732
                                                     -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   2,210
Maintenance
Depreciation and decommissioning                             126
Income taxes                                                (351)
Property and other taxes
                                                     -----------------------------------------------------
Total operating expenses                                   1,985
                                                     -----------------------------------------------------
Operating income                                            (253)
                                                     -----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net                                9
                                                     -----------------------------------------------------
Total other income (deductions) - net                          9
                                                     -----------------------------------------------------
Income before interest and other expenses                   (244)
                                                     -----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred securities
                                                     -----------------------------------------------------
Total interest and other expenses - net
                                                     -----------------------------------------------------
NET INCOME                                                  (244)
Retained Earnings - beginning of year                        (18)
Dividends declared on common stock                           (92)
                                                     -----------------------------------------------------
Retained Earnings - end of year                            ($354)
                                                     =====================================================

<PAGE 471>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Edison             Edison             Edison
                                                          Mission            Mission            Mission
                                                          Energy             Energy             Energy
                                                         Oil & Gas          Petroleum            Fuel
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                           $66,919                               $69,228
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                         66,919                                69,228
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                                $66,919                               $69,228
                                                      ======================================================

<PAGE 472>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                               Southern
                                                                             Pocono             Sierra
                                                                              Fuels               Gas
                                                                             Company            Company
============================================================================================================
ASSETS                                                                     (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                    $182
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                                                                  182
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                                                                         $182
                                                      ======================================================

<PAGE 473>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                         Edison Mission
                                                       Consolidating       Energy Fuel
                                                        Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                      ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                      ------------------------------------------------------
Total utility plant
                                                      ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         ($69,228)            $67,101
Investments in leveraged leases
Other investments
                                                      ------------------------------------------------------
Total other property and investments                       (69,228)             67,101
                                                      ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                      ------------------------------------------------------
Total current assets
                                                      ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                      ------------------------------------------------------
Total deferred charges
                                                      ------------------------------------------------------
TOTAL ASSETS                                              ($69,228)            $67,101
                                                      ======================================================

<PAGE 474>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          Edison             Edison             Edison
                                                         Mission             Mission            Mission
                                                          Energy             Energy             Energy
                                                         Oil & Gas          Petroleum            Fuel
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                             $67,730                               $39,013
    Retained earnings                                       (1,153)               ($5)            31,664
                                                      ------------------------------------------------------
                                                            66,577                 (5)            70,677
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                        66,577                 (5)            70,677
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                             3,245                                (3,740)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                          1,211
                                                      ------------------------------------------------------
Total current liabilities                                    4,456                                (3,740)
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                     (4,114)                 5              2,291
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                      (4,114)                 5              2,291
                                                      ------------------------------------------------------
Minority interest
                                                      ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $66,919                               $69,228
                                                      ======================================================

<PAGE 475>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                               Southern
                                                                             Pocono             Sierra
                                                                              Fuels               Gas
                                                                             Company            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                             (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                 $1,637
    Retained earnings                                                             542               $477
                                                      ------------------------------------------------------
                                                                                2,179                477
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                                            2,179                477
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                               (2,742)               262
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                      ------------------------------------------------------
Total current liabilities                                                      (2,742)               262
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                                           563               (557)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                                           $563               (557)
                                                      ------------------------------------------------------
Minority interest
                                                      ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                                $182
                                                      ======================================================

<PAGE 476>
Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             Edison
                                                                             Mission
                                                       Consolidating       Energy Fuel
                                                        Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                            ($39,013)           $69,367
    Retained earnings                                      (31,664)              (139)
                                                      ------------------------------------------------------
                                                           (70,677)            69,228
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                      ------------------------------------------------------
Total capitalization                                       (70,677)            69,228
                                                      ------------------------------------------------------
Other long-term liabilities
                                                      ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                             3,740                765
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                             1,211
                                                      ------------------------------------------------------
Total current liabilities                                    3,740              1,976
                                                      ------------------------------------------------------
Accumulated deferred income taxes - net                     (2,291)            (4,103)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                      ------------------------------------------------------
Total deferred credits                                      (2,291)            (4,103)
                                                      ------------------------------------------------------
Minority interest
                                                      ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      ($69,228)           $67,101
                                                      ======================================================

<PAGE 477>

Mission Energy Fuel Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                          Edison             Edison             Edison
                                                         Mission             Mission            Mission
                                                          Energy             Energy             Energy
                                                         Oil & Gas          Petroleum            Fuel
============================================================================================================

Electric utility revenue
Diversified operations                                     $34,129
                                                      ------------------------------------------------------
Total operating revenue                                     34,129
                                                      ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     2,410
Maintenance
Depreciation and decommissioning                             7,121
Income taxes                                                 5,181                 $1
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                    14,712                  1
                                                      ------------------------------------------------------
Operating income                                            19,417                 (1)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and other expenses                   19,417                 (1)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                  19,417                 (1)
Retained Earnings - beginning of year                        2,158                 (4)           $32,155
Dividends declared on common stock                         (22,728)                                 (491)
                                                      -----------------------------------------------------
Retained Earnings - end of year                            ($1,153)               ($5)           $31,664
                                                      ======================================================

<PAGE 478>
Mission Energy Fuel Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                               Southern
                                                                             Pocono             Sierra
                                                                              Fuels               Gas
                                                                             Company            Company
============================================================================================================
                                                                           (Inactive)
Electric utility revenue
Diversified operations                                                                              $981
                                                      ------------------------------------------------------
Total operating revenue                                                                              981
                                                      ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                           2,210
Maintenance
Depreciation and decommissioning
Income taxes                                                                       $1               (541)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                                            1              1,669
                                                      ------------------------------------------------------
Operating income                                                                   (1)              (688)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and other expenses                                          (1)              (688)
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                                         (1)              (688)
Retained Earnings - beginning of year                                             542              1,166
Dividends declared on common stock                                                  1                 (1)
                                                      -----------------------------------------------------
Retained Earnings - end of year                                                  $542               $477
                                                      ======================================================

<PAGE 479>

Mission Energy Fuel Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                             Edison
                                                                             Mission
                                                       Consolidating       Energy Fuel
                                                        Adjustments       Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                                        $35,110
                                                      ------------------------------------------------------
Total operating revenue                                                        35,110
                                                      ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        4,620
Maintenance
Depreciation and decommissioning                                                7,121
Income taxes                                                                    4,642
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                                       16,383
                                                      ------------------------------------------------------
Operating income                                                               18,727
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                      ------------------------------------------------------
Total other income (deductions) - net
                                                      ------------------------------------------------------
Income before interest and other expenses                                      18,727
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                                                     18,727
Retained Earnings - beginning of year                     ($32,155)             3,862
Dividends declared on common stock                             491            (22,728)
                                                      -----------------------------------------------------
Retained Earnings - end of year                           ($31,664)             ($139)
                                                      ======================================================

<PAGE 480>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      Edison
                                                      Mission             Loy             Edison
                                                      Energy             Yang             Mission
                                                       Asia            Holdings           Energy
                                                      Pte Ltd          Pty. Ltd.       International
                                                   Consolidated      Consolidated          B.V.
============================================================================================================
 ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    -----------------------------------------------------
Total utility plant
                                                    -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $945             $563
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       65,096            2,408
Investments in leveraged leases
Other investments
                                                    -----------------------------------------------------
Total other property and investments                    66,041            2,971
                                                    -----------------------------------------------------
Cash and equivalents                                     2,491            3,961                  $50
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                1,039               23
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       296               60
                                                    -----------------------------------------------------
Total current assets                                     3,826            4,044                   50
                                                    -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     638              405
                                                    -----------------------------------------------------
Total deferred charges                                     638              405
                                                    -----------------------------------------------------
TOTAL ASSETS                                           $70,505           $7,420                  $50
                                                    =====================================================

<PAGE 481>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                             Iberian
                                                                         Hydro              Hy-Power
                                                    EME                 Energy              Amsterdam
                                                 Victoria                B.V.                 B.V.
                                                   B.V.              Consolidated         Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    -----------------------------------------------------
Total utility plant
                                                    -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                            $119,269            $132,231
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                              9
Investments in leveraged leases
Other investments
                                                    -----------------------------------------------------
Total other property and investments                                     119,278             132,231
                                                    -----------------------------------------------------
Cash and equivalents                                        $5             6,372               6,685
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                  5,354               5,354
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                       1,469               1,469
                                                    -----------------------------------------------------
Total current assets                                         5            13,195              13,508
                                                    -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                     6,812               8,573
                                                    -----------------------------------------------------
Total deferred charges                                                     6,812               8,573
                                                    -----------------------------------------------------
TOTAL ASSETS                                                $5          $139,285            $154,312
                                                    =====================================================

<PAGE 482>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      Latrobe             MEC
                                                       Power           Esenyurt             MEC
                                                     Pty. Ltd.           B.V.               IES
                                                   Consolidated      Consolidated          B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    -----------------------------------------------------
Total utility plant
                                                    -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $734,592           $85,169
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 $6
Investments in leveraged leases
Other investments
                                                    -----------------------------------------------------
Total other property and investments                   734,592            85,169                   6
                                                    -----------------------------------------------------
Cash and equivalents                                     4,446               270                  11
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                4,206               317
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       160               137
                                                    -----------------------------------------------------
Total current assets                                     8,812               724                  11
                                                    -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   6,230             7,036
                                                    -----------------------------------------------------
Total deferred charges                                   6,230             7,036
                                                    -----------------------------------------------------
TOTAL ASSETS                                          $749,634           $92,929                 $17
                                                    =====================================================

<PAGE 483>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                         MEC
                                                        MEC              Indo               MEC
                                                       India             Coal            Indonesia
                                                       B.V.              B.V.              B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    -----------------------------------------------------
Total utility plant
                                                    -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $22,306            $125,694
Investments in leveraged leases
Other investments
                                                    -----------------------------------------------------
Total other property and investments                                      22,306             125,694
                                                    -----------------------------------------------------
Cash and equivalents                                       $44               503                  30
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                         1
                                                    -----------------------------------------------------
Total current assets                                        45               503                  30
                                                    -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                        99               1,001
                                                    -----------------------------------------------------
Total deferred charges                                                        99               1,001
                                                    -----------------------------------------------------
TOTAL ASSETS                                               $45           $22,908            $126,725
                                                    =====================================================

<PAGE 484>
MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        MEC
                                                   International          MEC
                                                     Holdings           Laguna              MEC
                                                       B.V.               Power            Perth
                                                   Consolidated           B.V.             B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    -----------------------------------------------------
Total utility plant
                                                    -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                 $83,611
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       $5,354            $1,566
Investments in leveraged leases
Other investments
                                                    -----------------------------------------------------
Total other property and investments                     5,354             1,566              83,611
                                                    -----------------------------------------------------
Cash and equivalents                                        35                                 3,570
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                      2,389
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                              16
                                                    -----------------------------------------------------
Total current assets                                        35                                 5,975
                                                    -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                        15               7,373
                                                    -----------------------------------------------------
Total deferred charges                                                        15               7,373
                                                    -----------------------------------------------------
TOTAL ASSETS                                            $5,389            $1,581             $96,959
                                                    =====================================================

<PAGE 485>
MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        MEC               MEC               MEC
                                                      Priolo          San Pascual        Sidi Krir
                                                       B.V.              B.V.              B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    -----------------------------------------------------
Total utility plant
                                                    -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      $15,650              $115
Investments in leveraged leases
Other investments
                                                    -----------------------------------------------------
Total other property and investments                    15,650               115
                                                    -----------------------------------------------------
Cash and equivalents                                     1,086                                   $19
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                    -----------------------------------------------------
Total current assets                                     1,086                                    19
                                                    -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     112
                                                    -----------------------------------------------------
Total deferred charges                                     112
                                                    -----------------------------------------------------
TOTAL ASSETS                                           $16,848              $115                 $19
                                                    =====================================================

<PAGE 486>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                          Mission
                                                                          MEC             Energy
                                                        MEC              Wales            Company
                                                     Sumatra             B.V.          (UK) Limited
                                                       B.V.          Consolidated      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    -----------------------------------------------------
Total utility plant
                                                    -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                         $1,712,085             $175,948
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (87,415)              26,231
Investments in leveraged leases
Other investments
                                                    -----------------------------------------------------
Total other property and investments                                  1,624,670              202,179
                                                    -----------------------------------------------------
Cash and equivalents                                       $17           97,009               59,641
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                47,749               14,884
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                      5,998                  384
                                                    -----------------------------------------------------
Total current assets                                        17          150,756               74,909
                                                    -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  322,861                5,974
                                                    -----------------------------------------------------
Total deferred charges                                                  322,861                5,974
                                                    -----------------------------------------------------
TOTAL ASSETS                                               $17       $2,098,287             $283,062
                                                    =====================================================

<PAGE 487>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                      Mission            Pride           Traralgon
                                                      Energy             Hold              Power
                                                      Italia            Limited          Pty. Ltd.
                                                      s.r.l.         Consolidated      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    -----------------------------------------------------
Total utility plant
                                                    -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $210         $174,677
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            $93,030
Investments in leveraged leases
Other investments
                                                    -----------------------------------------------------
Total other property and investments                       210          174,677               93,030
                                                    -----------------------------------------------------
Cash and equivalents                                        94           48,632
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  879           14,185
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        44             (519)
                                                    -----------------------------------------------------
Total current assets                                     1,017           62,298
                                                    -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      53          (15,415)
                                                    -----------------------------------------------------
Total deferred charges                                      53          (15,415)
                                                    -----------------------------------------------------
TOTAL ASSETS                                            $1,280         $221,560              $93,030
                                                    =====================================================

<PAGE 488>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                            MEC
                                                        MEC                            International
                                                   International     Consolidating         B.V.
                                                       B.V.           Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    -----------------------------------------------------
Total utility plant
                                                    -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                            $2,402        ($286,266)          $2,935,436
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      929,969       (1,029,192)             170,827
Investments in leveraged leases
Other investments
                                                    -----------------------------------------------------
Total other property and investments                   932,371       (1,315,458)           3,106,263
                                                    -----------------------------------------------------
Cash and equivalents                                   279,077          (60,059)             453,989
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   60          (19,539)              76,900
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                       (951)               8,564
                                                    -----------------------------------------------------
Total current assets                                   279,137          (80,549)             539,453
                                                    -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     704            8,605              361,076
                                                    -----------------------------------------------------
Total deferred charges                                     704            8,605              361,076
                                                    -----------------------------------------------------
TOTAL ASSETS                                        $1,212,212      ($1,387,402)          $4,006,792
                                                    =====================================================

<PAGE 489>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      Edison
                                                      Mission                             Edison
                                                      Energy           Loy Yang           Mission
                                                       Asia            Holdings           Energy
                                                      Pte Ltd          Pty. Ltd.       International
                                                   Consolidated      Consolidated          B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                      $41,000                                   $55
    Additional Paid in Capital                         22,945
    Cumulative Translation Adjustments, Net              (136)          ($1,459)
    Retained earnings                                   4,138            11,476                 (10)
                                                    ----------------------------------------------------
                                                       67,947            10,017                  45
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                            3,584
                                                    ----------------------------------------------------
Total capitalization                                   67,947            13,601                  45
                                                    ----------------------------------------------------
Other long-term liabilities                                68
                                                    ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                        1,241            (8,290)                  7
Accrued taxes                                           1,039             2,528                  (2)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                               2,280            (5,762)                  5
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net                   195              (419)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                    ----------------------------------------------------
Total deferred credits                                    195              (419)
                                                    ----------------------------------------------------
Minority interest                                          15
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $70,505            $7,420                 $50
                                                    ====================================================

<PAGE 490>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                          Iberian
                                                                         Hydro           Hy-Power
                                                        EME             Energy           Amsterdam
                                                     Victoria            B.V.              B.V.
                                                       B.V.          Consolidated      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $21               $25               ($500)
    Additional Paid in Capital                                                                8,938
    Cumulative Translation Adjustments, Net                              (2,744)             (2,744)
    Retained earnings                                      (3)           (5,828)             (6,837)
                                                    ----------------------------------------------------
                                                           18            (8,547)             (1,143)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                          132,837             140,035
                                                    ----------------------------------------------------
Total capitalization                                       18           124,290             138,892
                                                    ----------------------------------------------------
Other long-term liabilities
                                                    ----------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                           8,172               8,183
Short-term debt
Accounts payable                                          (12)            3,459               3,737
Accrued taxes                                              (1)              546                 682
Accrued interest                                                            242                 242
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                                 (13)           12,419              12,844
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net                                   2,339               2,339
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                    ----------------------------------------------------
Total deferred credits                                                    2,339               2,339
                                                    ----------------------------------------------------
Minority interest                                                           237                 237
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $5          $139,285            $154,312
                                                    ====================================================

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      Latrobe             MEC
                                                       Power           Esenyurt             MEC
                                                     Pty. Ltd.           B.V.               IES
                                                   Consolidated      Consolidated          B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                     ($43,125)              $30                 $25
    Additional Paid in Capital                         78,353            15,976
    Cumulative Translation Adjustments, Net           (36,073)             (251)
    Retained earnings                                  18,412                86                 (47)
                                                    ----------------------------------------------------
                                                       17,567            15,841                 (22)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                        515,644            59,327
                                                    ----------------------------------------------------
Total capitalization                                  533,211            75,168                 (22)
                                                    ----------------------------------------------------
Other long-term liabilities                            (1,132)
                                                    ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                     (268,866)            8,831                  62
Accrued taxes                                          26,222                (8)                (23)
Accrued interest                                          353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                            (242,291)            8,823                  39
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net               357,392
Accumulated deferred investment tax credits
Customer advances and other deferred credits                              4,992
                                                    ----------------------------------------------------
Total deferred credits                                357,392             4,992
                                                    ----------------------------------------------------
Minority interest                                     102,454             3,946
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 $749,634           $92,929                 $17
                                                    ====================================================

<PAGE 492>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        MEC               MEC               MEC
                                                       India           Indo Coal         Indonesia
                                                       B.V.              B.V.              B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $23               $22                 $21
    Additional Paid in Capital                              1            17,426             126,849
    Cumulative Translation Adjustments, Net                33
    Retained earnings                                     (13)            3,349                (104)
                                                    ----------------------------------------------------
                                                           44            20,797             126,766
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                    ----------------------------------------------------
Total capitalization                                       44            20,797             126,766
                                                    ----------------------------------------------------
Other long-term liabilities
                                                    ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           (6)               11
Accrued taxes                                               6              (186)                (41)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                                                  (175)                (41)
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net                     1             2,286
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                    ----------------------------------------------------
Total deferred credits                                      1             2,286
                                                    ----------------------------------------------------
Minority interest
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $45           $22,908            $126,725
                                                    ====================================================

<PAGE 493>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        MEC
                                                   International          MEC
                                                     Holdings           Laguna              MEC
                                                       B.V.              Power             Perth
                                                   Consolidated          B.V.              B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $21               $22                 $23
    Additional Paid in Capital                          4,818             1,549              24,254
    Cumulative Translation Adjustments, Net                                                  (4,097)
    Retained earnings                                     540                (9)              3,451
                                                    ----------------------------------------------------
                                                        5,379             1,562              23,631
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                               64,551
                                                    ----------------------------------------------------
Total capitalization                                    5,379             1,562              88,182
                                                    ----------------------------------------------------
Other long-term liabilities                                                                     467
                                                    ----------------------------------------------------
Current portion of long-term debt
   And redeemable preferred stock                                                             2,628
Short-term debt
Accounts payable                                           18                24              (2,549)
Accrued taxes                                              (8)               (5)
Accrued interest                                                                              3,222
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                                  10                19               3,301
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net                                                       1,663
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                  3,300
                                                    ----------------------------------------------------
Total deferred credits                                                                        4,963
                                                    ----------------------------------------------------
Minority interest                                                                                46
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $5,389            $1,581             $96,959
                                                    ====================================================

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                          MEC
                                                        MEC               San               MEC
                                                      Priolo            Pascual         Sidi Krir
                                                       B.V.              B.V.              B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $22               $23                 $25
    Additional Paid in Capital                         17,929               115
    Cumulative Translation Adjustments, Net               187
    Retained earnings                                    (416)              (12)                (12)
                                                    ----------------------------------------------------
                                                       17,722               126                  13
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                    ----------------------------------------------------
Total capitalization                                   17,722               126                  13
                                                    ----------------------------------------------------
Other long-term liabilities
                                                    ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                       (1,072)               (6)                 10
Accrued taxes                                             198                (5)                 (4)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                                (874)              (11)                  6
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                    ----------------------------------------------------
Total deferred credits
                                                    ----------------------------------------------------
Minority interest
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $16,848              $115                 $19
                                                    ====================================================

<PAGE 495>
MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                          Mission
                                                                          MEC             Energy
                                                        MEC              Wales            Company
                                                      Sumatra            B.V.          (UK) Limited
                                                       B.V.          Consolidated      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $25               $26             $22,751
    Additional Paid in Capital                                          276,698              11,620
    Cumulative Translation Adjustments, Net                              68,400               4,967
    Retained earnings                                     (13)           67,543              21,682
                                                    ----------------------------------------------------
                                                           12           412,667              61,020
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                        1,105,020             161,573
                                                    ----------------------------------------------------
Total capitalization                                       12         1,517,687             222,593
                                                    ----------------------------------------------------
Other long-term liabilities                                              33,730
                                                    ----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                          6,293              21,605
Short-term debt
Accounts payable                                            9           (34,951)              9,138
Accrued taxes                                              (4)           29,027                 158
Accrued interest                                                         24,943               4,452
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                                   5            25,312              35,353
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net                                 304,475              19,082
Accumulated deferred investment tax credits                             150,994
Customer advances and other deferred credits
                                                    ----------------------------------------------------
Total deferred credits                                                  455,469              19,082
                                                    ----------------------------------------------------
Minority interest                                                        66,089               6,034
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $17        $2,098,287            $283,062
                                                    ====================================================

<PAGE 496>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                      Mission            Pride           Traralgon
                                                      Energy             Hold              Power
                                                      Italia            Limited          Pty. Ltd.
                                                      s.r.l.         Consolidated      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                           $13
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                 11            $1,033           ($20,793)
    Retained earnings                                       93            23,471              9,695
                                                    ----------------------------------------------------
                                                           117            24,504            (11,098)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                           130,723            133,068
                                                    ----------------------------------------------------
Total capitalization                                       117           155,227            121,970
                                                    ----------------------------------------------------
Other long-term liabilities
                                                    ----------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                           25,128
Short-term debt
Accounts payable                                         1,157            11,593            (10,124)
Accrued taxes                                                6                44
Accrued interest                                                           4,452
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                                1,163            41,217            (10,124)
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net                                   19,082            (18,816)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                    ----------------------------------------------------
Total deferred credits                                                    19,082            (18,816)
                                                    ----------------------------------------------------
Minority interest                                                          6,034
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $1,280          $221,560            $93,030
                                                    ====================================================

<PAGE 497>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                            MEC
                                                          MEC                          International
                                                     International     Consolidating       B.V.
                                                         B.V.           Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $133,131         ($20,548)        $133,131
    Additional Paid In Capital                             645,265         (607,471)         645,265
    Cumulative Translation Adjustments, Net                 63,206          (46,295)          23,245
    Retained earnings                                       (1,180)          37,243          186,695
                                                       ----------------------------------------------------
                                                           840,422         (637,071)         988,336
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                             327,844         (926,782)       1,847,424
                                                       ----------------------------------------------------
Total capitalization                                     1,168,266       (1,563,853)       2,835,760
                                                       ----------------------------------------------------
Other long-term liabilities                                                 (33,133)
                                                       ----------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                              2,705          (33,269)          41,445
Short-term debt
Accounts payable                                            42,970          280,855           37,246
Accrued taxes                                               (1,461)          21,299           80,007
Accrued interest                                                             (5,047)          32,859
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                       ----------------------------------------------------
Total current liabilities                                   44,214          263,838          191,557
                                                       ----------------------------------------------------
Accumulated deferred income taxes - net                       (268)         133,939          823,290
Accumulated deferred investment tax credits                                (150,994)
Customer advances and other deferred credits                                 47,078           55,370
                                                       ----------------------------------------------------
Total deferred credits                                        (268)          30,023          878,660
                                                       ----------------------------------------------------
Minority interest                                                           (84,277)         100,815
                                                       ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $1,212,212      ($1,387,402)      $4,006,792
                                                       ====================================================

<PAGE 498>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                      Edison
                                                      Mission             Loy             Edison
                                                      Energy             Yang             Mission
                                                       Asia            Holdings           Energy
                                                      Pte Ltd          Pty. Ltd.       International
                                                   Consolidated      Consolidated          B.V.
============================================================================================================
Electric utility revenue
Diversified operations                                $17,042           $15,824                 $69
                                                    ----------------------------------------------------
Total operating revenue                                17,042            15,824                  69
                                                    ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               14,971            14,799                  65
Maintenance
Depreciation and decommissioning                          377               145                   4
Income taxes                                            1,030               326
Property and other taxes
                                                    ----------------------------------------------------
Total operating expenses                               16,378            15,270                  69
                                                    ----------------------------------------------------
Operating income                                          664               554
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                         1,821               298
Minority Interest
Taxes on nonoperating income                             (450)              (99)
Other - net                                               (55)            4,946                  (2)
                                                    ----------------------------------------------------
Total other income (deductions) - net                   1,316             5,145                  (2)
                                                    ----------------------------------------------------
Income before interest and other expenses               1,980             5,699                  (2)
                                                    ----------------------------------------------------
Interest on long-term debt
Other interest expense                                     21
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net                    21
                                                    ----------------------------------------------------
NET INCOME                                              1,959             5,699                  (2)
Retained Earnings - beginning of year                   2,179             5,777                  (8)
Dividends declared on common stock
                                                    ----------------------------------------------------
Retained Earnings - end of year                        $4,138           $11,476                ($10)
                                                    ====================================================

<PAGE 499>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                          Iberian
                                                                         Hydro           Hy-Power
                                                        EME             Energy           Amsterdam
                                                     Victoria            B.V.              B.V.
                                                       B.V.          Consolidated      Consolidated
============================================================================================================
Electric utility revenue                                                $24,801             $24,801
Diversified operations
                                                    ----------------------------------------------------
Total operating revenue                                                  24,801              24,801
                                                    ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   $3             3,408               3,436
Maintenance
Depreciation and decommissioning                                          3,097               3,326
Income taxes                                               (1)            1,962               1,236
Property and other taxes                                                    108                 108
                                                    ----------------------------------------------------
Total operating expenses                                    2             8,575               8,106
                                                    ----------------------------------------------------
Operating income                                           (2)           16,226              16,695
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                           1,349               2,726
Minority Interest                                                          (236)               (236)
Taxes on nonoperating income                                               (472)               (954)
Other - net                                                (1)           (5,687)             (4,964)
                                                    ----------------------------------------------------
Total other income (deductions) - net                      (1)           (5,046)             (3,428)
                                                    ----------------------------------------------------
Income before interest and other expenses                  (3)           11,180              13,267
                                                    ----------------------------------------------------
Interest on long-term debt                                               11,562              13,418
Other interest expense                                                      786                 786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net                                  12,348              14,204
                                                    ----------------------------------------------------
NET INCOME                                                 (3)           (1,168)               (937)
Retained Earnings - beginning of year                                     4,783               3,541
Dividends declared on common stock                                       (9,443)             (9,441)
                                                    ----------------------------------------------------
Retained Earnings - end of year                           ($3)          ($5,828)            ($6,837)
                                                    ====================================================

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                      Latrobe             MEC
                                                       Power           Esenyurt             MEC
                                                     Pty. Ltd.           B.V.               IES
                                                   Consolidated      Consolidated          B.V.
============================================================================================================
Electric utility revenue                             $175,511
Diversified operations                                                                         ($55)
                                                    ----------------------------------------------------
Total operating revenue                               175,511                                   (55)
                                                    ----------------------------------------------------
Fuel                                                   29,670
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               21,173                $1                  (1)
Maintenance
Depreciation and decommissioning                       52,880                 7                   2
Income taxes                                            6,914               (40)                (19)
Property and other taxes
                                                    ----------------------------------------------------
Total operating expenses                              110,637               (32)                (18)
                                                    ----------------------------------------------------
Operating income                                       64,874                32                 (37)
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                        15,911
Minority Interest                                     (36,696)
Taxes on nonoperating income                            8,074
Other - net                                                                  65                  (1)
                                                    ----------------------------------------------------
Total other income (deductions) - net                 (12,711)               65                  (1)
                                                    ----------------------------------------------------
Income before interest and other expenses              52,163                97                 (38)
                                                    ----------------------------------------------------
Interest on long-term debt                             74,129
Other interest expense                                (22,543)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net                51,586
                                                    ----------------------------------------------------
NET INCOME                                                577                97                 (38)
Retained Earnings - beginning of year                  17,835               (11)                 (9)
Dividends declared on common stock
                                                    ----------------------------------------------------
Retained Earnings - end of year                       $18,412               $86                ($47)
                                                    ====================================================

<PAGE 501>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                        MEC               MEC               MEC
                                                       India           Indo Coal         Indonesia
                                                       B.V.              B.V.              B.V.
============================================================================================================
Electric utility revenue
Diversified operations                                   $288            $3,056
                                                    ----------------------------------------------------
Total operating revenue                                   288             3,056
                                                    ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  223                 2                  $6
Maintenance
Depreciation and decommissioning                            7               650                  96
Income taxes                                               21               672                 (27)
Property and other taxes
                                                    ----------------------------------------------------
Total operating expenses                                  251             1,324                  75
                                                    ----------------------------------------------------
Operating income                                           37             1,732                 (75)
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                              61                   2
Minority Interest
Taxes on nonoperating income                                                (21)                 (1)
Other - net                                               (41)              182                  19
                                                    ----------------------------------------------------
Total other income (deductions) - net                     (41)              222                  20
                                                    ----------------------------------------------------
Income before interest and other expenses                  (4)            1,954                 (55)
                                                    ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net
                                                    ----------------------------------------------------
NET INCOME                                                 (4)            1,954                 (55)
Retained Earnings - beginning of year                      (9)            1,395                 (49)
Dividends declared on common stock
                                                    ----------------------------------------------------
Retained Earnings - end of year                          ($13)           $3,349               ($104)
                                                    ====================================================

<PAGE 502>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        MEC
                                                   International          MEC
                                                     Holdings           Laguna              MEC
                                                       B.V.              Power             Perth
                                                   Consolidated          B.V.              B.V.
============================================================================================================
Electric utility revenue                                                                    $46,078
Diversified operations                                   $439
                                                    ----------------------------------------------------
Total operating revenue                                   439                                46,078
                                                    ----------------------------------------------------
Fuel                                                                                         24,375
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    2                $1               4,043
Maintenance
Depreciation and decommissioning                            1                 1               4,216
Income taxes                                               (1)               (1)              1,922
Property and other taxes
                                                    ----------------------------------------------------
Total operating expenses                                    2                 1              34,556
                                                    ----------------------------------------------------
Operating income                                          437                (1)             11,522
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                 264
Minority Interest
Taxes on nonoperating income                                                                    (95)
Other - net                                                 3
                                                    ----------------------------------------------------
Total other income (deductions) - net                       3                                   169
                                                    ----------------------------------------------------
Income before interest and other expenses                 440                (1)             11,691
                                                    ----------------------------------------------------
Interest on long-term debt                                                                    8,094
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net                                                       8,094
                                                    ----------------------------------------------------
NET INCOME                                                440                (1)              3,597
Retained Earnings - beginning of year                     100                (8)               (146)
Dividends declared on common stock
                                                    ----------------------------------------------------
Retained Earnings - end of year                          $540               ($9)             $3,451
                                                    ====================================================

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                        MEC               MEC               MEC
                                                      Priolo          San Pascual        Sidi Krir
                                                       B.V.              B.V.              B.V.
============================================================================================================
Electric utility revenue
Diversified operations                                   $147
                                                    ----------------------------------------------------
Total operating revenue                                   147
                                                    ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  (16)               $1                  $1
Maintenance
Depreciation and decommissioning                           19                 1                   2
Income taxes                                              226
Property and other taxes
                                                    ----------------------------------------------------
Total operating expenses                                  229                 2                   3
                                                    ----------------------------------------------------
Operating income                                          (82)               (2)                 (3)
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            11
Minority Interest
Taxes on nonoperating income                               (4)
Other - net                                              (320)               (1)                 (1)
                                                    ----------------------------------------------------
Total other income (deductions) - net                    (313)               (1)                 (1)
                                                    ----------------------------------------------------
Income before interest and other expenses                (395)               (3)                 (4)
                                                    ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net
                                                    ----------------------------------------------------
NET INCOME                                               (395)               (3)                 (4)
Retained Earnings - beginning of year                     (21)               (9)                 (8)
Dividends declared on common stock
                                                    ----------------------------------------------------
Retained Earnings - end of year                         ($416)             ($12)               ($12)
                                                    ====================================================

<PAGE 504>
MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                          Mission
                                                                          MEC             Energy
                                                        MEC              Wales            Company
                                                      Sumatra            B.V.          (UK) Limited
                                                       B.V.          Consolidated      Consolidated
============================================================================================================
Electric utility revenue                                               $400,026             $99,541
Diversified operations                                                                       14,378
                                                    ----------------------------------------------------
Total operating revenue                                                 400,026             113,919
                                                    ----------------------------------------------------
Fuel                                                                     91,696              46,476
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   $3            73,101              28,109
Maintenance
Depreciation and decommissioning                            2            36,453              10,263
Income taxes                                               (1)           19,779               3,873
Property and other taxes                                                 16,474               2,281
                                                    ----------------------------------------------------
Total operating expenses                                    4           237,503              91,002
                                                    ----------------------------------------------------
Operating income                                           (4)          162,523              22,917
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                           5,245               2,847
Minority Interest                                                       (20,143)             (2,003)
Taxes on nonoperating income                                             (1,670)               (883)
Other - net                                                (1)             (158)                 29
                                                    ----------------------------------------------------
Total other income (deductions) - net                      (1)          (16,726)                (10)
                                                    ----------------------------------------------------
Income before interest and other expenses                  (5)          145,797              22,907
----------------------------------------------------
Interest on long-term debt                                               59,091              15,720
Other interest expense                                                   22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net                                  81,637              15,720
                                                    ----------------------------------------------------
NET INCOME                                                 (5)           64,160               7,187
Retained Earnings - beginning of year                      (8)           99,167              12,331
Dividends declared on common stock                                      (95,784)              2,164
                                                    ----------------------------------------------------
Retained Earnings - end of year                          ($13)          $67,543             $21,682
                                                    ====================================================

<PAGE 505>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                      Mission            Pride           Traralgon
                                                      Energy             Hold              Power
                                                      Italia            Limited          Pty.Ltd.
                                                      s.r.l.         Consolidated      Consolidated
============================================================================================================
Electric utility revenue                                                $99,541             ($1,281)
Diversified operations                                 $3,136
                                                    ----------------------------------------------------
Total operating revenue                                 3,136            99,541              (1,281)
                                                    ----------------------------------------------------
Fuel                                                                     46,476
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                2,941            15,348
Maintenance
Depreciation and decommissioning                           22             8,265
Income taxes                                              112             4,705                 (26)
Property and other taxes                                    1             1,987
                                                    ----------------------------------------------------
Total operating expenses                                3,076            76,781                 (26)
                                                    ----------------------------------------------------
Operating income                                           60            22,760              (1,255)
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                             2             2,339               2,636
Minority Interest                                                        (1,926)
Taxes on nonoperating income                               (1)             (730)               (949)
Other - net                                               (16)
                                                    ----------------------------------------------------
Total other income (deductions) - net                     (15)             (317)              1,687
                                                    ----------------------------------------------------
Income before interest and other expenses                  45            22,443                 432
                                                    ----------------------------------------------------
Interest on long-term debt                                               14,370
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net                                  14,370
                                                    ----------------------------------------------------
NET INCOME                                                 45             8,073                 432
Retained Earnings - beginning of year                      48            15,398               9,262
Dividends declared on common stock                                                                1
                                                    ----------------------------------------------------
Retained Earnings - end of year                           $93           $23,471              $9,695
                                                    ====================================================

<PAGE 506>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                            MEC
                                                        MEC                            International
                                                   International     Consolidating         B.V.
                                                       B.V.           Adjustments      Consolidated
============================================================================================================
Electric utility revenue                                              ($124,343)           $744,675
Diversified operations                                   ($69)          (18,557)             35,698
                                                    ----------------------------------------------------
Total operating revenue                                   (69)         (142,900)            780,373
                                                    ----------------------------------------------------
Fuel                                                                    (46,368)            192,325
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   33           (37,441)            144,212
Maintenance
Depreciation and decommissioning                        1,195           (11,349)            109,682
Income taxes                                           (7,212)          (12,507)             22,943
Property and other taxes                                                 (2,100)             18,859
                                                    ----------------------------------------------------
Total operating expenses                               (5,984)         (109,765)            488,021
                                                    ----------------------------------------------------
Operating income                                        5,915           (33,135)            292,352
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                        13,533           (25,936)             23,109
Minority Interest                                          77             2,162             (59,001)
Taxes on nonoperating income                           (4,737)           (5,096)             (8,088)
Other - net                                            (1,047)              772              (6,279)
                                                    ----------------------------------------------------
Total other income (deductions) - net                   7,826           (28,098)            (50,259)
                                                    ----------------------------------------------------
Income before interest and other expenses              13,741           (61,233)            242,093
                                                    ----------------------------------------------------
Interest on long-term debt                                457           (29,800)            167,041
Other interest expense                                 17,532           (19,128)
Allowance for borrowed funds used during
  construction
Capitalized interest                                                         (5)                 (5)
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net                17,989           (48,933)            167,036
                                                    ----------------------------------------------------
NET INCOME                                             (4,248)          (12,300)             75,057
Retained Earnings - beginning of year                   3,068           (62,959)            111,638
Dividends declared on common stock                                      112,502
                                                    ----------------------------------------------------
Retained Earnings - end of year                       ($1,180)          $37,243            $186,695
                                                    ====================================================

<PAGE 507>

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      Edison                              Edison
                                                      Mission           Edison            Mission
                                                      Energy            Mission         Operation &
                                                       Asia           Energy Fuel       Maintenance
                                                      Pacific           Company          Services
                                                     Pte. Ltd.         Pte Ltd.          Pte Ltd
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments
                                                    ----------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                    ----------------------------------------------------
Total current assets
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                    ----------------------------------------------------
Total deferred charges
                                                    ----------------------------------------------------
TOTAL ASSETS
                                                    ====================================================

<PAGE 508>

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                    P.T. Edison         Edison
                                                      Mission           Mission
                                                   Operation and        Energy
                                                    Maintenance          Asia          Consolidating
                                                     Indonesia         Pte Ltd.         Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                               $27              $919                ($1)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         66,581             (1,485)
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                        27            67,500             (1,486)
                                                    ----------------------------------------------------
Cash and equivalents                                       970             1,521
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                1,014                25
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        39               256                  1
                                                    ----------------------------------------------------
Total current assets                                     2,023             1,802                  1
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                       638
                                                    ----------------------------------------------------
Total deferred charges                                                       638
                                                    ----------------------------------------------------
TOTAL ASSETS                                            $2,050           $69,940            ($1,485)
                                                    ====================================================

<PAGE 509>

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      Edison
                                                      Mission
                                                      Energy
                                                       Asia
                                                     Pte Ltd.
                                                   Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    -----------------------------------------------------
Total utility plant
                                                    -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $945
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       65,096
Investments in leveraged leases
Other investments
                                                    -----------------------------------------------------
Total other property and investments                    66,041
                                                    -----------------------------------------------------
Cash and equivalents                                     2,491
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                1,039
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       296
                                                    -----------------------------------------------------
Total current assets                                     3,826
                                                    -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     638
                                                    -----------------------------------------------------
Total deferred charges                                     638
                                                    -----------------------------------------------------
TOTAL ASSETS                                           $70,505
                                                    =====================================================

<PAGE 510>

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)
                                                                                          Edison
                                                      Edison           Edison             Mission
                                                      Mission           Mission         Operation &
                                                      Energy          Energy Fuel       Maintenance
                                                   Asia Pacific         Company          Services
                                                     Pte Ltd.          Pte Ltd.           Pte Ltd
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings
                                                    ----------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                    ----------------------------------------------------
Total capitalization
                                                    ----------------------------------------------------
Other long-term liabilities
                                                    ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                    ----------------------------------------------------
Total deferred credits
                                                    ----------------------------------------------------
Minority interest
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                    ====================================================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                    P.T. Edison         Edison
                                                      Mission           Mission
                                                   Operation and        Energy
                                                    Maintenance          Asia          Consolidating
                                                     Indonesia         Pte Ltd.         Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                        $41,000
    Additional Paid in Capital                         $1,500            22,945             ($1,500)
    Cumulative Translation Adjustments, Net                                (136)
    Retained earnings                                     965             3,174                  (1)
                                                    ----------------------------------------------------
                                                        2,465            66,983              (1,501)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                    ----------------------------------------------------
Total capitalization                                    2,465            66,983              (1,501)
                                                    ----------------------------------------------------
Other long-term liabilities                                                  68
                                                    ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                         (505)            1,746
Accrued taxes                                              90               948                   1
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                                (415)            2,694                   1
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net                                     195
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                    ----------------------------------------------------
Total deferred credits                                                      195
                                                    ----------------------------------------------------
Minority interest                                                                                15
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,050           $69,940             ($1,485)
                                                    ====================================================

<PAGE 512>
MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      Edison
                                                        Mission
                                                      Energy Asia
                                                       Pte Ltd.
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                           $41,000
    Additional Paid In Capital                              22,945
    Cumulative Translation Adjustments, Net                   (136)
    Retained earnings                                        4,138
                                                       ----------------------------------------------------
                                                            67,947
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                       ----------------------------------------------------
Total capitalization                                        67,947
                                                       ----------------------------------------------------
Other long-term liabilities                                     68
                                                       ----------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                             1,241
Accrued taxes                                                1,039
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                       ----------------------------------------------------
Total current liabilities                                    2,280
                                                       ----------------------------------------------------
Accumulated deferred income taxes - net                        195
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                       ----------------------------------------------------
Total deferred credits                                         195
                                                       ----------------------------------------------------
Minority interest                                               15
                                                       ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $70,505
                                                       ====================================================

<PAGE 513>

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                          Edison
                                                      Edison            Edison            Mission
                                                      Mission           Mission         Operation &
                                                      Energy          Energy Fuel       Maintenance
                                                   Asia Pacific         Company          Services
                                                     Pte Ltd.          Pte Ltd.           Pte Ltd
============================================================================================================

Electric utility revenue
Diversified operations
                                                    ----------------------------------------------------
Total operating revenue
                                                    ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                    ----------------------------------------------------
Total operating expenses
                                                    ----------------------------------------------------
Operating income
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority Interest
Taxes on nonoperating income
Other - net
                                                    ----------------------------------------------------
Total other income (deductions) - net
                                                    ----------------------------------------------------
Income before interest and other expenses
                                                    ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net
                                                    ----------------------------------------------------
NET INCOME
Retained Earnings - beginning of year
Dividends declared on common stock
                                                    ----------------------------------------------------
Retained Earnings - end of year
                                                    ====================================================

<PAGE 514>

MEC International B.V.
Edison Mission Energy Asia Pte Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                    PT. Edison          Edison
                                                      Mission           Mission
                                                   Operation and        Energy
                                                    Maintenance          Asia          Consolidating
                                                     Indonesia         Pte Ltd.         Adjustments
============================================================================================================
Electric utility revenue
Diversified operations                                 $5,238           $11,804
                                                    ----------------------------------------------------
Total operating revenue                                 5,238            11,804
                                                    ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                4,677            10,293                  $1
Maintenance
Depreciation and decommissioning                                            377
Income taxes                                              222               808
Property and other taxes
                                                    ----------------------------------------------------
Total operating expenses                                4,899            11,478                   1
                                                    ----------------------------------------------------
Operating income                                          339               326                  (1)
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                           109             1,712
Minority Interest
Taxes on nonoperating income                              (31)             (419)
Other - net                                                 3               (58)
                                                    ----------------------------------------------------
Total other income (deductions) - net                      81             1,235
                                                    ----------------------------------------------------
Income before interest and other expenses                 420             1,561                  (1)
                                                    ----------------------------------------------------
Interest on long-term debt
Other interest expense                                                       21
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net                                      21
                                                    ----------------------------------------------------
NET INCOME                                                420             1,540                  (1)
Retained Earnings - beginning of year                     545             1,634
Dividends declared on common stock
                                                    ----------------------------------------------------
Retained Earnings - end of year                          $965            $3,174                 ($1)
                                                    ====================================================

<PAGE 515>
MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                      Edison
                                                      Mission
                                                    Energy Asia
                                                     Pte Ltd.
                                                   Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                $17,042
                                                    ----------------------------------------------------
Total operating revenue                                17,042
                                                    ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               14,971
Maintenance
Depreciation and decommissioning                          377
Income taxes                                            1,030
Property and other taxes
                                                    ----------------------------------------------------
Total operating expenses                               16,378
                                                    ----------------------------------------------------
Operating income                                          664
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                         1,821
Minority Interest
Taxes on nonoperating income                             (450)
Other - net                                               (55)
                                                    ----------------------------------------------------
Total other income (deductions) - net                   1,316
                                                    ----------------------------------------------------
Income before interest and other expenses               1,980
                                                    ----------------------------------------------------
Interest on long-term debt
Other interest expense                                     21
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net                    21
                                                    ----------------------------------------------------
NET INCOME                                              1,959
Retained Earnings - beginning of year                   2,179
Dividends declared on common stock
                                                    ----------------------------------------------------
Retained Earnings - end of year                        $4,138
                                                    ====================================================

<PAGE 516>

MEC International B.V.
MEC Esenyurt B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                       Doga              Doga
                                                      Enerji              Isi              Doga
                                                      Uretim             Satis            Isletme
                                                     Sanayi ve        Hizmetteri         ve Bakim
                                                   Ticaret A.S.      Ticaret L.S.      Ticaret L.S.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                           $85,169
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                    85,169
                                                    ----------------------------------------------------
Cash and equivalents                                       131               $58                 $58
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  317
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       137
                                                    ----------------------------------------------------
Total current assets                                       585                58                  58
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     210
                                                    ----------------------------------------------------
Total deferred charges                                     210
                                                    ----------------------------------------------------
TOTAL ASSETS                                           $85,964               $58                 $58
                                                    ====================================================

<PAGE 517>

MEC International B.V.
MEC Esenyurt B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                            MEC
                                                        MEC                              Esenyurt
                                                     Esenyurt        Consolidating         B.V.
                                                       B.V.           Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                 $85,169
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      $16,003         ($16,003)
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                    16,003          (16,003)              85,169
                                                    ----------------------------------------------------
Cash and equivalents                                        23                                   270
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                        317
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                             137
                                                    ----------------------------------------------------
Total current assets                                        23                                   724
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   6,826                                 7,036
                                                    ----------------------------------------------------
Total deferred charges                                   6,826                                 7,036
                                                    ----------------------------------------------------
TOTAL ASSETS                                           $22,852         ($16,003)             $92,929
                                                    ====================================================

<PAGE 518>

MEC International B.V.
MEC Esenyurt B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                       Doga
                                                      Enerji           Doga Isi            Doga
                                                      Uretim             Satis            Isletme
                                                     Sanayi ve        Hizmetteri         ve Bakim
                                                   Ticaret A.S.      Ticaret L.S.      Ticaret L.S.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $99               $63                 $63
    Additional Paid in Capital                         19,786
    Cumulative Translation Adjustments, Net              (305)               (5)                 (5)
    Retained earnings                                       1
                                                    ----------------------------------------------------
                                                       19,581                58                  58
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                         59,327
                                                    ----------------------------------------------------
Total capitalization                                   78,908                58                  58
                                                    ----------------------------------------------------
Other long-term liabilities
                                                    ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                        2,064
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                               2,064
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits            4,992
                                                    ----------------------------------------------------
Total deferred credits                                  4,992
                                                    ----------------------------------------------------
Minority interest
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $85,964               $58                 $58
                                                    ====================================================

MEC International B.V.
MEC Esenyurt B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                                            MEC
                                                        MEC                              Esenyurt
                                                     Esenyurt        Consolidating         B.V.
                                                       B.V.           Adjustments      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $30             ($225)                $30
    Additional Paid in Capital                         15,976           (19,786)             15,976
    Cumulative Translation Adjustments, Net                                  64                (251)
    Retained earnings                                      86                (1)                 86
                                                    ----------------------------------------------------
                                                       16,092           (19,948)             15,841
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                               59,327
                                                    ----------------------------------------------------
Total capitalization                                   16,092           (19,948)             75,168
                                                    ----------------------------------------------------
Other long-term liabilities
                                                    ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                        6,768                (1)              8,831
Accrued taxes                                              (8)                                   (8)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                    ----------------------------------------------------
Total current liabilities                               6,760                (1)              8,823
                                                    ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                  4,992
                                                    ----------------------------------------------------
Total deferred credits                                                                        4,992
                                                    ----------------------------------------------------
Minority interest                                                         3,946               3,946
                                                    ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $22,852          ($16,003)            $92,929
                                                    ====================================================

MEC International B.V.
MEC Esenyurt B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                       Doga
                                                      Enerji             Doga              Doga
                                                      Uretim           Isi Satis          Isletme
                                                     Sanayi ve        Hizmetteri         ve Bakim
                                                   Ticaret A.S.      Tircaret L.S.     Ticaret L.S.
============================================================================================================
Electric utility revenue
Diversified operations
                                                    ----------------------------------------------------
Total operating revenue
                                                    ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                    ----------------------------------------------------
Total operating expenses
                                                    ----------------------------------------------------
Operating income
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority Interest
Taxes on nonoperating income
Other - net
                                                    ----------------------------------------------------
Total other income (deductions) - net
                                                    ----------------------------------------------------
Income before interest and other expenses
                                                    ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net
                                                    ----------------------------------------------------
NET INCOME
Retained Earnings - beginning of year                       $1
Dividends declared on common stock
                                                    ----------------------------------------------------
Retained Earnings - end of year                             $1
                                                    ====================================================

<PAGE 521>
MEC International B.V.
MEC Esenyurt B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                                            MEC
                                                        MEC                              Esenyurt
                                                     Esenyurt        Consolidating         B.V.
                                                       B.V.           Adjustments      Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                    ----------------------------------------------------
Total operating revenue
                                                    ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   $1                                    $1
Maintenance
Depreciation and decommissioning                            7                                     7
Income taxes                                              (40)                                  (40)
Property and other taxes
                                                    ----------------------------------------------------
Total operating expenses                                  (32)                                  (32)
                                                    ----------------------------------------------------
Operating income                                           32                                    32
                                                    ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority Interest
Taxes on nonoperating income
Other - net                                                65                                    65
                                                    ----------------------------------------------------
Total other income (deductions) - net                      65                                    65
                                                    ----------------------------------------------------
Income before interest and other expenses                  97                                    97
                                                    ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                    ----------------------------------------------------
Total interest and other expenses - net
                                                    ----------------------------------------------------
NET INCOME                                                 97                                    97
Retained Earnings - beginning of year                     (11)              ($1)                (11)
Dividends declared on common stock
                                                    ----------------------------------------------------
Retained Earnings - end of year                           $86               ($1)                $86
                                                    ====================================================

MEC International B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited              MEC
                                                      Partnership           Wales          Consolidating
                                                     Consolidated           B.V.            Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)           $318,371         ($318,371)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670             318,371          (318,371)
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905                 104
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997                                     1
                                                     ------------------------------------------------------
Total current assets                                     150,651                 104                 1
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907               1,954
                                                     ------------------------------------------------------
Total deferred charges                                   320,907               1,954
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228            $320,429         ($318,370)
                                                     ======================================================

<PAGE 523>

MEC International B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          MEC
                                                         Wales
                                                         B.V.
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670
                                                     ------------------------------------------------------
Cash and equivalents                                      97,009
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,998
                                                     ------------------------------------------------------
Total current assets                                     150,756
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   322,861
                                                     ------------------------------------------------------
Total deferred charges                                   322,861
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,098,287
                                                     ======================================================

<PAGE 524>

MEC International B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited              MEC
                                                      Partnership           Wales          Consolidating
                                                     Consolidated           B.V.            Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477               $26          ($347,477)
    Additional Paid in Capital                                              276,698
    Cumulative Translation Adjustments, Net                29,850            35,366              3,184
    Retained earnings                                      56,570            51,139            (40,166)
                                                     ------------------------------------------------------
                                                          433,897           363,229           (384,459)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917           363,229           (384,459)
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476           (42,427)
Accrued taxes                                              29,400              (373)
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112           (42,800)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   304,475
Accumulated deferred investment tax credits               150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest                                                                               66,089
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228          $320,429          ($318,370)
                                                     ======================================================

<PAGE 525>

MEC International B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          MEC
                                                         Wales
                                                         B.V.
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $26
    Additional Paid in Capital                           276,698
    Cumulative Translation Adjustments, Net               68,400
    Retained earnings                                     67,543
                                                     ------------------------------------------------------
                                                         412,667
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                         1,105,020
                                                     ------------------------------------------------------
Total capitalization                                   1,517,687
                                                     ------------------------------------------------------
Other long-term liabilities                               33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            6,293
Short-term debt
Accounts payable                                         (34,951)
Accrued taxes                                             29,027
Accrued interest                                          24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 25,312
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  304,475
Accumulated deferred investment tax credits              150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                   455,469
                                                     ------------------------------------------------------
Minority interest                                         66,089
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $2,098,287
                                                     ======================================================

<PAGE 526>

MEC International B.V.
MEC Wales B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited              MEC
                                                      Partnership           Wales          Consolidating
                                                     Consolidated           B.V.            Adjustments
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081                $20
Maintenance
Depreciation and decommissioning                            36,192                261
Income taxes                                                20,073               (294)
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516                (13)
                                                   ------------------------------------------------------
Operating income                                           162,510                 13
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619                626
Minority interest                                                                               ($20,143)
Taxes on nonoperating income                                (1,463)              (207)
Other - net                                                      1               (158)                (1)
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157                261            (20,144)
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667                274            (20,144)
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030                274            (20,144)
Retained Earnings - beginning of year                       68,324             50,865            (20,022)
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570            $51,139           ($40,166)
                                                   ======================================================

<PAGE 527>

MEC International B.V.
MEC Wales B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                          MEC
                                                         Wales
                                                         B.V.
                                                     Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                    $400,026
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,101
Maintenance
Depreciation and decommissioning                            36,453
Income taxes                                                19,779
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,503
                                                   ------------------------------------------------------
Operating income                                           162,523
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              5,245
Minority interest                                          (20,143)
Taxes on nonoperating income                                (1,670)
Other - net                                                   (158)
                                                   ------------------------------------------------------
Total other income (deductions) - net                      (16,726)
                                                   ------------------------------------------------------
Income before interest and other expenses                  145,797
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  64,160
Retained Earnings - beginning of year                       99,167
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $67,543
                                                   ======================================================

<PAGE 528>

MEC International B.V.
MEC Wales B.V.
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          EME
                                                      Generation           Mission
                                                       Holdings             Hydro
                                                        Limited            Limited         Consolidating
                                                     Consolidated        Partnership        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)           $405,515         ($405,515)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670             405,515          (405,515)
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997
                                                     ------------------------------------------------------
Total current assets                                     150,651
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907
                                                     ------------------------------------------------------
Total deferred charges                                   320,907
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228            $405,515         ($405,515)
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission
                                                         Hydro
                                                        Limited
                                                      Partnership
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997
                                                     ------------------------------------------------------
Total current assets                                     150,651
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907
                                                     ------------------------------------------------------
Total deferred charges                                   320,907
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          EME
                                                      Generation           Mission
                                                       Holdings             Hydro
                                                        Limited            Limited         Consolidating
                                                     Consolidated        Partnership        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477           $405,515         ($405,515)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                29,850
    Retained earnings                                      56,570
                                                     ------------------------------------------------------
                                                          433,897            405,515          (405,515)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917            405,515          (405,515)
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476
Accrued taxes                                              29,400
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   455,469                             (150,994)
Accumulated deferred investment tax credits                                                    150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228           $405,515         ($405,515)
                                                     ======================================================

<PAGE 531>

MEC International B.V.
MEC Wales B.V.
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited
                                                      Partnership
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                29,850
    Retained earnings                                      56,570
                                                     ------------------------------------------------------
                                                          433,897
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476
Accrued taxes                                              29,400
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   304,475
Accumulated deferred investment tax credits               150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228
                                                     ======================================================

<PAGE 532>

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                          EME
                                                      Generation           Mission
                                                       Holdings             Hydro
                                                        Limited            Limited         Consolidating
                                                     Consolidated        Partnership        Adjustments
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081
Maintenance
Depreciation and decommissioning                            36,192
Income taxes                                                20,073
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516
                                                   ------------------------------------------------------
Operating income                                           162,510
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619
Minority interest
Taxes on nonoperating income                                (1,463)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570
                                                   ======================================================

<PAGE 533>

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited
                                                      Partnership
                                                     Consolidated
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081
Maintenance
Depreciation and decommissioning                            36,192
Income taxes                                                20,073
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516
                                                   ------------------------------------------------------
Operating income                                           162,510
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619
Minority interest
Taxes on nonoperating income                                (1,463)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570
                                                   ======================================================

<PAGE 534>

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                             EME
                                                                          Victoria            Energy
                                                        Loyvic           Generation           Capital
                                                       Pty Ltd.            Limited          Partnership
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                $624,425
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         624,425
                                                     ------------------------------------------------------
Cash and equivalents                                                          31,018
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      7,013
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                             154
                                                     ------------------------------------------------------
Total current assets                                                          38,185
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         8,268
                                                     ------------------------------------------------------
Total deferred charges                                                         8,268
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $670,878
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         First
                                                         Hydro               EME
                                                       Holdings          Generation
                                                        Company           Holdings         Consolidating
                                                     Consolidated          Limited          Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,087,660
Nuclear decommissioning trusts
Investments in partnerships                              (87,415)
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,000,245
                                                     ------------------------------------------------------
Cash and equivalents                                      65,887
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 40,736
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,843
                                                     ------------------------------------------------------
Total current assets                                     112,466
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   312,639
                                                     ------------------------------------------------------
Total deferred charges                                   312,639
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $1,425,350
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          EME
                                                      Generation
                                                       Holdings
                                                        Limited
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships                              (87,415)
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997
                                                     ------------------------------------------------------
Total current assets                                     150,651
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907
                                                     ------------------------------------------------------
Total deferred charges                                   320,907
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria            Energy
                                                        Loyvic           Generation           Capital
                                                       Pty Ltd.            Limited          Partnership
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                            $43,125
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                                  (2,863)
    Retained earnings                                                        16,207
                                                     ------------------------------------------------------
                                                                             56,469
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              447,940
                                                     ------------------------------------------------------
Total capitalization                                                        504,409
                                                     ------------------------------------------------------
Other long-term liabilities                                                   1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293
Short-term debt
Accounts payable                                                               (986)
Accrued taxes
Accrued interest                                                                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                                     5,660
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                     159,677
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                      159,677
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $670,878
                                                     ======================================================

<PAGE 538>

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         First
                                                         Hydro               EME
                                                       Holdings          Generation
                                                        Company           Holdings         Consolidating
                                                     Consolidated          Limited          Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $304,352
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                28,132                               $4,581
    Retained earnings                                      40,363
                                                     ------------------------------------------------------
                                                          372,847                                4,581
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            657,080
                                                     ------------------------------------------------------
Total capitalization                                    1,029,927                                4,581
                                                     ------------------------------------------------------
Other long-term liabilities                                32,598
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                           13,043                               (4,581)
Accrued taxes                                              29,400
Accrued interest                                           24,590
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  67,033                               (4,581)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   295,792
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    295,792
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $1,425,350
                                                     ======================================================

<PAGE 539>

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          EME
                                                      Generation
                                                       Holdings
                                                        Limited
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                29,850
    Retained earnings                                      56,570
                                                     ------------------------------------------------------
                                                          433,897
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476
Accrued taxes                                              29,400
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   455,469
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228
                                                     ======================================================

<PAGE 540>

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria            Energy
                                                        Loyvic           Generation           Capital
                                                       Pty Ltd.            Limited          Partnership
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
Electric utility revenue                                                      $75,596
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                                        75,596
                                                   ------------------------------------------------------
Fuel                                                                            9,831
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        6,431
Maintenance
Depreciation and decommissioning                                                9,777
Income taxes                                                                   11,206
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses                                                       37,245
                                                   ------------------------------------------------------
Operating income                                                               38,351
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   623
Minority interest
Taxes on nonoperating income                                                     (224)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                                             399
                                                   ------------------------------------------------------
Income before interest and other expenses                                      38,750
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                         22,543
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                                        22,543
                                                   ------------------------------------------------------
NET INCOME                                                                     16,207
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                                               $16,207
                                                   ======================================================

<PAGE 541>

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                         First
                                                         Hydro               EME
                                                       Holdings          Generation
                                                        Company           Holdings         Consolidating
                                                     Consolidated          Limited          Adjustments
============================================================================================================
Electric utility revenue                                  $324,430
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    324,430
                                                   ------------------------------------------------------
Fuel                                                        81,865
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    66,650
Maintenance
Depreciation and decommissioning                            26,415
Income taxes                                                 8,867
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   200,271
                                                   ------------------------------------------------------
Operating income                                           124,159
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              3,996
Minority interest
Taxes on nonoperating income                                (1,239)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        2,758
                                                   ------------------------------------------------------
Income before interest and other expenses                  126,917
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                           3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     59,094
                                                   ------------------------------------------------------
NET INCOME                                                  67,823
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $40,363
                                                   ======================================================

<PAGE 542>

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                          EME
                                                      Generation
                                                       Holdings
                                                        Limited
                                                     Consolidated
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081
Maintenance
Depreciation and decommissioning                            36,192
Income taxes                                                20,073
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516
                                                   ------------------------------------------------------
Operating income                                           162,510
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619
Minority interest
Taxes on nonoperating income                                (1,463)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570
                                                   ======================================================

<PAGE 543>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                        Energy
                                                        Capital            Enerloy            Loyvic
                                                      Partnership         Pty Ltd.           Pty Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships                              $817,131
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      817,131
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $817,131
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                                           Loyvic
                                                     Consolidating        Pty Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      ($817,131)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    (817,131)
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                           ($817,131)
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                        Energy
                                                        Capital            Enerloy            Loyvic
                                                      Partnership         Pty Ltd.           Pty Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           $817,131
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               $6,635             (6,635)
    Retained earnings                                    (53,321)            53,321
                                                     ------------------------------------------------------
                                                         (46,686)           863,817
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           810,838           (817,131)
                                                     ------------------------------------------------------
Total capitalization                                     764,152             46,686
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            6,293
Short-term debt
Accounts payable                                          46,333            (46,686)
Accrued taxes
Accrued interest                                             353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 52,979            (46,686)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $817,131
                                                     ======================================================

<PAGE 546>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Loyvic
                                                     Consolidating        Pty Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       ($817,131)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings
                                                     ------------------------------------------------------
                                                        (817,131)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                             6,293
                                                     ------------------------------------------------------
Total capitalization                                    (810,838)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                           (6,293)
Short-term debt
Accounts payable                                             353
Accrued taxes
Accrued interest                                            (353)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 (6,293)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   ($817,131)
                                                     ======================================================

<PAGE 547>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                        Energy
                                                        Capital            Enerloy            Loyvic
                                                      Partnership         Pty Ltd.           Pty Ltd.
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt                                 $53,321           ($53,321)
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     53,321            (53,321)
                                                   ------------------------------------------------------
NET INCOME                                                 (53,321)            53,321
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                           ($53,321)           $53,321
                                                   ======================================================

<PAGE 548>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                           Loyvic
                                                     Consolidating        Pty Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net
                                                   ------------------------------------------------------
NET INCOME
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year
                                                   ======================================================

<PAGE 549>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                              Mission
                                                                                              Energy
                                                                           Energy           Development
                                                        Enerloy            Capital           Australia
                                                       Pty Ltd.          Partnership         Pty Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $817,131
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         817,131
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $817,131
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                                                EME
                                                       Gippsland         Loy Yang B          Victoria
                                                         Power              Joint           Generation
                                                       Pty Ltd.            Venture            Limited
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $624,425         $1,359,017
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      624,425          1,359,017
                                                     ------------------------------------------------------
Cash and equivalents                                       31,018             35,464
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   7,013             11,219
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                          154                314
                                                     ------------------------------------------------------
Total current assets                                       38,185             46,997
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      8,268             14,498
                                                     ------------------------------------------------------
Total deferred charges                                      8,268             14,498
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $670,878         $1,420,512
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                             EME
                                                                          Victoria
                                                                         Generation
                                                     Consolidated          Limited
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         ($1,359,017)           $624,425
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       (817,131)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                  (2,176,148)            624,425
                                                     ------------------------------------------------------
Cash and equivalents                                     (35,464)             31,018
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                (11,219)              7,013
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        (314)                154
                                                     ------------------------------------------------------
Total current assets                                     (46,997)             38,185
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   (14,498)              8,268
                                                     ------------------------------------------------------
Total deferred charges                                   (14,498)              8,268
                                                     ------------------------------------------------------
TOTAL ASSETS                                         ($2,237,643)           $670,878
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Mission
                                                                                              Energy
                                                                           Energy           Development
                                                        Enerloy            Capital           Australia
                                                       Pty Ltd.          Partnership         Pty Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $817,131
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               (6,635)            $6,635
    Retained earnings                                     53,321            (53,321)
                                                     ------------------------------------------------------
                                                         863,817            (46,686)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          (817,131)           810,838
                                                     ------------------------------------------------------
Total capitalization                                      46,686            764,152
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293
Short-term debt
Accounts payable                                         (46,686)            46,333
Accrued taxes
Accrued interest                                                                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                (46,686)            52,979
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $817,131
                                                     ======================================================

<PAGE 553>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                                EME
                                                       Gippsland         Loy Yang B          Victoria
                                                         Power              Joint           Generation
                                                       Pty Ltd.            Venture            Limited
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $43,125
    Additional Paid in Capital                                              $87,778
    Cumulative Translation Adjustments, Net               (1,731)           (58,596)
    Retained earnings                                     16,207             44,312
                                                     ------------------------------------------------------
                                                          57,601             73,494
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           453,100          1,108,105
                                                     ------------------------------------------------------
Total capitalization                                     510,701          1,181,599
                                                     ------------------------------------------------------
Other long-term liabilities                                1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                            (633)          (307,853)
Accrued taxes                                                                48,160
Accrued interest                                                                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                   (633)          (259,340)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  159,677            (31,223)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                529,476
                                                     ------------------------------------------------------
Total deferred credits                                   159,677            498,253
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $670,877         $1,420,512
                                                     ======================================================

<PAGE 554>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria
                                                                         Generation
                                                     Consolidating         Limited
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       ($817,131)           $43,125
    Additional Paid in Capital                           (87,778)
    Cumulative Translation Adjustments, Net               57,464             (2,863)
    Retained earnings                                    (44,312)            16,207
                                                     ------------------------------------------------------
                                                        (891,757)            56,469
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                        (1,106,972)           447,940
                                                     ------------------------------------------------------
Total capitalization                                  (1,998,729)           504,409
                                                     ------------------------------------------------------
Other long-term liabilities                                                   1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293
Short-term debt
Accounts payable                                         307,853               (986)
Accrued taxes                                            (48,160)
Accrued interest                                            (353)               353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                259,340              5,660
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   31,223            159,677
Accumulated deferred investment tax credits
Customer advances and other deferred credits            (529,476)
                                                     ------------------------------------------------------
Total deferred credits                                  (498,253)           159,677
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 ($2,237,642)          $670,878
                                                     ======================================================

<PAGE 555>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                              Mission
                                                                                              Energy
                                                                           Energy           Development
                                                        Enerloy            Capital           Australia
                                                       Pty Ltd.          Partnership         Pty Ltd.
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt                                ($53,321)           $53,321
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                    (53,321)            53,321
                                                   ------------------------------------------------------
NET INCOME                                                  53,321            (53,321)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $53,321           ($53,321)
                                                   ======================================================

<PAGE 556>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                                                                EME
                                                       Gippsland         Loy Yang B          Victoria
                                                         Power              Joint           Generation
                                                       Pty Ltd.            Venture            Limited
============================================================================================================
Electric utility revenue                                   $75,596           $249,826
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                     75,596            249,826
                                                   ------------------------------------------------------
Fuel                                                         9,831             39,501
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     6,431             27,605
Maintenance
Depreciation and decommissioning                             9,777             62,657
Income taxes                                                11,206              4,292
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses                                    37,245            134,055
                                                   ------------------------------------------------------
Operating income                                            38,351            115,771
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                623             19,170
Minority interest                                                             (36,696)
Taxes on nonoperating income                                  (224)            (6,901)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                          399            (24,427)
                                                   ------------------------------------------------------
Income before interest and other expenses                   38,750             91,344
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense                                      22,543             74,129
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     22,543             74,129
                                                   ------------------------------------------------------
NET INCOME                                                  16,207             17,215
Retained Earnings - beginning of year                                          27,097
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $16,207            $44,312
                                                   ======================================================

<PAGE 557>
MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria
                                                                         Generation
                                                     Consolidating         Limited
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                 ($249,826)           $75,596
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                   (249,826)            75,596
                                                   ------------------------------------------------------
Fuel                                                       (39,501)             9,831
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   (27,605)             6,431
Maintenance
Depreciation and decommissioning                           (62,657)             9,777
Income taxes                                                (4,292)            11,206
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses                                  (134,055)            37,245
                                                   ------------------------------------------------------
Operating income                                          (115,771)            38,351
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            (19,170)               623
Minority interest                                           36,696
Taxes on nonoperating income                                 6,901               (224)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                       24,427                399
                                                   ------------------------------------------------------
Income before interest and other expenses                  (91,344)            38,750
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense                                     (74,129)            22,543
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                    (74,129)            22,543
                                                   ------------------------------------------------------
NET INCOME                                                 (17,215)            16,207
Retained Earnings - beginning of year                      (27,097)
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                           ($44,312)           $16,207
                                                   ======================================================

<PAGE 558>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                                           Energy
                                                        Enerloy            Capital         Consolidating
                                                       Pty Ltd.          Partnership        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships                                                 $817,131         ($817,131)
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         817,131          (817,131)
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $817,131         ($817,131)
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                        Energy
                                                        Capital
                                                      Partnership
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Energy
                                                        Enerloy            Capital         Consolidating
                                                       Pty Ltd.          Partnership        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $817,131                             ($817,131)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               (6,635)            $6,635
    Retained earnings                                     53,321            (53,321)
                                                     ------------------------------------------------------
                                                         863,817            (46,686)          (817,131)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          (817,131)           810,838              6,293
                                                     ------------------------------------------------------
Total capitalization                                      46,686            764,152           (810,838)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293             (6,293)
Short-term debt
Accounts payable                                         (46,686)            46,333                353
Accrued taxes
Accrued interest                                                                353               (353)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                (46,686)            52,979             (6,293)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $817,131          ($817,131)
                                                     ======================================================

<PAGE 561>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Energy
                                                        Capital
                                                      Partnership
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings
                                                     ------------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     ======================================================

<PAGE 562>

MEC International B.V.
MEC Wales B.V.
EME Generation Holding Limited
Energy Capital Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                           Energy
                                                        Enerloy            Capital         Consolidating
                                                       Pty Ltd.          Partnership        Adjustments
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt                                ($53,321)           $53,321
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                    (53,321)            53,321
                                                   ------------------------------------------------------
NET INCOME                                                  53,321            (53,321)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $53,321           ($53,321)
                                                   ======================================================

<PAGE 563>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                        Energy
                                                        Capital
                                                      Partnership
                                                     Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net
                                                   ------------------------------------------------------
NET INCOME
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year
                                                   ======================================================

<PAGE 564>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                         First              First
                                                         Hydro              Hydro              First
                                                       Holdings            Finance             Hydro
                                                        Company              plc              Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $17,139               $173           $796,466
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         994,949             10,050
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    1,012,088             10,223            796,466
                                                     ------------------------------------------------------
Cash and equivalents                                          232                                60,265
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   5,977             26,565             34,951
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                              5,843
                                                     ------------------------------------------------------
Total current assets                                        6,209             26,565            101,059
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                               33
                                                     ------------------------------------------------------
Total deferred charges                                                                               33
                                                     ------------------------------------------------------
TOTAL ASSETS                                           $1,018,297            $36,788           $897,558
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                               First
                                                                                               Hydro
                                                         First                               Holdings
                                                         Hydro          Consolidating         Company
                                                        Company          Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $796,466         ($522,584)        $1,087,660
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,092,414)           (87,415)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      796,466        (1,614,998)         1,000,245
                                                     ------------------------------------------------------
Cash and equivalents                                       60,265           (54,875)            65,887
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  34,951           (61,708)            40,736
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        5,843            (5,843)             5,843
                                                     ------------------------------------------------------
Total current assets                                      101,059          (122,426)           112,466
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                         33           312,573            312,639
                                                     ------------------------------------------------------
Total deferred charges                                         33           312,573            312,639
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $897,558       ($1,424,851)        $1,425,350
                                                     ======================================================

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         First              First
                                                         Hydro              Hydro              First
                                                       Holdings            Finance             Hydro
                                                        Company              plc              Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $181,987                $19           $171,313
    Additional Paid in Capital                                                                 498,759
    Cumulative Translation Adjustments, Net              (51,906)              (363)            11,000
    Retained earnings                                    (24,882)            26,691            151,810
                                                     ------------------------------------------------------
                                                         105,199             26,347            832,882
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           889,153             10,412            (10,412)
                                                     ------------------------------------------------------
Total capitalization                                     994,352             36,759            822,470
                                                     ------------------------------------------------------
Other long-term liabilities                                                                     32,598
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                            (642)                29             13,655
Accrued taxes                                                                                   29,400
Accrued interest                                          24,587                                     3
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 23,945                 29             43,058
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                           (568)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                            (568)
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $1,018,297            $36,788           $897,558
                                                     ======================================================

<PAGE 567>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                               First
                                                                                               Hydro
                                                         First                               Holdings
                                                         Hydro          Consolidating         Company
                                                        Company          Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $171,313          ($220,280)          $304,352
    Additional Paid in Capital                           498,759           (997,518)
    Cumulative Translation Adjustments, Net               11,000             58,401             28,132
    Retained earnings                                    151,810           (265,066)            40,363
                                                     ------------------------------------------------------
                                                         832,882         (1,424,463)           372,847
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           (10,412)          (221,661)           657,080
                                                     ------------------------------------------------------
Total capitalization                                     822,470         (1,646,124)         1,029,927
                                                     ------------------------------------------------------
Other long-term liabilities                               32,598            (32,598)            32,598
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                          13,655            (13,654)            13,043
Accrued taxes                                             29,400            (29,400)            29,400
Accrued interest                                               3                 (3)            24,590
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 43,058            (43,057)            67,033
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     (568)           296,928            295,792
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                      (568)           296,928            295,792
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $897,558        ($1,424,851)        $1,425,350
                                                     ======================================================

<PAGE 568>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                         First              First
                                                         Hydro              Hydro              First
                                                       Holdings            Finance             Hydro
                                                        Company              plc              Company
============================================================================================================
Electric utility revenue                                                                        $324,430
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                                                          324,430
                                                   ------------------------------------------------------
Fuel                                                                                              81,865
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $820              ($657)            66,490
Maintenance
Depreciation and decommissioning                                                                  26,415
Income taxes                                                  (273)           (19,546)             9,002
Property and other taxes                                                                          16,474
                                                   ------------------------------------------------------
Total operating expenses                                       547            (20,203)           200,246
                                                   ------------------------------------------------------
Operating income                                              (547)            20,203            124,184
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              1,082             59,142              3,589
Minority interest
Taxes on nonoperating income                                  (336)           (18,334)            (1,113)
Other - net                                                                                            1
                                                   ------------------------------------------------------
Total other income (deductions) - net                          746             40,808              2,477
                                                   ------------------------------------------------------
Income before interest and other expenses                      199             61,011            126,661
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091             59,772
Other interest expense                                                                                 3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     59,091             59,772                  3
                                                   ------------------------------------------------------
NET INCOME                                                 (58,892)             1,239            126,658
Retained Earnings - beginning of year                       34,010             25,452            120,935
Dividends declared on common stock                                                               (95,783)
                                                   ------------------------------------------------------
Retained Earnings - end of year                           ($24,882)           $26,691           $151,810
                                                   ======================================================

<PAGE 569>
MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                               First
                                                                                               Hydro
                                                         First                               Holdings
                                                         Hydro          Consolidating         Company
                                                        Company          Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                  $324,430          ($324,430)          $324,430
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    324,430           (324,430)           324,430
                                                   ------------------------------------------------------
Fuel                                                        81,865            (81,865)            81,865
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    66,490            (66,493)            66,650
Maintenance
Depreciation and decommissioning                            26,415            (26,415)            26,415
Income taxes                                                 9,002             10,682              8,867
Property and other taxes                                    16,474            (16,474)            16,474
                                                   ------------------------------------------------------
Total operating expenses                                   200,246           (180,565)           200,271
                                                   ------------------------------------------------------
Operating income                                           124,184           (143,865)           124,159
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              3,589            (63,406)             3,996
Minority interest
Taxes on nonoperating income                                (1,113)            19,657             (1,239)
Other - net                                                      1                 (1)                 1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        2,477            (43,750)             2,758
                                                   ------------------------------------------------------
Income before interest and other expenses                  126,661           (187,615)           126,917
                                                   ------------------------------------------------------
Interest on long-term debt                                                    (59,772)            59,091
Other interest expense                                           3                 (3)                 3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                          3            (59,775)            59,094
                                                   ------------------------------------------------------
NET INCOME                                                 126,658           (127,840)            67,823
Retained Earnings - beginning of year                      120,935           (233,008)            68,324
Dividends declared on common stock                         (95,783)            95,782            (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                           $151,810          ($265,066)           $40,363
                                                   ======================================================

<PAGE 570>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Edison
                                                        Mission              MEC
                                                        Energy            Esenyurt              MEC
                                                     International          B.V.                IES
                                                         B.V.           Consolidated           B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                 $85,169
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                    $6
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                          85,169                  6
                                                     ------------------------------------------------------
Cash and equivalents                                          $50                270                 11
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                        317
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                             137
                                                     ------------------------------------------------------
Total current assets                                           50                724                 11
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         7,036
                                                     ------------------------------------------------------
Total deferred charges                                                         7,036
                                                     ------------------------------------------------------
TOTAL ASSETS                                                  $50            $92,929                $17
                                                     ======================================================

<PAGE 571>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                             MEC
                                                          MEC               Indo                MEC
                                                         India              Coal             Indonsia
                                                         B.V.               B.V.               B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            $22,306           $125,694
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                          22,306            125,694
                                                     ------------------------------------------------------
Cash and equivalents                                          $44                503                 30
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            1
                                                     ------------------------------------------------------
Total current assets                                           45                503                 30
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                            99              1,001
                                                     ------------------------------------------------------
Total deferred charges                                                            99              1,001
                                                     ------------------------------------------------------
TOTAL ASSETS                                                  $45            $22,908           $126,725
                                                     ======================================================

<PAGE 572>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                          MEC                MEC                MEC
                                                       Laguna Power         Perth             Priolo
                                                         B.V.               B.V.               B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                 $83,611
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $1,566                                $15,650
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       1,566              83,611             15,650
                                                     ------------------------------------------------------
Cash and equivalents                                                           3,570              1,086
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      2,389
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                              16
                                                     ------------------------------------------------------
Total current assets                                                           5,975              1,086
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                        15               7,373                112
                                                     ------------------------------------------------------
Total deferred charges                                        15               7,373                112
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $1,581             $96,959            $16,848
                                                     ======================================================

<PAGE 573>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                          MEC                MEC                MEC
                                                      San Pascual         Sidi Krir           Sumatra
                                                         B.V.               B.V.               B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $115
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                          115
                                                     ------------------------------------------------------
Cash and equivalents                                                             $19                $17
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                                              19                 17
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                 $115                $19                $17
                                                     ======================================================

<PAGE 574>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                            P.T. Edison
                                                          MEC              Mission            Mission
                                                         Wales             Energy          Operation and
                                                         B.V.              Italia           Maintenance
                                                     Consolidated          s.r.l.            Indonesia
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085                $210                $27
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670                 210                 27
                                                     ------------------------------------------------------
Cash and equivalents                                      97,009                  94                970
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749                 879              1,014
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,998                  44                 39
                                                     ------------------------------------------------------
Total current assets                                     150,756               1,017              2,023
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   322,861                  53
                                                     ------------------------------------------------------
Total deferred charges                                   322,861                  53
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,098,287              $1,280             $2,050
                                                     ======================================================

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                                                MEC
                                                          MEC                              International
                                                      International                          Holdings
                                                       Holdings         Consolidating          B.V.
                                                         B.V.            Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                            ($1,881,102)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $5,354           (77,922)             $5,354
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                        5,354        (1,959,024)              5,354
                                                     ------------------------------------------------------
Cash and equivalents                                           35          (103,673)                 35
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                   (52,348)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                         (6,235)
                                                     ------------------------------------------------------
Total current assets                                           35          (162,256)                 35
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                     (338,550)
                                                     ------------------------------------------------------
Total deferred charges                                                     (338,550)
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $5,389       ($2,459,830)             $5,389
                                                     ======================================================

<PAGE 576>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison
                                                        Mission              MEC
                                                        Energy            Esenyurt              MEC
                                                     International          B.V.                IES
                                                         B.V.           Consolidated           B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $55                $30                $25
    Additional Paid in Capital                                               15,976
    Cumulative Translation Adjustments, Net                                    (251)
    Retained earnings                                        (10)                86                (47)
                                                     ------------------------------------------------------
                                                              45             15,841                (22)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                               59,327
                                                     ------------------------------------------------------
Total capitalization                                          45             75,168                (22)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                               7              8,831                 62
Accrued taxes                                                 (2)                (8)               (23)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                      5              8,823                 39
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                  4,992
                                                     ------------------------------------------------------
Total deferred credits                                                        4,992
                                                     ------------------------------------------------------
Minority interest                                                             3,946
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                         $50            $92,929                $17
                                                     ======================================================

<PAGE 577>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                             MEC
                                                          MEC               Indo                MEC
                                                         India              Coal             Indonesia
                                                         B.V.               B.V.               B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $23                $22                $21
    Additional Paid in Capital                                 1             17,426            126,849
    Cumulative Translation Adjustments, Net                   33
    Retained earnings                                        (13)             3,349               (104)
                                                     ------------------------------------------------------
                                                              44             20,797            126,766
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                          44             20,797            126,766
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                              (6)                11
Accrued taxes                                                  6               (186)               (41)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                                      (175)               (41)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                        1              2,286
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                         1              2,286
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                         $45            $22,908           $126,725
                                                     ======================================================

<PAGE 578>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                          MEC                MEC                MEC
                                                     Laguna Power           Perth             Priolo
                                                         B.V.               B.V.               B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $22                $23                $22
    Additional Paid in Capital                             1,549             24,254             17,929
    Cumulative Translation Adjustments, Net                                  (4,097)               187
    Retained earnings                                         (9)             3,451               (416)
                                                     ------------------------------------------------------
                                                           1,562             23,631             17,722
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                               64,551
                                                     ------------------------------------------------------
Total capitalization                                       1,562             88,182             17,722
                                                     ------------------------------------------------------
Other long-term liabilities                                                     467
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               2,628
Short-term debt
Accounts payable                                              24             (2,549)            (1,072)
Accrued taxes                                                 (5)                                  198
Accrued interest                                                              3,222
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                     19              3,301               (874)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                       1,663
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                  3,300
                                                     ------------------------------------------------------
Total deferred credits                                                        4,963
                                                     ------------------------------------------------------
Minority interest                                                                46
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $1,581            $96,959            $16,848
                                                     ======================================================

<PAGE 579>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                          MEC
                                                          San                MEC                MEC
                                                        Pascual           Sidi Krir           Sumatra
                                                         B.V.               B.V.               B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $23                $25                $25
    Additional Paid in Capital                               115
    Cumulative Translation Adjustments, Net
    Retained earnings                                        (12)               (12)               (13)

                                                     ------------------------------------------------------
                                                             126                 13                 12
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                         126                 13                 12
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                              (6)                10                  9
Accrued taxes                                                 (5)                (4)                (4)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                    (11)                 6                  5
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        $115                $19                $17
                                                     ======================================================

<PAGE 580>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                            P.T. Edison
                                                          MEC              Mission            Mission
                                                         Wales             Energy          Operation and
                                                         B.V.              Italia           Maintenance
                                                     Consolidated          s.r.l.            Indonesia
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $26                $13
    Additional Paid in Capital                           276,698                                $1,500
    Cumulative Translation Adjustments, Net               68,400                 11
    Retained earnings                                     67,543                 93                965
                                                     ------------------------------------------------------
                                                         412,667                117              2,465
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                         1,105,020
                                                     ------------------------------------------------------
Total capitalization                                   1,517,687                117              2,465
                                                     ------------------------------------------------------
Other long-term liabilities                               33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            6,293
Short-term debt
Accounts payable                                         (34,951)              1,157              (505)
Accrued taxes                                             29,027                   6                90
Accrued interest                                          24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 25,312               1,163              (415)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  304,475
Accumulated deferred investment tax credits              150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                   455,469
                                                     ------------------------------------------------------
Minority interest                                         66,089
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $2,098,287              $1,280            $2,050
                                                     ======================================================

<PAGE 581>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                                MEC
                                                          MEC                              International
                                                     International                           Holdings
                                                       Holdings         Consolidating          B.V.
                                                         B.V.            Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $21              ($355)               $21
    Additional Paid in Capital                             4,818           (482,297)             4,818
    Cumulative Translation Adjustments, Net                                 (64,283)
    Retained earnings                                        540            (74,851)               540
                                                     ------------------------------------------------------
                                                           5,379           (621,786)             5,379
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                           (1,228,898)
                                                     ------------------------------------------------------
Total capitalization                                       5,379         (1,850,684)             5,379
                                                     ------------------------------------------------------
Other long-term liabilities                                                 (34,197)
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                              (8,921)
Short-term debt
Accounts payable                                              18             28,978                 18
Accrued taxes                                                 (8)           (29,049)                (8)
Accrued interest                                                            (28,165)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                     10            (37,157)                10
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                    (308,425)
Accumulated deferred investment tax credits                                (150,994)
Customer advances and other deferred credits                                 (8,292)
                                                     ------------------------------------------------------
Total deferred credits                                                     (467,711)
                                                     ------------------------------------------------------
Minority interest                                                           (70,081)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $5,389        ($2,459,830)            $5,389
                                                     ======================================================

<Page 582>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Edison
                                                        Mission              MEC
                                                        Energy            Esenyurt              MEC
                                                     International          B.V.                IES
                                                         B.V.           Consolidated            B.V.
============================================================================================================
Electric utility revenue
Diversified operations                                       $69                                  ($55)
                                                     ------------------------------------------------------
Total operating revenue                                       69                                   (55)
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      65                 $1                 (1)
Maintenance
Depreciation and decommissioning                               4                  7                  2
Income taxes                                                                    (40)               (19)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                      69                (32)               (18)
                                                     ------------------------------------------------------
Operating income                                                                 32                (37)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net                                                   (2)                65                 (1)
                                                     ------------------------------------------------------
Total other income (deductions) - net                         (2)                65                 (1)
                                                     ------------------------------------------------------
Income before interest and other expenses                     (2)                97                (38)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (2)                97                (38)
Retained Earnings - beginning of year                         (8)               (11)                (9)
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                             ($10)               $86               ($47)
                                                     ======================================================

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                                             MEC
                                                          MEC               Indo                MEC
                                                         India              Coal             Indonesia
                                                         B.V.               B.V.               B.V.
============================================================================================================
Electric utility revenue
Diversified operations                                      $288             $3,056
                                                     ------------------------------------------------------
Total operating revenue                                      288              3,056
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     223                  2                 $6
Maintenance
Depreciation and decommissioning                               7                650                 96
Income taxes                                                  21                672                (27)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                     251              1,324                 75
                                                     ------------------------------------------------------
Operating income                                              37              1,732                (75)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                  61                  2
Minority interest
Taxes on nonoperating income                                                    (21)                (1)
Other - net                                                  (41)               182                 19
                                                     ------------------------------------------------------
Total other income (deductions) - net                        (41)               222                 20
                                                     ------------------------------------------------------
Income before interest and other expenses                     (4)             1,954                (55)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (4)             1,954                (55)
Retained Earnings - beginning of year                         (9)             1,395                (50)
Dividends declared on common stock                                                                   1
                                                     ------------------------------------------------------
Retained Earnings - end of year                             ($13)            $3,349              ($104)
                                                     ======================================================

<PAGE 584>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                          MEC                MEC                MEC
                                                     Laguna Power           Perth             Priolo
                                                         B.V.               B.V.               B.V.
============================================================================================================
Electric utility revenue                                                    $46,078
Diversified operations                                                                            $147
                                                     ------------------------------------------------------
Total operating revenue                                                      46,078                147
                                                     ------------------------------------------------------
Fuel                                                                         24,375
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $1              4,043                (16)
Maintenance
Depreciation and decommissioning                               1              4,216                 19
Income taxes                                                  (1)             1,922                226
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1             34,556                229
                                                     ------------------------------------------------------
Operating income                                              (1)            11,522                (82)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 264                 11
Minority interest
Taxes on nonoperating income                                                    (95)                (4)
Other - net                                                                                       (320)
                                                     ------------------------------------------------------
Total other income (deductions) - net                                           169               (313)
                                                     ------------------------------------------------------
Income before interest and other expenses                     (1)            11,691               (395)
                                                     ------------------------------------------------------
Interest on long-term debt                                                    8,094
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                       8,094
                                                     ------------------------------------------------------
NET INCOME                                                    (1)             3,597               (395)
Retained Earnings - beginning of year                         (8)              (146)               (21)
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                              ($9)            $3,451              ($416)
                                                     ======================================================

<PAGE 585>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                          MEC
                                                          San                MEC                MEC
                                                        Pascual           Sidi Krir           Sumatra
                                                         B.V.               B.V.               B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $1                 $1                 $3
Maintenance
Depreciation and decommissioning                               1                  2                  2
Income taxes                                                                                        (1)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       2                  3                  4
                                                     ------------------------------------------------------
Operating income                                              (2)                (3)                (4)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net                                                   (1)                (1)                (1)
                                                     ------------------------------------------------------
Total other income (deductions) - net                         (1)                (1)                (1)
                                                     ------------------------------------------------------
Income before interest and other expenses                     (3)                (4)                (5)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (3)                (4)                (5)
Retained Earnings - beginning of year                         (9)                (8)                (8)
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                             ($12)              ($12)              ($13)
                                                     ======================================================

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                            P.T. Edison
                                                          MEC              Mision             Mission
                                                         Wales             Energy          Operation and
                                                         B.V.              Italia           Maintenance
                                                     Consolidated          s.r.l.            Indonesia
============================================================================================================
Electric utility revenue                                $400,026
Diversified operations                                                       $3,136             $5,238
                                                     ------------------------------------------------------
Total operating revenue                                  400,026              3,136              5,238
                                                     ------------------------------------------------------
Fuel                                                      91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  73,101              2,941              4,677
Maintenance
Depreciation and decommissioning                          36,453                 22
Income taxes                                              19,779                112                222
Property and other taxes                                  16,474                  1
                                                     ------------------------------------------------------
Total operating expenses                                 237,503              3,076              4,899
                                                     ------------------------------------------------------
Operating income                                         162,523                 60                339
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            5,245                  2                109
Minority interest                                        (20,143)
Taxes on nonoperating income                              (1,670)                (1)               (31)
Other - net                                                 (158)               (16)                 3
                                                     ------------------------------------------------------
Total other income (deductions) - net                    (16,726)               (15)                81
                                                     ------------------------------------------------------
Income before interest and other expenses                145,797                 45                420
                                                     ------------------------------------------------------
Interest on long-term debt                                59,091
Other interest expense                                    22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                   81,637
                                                     ------------------------------------------------------
NET INCOME                                                64,160                 45                420
Retained Earnings - beginning of year                     99,167                 48                545
Dividends declared on common stock                       (95,784)
                                                     ------------------------------------------------------
Retained Earnings - end of year                          $67,543                $93               $965
                                                     ======================================================

<PAGE 587>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                                MEC
                                                          MEC                              International
                                                     International                           Holdings
                                                       Holdings         Consolidating          B.V.
                                                         B.V.            Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                                  ($446,104)
Diversified operations                                      $439            (11,879)              $439
                                                     ------------------------------------------------------
Total operating revenue                                      439           (457,983)               439
                                                     ------------------------------------------------------
Fuel                                                                       (116,071)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $2            (85,048)                 2
Maintenance
Depreciation and decommissioning                               1            (41,482)                 1
Income taxes                                                  (1)           (22,866)                (1)
Property and other taxes                                                    (16,475)
                                                     ------------------------------------------------------
Total operating expenses                                       2           (281,942)                 2
                                                     ------------------------------------------------------
Operating income                                             437           (176,041)               437
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                              (5,694)
Minority interest                                                            20,143
Taxes on nonoperating income                                                  1,823
Other - net                                                    3                271                  3
                                                     ------------------------------------------------------
Total other income (deductions) - net                          3             16,543                  3
                                                     ------------------------------------------------------
Income before interest and other expenses                    440           (159,498)               440
                                                     ------------------------------------------------------
Interest on long-term debt                                                  (67,185)
Other interest expense                                                      (22,546)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                     (89,731)
                                                     ------------------------------------------------------
NET INCOME                                                   440            (69,766)               440
Retained Earnings - beginning of year                        100           (100,868)               100
Dividends declared on common stock                                           95,783
                                                     ------------------------------------------------------
Retained Earnings - end of year                             $540           ($74,851)              $540
                                                     ======================================================

MEC International B.V.
MEC International Holdings B.V.
MEC Esenyurt B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         Doga
                                                        Enerji            Doga Isi             Doga
                                                        Uretim              Satis           Isletme ve
                                                       Sanayi ve         Hizmetteri            Bakim
                                                     Ticaret A.S.       Ticaret L.S.       Ticaret L.S.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $85,169
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       85,169
                                                     ------------------------------------------------------
Cash and equivalents                                          131                $58                $58
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     317
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                          137
                                                     ------------------------------------------------------
Total current assets                                          585                 58                 58
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                        210
                                                     ------------------------------------------------------
Total deferred charges                                        210
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $85,964                $58                $58
                                                     ======================================================

<PAGE 589>

MEC International B.V.
MEC International Holdings B.V.
MEC Esenyurt B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                                MEC
                                                          MEC                                Esenyurt
                                                       Esenyurt         Consolidating          B.V.
                                                         B.V.            Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                    $85,169
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $16,003          ($16,003)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       16,003           (16,003)             85,169
                                                     ------------------------------------------------------
Cash and equivalents                                           23                                   270
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                           317
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                137
                                                     ------------------------------------------------------
Total current assets                                           23                                   724
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      6,826                                 7,036
                                                     ------------------------------------------------------
Total deferred charges                                      6,826                                 7,036
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $22,852          ($16,003)            $92,929
                                                     ======================================================

<PAGE 590>

MEC International B.V.
MEC International Holdings B.V.
MEC Esenyurt B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         Doga               Doga
                                                        Enerji             Isision             Doga
                                                        Uretim              Satis             Isletme
                                                       Sanayi ve         Hizmetteri          ve Bakim
                                                     Ticaret A.S.       Ticaret L.S.       Ticaret L.S.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $99                $63                $63
    Additional Paid in Capital                            19,786
    Cumulative Translation Adjustments, Net                 (305)                (5)                (5)
    Retained earnings                                          1
                                                     ------------------------------------------------------
                                                          19,581                 58                 58
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            59,327
                                                     ------------------------------------------------------
Total capitalization                                      78,908                 58                 58
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                           2,063
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  2,063
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits               4,993
                                                     ------------------------------------------------------
Total deferred credits                                     4,993
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $85,964                $58                $58
                                                     ======================================================

<PAGE 591>

MEC International B.V.
MEC International Holdings B.V.
Mec Esenyurt B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                                                MEC
                                                          MEC                                Esenyurt
                                                       Esenyurt         Consolidating          B.V.
                                                         B.V.            Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $30              ($225)               $30
    Additional Paid in Capital                            15,976            (19,786)            15,976
    Cumulative Translation Adjustments, Net                                      64               (251)
    Retained earnings                                         86                 (1)                86
                                                     ------------------------------------------------------
                                                          16,092            (19,948)            15,841
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                                  59,327
                                                     ------------------------------------------------------
Total capitalization                                      16,092            (19,948)            75,168
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                           6,768                                 8,831
Accrued taxes                                                 (8)                                   (8)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  6,760                                 8,823
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                     (1)             4,992
                                                     ------------------------------------------------------
Total deferred credits                                                           (1)             4,992
                                                     ------------------------------------------------------
Minority interest                                                             3,946              3,946
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $22,852           ($16,003)           $92,929
                                                     ======================================================

<PAGE 592>

MEC International B.V.
MEC International Holdings B.V.
Mec Esenyurt B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                         Doga
                                                        Enerji              Doga               Doga
                                                        Uretim            Isi Satis           Isletme
                                                       Sanayi ve         Hizmetteri          ve Bakim
                                                     Ticaret A.S.       Ticaret L.S.       Ticaret L.S.
============================================================================================================

Electric utility revenue
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses
                                                     ------------------------------------------------------
Operating income
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and other expenses
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME
Retained Earnings - beginning of year                          $1
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                                $1
                                                     ======================================================

MEC International B.V.
MEC International Holdings B.V.
MEC Esenyurt B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                                                                MEC
                                                          MEC                                Esenyurt
                                                       Esenyurt         Consolidating          B.V.
                                                         B.V.            Adjustments       Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $1                                    $1
Maintenance
Depreciation and decommissioning                               8                ($1)                 7
Income taxes                                                 (40)                                  (40)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                     (31)                (1)               (32)
                                                     ------------------------------------------------------
Operating income                                              31                  1                 32
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net                                                   65                                    65
                                                     ------------------------------------------------------
Total other income (deductions) - net                         65                                    65
                                                     ------------------------------------------------------
Income before interest and other expenses                     96                  1                 97
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    96                  1                 97
Retained Earnings - beginning of year                        (11)               ($1)               (11)
Dividends declared on common stock                             1
                                                     ------------------------------------------------------
Retained Earnings - end of year                              $86                                   $86
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited              MEC
                                                      Partnership           Wales          Consolidating
                                                     Consolidated           B.V.            Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)           $318,371         ($318,371)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670             318,371          (318,371)
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905                 104
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997                                     1
                                                     ------------------------------------------------------
Total current assets                                     150,651                 104                 1
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907               1,954
                                                     ------------------------------------------------------
Total deferred charges                                   320,907               1,954
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228            $320,429         ($318,370)
                                                     ======================================================

<PAGE 595>

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          MEC
                                                         Wales
                                                         B.V.
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670
                                                     ------------------------------------------------------
Cash and equivalents                                      97,009
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,998
                                                     ------------------------------------------------------
Total current assets                                     150,756
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   322,861
                                                     ------------------------------------------------------
Total deferred charges                                   322,861
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,098,287
                                                     ======================================================

<PAGE 596>

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited              MEC
                                                      Partnership           Wales          Consolidating
                                                     Consolidated           B.V.            Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477               $26          ($347,477)
    Additional Paid in Capital                                              276,698
    Cumulative Translation Adjustments, Net                29,850            35,366              3,184
    Retained earnings                                      56,570            51,139            (40,166)
                                                     ------------------------------------------------------
                                                          433,897           363,229           (384,459)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917           363,229           (384,459)
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476           (42,427)
Accrued taxes                                              29,400              (373)
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112           (42,800)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   304,475
Accumulated deferred investment tax credits               150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest                                                                               66,089
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228          $320,429          ($318,370)
                                                     ======================================================

<PAGE 597>

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          MEC
                                                         Wales
                                                         B.V.
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $26
    Additional Paid in Capital                           276,698
    Cumulative Translation Adjustments, Net               68,400
    Retained earnings                                     67,543
                                                     ------------------------------------------------------
                                                         412,667
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                         1,105,020
                                                     ------------------------------------------------------
Total capitalization                                   1,517,687
                                                     ------------------------------------------------------
Other long-term liabilities                               33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            6,293
Short-term debt
Accounts payable                                         (34,951)
Accrued taxes                                             29,027
Accrued interest                                          24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 25,312
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  304,475
Accumulated deferred investment tax credits              150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                   455,469
                                                     ------------------------------------------------------
Minority interest                                         66,089
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $2,098,287
                                                     ======================================================

<PAGE 598>

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited              MEC
                                                      Partnership           Wales          Consolidating
                                                     Consolidated           B.V.            Adjustments
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081                $20
Maintenance
Depreciation and decommissioning                            36,192                261
Income taxes                                                20,073               (294)
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516                (13)
                                                   ------------------------------------------------------
Operating income                                           162,510                 13
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619                626
Minority interest                                                                               ($20,143)
Taxes on nonoperating income                                (1,463)              (207)
Other - net                                                      1               (158)                (1)
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157                261            (20,144)
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667                274            (20,144)
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030                274            (20,144)
Retained Earnings - beginning of year                       68,324             50,865            (20,022)
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570            $51,139           ($40,166)
                                                   ======================================================

<PAGE 599>

MEC International Holdings B.V.
MEC Wales B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                          MEC
                                                         Wales
                                                         B.V.
                                                     Consolidated
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,101
Maintenance
Depreciation and decommissioning                            36,453
Income taxes                                                19,779
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,503
                                                   ------------------------------------------------------
Operating income                                           162,523
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              5,245
Minority interest                                          (20,143)
Taxes on nonoperating income                                (1,670)
Other - net                                                   (158)
                                                   ------------------------------------------------------
Total other income (deductions) - net                      (16,726)
                                                   ------------------------------------------------------
Income before interest and other expenses                  145,797
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  64,160
Retained Earnings - beginning of year                       99,167
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $67,543
                                                   ======================================================

<PAGE 600>

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          EME
                                                      Generation           Mission
                                                       Holdings             Hydro
                                                        Limited            Limited         Consolidating
                                                     Consolidated        Partnership        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)           $405,515         ($405,515)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670             405,515          (405,515)
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997
                                                     ------------------------------------------------------
Total current assets                                     150,651
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907
                                                     ------------------------------------------------------
Total deferred charges                                   320,907
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228            $405,515         ($405,515)
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission
                                                         Hydro
                                                        Limited
                                                      Partnership
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997
                                                     ------------------------------------------------------
Total current assets                                     150,651
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907
                                                     ------------------------------------------------------
Total deferred charges                                   320,907
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          EME
                                                      Generation           Mission
                                                       Holdings             Hydro
                                                        Limited            Limited         Consolidating
                                                     Consolidated        Partnership        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477           $405,515         ($405,515)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                29,850
    Retained earnings                                      56,570
                                                     ------------------------------------------------------
                                                          433,897            405,515          (405,515)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917            405,515          (405,515)
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476
Accrued taxes                                              29,400
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   455,469                             (150,994)
Accumulated deferred investment tax credits                                                    150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228           $405,515         ($405,515)
                                                     ======================================================

<PAGE 603>

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited
                                                      Partnership
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                29,850
    Retained earnings                                      56,570
                                                     ------------------------------------------------------
                                                          433,897
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476
Accrued taxes                                              29,400
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   304,475
Accumulated deferred investment tax credits               150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228
                                                     ======================================================

<PAGE 604>

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                          EME
                                                      Generation           Mission
                                                       Holdings             Hydro
                                                        Limited            Limited         Consolidating
                                                     Consolidated        Partnership        Adjustments
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081
Maintenance
Depreciation and decommissioning                            36,192
Income taxes                                                20,073
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516
                                                   ------------------------------------------------------
Operating income                                           162,510
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619
Minority interest
Taxes on nonoperating income                                (1,463)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570
                                                   ======================================================

<PAGE 605>

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited
                                                      Partnership
                                                     Consolidated
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081
Maintenance
Depreciation and decommissioning                            36,192
Income taxes                                                20,073
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516
                                                   ------------------------------------------------------
Operating income                                           162,510
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619
Minority interest
Taxes on nonoperating income                                (1,463)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570
                                                   ======================================================

<PAGE 606>

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                             EME
                                                                          Victoria            Energy
                                                        Loyvic           Generation           Capital
                                                       Pty Ltd.            Limited          Partnership
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                $624,425
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         624,425
                                                     ------------------------------------------------------
Cash and equivalents                                                          31,018
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      7,013
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                             154
                                                     ------------------------------------------------------
Total current assets                                                          38,185
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         8,268
                                                     ------------------------------------------------------
Total deferred charges                                                         8,268
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $670,878
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         First
                                                         Hydro               EME
                                                       Holdings          Generation
                                                        Company           Holdings         Consolidating
                                                     Consolidated          Limited          Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,087,660
Nuclear decommissioning trusts
Investments in partnerships                              (87,415)
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,000,245
                                                     ------------------------------------------------------
Cash and equivalents                                      65,887
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 40,736
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,843
                                                     ------------------------------------------------------
Total current assets                                     112,466
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   312,639
                                                     ------------------------------------------------------
Total deferred charges                                   312,639
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $1,425,350
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          EME
                                                      Generation
                                                       Holdings
                                                        Limited
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships                              (87,415)
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997
                                                     ------------------------------------------------------
Total current assets                                     150,651
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907
                                                     ------------------------------------------------------
Total deferred charges                                   320,907
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria            Energy
                                                        Loyvic           Generation           Capital
                                                       Pty Ltd.            Limited          Partnership
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                            $43,125
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                                  (2,863)
    Retained earnings                                                        16,207
                                                     ------------------------------------------------------
                                                                             56,469
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              447,940
                                                     ------------------------------------------------------
Total capitalization                                                        504,409
                                                     ------------------------------------------------------
Other long-term liabilities                                                   1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293
Short-term debt
Accounts payable                                                               (986)
Accrued taxes
Accrued interest                                                                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                                     5,660
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                     159,677
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                      159,677
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $670,878
                                                     ======================================================

<PAGE 610>

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         First
                                                         Hydro               EME
                                                       Holdings          Generation
                                                        Company           Holdings         Consolidating
                                                     Consolidated          Limited          Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $304,352
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                28,132                               $4,581
    Retained earnings                                      40,363
                                                     ------------------------------------------------------
                                                          372,847                                4,581
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            657,080
                                                     ------------------------------------------------------
Total capitalization                                    1,029,927                                4,581
                                                     ------------------------------------------------------
Other long-term liabilities                                32,598
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                           13,043                               (4,581)
Accrued taxes                                              29,400
Accrued interest                                           24,590
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  67,033                               (4,581)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   295,792
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    295,792
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $1,425,350
                                                     ======================================================

<PAGE 611>

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          EME
                                                      Generation
                                                       Holdings
                                                        Limited
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                29,850
    Retained earnings                                      56,570
                                                     ------------------------------------------------------
                                                          433,897
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476
Accrued taxes                                              29,400
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   455,469
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228
                                                     ======================================================

<PAGE 612>

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria            Energy
                                                        Loyvic           Generation           Capital
                                                       Pty Ltd.            Limited          Partnership
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
Electric utility revenue                                                      $75,596
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                                        75,596
                                                   ------------------------------------------------------
Fuel                                                                            9,831
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        6,431
Maintenance
Depreciation and decommissioning                                                9,777
Income taxes                                                                   11,206
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses                                                       37,245
                                                   ------------------------------------------------------
Operating income                                                               38,351
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   623
Minority interest
Taxes on nonoperating income                                                     (224)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                                             399
                                                   ------------------------------------------------------
Income before interest and other expenses                                      38,750
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                         22,543
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                                        22,543
                                                   ------------------------------------------------------
NET INCOME                                                                     16,207
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                                               $16,207
                                                   ======================================================

<PAGE 613>

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                         First
                                                         Hydro               EME
                                                       Holdings          Generation
                                                        Company           Holdings         Consolidating
                                                     Consolidated          Limited          Adjustments
============================================================================================================
Electric utility revenue                                  $324,430
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    324,430
                                                   ------------------------------------------------------
Fuel                                                        81,865
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    66,650
Maintenance
Depreciation and decommissioning                            26,415
Income taxes                                                 8,867
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   200,271
                                                   ------------------------------------------------------
Operating income                                           124,159
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              3,996
Minority interest
Taxes on nonoperating income                                (1,239)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        2,758
                                                   ------------------------------------------------------
Income before interest and other expenses                  126,917
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                           3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     59,094
                                                   ------------------------------------------------------
NET INCOME                                                  67,823
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $40,363
                                                   ======================================================

<PAGE 614>

MEC International Holdings B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                          EME
                                                      Generation
                                                       Holdings
                                                        Limited
                                                     Consolidated
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081
Maintenance
Depreciation and decommissioning                            36,192
Income taxes                                                20,073
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516
                                                   ------------------------------------------------------
Operating income                                           162,510
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619
Minority interest
Taxes on nonoperating income                                (1,463)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570
                                                   ======================================================

<PAGE 615>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                        Energy
                                                        Capital            Enerloy            Loyvic
                                                      Partnership         Pty Ltd.           Pty Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships                              $817,131
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      817,131
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $817,131
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                                           Loyvic
                                                     Consolidating        Pty Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      ($817,131)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    (817,131)
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                           ($817,131)
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                        Energy
                                                        Capital            Enerloy            Loyvic
                                                      Partnership         Pty Ltd.           Pty Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           $817,131
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               $6,635             (6,635)
    Retained earnings                                    (53,321)            53,321
                                                     ------------------------------------------------------
                                                         (46,686)           863,817
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           810,838           (817,131)
                                                     ------------------------------------------------------
Total capitalization                                     764,152             46,686
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            6,293
Short-term debt
Accounts payable                                          46,333            (46,686)
Accrued taxes
Accrued interest                                             353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 52,979            (46,686)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $817,131
                                                     ======================================================

<PAGE 618>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Loyvic
                                                     Consolidating        Pty Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       ($817,131)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings
                                                     ------------------------------------------------------
                                                        (817,131)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                             6,293
                                                     ------------------------------------------------------
Total capitalization                                    (810,838)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                           (6,293)
Short-term debt
Accounts payable                                             353
Accrued taxes
Accrued interest                                            (353)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 (6,293)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   ($817,131)
                                                     ======================================================

<PAGE 619>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                        Energy
                                                        Capital            Enerloy            Loyvic
                                                      Partnership         Pty Ltd.           Pty Ltd.
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt                                 $53,321           ($53,321)
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     53,321            (53,321)
                                                   ------------------------------------------------------
NET INCOME                                                 (53,321)            53,321
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                           ($53,321)           $53,321
                                                   ======================================================

<PAGE 620>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                           Loyvic
                                                     Consolidating        Pty Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net
                                                   ------------------------------------------------------
NET INCOME
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year
                                                   ======================================================

<PAGE 621>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                              Mission
                                                                                              Energy
                                                                           Energy           Development
                                                        Enerloy            Capital           Australia
                                                       Pty Ltd.          Partnership         Pty Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $817,131
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         817,131
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $817,131
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                                                EME
                                                       Gippsland         Loy Yang B          Victoria
                                                         Power              Joint           Generation
                                                       Pty Ltd.            Venture            Limited
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $624,425         $1,359,017
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      624,425          1,359,017
                                                     ------------------------------------------------------
Cash and equivalents                                       31,018             35,464
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   7,013             11,219
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                          154                314
                                                     ------------------------------------------------------
Total current assets                                       38,185             46,997
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      8,268             14,498
                                                     ------------------------------------------------------
Total deferred charges                                      8,268             14,498
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $670,878         $1,420,512
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                             EME
                                                                          Victoria
                                                                         Generation
                                                     Consolidated          Limited
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         ($1,359,017)           $624,425
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       (817,131)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                  (2,176,148)            624,425
                                                     ------------------------------------------------------
Cash and equivalents                                     (35,464)             31,018
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                (11,219)              7,013
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        (314)                154
                                                     ------------------------------------------------------
Total current assets                                     (46,997)             38,185
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   (14,498)              8,268
                                                     ------------------------------------------------------
Total deferred charges                                   (14,498)              8,268
                                                     ------------------------------------------------------
TOTAL ASSETS                                         ($2,237,643)           $670,878
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Mission
                                                                                              Energy
                                                                           Energy           Development
                                                        Enerloy            Capital           Australia
                                                       Pty Ltd.          Partnership         Pty Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $817,131
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               (6,635)            $6,635
    Retained earnings                                     53,321            (53,321)
                                                     ------------------------------------------------------
                                                         863,817            (46,686)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          (817,131)           810,838
                                                     ------------------------------------------------------
Total capitalization                                      46,686            764,152
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293
Short-term debt
Accounts payable                                         (46,686)            46,333
Accrued taxes
Accrued interest                                                                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                (46,686)            52,979
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $817,131
                                                     ======================================================

<PAGE 625>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                                EME
                                                       Gippsland         Loy Yang B          Victoria
                                                         Power              Joint           Generation
                                                       Pty Ltd.            Venture            Limited
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $43,125
    Additional Paid in Capital                                              $87,778
    Cumulative Translation Adjustments, Net               (1,731)           (58,596)
    Retained earnings                                     16,207             44,312
                                                     ------------------------------------------------------
                                                          57,601             73,494
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           453,100          1,108,105
                                                     ------------------------------------------------------
Total capitalization                                     510,701          1,181,599
                                                     ------------------------------------------------------
Other long-term liabilities                                1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                            (633)          (307,853)
Accrued taxes                                                                48,160
Accrued interest                                                                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                   (633)          (259,340)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  159,677            (31,223)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                529,476
                                                     ------------------------------------------------------
Total deferred credits                                   159,677            498,253
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $670,877         $1,420,512
                                                     ======================================================

<PAGE 626>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria
                                                                         Generation
                                                     Consolidating         Limited
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       ($817,131)           $43,125
    Additional Paid in Capital                           (87,778)
    Cumulative Translation Adjustments, Net               57,464             (2,863)
    Retained earnings                                    (44,312)            16,207
                                                     ------------------------------------------------------
                                                        (891,757)            56,469
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                        (1,106,972)           447,940
                                                     ------------------------------------------------------
Total capitalization                                  (1,998,729)           504,409
                                                     ------------------------------------------------------
Other long-term liabilities                                                   1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293
Short-term debt
Accounts payable                                         307,853               (986)
Accrued taxes                                            (48,160)
Accrued interest                                            (353)               353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                259,340              5,660
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   31,223            159,677
Accumulated deferred investment tax credits
Customer advances and other deferred credits            (529,476)
                                                     ------------------------------------------------------
Total deferred credits                                  (498,253)           159,677
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 ($2,237,642)          $670,878
                                                     ======================================================

<PAGE 627>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                              Mission
                                                                                              Energy
                                                                           Energy           Development
                                                        Enerloy            Capital           Australia
                                                       Pty Ltd.          Partnership         Pty Ltd.
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt                                ($53,321)           $53,321
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                    (53,321)            53,321
                                                   ------------------------------------------------------
NET INCOME                                                  53,321            (53,321)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $53,321           ($53,321)
                                                   ======================================================

<PAGE 628>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                                                                EME
                                                       Gippsland         Loy Yang B          Victoria
                                                         Power              Joint           Generation
                                                       Pty Ltd.            Venture            Limited
============================================================================================================
Electric utility revenue                                   $75,596           $249,826
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                     75,596            249,826
                                                   ------------------------------------------------------
Fuel                                                         9,831             39,501
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     6,431             27,605
Maintenance
Depreciation and decommissioning                             9,777             62,657
Income taxes                                                11,206              4,292
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses                                    37,245            134,055
                                                   ------------------------------------------------------
Operating income                                            38,351            115,771
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                623             19,170
Minority interest                                                             (36,696)
Taxes on nonoperating income                                  (224)            (6,901)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                          399            (24,427)
                                                   ------------------------------------------------------
Income before interest and other expenses                   38,750             91,344
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense                                      22,543             74,129
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     22,543             74,129
                                                   ------------------------------------------------------
NET INCOME                                                  16,207             17,215
Retained Earnings - beginning of year                                          27,097
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $16,207            $44,312
                                                   ======================================================

<PAGE 629>
MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria
                                                                         Generation
                                                     Consolidating         Limited
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                 ($249,826)           $75,596
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                   (249,826)            75,596
                                                   ------------------------------------------------------
Fuel                                                       (39,501)             9,831
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   (27,605)             6,431
Maintenance
Depreciation and decommissioning                           (62,657)             9,777
Income taxes                                                (4,292)            11,206
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses                                  (134,055)            37,245
                                                   ------------------------------------------------------
Operating income                                          (115,771)            38,351
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            (19,170)               623
Minority interest                                           36,696
Taxes on nonoperating income                                 6,901               (224)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                       24,427                399
                                                   ------------------------------------------------------
Income before interest and other expenses                  (91,344)            38,750
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense                                     (74,129)            22,543
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                    (74,129)            22,543
                                                   ------------------------------------------------------
NET INCOME                                                 (17,215)            16,207
Retained Earnings - beginning of year                      (27,097)
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                           ($44,312)           $16,207
                                                   ======================================================

<PAGE 630>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                                           Energy
                                                        Enerloy            Capital         Consolidating
                                                       Pty Ltd.          Partnership        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships                                                 $817,131         ($817,131)
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         817,131          (817,131)
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $817,131         ($817,131)
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                        Energy
                                                        Capital
                                                      Partnership
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Energy
                                                        Enerloy            Capital         Consolidating
                                                       Pty Ltd.          Partnership        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $817,131                             ($817,131)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               (6,635)            $6,635
    Retained earnings                                     53,321            (53,321)
                                                     ------------------------------------------------------
                                                         863,817            (46,686)          (817,131)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          (817,131)           810,838              6,293
                                                     ------------------------------------------------------
Total capitalization                                      46,686            764,152           (810,838)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293             (6,293)
Short-term debt
Accounts payable                                         (46,686)            46,333                353
Accrued taxes
Accrued interest                                                                353               (353)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                (46,686)            52,979             (6,293)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $817,131          ($817,131)
                                                     ======================================================

<PAGE 633>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Energy
                                                        Capital
                                                      Partnership
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings
                                                     ------------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     ======================================================

<PAGE 634>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holding Limited
Energy Capital Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                           Energy
                                                        Enerloy            Capital         Consolidating
                                                       Pty Ltd.          Partnership        Adjustments
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt                                ($53,321)           $53,321
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                    (53,321)            53,321
                                                   ------------------------------------------------------
NET INCOME                                                  53,321            (53,321)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $53,321           ($53,321)
                                                   ======================================================

<PAGE 635>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                        Energy
                                                        Capital
                                                      Partnership
                                                     Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net
                                                   ------------------------------------------------------
NET INCOME
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year
                                                   ======================================================

<PAGE 636>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                         First              First
                                                         Hydro              Hydro              First
                                                       Holdings            Finance             Hydro
                                                        Company              plc              Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $17,139               $173           $796,466
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         994,949             10,050
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    1,012,088             10,223            796,466
                                                     ------------------------------------------------------
Cash and equivalents                                          232                                60,265
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   5,977             26,565             34,951
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                              5,843
                                                     ------------------------------------------------------
Total current assets                                        6,209             26,565            101,059
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                               33
                                                     ------------------------------------------------------
Total deferred charges                                                                               33
                                                     ------------------------------------------------------
TOTAL ASSETS                                           $1,018,297            $36,788           $897,558
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                               First
                                                                                               Hydro
                                                         First                               Holdings
                                                         Hydro          Consolidating         Company
                                                        Company          Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $796,466         ($522,584)        $1,087,660
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,092,414)           (87,415)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      796,466        (1,614,998)         1,000,245
                                                     ------------------------------------------------------
Cash and equivalents                                       60,265           (54,875)            65,887
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  34,951           (61,708)            40,736
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        5,843            (5,843)             5,843
                                                     ------------------------------------------------------
Total current assets                                      101,059          (122,426)           112,466
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                         33           312,573            312,639
                                                     ------------------------------------------------------
Total deferred charges                                         33           312,573            312,639
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $897,558       ($1,424,851)        $1,425,350
                                                     ======================================================

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         First              First
                                                         Hydro              Hydro              First
                                                       Holdings            Finance             Hydro
                                                        Company              plc              Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $181,987                $19           $171,313
    Additional Paid in Capital                                                                 498,759
    Cumulative Translation Adjustments, Net              (51,906)              (363)            11,000
    Retained earnings                                    (24,882)            26,691            151,810
                                                     ------------------------------------------------------
                                                         105,199             26,347            832,882
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           889,153             10,412            (10,412)
                                                     ------------------------------------------------------
Total capitalization                                     994,352             36,759            822,470
                                                     ------------------------------------------------------
Other long-term liabilities                                                                     32,598
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                            (642)                29             13,655
Accrued taxes                                                                                   29,400
Accrued interest                                          24,587                                     3
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 23,945                 29             43,058
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                           (568)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                            (568)
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $1,018,297            $36,788           $897,558
                                                     ======================================================

<PAGE 639>

MEC International Holdings B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                               First
                                                                                               Hydro
                                                         First                               Holdings
                                                         Hydro          Consolidating         Company
                                                        Company          Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $171,313          ($220,280)          $304,352
    Additional Paid in Capital                           498,759           (997,518)
    Cumulative Translation Adjustments, Net               11,000             58,401             28,132
    Retained earnings                                    151,810           (265,066)            40,363
                                                     ------------------------------------------------------
                                                         832,882         (1,424,463)           372,847
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           (10,412)          (221,661)           657,080
                                                     ------------------------------------------------------
Total capitalization                                     822,470         (1,646,124)         1,029,927
                                                     ------------------------------------------------------
Other long-term liabilities                               32,598            (32,598)            32,598
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                          13,655            (13,654)            13,043
Accrued taxes                                             29,400            (29,400)            29,400
Accrued interest                                               3                 (3)            24,590
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 43,058            (43,057)            67,033
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     (568)           296,928            295,792
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                      (568)           296,928            295,792
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $897,558        ($1,424,851)        $1,425,350
                                                     ======================================================

<PAGE 640>

MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                         First              First
                                                         Hydro              Hydro              First
                                                       Holdings            Finance             Hydro
                                                        Company              plc              Company
============================================================================================================
Electric utility revenue                                                                        $324,430
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                                                          324,430
                                                   ------------------------------------------------------
Fuel                                                                                              81,865
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $820              ($657)            66,490
Maintenance
Depreciation and decommissioning                                                                  26,415
Income taxes                                                  (273)           (19,546)             9,002
Property and other taxes                                                                          16,474
                                                   ------------------------------------------------------
Total operating expenses                                       547            (20,203)           200,246
                                                   ------------------------------------------------------
Operating income                                              (547)            20,203            124,184
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              1,082             59,142              3,589
Minority interest
Taxes on nonoperating income                                  (336)           (18,334)            (1,113)
Other - net                                                                                            1
                                                   ------------------------------------------------------
Total other income (deductions) - net                          746             40,808              2,477
                                                   ------------------------------------------------------
Income before interest and other expenses                      199             61,011            126,661
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091             59,772
Other interest expense                                                                                 3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     59,091             59,772                  3
                                                   ------------------------------------------------------
NET INCOME                                                 (58,892)             1,239            126,658
Retained Earnings - beginning of year                       34,010             25,452            120,935
Dividends declared on common stock                                                               (95,783)
                                                   ------------------------------------------------------
Retained Earnings - end of year                           ($24,882)           $26,691           $151,810
                                                   ======================================================

<PAGE 640A>
MEC International B.V.
MEC Wales B.V.
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                               First
                                                                                               Hydro
                                                         First                               Holdings
                                                         Hydro          Consolidating         Company
                                                        Company          Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                  $324,430          ($324,430)          $324,430
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    324,430           (324,430)           324,430
                                                   ------------------------------------------------------
Fuel                                                        81,865            (81,865)            81,865
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    66,490            (66,493)            66,650
Maintenance
Depreciation and decommissioning                            26,415            (26,415)            26,415
Income taxes                                                 9,002             10,682              8,867
Property and other taxes                                    16,474            (16,474)            16,474
                                                   ------------------------------------------------------
Total operating expenses                                   200,246           (180,565)           200,271
                                                   ------------------------------------------------------
Operating income                                           124,184           (143,865)           124,159
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              3,589            (63,406)             3,996
Minority interest
Taxes on nonoperating income                                (1,113)            19,657             (1,239)
Other - net                                                      1                 (1)                 1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        2,477            (43,750)             2,758
                                                   ------------------------------------------------------
Income before interest and other expenses                  126,661           (187,615)           126,917
                                                   ------------------------------------------------------
Interest on long-term debt                                                    (59,772)            59,091
Other interest expense                                           3                 (3)                 3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                          3            (59,775)            59,094
                                                   ------------------------------------------------------
NET INCOME                                                 126,658           (127,840)            67,823
Retained Earnings - beginning of year                      120,935           (233,008)            68,324
Dividends declared on common stock                         (95,783)            95,782            (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                           $151,810          ($265,066)           $40,363
                                                   ======================================================

<PAGE 640B>


PAGE

MEC International B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                           Iberica
                                                         Hydro           de Energias
                                                        Energy              S.A.           Consolidating
                                                         B.V.           Consolidated        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                $109,326            $9,943
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $34,313                  9           (34,313)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       34,313            109,335           (24,370)
                                                     ------------------------------------------------------
Cash and equivalents                                            1              6,371
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      5,354
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                           1,469
                                                     ------------------------------------------------------
Total current assets                                            1             13,194
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         6,812
                                                     ------------------------------------------------------
Total deferred charges                                                         6,812
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $34,314           $129,341          ($24,370)
                                                     ======================================================

<PAGE 641>

MEC International B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                         Hydro
                                                        Energy
                                                         B.V.
                                                     Consolidated
===========================================================================================================
ASSETS
===========================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $119,269
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                               9
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      119,278
                                                     ------------------------------------------------------
Cash and equivalents                                        6,372
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   5,354
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        1,469
                                                     ------------------------------------------------------
Total current assets                                       13,195
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      6,812
                                                     ------------------------------------------------------
Total deferred charges                                      6,812
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $139,285
                                                     ======================================================

<PAGE 642>

MEC International B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                           Electro
                                                        Iberica          Metalurgica
                                                      de Energias         del Ebro,        Consolidating
                                                         S.A.               S.A.            Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $55,928             $7,209           $46,189
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                           3,713                  2            (3,706)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       59,641              7,211            42,483
                                                     ------------------------------------------------------
Cash and equivalents                                        3,794              2,576                 1
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   4,606              1,178              (430)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                          574                894                 1
                                                     ------------------------------------------------------
Total current assets                                        8,974              4,648              (428)
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      9,484             53,064           (55,736)
                                                     ------------------------------------------------------
Total deferred charges                                      9,484             53,064           (55,736)
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $78,099            $64,923          ($13,681)
                                                     ======================================================

<PAGE 643>

MEC International B.V.
Iberica de Energias S.A.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                        Iberica
                                                      de Energias
                                                         S.A.
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $109,326
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                               9
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      109,335
                                                     ------------------------------------------------------
Cash and equivalents                                        6,371
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   5,354
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        1,469
                                                     ------------------------------------------------------
Total current assets                                       13,194
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      6,812
                                                     ------------------------------------------------------
Total deferred charges                                      6,812
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $129,341
                                                     ======================================================

<PAGE 644>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Iberian                                Hydro
                                                       Hy-Power                               Energy
                                                       Amsterdam          Aprohiso             B.V.
                                                         B.V.               S.A.           Consolidated
============================================================================================================
ASSETS                                                                   (Inactive)
============================================================================================================
                                                                                           C>
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                   $119,269
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $9,377                                     9
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                        9,377                               119,278
                                                     ------------------------------------------------------
Cash and equivalents                                          312                                 6,372
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                         5,354
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                              1,469
                                                     ------------------------------------------------------
Total current assets                                          312                                13,195
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      1,762                                 6,812
                                                     ------------------------------------------------------
Total deferred charges                                      1,762                                 6,812
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $11,451                              $139,285
                                                     ======================================================

<PAGE 645>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                                                              Iberian
                                                        Saltos                               Hy-Power
                                                      del Porma,        Consolidating     Amsterdam B.V.
                                                         S.A.            Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                $12,962            $132,231
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                              $5            (9,391)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                            5             3,571             132,231
                                                     ------------------------------------------------------
Cash and equivalents                                            1                                 6,685
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      81               (81)              5,354
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            1                (1)              1,469
                                                     ------------------------------------------------------
Total current assets                                           83               (82)             13,508
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      2,318            (2,319)              8,573
                                                     ------------------------------------------------------
Total deferred charges                                      2,318            (2,319)              8,573
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $2,406            $1,170            $154,312
                                                     ======================================================

<PAGE 646>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                           Iberica
                                                         Hydro           de Energias
                                                        Energy              S.A.           Consolidating
                                                         B.V.           Consolidated        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                $109,326            $9,943
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         $34,313                  9           (34,313)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       34,313            109,335           (24,370)
                                                     ------------------------------------------------------
Cash and equivalents                                            1              6,371
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      5,354
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                           1,469
                                                     ------------------------------------------------------
Total current assets                                            1             13,194
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         6,812
                                                     ------------------------------------------------------
Total deferred charges                                                         6,812
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $34,314           $129,341          ($24,370)
                                                     ======================================================

<PAGE 647>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                         Hydro
                                                        Energy
                                                         B.V.
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $119,269
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                               9
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      119,278
                                                     ------------------------------------------------------
Cash and equivalents                                        6,372
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   5,354
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        1,469
                                                     ------------------------------------------------------
Total current assets                                       13,195
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      6,812
                                                     ------------------------------------------------------
Total deferred charges                                      6,812
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $139,285
                                                     ======================================================

<PAGE 648>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Electro
                                                        Iberica          Metalurgica
                                                     de Energias,         del Ebro,        Consolidating
                                                         S.A.               S.A.            Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $55,928             $7,209           $46,189
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                           3,713                  2            (3,706)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       59,641              7,211            42,483
                                                     ------------------------------------------------------
Cash and equivalents                                        3,794              2,576                 1
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   4,606              1,178              (430)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                          574                894                 1
                                                     ------------------------------------------------------
Total current assets                                        8,974              4,648              (428)
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      9,484             53,064           (55,736)
                                                     ------------------------------------------------------
Total deferred charges                                      9,484             53,064           (55,736)
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $78,099            $64,923          ($13,681)
                                                     ======================================================

<PAGE 649>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Iberica
                                                      de Energias
                                                         S.A.
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $109,326
Nuclear decommissioning trusts
Investments in partnerships                                     9
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      109,335
                                                     ------------------------------------------------------
Cash and equivalents                                        6,371
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   5,354
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        1,469
                                                     ------------------------------------------------------
Total current assets                                       13,194
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      6,812
                                                     ------------------------------------------------------
Total deferred charges                                      6,812
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $129,341
                                                     ======================================================

<PAGE 650>

MEC International B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Iberica
                                                         Hydro          de Energias,
                                                        Energy              S.A.           Consolidating
                                                         B.V.           Consolidated        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $25            $23,749           ($23,749)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                                  (2,743)                (1)
    Retained earnings                                       (304)            (5,524)
                                                     ------------------------------------------------------
                                                            (279)            15,482            (23,750)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            34,592             98,866               (621)
                                                     ------------------------------------------------------
Total capitalization                                      34,313            114,348            (24,371)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               8,172
Short-term debt
Accounts payable                                              21              3,437                  1
Accrued taxes                                                (20)               566
Accrued interest                                                                242
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                      1             12,417                  1
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                       2,339
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                        2,339
                                                     ------------------------------------------------------
Minority interest                                                               237
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $34,314           $129,341           ($24,370)
                                                     ======================================================

<PAGE 651>

MEC International B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                         Hydro
                                                        Energy
                                                         B.V.
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $25
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               (2,744)
    Retained earnings                                     (5,828)
                                                     ------------------------------------------------------
                                                          (8,547)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           132,837
                                                     ------------------------------------------------------
Total capitalization                                     124,290
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            8,172
Short-term debt
Accounts payable                                           3,459
Accrued taxes                                                546
Accrued interest                                             242
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 12,419
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    2,339
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     2,339
                                                     ------------------------------------------------------
Minority interest                                            237
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $139,285
                                                     ======================================================

<PAGE 652>

MEC International B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                                           Electro
                                                        Iberica          Metalurgica
                                                     de Engergias,        del Ebro,        Consolidating
                                                         S.A.               S.A.            Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $24,832                 $72           ($1,155)
    Additional Paid in Capital                             1,902                  25            (1,927)
    Cumulative Translation Adjustments, Net              (11,181)                242             8,196
    Retained earnings                                     12,200               2,134           (19,858)
                                                     ------------------------------------------------------
                                                          27,753               2,473           (14,744)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            45,906              52,534               426
                                                     ------------------------------------------------------
Total capitalization                                      73,659              55,007           (14,318)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            1,699               6,488               (15)
Short-term debt
Accounts payable                                           2,225                 789               423
Accrued taxes                                                404                 154                 8
Accrued interest                                             112                  82                48
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  4,440               7,513               464
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                        2,172               167
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                         2,172               167
                                                     ------------------------------------------------------
Minority interest                                                                231                 6
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $78,099             $64,923          ($13,681)
                                                     ======================================================

<PAGE 653>

MEC International B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                        Iberica
                                                      de Energias
                                                         S.A.
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $23,749
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               (2,743)
    Retained earnings                                     (5,524)
                                                     ------------------------------------------------------
                                                          15,482
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            98,866
                                                     ------------------------------------------------------
Total capitalization                                     114,348
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            8,172
Short-term debt
Accounts payable                                           3,437
Accrued taxes                                                566
Accrued interest                                             242
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 12,417
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    2,339
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     2,339
                                                     ------------------------------------------------------
Minority interest                                            237
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $129,341
                                                     ======================================================

<PAGE 654>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                        Iberian                                Hydro
                                                       Hy-Power                               Energy
                                                       Amsterdam          Aprohiso             B.V.
                                                         B.V.               S.A.           Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES                                           (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                          $1,186                                   $25
    Additional Paid in Capital                               193
    Cumulative Translation Adjustments, Net                                                     (2,744)
    Retained earnings                                      2,465                                (5,828)
                                                     ------------------------------------------------------
                                                           3,844                                (8,547)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                             7,199                               132,837
                                                     ------------------------------------------------------
Total capitalization                                      11,043                               124,290
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                                                  8,172
Short-term debt                                             (572)
Accounts payable                                             844                                 3,459
Accrued taxes                                                136                                   546
Accrued interest                                                                                   242
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                    408                                12,419
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                          2,339
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                           2,339
                                                     ------------------------------------------------------
Minority interest                                                                                  237
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $11,451                              $139,285
                                                     ======================================================

<PAGE 655>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



Iberian
                                                        Saltos                               Hy-Power
                                                       de Porma,        Consolidating     Amsterdam B.V.
                                                         S.A.            Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                            $826            ($2,537)             ($500)
    Additional Paid in Capital                                                8,745              8,938
    Cumulative Translation Adjustments, Net                 (169)               169             (2,744)
    Retained earnings                                                        (3,474)            (6,837)
                                                     ------------------------------------------------------
                                                             657              2,903             (1,143)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                               846               (847)           140,035
                                                     ------------------------------------------------------
Total capitalization                                       1,503              2,056            138,892
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                                  11              8,183
Short-term debt                                              542                 30
Accounts payable                                             313               (879)             3,737
Accrued taxes                                                  1                 (1)               682
Accrued interest                                              47                (47)               242
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                    903               (886)            12,844
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                          2,339
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                           2,339
                                                     ------------------------------------------------------
Minority interest                                                                                  237
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $2,406             $1,170           $154,312
                                                     ======================================================

<PAGE 656>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Iberica
                                                         Hydro           de Energias
                                                        Energy              S.A.           Consolidating
                                                         B.V.           Consolidated        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $25            $23,749           ($23,749)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                                  (2,743)                (1)
    Retained earnings                                       (304)            (5,524)
                                                     ------------------------------------------------------
                                                            (279)            15,482            (23,750)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            34,592             98,866               (621)
                                                     ------------------------------------------------------
Total capitalization                                      34,313            114,348            (24,371)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               8,172
Short-term debt
Accounts payable                                              21              3,437                  1
Accrued taxes                                                (20)               566
Accrued interest                                                                242
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                      1             12,417                  1
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                       2,339
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                        2,339
                                                     ------------------------------------------------------
Minority interest                                                               237
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $34,314           $129,341           ($24,370)
                                                     ======================================================

<PAGE 657>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                         Hydro
                                                        Energy
                                                         B.V.
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             $25
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               (2,744)
    Retained earnings                                     (5,828)
                                                     ------------------------------------------------------
                                                          (8,547)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           132,837
                                                     ------------------------------------------------------
Total capitalization                                     124,290
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            8,172
Short-term debt
Accounts payable                                           3,459
Accrued taxes                                                546
Accrued interest                                             242
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 12,419
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    2,339
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     2,339
                                                     ------------------------------------------------------
Minority interest                                            237
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $139,285
                                                     ======================================================

<PAGE 658>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                           Electro
                                                        Iberica          Metalurgica
                                                     de Energias,         del Ebro,        Consolidating
                                                         S.A.               S.A.            Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $24,832                $72            ($1,155)
    Additional Paid in Capital                             1,902                 25             (1,927)
    Cumulative Translation Adjustments, Net              (11,181)               242              8,196
    Retained earnings                                     12,200              2,134            (19,858)
                                                     ------------------------------------------------------
                                                          27,753              2,473            (14,744)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            45,906             52,534                426
                                                     ------------------------------------------------------
Total capitalization                                      73,659             55,007            (14,318)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            1,699              6,488                (15)
Short-term debt
Accounts payable                                           2,225                789                423
Accrued taxes                                                404                154                  8
Accrued interest                                             112                 82                 48
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  4,440              7,513                464
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                       2,172                167
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                        2,172                167
                                                     ------------------------------------------------------
Minority interest                                                               231                  6
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $78,099            $64,923           ($13,681)
                                                     ======================================================

<PAGE 659>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Iberica
                                                      de Energias
                                                         S.A.
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $23,749
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               (2,743)
    Retained earnings                                     (5,524)
                                                     ------------------------------------------------------
                                                          15,482
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            98,866
                                                     ------------------------------------------------------
Total capitalization                                     114,348
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            8,172
Short-term debt
Accounts payable                                           3,437
Accrued taxes                                                566
Accrued interest                                             242
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 12,417
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    2,339
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     2,339
                                                     ------------------------------------------------------
Minority interest                                            237
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $129,341
                                                     ======================================================

<PAGE 660>

MEC International B.V.
Hydro Energy B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                                           Iberica
                                                         Hydro          del Energias,
                                                        Energy              S.A.           Consolidating
                                                         B.V.           Consolidated        Adjustments
============================================================================================================
Electric utility revenue                                                    $24,801
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                      24,801
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     $22              3,386
Maintenance
Depreciation and decommissioning                                              3,097
Income taxes                                                 (36)             1,998
Property and other taxes                                                        108
                                                     ------------------------------------------------------
Total operating expenses                                     (14)             8,589
                                                     ------------------------------------------------------
Operating income                                              14             16,212
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               1,349
Minority Interest                                                              (236)
Taxes on nonoperating income                                                   (472)
Other - net                                                   30             (5,717)
                                                     ------------------------------------------------------
Total other income (deductions) - net                         30             (5,076)
                                                     ------------------------------------------------------
Income before interest and other expenses                     44             11,136
                                                     ------------------------------------------------------
Interest on long-term debt                                    78             11,484
Other interest expense                                                          786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                       78             12,270
                                                     ------------------------------------------------------
NET INCOME                                                   (34)            (1,134)
Retained Earnings - beginning of year                       (270)             5,053
Dividends declared on common stock                                           (9,443)
                                                     ------------------------------------------------------
Retained Earnings - end of year                            ($304)           ($5,524)
                                                     ======================================================

<PAGE 661>

MEC International B.V.
Hydro Energy B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)




                                                         Hydro
                                                        Energy
                                                         B.V.
                                                     Consolidated
============================================================================================================
Electric utility revenue                                 $24,801
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                   24,801
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   3,408
Maintenance
Depreciation and decommissioning                           3,097
Income taxes                                               1,962
Property and other taxes                                     108
                                                     ------------------------------------------------------
Total operating expenses                                   8,575
                                                     ------------------------------------------------------
Operating income                                          16,226
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            1,349
Minority Interest                                           (236)
Taxes on nonoperating income                                (472)
Other - net                                               (5,687)
                                                     ------------------------------------------------------
Total other income (deductions) - net                     (5,046)
                                                     ------------------------------------------------------
Income before interest and other expenses                 11,180
                                                     ------------------------------------------------------
Interest on long-term debt                                11,562
Other interest expense                                       786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                   12,348
                                                     ------------------------------------------------------
NET INCOME                                                (1,168)
Retained Earnings - beginning of year                      4,783
Dividends declared on common stock                        (9,443)
                                                     ------------------------------------------------------
Retained Earnings - end of year                          ($5,828)
                                                     ======================================================

Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                           Electro
                                                        Iberica          Metalurgica
                                                     de Energias,         del Ebro,        Consolidating
                                                         S.A.               S.A.            Adjustments
============================================================================================================
Electric utility revenue                                 $11,887            $10,175             $2,739
Diversified operations                                       691                                  (691)
                                                     ------------------------------------------------------
Total operating revenue                                   12,578             10,175              2,048
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   2,482              1,637               (733)
Maintenance
Depreciation and decommissioning                           1,760              2,088               (751)
Income taxes                                                 257               (984)             2,725
Property and other taxes                                      52                 56
                                                     ------------------------------------------------------
Total operating expenses                                   4,551              2,797              1,241
                                                     ------------------------------------------------------
Operating income                                           8,027              7,378                807
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              534                816                 (1)
Minority Interest                                                              (236)
Taxes on nonoperating income                                (187)              (285)
Other - net                                                 (835)             1,335             (6,217)
                                                     ------------------------------------------------------
Total other income (deductions) - net                       (488)             1,630             (6,218)
                                                     ------------------------------------------------------
Income before interest and other expenses                  7,539              9,008             (5,411)
                                                     ------------------------------------------------------
Interest on long-term debt                                 3,936              6,519              1,029
Other interest expense                                                                             786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                    3,936              6,519              1,815
                                                     ------------------------------------------------------
NET INCOME                                                 3,603              2,489             (7,226)
Retained Earnings - beginning of year                      8,597               (355)            (3,189)
Dividends declared on common stock                                                              (9,443)
                                                     ------------------------------------------------------
Retained Earnings - end of year                          $12,200             $2,134           ($19,858)
                                                     ======================================================

<PAGE 663>

MEC International B.V.
Iberica de Energias, S.A.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                        Iberica
                                                     de Energias,
                                                         S.A.
                                                     Consolidated
============================================================================================================
Electric utility revenue                                 $24,801
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                   24,801
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   3,386
Maintenance
Depreciation and decommissioning                           3,097
Income taxes                                               1,998
Property and other taxes                                     108
                                                     ------------------------------------------------------
Total operating expenses                                   8,589
                                                     ------------------------------------------------------
Operating income                                          16,212
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            1,349
Minority Interest                                           (236)
Taxes on nonoperating income                                (472)
Other - net                                               (5,717)
                                                     ------------------------------------------------------
Total other income (deductions) - net                     (5,076)
                                                     ------------------------------------------------------
Income before interest and other expenses                 11,136
                                                     ------------------------------------------------------
Interest on long-term debt                                11,484
Other interest expense                                       786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                   12,270
                                                     ------------------------------------------------------
NET INCOME                                                (1,134)
Retained Earnings - beginning of year                      5,053
Dividends declared on common stock                        (9,443)
                                                     ------------------------------------------------------
Retained Earnings - end of year                          ($5,524)
                                                     ======================================================

<PAGE 664>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                        Iberian                                Hydro
                                                       Hy-Power                               Energy
                                                       Amsterdam          Aprohiso             B.V.
                                                         B.V.               S.A.           Consolidated
============================================================================================================
(Inactive)
Electric utility revenue                                                                       $24,801
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                                         24,801
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     $28                                 3,408
Maintenance
Depreciation and decommissioning                             228                                 3,097
Income taxes                                                (726)                                1,962
Property and other taxes                                                                           108
                                                     ------------------------------------------------------
Total operating expenses                                    (470)                                8,575
                                                     ------------------------------------------------------
Operating income                                             470                                16,226
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            1,377                                 1,349
Minority Interest                                                                                 (236)
Taxes on nonoperating income                                (482)                                 (472)
Other - net                                                  722                                (5,687)
                                                     ------------------------------------------------------
Total other income (deductions) - net                      1,617                                (5,046)
                                                     ------------------------------------------------------
Income before interest and other expenses                  2,087                                11,180
                                                     ------------------------------------------------------
Interest on long-term debt                                 1,856                                11,562
Other interest expense                                                                             786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                    1,856                                12,348
                                                     ------------------------------------------------------
NET INCOME                                                   231                                (1,168)
Retained Earnings - beginning of year                      2,234                                 4,783
Dividends declared on common stock                                                              (9,443)
                                                     ------------------------------------------------------
Retained Earnings - end of year                           $2,465                               ($5,828)
                                                     ======================================================

<PAGE 665>

MEC International B.V.
Iberian Hy-Power Amsterdam B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                                              Iberian
                                                        Saltos                               Hy-Power
                                                      del Porma,        Consolidating     Amsterdam B.V.
                                                         S.A.            Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                                                       $24,801
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                                         24,801
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                         3,436
Maintenance
Depreciation and decommissioning                                                 $1              3,326
Income taxes                                                                                     1,236
Property and other taxes                                                                           108
                                                     ------------------------------------------------------
Total operating expenses                                                          1              8,106
                                                     ------------------------------------------------------
Operating income                                                                 (1)            16,695
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                  2,726
Minority Interest                                                                                 (236)
Taxes on nonoperating income                                                                      (954)
Other - net                                                                       1             (4,964)
                                                     ------------------------------------------------------
Total other income (deductions) - net                                             1             (3,428)
                                                     ------------------------------------------------------
Income before interest and other expenses                                                       13,267
                                                     ------------------------------------------------------
Interest on long-term debt                                                                      13,418
Other interest expense                                                                             786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                                         14,204
                                                     ------------------------------------------------------
NET INCOME                                                                                        (937)
Retained Earnings - beginning of year                                        (3,476)             3,541
Dividends declared on common stock                                                2             (9,441)
                                                     ------------------------------------------------------
Retained Earnings - end of year                                             ($3,474)           ($6,837)
                                                     ======================================================

<PAGE 666>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                                           Iberica
                                                         Hydro          de Energias,
                                                        Energy              S.A.           Consolidating
                                                         B.V.           Consolidated        Adjustments
============================================================================================================
Electric utility revenue                                                    $24,801
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                      24,801
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     $22              3,386
Maintenance
Depreciation and decommissioning                                              3,097
Income taxes                                                 (36)             1,998
Property and other taxes                                                        108
                                                     ------------------------------------------------------
Total operating expenses                                     (14)             8,589
                                                     ------------------------------------------------------
Operating income                                              14             16,212
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               1,349
Minority Interest                                                              (236)
Taxes on nonoperating income                                                   (472)
Other - net                                                   30             (5,717)
                                                     ------------------------------------------------------
Total other income (deductions) - net                         30             (5,076)
                                                     ------------------------------------------------------
Income before interest and other expenses                     44             11,136
                                                     ------------------------------------------------------
Interest on long-term debt                                    78             11,484
Other interest expense                                                          786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                       78             12,270
                                                     ------------------------------------------------------
NET INCOME                                                   (34)            (1,134)
Retained Earnings - beginning of year                       (270)             5,053
Dividends declared on common stock                                           (9,443)
                                                     ------------------------------------------------------
Retained Earnings - end of year                            ($304)           ($5,524)
                                                     ======================================================

<PAGE 667>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                         Hydro
                                                        Energy
                                                         B.V.
                                                     Consolidated
============================================================================================================
Electric utility revenue                                 $24,801
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                   24,801
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   3,408
Maintenance
Depreciation and decommissioning                           3,097
Income taxes                                               1,962
Property and other taxes                                     108
                                                     ------------------------------------------------------
Total operating expenses                                   8,575
                                                     ------------------------------------------------------
Operating income                                          16,226
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            1,349
Minority Interest                                           (236)
Taxes on nonoperating income                                (472)
Other - net                                               (5,687)
                                                     ------------------------------------------------------
Total other income (deductions) - net                     (5,046)
                                                     ------------------------------------------------------
Income before interest and other expenses                 11,180
                                                     ------------------------------------------------------
Interest on long-term debt                                11,562
Other interest expense                                       786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                   12,348
                                                     ------------------------------------------------------
NET INCOME                                                (1,168)
Retained Earnings - beginning of year                      4,783
Dividends declared on common stock                        (9,443)
                                                     ------------------------------------------------------
Retained Earnings - end of year                          ($5,828)
                                                     ======================================================

<PAGE 668>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                           Electro
                                                        Iberica          Metalurgica
                                                     de Energias,         del Ebro,        Consolidating
                                                         S.A.               S.A.            Adjustments
============================================================================================================
Electric utility revenue                                 $11,887            $10,175             $2,739
Diversified operations                                       691                                  (691)
                                                     ------------------------------------------------------
Total operating revenue                                   12,578             10,175              2,048
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   2,482              1,637               (733)
Maintenance
Depreciation and decommissioning                           1,760              2,088               (751)
Income taxes                                                 257               (984)             2,725
Property and other taxes                                      52                 56
                                                     ------------------------------------------------------
Total operating expenses                                   4,551              2,797              1,241
------------------------------------------------------
Operating income                                           8,027              7,378                807
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              534                816                 (1)
Minority Interest                                                              (236)
Taxes on nonoperating income                                (187)              (285)
Other - net                                                 (835)             1,335             (6,217)
                                                     ------------------------------------------------------
Total other income (deductions) - net                       (488)             1,630             (6,218)
                                                     ------------------------------------------------------
Income before interest and other expenses                  7,539              9,008             (5,411)
                                                     ------------------------------------------------------
Interest on long-term debt                                 3,936              6,519              1,029
Other interest expense                                                                             786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                    3,936              6,519              1,815
                                                     ------------------------------------------------------
NET INCOME                                                 3,603              2,489             (7,226)
Retained Earnings - beginning of year                      8,597               (355)            (3,189)
Dividends declared on common stock                                                              (9,443)
                                                     ------------------------------------------------------
Retained Earnings - end of year                          $12,200             $2,134           ($19,858)
                                                     ======================================================

<PAGE 669>

Iberian Hy-Power Amsterdam B.V.
Hydro Energy B.V.
Iberica de Energias, S.A.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                        Iberica
                                                     de Energias,
                                                         S.A.
                                                     Consolidated
============================================================================================================
Electric utility revenue                                 $24,801
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                   24,801
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   3,386
Maintenance
Depreciation and decommissioning                           3,097
Income taxes                                               1,998
Property and other taxes                                     108
                                                     ------------------------------------------------------
Total operating expenses                                   8,589
                                                     ------------------------------------------------------
Operating income                                          16,212
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            1,349
Minority Interest                                           (236)
Taxes on nonoperating income                                (472)
Other - net                                               (5,717)
                                                     ------------------------------------------------------
Total other income (deductions) - net                     (5,076)
                                                     ------------------------------------------------------
Income before interest and other expenses                 11,136
                                                     ------------------------------------------------------
Interest on long-term debt                                11,484
Other interest expense                                       786
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                   12,270
                                                     ------------------------------------------------------
NET INCOME                                                (1,134)
Retained Earnings - beginning of year                      5,053
Dividends declared on common stock                        (9,443)
                                                     ------------------------------------------------------
Retained Earnings - end of year                          ($5,524)
                                                     ======================================================

<PAGE 670>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      Edison                              Mission
                                                      Mission                             Energy
                                                      Energy            Latrobe          Ventures
                                                     Holdings            Power           Australia
                                                      Pty Ltd          Pty. Ltd.         Pty. Ltd.
                                                   Consolidated      Consolidated      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $563          $734,592
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          241                                $2,167
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                       804           734,592               2,167
                                                    ----------------------------------------------------
Cash and equivalents                                     3,961             4,446
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   23             4,206
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        60               160
                                                    ----------------------------------------------------
Total current assets                                     4,044             8,812
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     405             6,230
                                                    ----------------------------------------------------
Total deferred charges                                     405             6,230
                                                    ----------------------------------------------------
TOTAL ASSETS                                            $5,253          $749,634              $2,167
                                                    ====================================================

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                     Traralgon
                                                       Power           Loy Yang
                                                     Pty. Ltd.         Holdings        Consolidating
                                                   Consolidated        Pty. Ltd.        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                              ($734,592)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      $93,030                              (93,030)
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                    93,030                             (827,622)
                                                    ----------------------------------------------------
Cash and equivalents                                                                         (4,446)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                    (4,206)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                           (160)
                                                    ----------------------------------------------------
Total current assets                                                                         (8,812)
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                       (6,230)
                                                    ----------------------------------------------------
Total deferred charges                                                                       (6,230)
                                                    ----------------------------------------------------
TOTAL ASSETS                                           $93,030                            ($842,664)
                                                    ====================================================

<PAGE 672>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                     Loy Yang
                                                     Holdings
                                                     Pty. Ltd.
                                                   Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $563
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        2,408
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                     2,971
                                                    ----------------------------------------------------
Cash and equivalents                                     3,961
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   23
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        60
                                                    ----------------------------------------------------
Total current assets                                     4,044
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     405
                                                    ----------------------------------------------------
Total deferred charges                                     405
                                                    ----------------------------------------------------
TOTAL ASSETS                                            $7,420
                                                    ====================================================

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Edison                                Mission
                                                        Mission                               Energy
                                                        Energy             Latrobe           Ventures
                                                       Holdings             Power            Australia
                                                        Pty Ltd           Pty. Ltd.          Pty. Ltd.
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           ($43,125)
    Additional Paid in Capital                                               78,353
    Cumulative Translation Adjustments, Net                ($985)           (36,073)             ($474)
    Retained earnings                                     11,079             18,412                397
                                                     ------------------------------------------------------
                                                          10,094             17,567                (77)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                               734            515,644              2,850
                                                     ------------------------------------------------------
Total capitalization                                      10,828            533,211              2,773
                                                     ------------------------------------------------------
Other long-term liabilities                                                  (1,132)
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                          (7,651)          (268,866)              (639)
Accrued taxes                                              2,021             26,222                507
Accrued interest                                                                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 (5,630)          (242,291)              (132)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                       55            357,392               (474)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                        55            357,392               (474)
                                                     ------------------------------------------------------
Minority interest                                                           102,454
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $5,253           $749,634             $2,167
                                                     ======================================================

<PAGE 674>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                       Traralgon
                                                         Power            Loy Yang
                                                       Pty. Ltd.          Holdings         Consolidated
                                                     Consolidated         Pty. Ltd.         Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                               $43,125
    Additional Paid in Capital                                                                 (78,353)
    Cumulative Translation Adjustments, Net             ($20,793)                               56,866
    Retained earnings                                      9,695                               (28,107)
                                                     ------------------------------------------------------
                                                         (11,098)                               (6,469)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            133,068                             (648,712)
                                                     ------------------------------------------------------
Total capitalization                                      121,970                             (655,181)
                                                     ------------------------------------------------------
Other long-term liabilities                                                                      1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                         (10,124)                              278,990
Accrued taxes                                                                                  (26,222)
Accrued interest                                                                                  (353)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                (10,124)                              252,415
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (18,816)                             (338,576)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                   (18,816)                             (338,576)
                                                     ------------------------------------------------------
Minority interest                                                                             (102,454)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $93,030                             ($842,664)
                                                     ======================================================

<PAGE 675>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                       Loy Yang
                                                       Holdings
                                                       Pty. Ltd.
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net              ($1,459)
    Retained earnings                                     11,476
                                                     ------------------------------------------------------
                                                          10,017
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                             3,584
                                                     ------------------------------------------------------
Total capitalization                                      13,601
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                          (8,290)
Accrued taxes                                              2,528
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 (5,762)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     (419)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                      (419)
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $7,420
                                                     ======================================================

<PAGE 676>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Edison                                Mission
                                                        Mission                               Energy
                                                        Energy             Latrobe           Ventures
                                                       Holdings             Power            Australia
                                                       Pty Ltd.           Pty. Ltd.          Pty. Ltd.
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
Electric utility revenue                                                $175,511
Diversified operations                                 $15,824
                                                      ------------------------------------------------------
Total operating revenue                                 15,824           175,511
                                                      ------------------------------------------------------
Fuel                                                                      29,670
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                14,793            21,173                   $6
Maintenance
Depreciation and decommissioning                           145            52,880
Income taxes                                               320             6,914                    6
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                15,258           110,637                   12
                                                      ------------------------------------------------------
Operating income                                           566            64,874                  (12)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            242            15,911                   57
Minority interest                                                        (36,696)
Taxes on nonoperating income                               (86)            8,074                  (13)
Other - net                                              4,945
                                                      ------------------------------------------------------
Total other income (deductions) - net                    5,101           (12,711)                  44
                                                      ------------------------------------------------------
Income before interest and other expenses                5,667            52,163                   32
                                                      ------------------------------------------------------
Interest on long-term debt                                                74,129
Other interest expense                                                   (22,543)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                                   51,586
                                                      ------------------------------------------------------
NET INCOME                                               5,667               577                   32
Retained Earnings - beginning of year                    5,412            17,835                  365
Dividends declared on common stock
                                                      ------------------------------------------------------
Retained Earnings - end of year                        $11,079           $18,412                 $397
                                                      ======================================================

<PAGE 677>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                       Traralgon
                                                         Power            Loy Yang
                                                       Pty. Ltd.          Holdings         Consolidating
                                                     Consolidated         Pty. Ltd.         Adjustments
============================================================================================================
Electric utility revenue                              ($1,281)                              ($174,230)
Diversified operations
                                                      ------------------------------------------------------
Total operating revenue                                (1,281)                               (174,230)
                                                      ------------------------------------------------------
Fuel                                                                                          (29,670)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                      (21,173)
Maintenance
Depreciation and decommissioning                                                              (52,880)
Income taxes                                              (26)                                 (6,888)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                  (26)                               (110,611)
                                                      ------------------------------------------------------
Operating income                                       (1,255)                                (63,619)
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                         2,636                                 (18,548)
Minority interest                                                                              36,696
Taxes on nonoperating income                             (949)                                 (7,125)
Other - net                                                                                         1
                                                      ------------------------------------------------------
Total other income (deductions) - net                   1,687                                  11,024
                                                      ------------------------------------------------------
Income before interest and other expenses                 432                                 (52,595)
                                                      ------------------------------------------------------
Interest on long-term debt                                                                    (74,129)
Other interest expense                                                                         22,543
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                                                       (51,586)
                                                      ------------------------------------------------------
NET INCOME                                                432                                  (1,009)
Retained Earnings - beginning of year                   9,262                                 (27,097)
Dividends declared on common stock
                                                      ------------------------------------------------------
Retained Earnings - end of year                        $9,695                                ($28,106)
                                                      ======================================================

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                       Loy Yang
                                                       Holdings
                                                       Pty. Ltd.
                                                     Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                $15,824
                                                      ------------------------------------------------------
Total operating revenue                                15,824
                                                      ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               14,799
Maintenance
Depreciation and decommissioning                          145
Income taxes                                              326
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                               15,270
                                                      ------------------------------------------------------
Operating income                                          554
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                           298
Minority interest
Taxes on nonoperating income                              (99)
Other - net                                             4,946
                                                      ------------------------------------------------------
Total other income (deductions) - net                   5,145
                                                      ------------------------------------------------------
Income before interest and other expenses               5,699
                                                      ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                      ------------------------------------------------------
Total interest and other expenses - net
                                                      ------------------------------------------------------
NET INCOME                                              5,699
Retained Earnings - beginning of year                   5,777
Dividends declared on common stock
                                                      ------------------------------------------------------
Retained Earnings - end of year                       $11,476
                                                      ======================================================

<PAGE 679>

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                      Edison            Edison            Edison
                                                      Mission           Mission           Mission
                                                      Energy          Operation &       Operation &
                                                     Australia        Maintenance       Management
                                                        Ltd             Kwinana          Loy Yang
                                                   Consolidated        Pty. Ltd.         Pty. Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                           $5
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                         5
                                                    ----------------------------------------------------
Cash and equivalents                                     1,282
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                    ----------------------------------------------------
Total current assets                                     1,282
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                    ----------------------------------------------------
Total deferred charges
                                                    ----------------------------------------------------
TOTAL ASSETS                                            $1,287
                                                    ====================================================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                  Mission Energy        Mission
                                                     Holdings           Energy            Kwinana
                                                  Superannuation       (Kwinana)           Power
                                                   Fund Pty. Ltd       Pty. Ltd.        Partnership
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated                                                    $83,605
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $236
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                                         236             83,605
                                                    ----------------------------------------------------
Cash and equivalents                                                                          3,550
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                     2,389
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                             16
                                                    ----------------------------------------------------
Total current assets                                                                          5,955
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                        7,373
                                                    ----------------------------------------------------
Total deferred charges                                                                        7,373
                                                    ----------------------------------------------------
TOTAL ASSETS                                                                $236            $96,933
                                                    ====================================================

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                          Edison
                                                      Edison                              Mission
                                                      Mission                             Energy
                                                      Energy                             Holdings
                                                     Holdings        Consolidating       Pty. Ltd.
                                                     Pty. Ltd.        Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $563         ($83,605)               $563
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               241
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                       563          (83,605)                804
                                                    ----------------------------------------------------
Cash and equivalents                                     2,679           (3,550)              3,961
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   23           (2,389)                 23
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        60              (16)                 60
                                                    ----------------------------------------------------
Total current assets                                     2,762           (5,955)              4,044
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     405           (7,373)                405
                                                    ----------------------------------------------------
Total deferred charges                                     405           (7,373)                405
                                                    ----------------------------------------------------
TOTAL ASSETS                                            $3,730         ($96,933)             $5,253
                                                    ====================================================

<PAGE 682>

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In Thousands)

                                                        Edison             Edison             Edison
                                                        Mission            Mission            Mission
                                                        Energy           Operation &        Operation &
                                                       Australia         Maintenance        Management
                                                          Ltd              Kwinana           Loy Yang
                                                     Consolidated         Pty. Ltd.          Pty. Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustment, Net                  ($97)              ($65)             ($893)
    Retained earnings                                        506                331              4,577
                                                     ------------------------------------------------------
                                                             409                266              3,684
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                         409                266              3,684
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                             730               (385)            (4,192)
Accrued taxes                                                                   119                508
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                    730              ($266)           ($3,684)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                      148
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                       148
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $1,287
                                                     ======================================================

<PAGE 683>

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                    Mission Energy         Mission
                                                       Holdings            Energy             Kwinana
                                                    Superannuation        (Kwinana)            Power
                                                    Fund Pty. Ltd.        Pty. Ltd.         Partnership
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                                 $24,254
    Cumulative Translation Adjustments, Net                                     ($6)            (4,325)
    Retained earnings                                                            33              5,402
                                                     ------------------------------------------------------
                                                                                 27             25,331
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                  193             64,551
                                                     ------------------------------------------------------
Total capitalization                                                            220             89,882
                                                     ------------------------------------------------------
Other long-term liabilities                                                                        467
                                                     ------------------------------------------------------
Current portion of long-term debt
  And redeemable preferred stock                                                                 2,628
Short-term debt
Accounts payable                                                                                (2,566)
Accrued taxes
Accrued interest                                                                                 3,222
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                                                        3,284
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                          16
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                     3,300
                                                     ------------------------------------------------------
Total deferred credits                                                           16              3,300
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                           $236            $96,933
                                                     ======================================================

<PAGE 684>

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                              Edison
                                                        Edison                                Mission
                                                        Mission                               Energy
                                                        Energy                               Holdings
                                                       Holdings         Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                             ($24,254)
    Cumulative Translation Adjustments, Net                  $75              4,326              ($985)
    Retained earnings                                      5,632             (5,402)            11,079
                                                     ------------------------------------------------------
                                                           5,707            (25,330)            10,094
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                               541            (64,551)               734
                                                     ------------------------------------------------------
Total capitalization                                       6,248            (89,881)            10,828
                                                     ------------------------------------------------------
Other long-term liabilities                                                    (467)
                                                     ------------------------------------------------------
Current portion of long-term debt
   And redeemable preferred stock                                            (2,628)
Short-term debt
Accounts payable                                          (3,803)             2,565             (7,651)
Accrued taxes                                              1,394                                 2,021
Accrued interest                                                             (3,222)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 (2,409)            (3,285)            (5,630)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     (109)                                   55
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                 (3,300)
                                                     ------------------------------------------------------
Total deferred credits                                      (109)            (3,300)                55
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $3,730           ($96,933)            $5,253
                                                     ======================================================

<PAGE 685>

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Edison             Edison             Edison
                                                        Mission            Mission            Mission
                                                        Energy           Operation &        Operation &
                                                       Australia         Maintenance        Management
                                                          Ltd              Kwinana           Loy Yang
                                                     Consolidated         Pty. Ltd.          Pty. Ltd.
============================================================================================================
Electric utility revenue                                    ($29)
Diversified operations                                       392        $1,899           $12,403
                                                   ------------------------------------------------------
Total operating revenue                                      363         1,899            12,403
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     390         1,483            10,599
Maintenance
Depreciation and decommissioning
Income taxes                                                               153               653
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses                                     390         1,636            11,252
                                                   ------------------------------------------------------
Operating income                                             (27)          263             1,151
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses                    (27)          263             1,151
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net
                                                   ------------------------------------------------------
NET INCOME                                                   (27)          263             1,151
Retained Earnings - beginning of year                        533            68             3,426
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                             $506          $331            $4,577
                                                   ======================================================

<PAGE 686>

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                    Mission Energy         Mission
                                                       Holdings            Energy             Kwinana
                                                    Superannuation        (Kwinana)            Power
                                                    Fund Pty. Ltd.        Pty. Ltd.         Partnership
============================================================================================================
Electric utility revenue                                                     $55            $46,078
Diversified operations
                                                      ------------------------------------------------------
Total operating revenue                                                       55             46,078
                                                      ------------------------------------------------------
Fuel                                                                                         24,375
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                      4,043
Maintenance
Depreciation and decommissioning                                                              4,216
Income taxes                                                                  21                (95)
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                                      21             32,539
                                                      ------------------------------------------------------
Operating income                                                              34             13,539
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                                 264
Minority interest
Taxes on nonoperating income                                                                    (95)
Other - net
                                                      ------------------------------------------------------
Total other income (deductions) - net                                                           169
                                                      ------------------------------------------------------
Income before interest and other expenses                                     34             13,708
                                                      ------------------------------------------------------
Interest on long-term debt                                                                    8,092
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                                                       8,092
                                                      ------------------------------------------------------
NET INCOME                                                                    34              5,616
Retained Earnings - beginning of year                                         (1)              (214)
Dividends declared on common stock
                                                      ------------------------------------------------------
Retained Earnings - end of year                                              $33             $5,402
                                                      ======================================================

<PAGE 687>

MEC International B.V.
Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                              Edison
                                                        Edison                                Mission
                                                        Mission                               Energy
                                                        Energy                               Holdings
                                                       Holdings         Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                ($26)           ($46,078)
Diversified operations                                 1,130                                  $15,824
                                                      ------------------------------------------------------
Total operating revenue                                1,104             (46,078)              15,824
                                                      ------------------------------------------------------
Fuel                                                                     (24,375)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               2,322              (4,044)              14,793
Maintenance
Depreciation and decommissioning                         145              (4,216)                 145
Income taxes                                            (507)                 95                  320
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                               1,960             (32,540)              15,258
                                                      ------------------------------------------------------
Operating income                                        (856)            (13,538)                 566
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                          242                (264)                 242
Minority interest
Taxes on nonoperating income                             (86)                 95                  (86)
Other - net                                            4,946                  (1)               4,945
                                                      ------------------------------------------------------
Total other income (deductions) - net                  5,102                (170)               5,101
                                                      ------------------------------------------------------
Income before interest and other expenses              4,246             (13,708)               5,667
                                                      ------------------------------------------------------
Interest on long-term debt                                                (8,092)
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                                   (8,092)
                                                      ------------------------------------------------------
NET INCOME                                             4,246              (5,616)               5,667
Retained Earnings - beginning of year                  1,386                 214                5,412
Dividends declared on common stock
                                                      ------------------------------------------------------
Retained Earnings - end of year                       $5,632             ($5,402)             $11,079
                                                      ======================================================

Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                      Mission           Latrobe
                                                     Victoria            Power          Loy Yang B
                                                    Partnership       Partnership      Joint Venture
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                           $734,592           $1,359,017
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                     $203,638         (309,119)
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                   203,638          425,473            1,359,017
                                                    ----------------------------------------------------
Cash and equivalents                                        53            4,393               35,464
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   89            4,117               11,219
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                        160                  314
                                                    ----------------------------------------------------
Total current assets                                       142            8,670               46,997
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                    6,230               14,498
                                                    ----------------------------------------------------
Total deferred charges                                                    6,230               14,498
                                                    ----------------------------------------------------
TOTAL ASSETS                                          $203,780         $440,373           $1,420,512
                                                    ====================================================

<PAGE 689>

Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                          Latrobe
                                                      Latrobe                              Power
                                                       Power         Consolidating       Pty. Ltd.
                                                     Pty. Ltd.        Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning



Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                        ($1,359,017)            $734,592
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                     $105,481
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                   105,481       (1,359,017)             734,592
                                                    ----------------------------------------------------
Cash and equivalents                                                    (35,464)               4,446
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               (11,219)               4,206
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                       (314)                 160
                                                    ----------------------------------------------------
Total current assets                                                    (46,997)               8,812
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  (14,498)               6,230
                                                    ----------------------------------------------------
Total deferred charges                                                  (14,498)               6,230
                                                    ----------------------------------------------------
TOTAL ASSETS                                          $105,481      ($1,420,512)            $749,634
                                                    ====================================================

Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Latrobe
                                                       Victoria             Power        Loy Yang B
                                                      Partnership        Partnership     Joint Venture
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           ($43,125)
    Additional Paid in Capital                          $180,708           (102,355)           $87,778
    Cumulative Translation Adjustments, Net               36,677            (79,453)           (58,596)
    Retained earnings                                        183             16,440             44,312
                                                     ------------------------------------------------------
                                                         217,568           (208,493)            73,494
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              387,875          1,108,105
                                                     ------------------------------------------------------
Total capitalization                                     217,568            179,382          1,181,599
                                                     ------------------------------------------------------
Other long-term liabilities                                                  (1,132)
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                           1,867           (234,812)          (307,853)
Accrued taxes                                                                                   48,160
Accrued interest                                                                353                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  1,867           (234,459)          (259,340)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (15,655)           394,128            (31,223)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                   529,476
                                                     ------------------------------------------------------
Total deferred credits                                   (15,655)           394,128            498,253
                                                     ------------------------------------------------------
Minority interest                                                           102,454
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $203,780           $440,373         $1,420,512
                                                     ======================================================

<PAGE 691>

Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Latrobe
                                                        Latrobe                                Power
                                                         Power          Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                              ($43,125)
    Additional Paid in Capital                                             ($87,778)            78,353
    Cumulative Translation Adjustments, Net               $6,703             58,596            (36,073)
    Retained earnings                                      1,790            (44,313)            18,412
                                                     ------------------------------------------------------
                                                           8,493            (73,495)            17,567
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           127,769         (1,108,105)           515,644
                                                     ------------------------------------------------------
Total capitalization                                     136,262         (1,181,600)           553,211
                                                     ------------------------------------------------------
Other long-term liabilities                                                                     (1,132)
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                         (35,922)           307,854           (268,866)
Accrued taxes                                             26,222            (48,160)            26,222
Accrued interest                                                               (353)               353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 (9,700)           259,341           (242,291)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (21,081)            31,223            357,392
Accumulated deferred investment tax credits
Customer advances and other deferred credits                               (529,476)
                                                     ------------------------------------------------------
Total deferred credits                                   (21,081)          (498,253)           357,392
                                                     ------------------------------------------------------
Minority interest                                                                              102,454
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $105,481        ($1,420,512)          $749,634
                                                     ======================================================

<PAGE 692>
Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                        Mission            Latrobe
                                                       Victoria             Power           Loy Yang B
                                                      Partnership        Partnership       Joint Venture
============================================================================================================
Electric utility revenue                                                 $175,511             $249,826
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                   175,511              249,826
                                                     ------------------------------------------------------
Fuel                                                                       29,670               39,501
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                   21,173               27,605
Maintenance
Depreciation and decommissioning                                           52,880               62,657
Income taxes                                               ($61)            6,875                4,292
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                    (61)          110,598              134,055
                                                     ------------------------------------------------------
Operating income                                             61            64,913              115,771
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                             191            12,767               19,170
Minority interest                                                         (36,696)             (36,696)
Taxes on nonoperating income                                (69)            9,206               (6,901)
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                       122           (14,723)             (24,427)
                                                     ------------------------------------------------------
Income before interest and other expenses                   183            50,190               91,344
                                                     ------------------------------------------------------
Interest on long-term debt                                                 74,129
Other interest expense                                                    (22,544)              74,129
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                    51,585               74,129
                                                     ------------------------------------------------------
NET INCOME                                                  183            (1,395)              17,215
Retained Earnings - beginning of year                                      17,835               27,097
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                            $183           $16,440              $44,312
                                                     ======================================================

<PAGE 693>

Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                                              Latrobe
                                                        Latrobe                                Power
                                                         Power          Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                                ($249,826)            $175,511
Diversified operations
                                                      ------------------------------------------------------
Total operating revenue                                                  (249,826)             175,511
                                                      ------------------------------------------------------
Fuel                                                                      (39,501)              29,670
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                  (27,605)              21,173
Maintenance
Depreciation and decommissioning                                          (62,657)              52,880
Income taxes                                              $100             (4,292)               6,914
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                   100           (134,055)             110,637
                                                      ------------------------------------------------------
Operating income                                          (100)          (115,771)              64,874
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                          2,953            (19,170)              15,911
Minority interest                                                          36,696)             (36,696)
Taxes on nonoperating income                            (1,063)             6,901                8,074
Other - net
                                                      ------------------------------------------------------
Total other income (deductions) - net                    1,890             24,427              (12,711)
                                                      ------------------------------------------------------
Income before interest and other expenses                1,790            (91,344)              52,163
                                                      ------------------------------------------------------
Interest on long-term debt                                                                      74,129
Other interest expense                                                    (74,128)             (22,543)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                                   (74,128)              51,586
                                                      ------------------------------------------------------
NET INCOME                                               1,790            (17,216)                 577
Retained Earnings - beginning of year                                     (27,097)              17,835
Dividends declared on common stock
                                                      ------------------------------------------------------
Retained Earnings - end of year                         $1,790           ($44,313)             $18,412
                                                      ======================================================

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                      Mission           Latrobe
                                                     Victoria            Power          Loy Yang B
                                                    Partnership       Partnership      Joint Venture
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning



Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                           $734,592           $1,359,017
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                     $203,638         (309,119)
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                   203,638          425,473            1,359,017
                                                    ----------------------------------------------------
Cash and equivalents                                        53            4,393               35,464
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   89            4,117               11,219
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                        160                  314
                                                    ----------------------------------------------------
Total current assets                                       142            8,670               46,997
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                    6,230               14,498
                                                    ----------------------------------------------------
Total deferred charges                                                    6,230               14,498
                                                    ----------------------------------------------------
TOTAL ASSETS                                          $203,780         $440,373           $1,420,512
                                                    ====================================================

<PAGE 695>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                                          Latrobe
                                                      Latrobe                              Power
                                                       Power         Consolidating       Pty. Ltd.
                                                     Pty. Ltd.        Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                        ($1,359,017)            $734,592
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                     $105,481
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                   105,481       (1,359,017)             734,592
                                                    ----------------------------------------------------
Cash and equivalents                                                    (35,464)               4,446
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               (11,219)               4,206
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                       (314)                 160
                                                    ----------------------------------------------------
Total current assets                                                    (46,997)               8,812
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  (14,498)               6,230
                                                    ----------------------------------------------------
Total deferred charges                                                  (14,498)               6,230
                                                    ----------------------------------------------------
TOTAL ASSETS                                          $105,481      ($1,420,512)            $749,634
                                                    ====================================================

<PAGE 696>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Latrobe
                                                       Victoria             Power           Loy Yang B
                                                      Partnership        Partnership       Joint Venture
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           ($43,125)
    Additional Paid in Capital                          $180,708           (102,355)           $87,778
    Cumulative Translation Adjustments, Net               36,677            (79,453)           (58,596)
    Retained earnings                                        183             16,440             44,312
                                                     ------------------------------------------------------
                                                         217,568           (208,493)            73,494
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              387,875          1,108,105
                                                     ------------------------------------------------------
Total capitalization                                     217,568            179,382          1,181,599
                                                     ------------------------------------------------------
Other long-term liabilities                                                  (1,132)
                                                     ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                           1,867           (234,812)          (307,853)
Accrued taxes                                                                                   48,160
Accrued interest                                                                353                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  1,867           (234,459)          (259,340)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (15,655)           394,128            (31,223)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                   529,476
                                                     ------------------------------------------------------
Total deferred credits                                   (15,655)           394,128            498,253
                                                     ------------------------------------------------------
Minority interest                                                           102,454
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $203,780           $440,373         $1,420,512
                                                     ======================================================

<PAGE 697>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Latrobe
                                                        Latrobe                                Power
                                                         Power          Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                              ($43,125)
    Additional Paid in Capital                                             ($87,778)            78,353
    Cumulative Translation Adjustments, Net               $6,703             58,496            (36,073)
    Retained earnings                                      1,790            (44,313)            18,412
                                                     ------------------------------------------------------
                                                           8,493            (73,495)            17,567
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           127,769         (1,108,105)           515,644
                                                     ------------------------------------------------------
Total capitalization                                     136,262         (1,181,600)           533,211
                                                     ------------------------------------------------------
Other long-term liabilities                                                                     (1,132)
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                         (35,922)           307,854           (268,866)
Accrued taxes                                             26,222            (48,160)            26,222
Accrued interest                                                               (353)               353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 (9,700)           259,341           (242,291)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (21,081)            31,223            357,392
Accumulated deferred investment tax credits
Customer advances and other deferred credits                               (529,476)
                                                     ------------------------------------------------------
Total deferred credits                                   (21,081)          (498,253)           357,392
                                                     ------------------------------------------------------
Minority interest                                                                              102,454
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $105,481        ($1,420,512)          $749,634
                                                     ======================================================

<PAGE 698>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                        Mission            Latrobe
                                                       Victoria             Power           Loy Yang B
                                                      Partnership        Partnership       Joint Venture
============================================================================================================
Electric utility revenue                                                 $175,511             $249,826
Diversified operations
                                                      ------------------------------------------------------
Total operating revenue                                                   175,511              249,826
                                                      ------------------------------------------------------
Fuel                                                                       29,670               39,501
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                   21,173               27,605
Maintenance
Depreciation and decommissioning                                           52,880               62,657
Income taxes                                              ($61)             6,875                4,292
Property and other taxes
                                                      ------------------------------------------------------
Total operating expenses                                   (61)           110,598              134,055
                                                      ------------------------------------------------------
Operating income                                            61             64,913              115,771
                                                      ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            191             12,767               19,170
Minority interest                                                         (36,696)             (36,696)
Taxes on nonoperating income                               (69)             9,206               (6,901)
Other - net
                                                      ------------------------------------------------------
Total other income (deductions) - net                      122            (14,723)             (24,427)
                                                      ------------------------------------------------------
Income before interest and other expenses                  183             50,190               91,344
                                                      ------------------------------------------------------
Interest on long-term debt                                                 74,129
Other interest expense                                                    (22,544)              74,129
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                      ------------------------------------------------------
Total interest and other expenses - net                                    51,585               74,129
                                                      ------------------------------------------------------
NET INCOME                                                 183             (1,395)              17,215
Retained Earnings - beginning of year                                      17,835               27,097
Dividends declared on common stock
                                                      ------------------------------------------------------
Retained Earnings - end of year                           $183            $16,440              $44,312
                                                      ======================================================

<PAGE 699>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                                              Latrobe
                                                        Latrobe                                Power
                                                         Power          Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                                  ($249,826)          $175,511
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                    (249,826)           175,511
                                                     ------------------------------------------------------
Fuel                                                                        (39,501)            29,670
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                    (27,605)            21,173
Maintenance
Depreciation and decommissioning                                            (62,657)            52,880
Income taxes                                               $100              (4,292)             6,914
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                    100            (134,055)           110,637
                                                     ------------------------------------------------------
Operating income                                           (100)           (115,771)            64,874
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                           2,953             (19,170)            15,911
Minority interest                                                            36,696            (36,696)
Taxes on nonoperating income                             (1,063)              6,901              8,074
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                     1,890              24,427            (12,711)
                                                     ------------------------------------------------------
Income before interest and other expenses                 1,790             (91,344)            52,163
                                                     ------------------------------------------------------
Interest on long-term debt                                                                      74,129
Other interest expense                                                      (74,128)           (22,543)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                     (74,128)            51,586
                                                     ------------------------------------------------------
NET INCOME                                                1,790             (17,216)               577
Retained Earnings - beginning of year                                       (27,097)            17,835
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                          $1,790            ($44,313)           $18,412
                                                     ======================================================

Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Holdings Pty. Ltd.
Edison Mission Energy Australia Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                          Edison
                                                                                          Mission
                                                      Latrobe                             Energy
                                                       Power          Loy Yang B         Australia
                                                    Partnership      Joint Venture         Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         $734,592         $1,359,017
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    (309,119)                                    $5
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                  425,473          1,359,017                   5
                                                    ----------------------------------------------------
Cash and equivalents                                    4,393             35,464               1,282
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts               4,117             11,219
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                      160                314
                                                    ----------------------------------------------------
Total current assets                                    8,670             46,997               1,282
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                  6,230             14,498
                                                    ----------------------------------------------------
Total deferred charges                                  6,230             14,498
                                                    ----------------------------------------------------
TOTAL ASSETS                                         $440,373         $1,420,512              $1,287
                                                    ====================================================

<PAGE 701>

Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Holdings Pty.Ltd.
Edison Mission Energy Australia Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                        Edison
                                                                        Mission
                                                                        Energy
                                                                       Australia
                                                   Consolidating         Ltd.
                                                    Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          ($2,093,609)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         309,119             $5
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                   (1,784,490)             5
                                                    ----------------------------------------------------
Cash and equivalents                                      (39,857)         1,282
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 (15,336)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                         (474)
                                                    ----------------------------------------------------
Total current assets                                      (55,667)         1,282
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                    (20,728)
                                                    ----------------------------------------------------
Total deferred charges                                    (20,728)
                                                    ----------------------------------------------------
TOTAL ASSETS                                          ($1,860,885)        $1,287
                                                    ====================================================

<PAGE 702>

Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Holdings Pty. Ltd.
Edison Mission Energy Australia Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Edison
                                                                                              Mission
                                                        Latrobe                               Energy
                                                         Power           Loy Yang B          Australia
                                                      Partnership       Joint Venture          Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        ($43,125)
    Additional Paid in Capital                          (102,355)           $87,778
    Cumulative Translation Adjustments, Net              (79,453)           (58,596)              ($97)
    Retained earnings                                     16,440             44,312                506
                                                     ------------------------------------------------------
                                                        (208,493)            73,494                409
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           387,875          1,108,105
                                                     ------------------------------------------------------
Total capitalization                                     179,382          1,181,599                409
                                                     ------------------------------------------------------
Other long-term liabilities                               (1,132)
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                        (234,812)          (307,853)               730
Accrued taxes                                                                48,160
Accrued interest                                             353                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                               (234,459)          (259,340)               730
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  394,128            (31,223)               148
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                519,476
                                                     ------------------------------------------------------
Total deferred credits                                   394,128            498,253                148
                                                     ------------------------------------------------------
Minority interest                                        102,454
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $440,373         $1,420,512             $1,287
                                                     ======================================================

<PAGE 703>

Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Holdings Pty. Ltd.
Edison Mission Energy Australia Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                           Edison
                                                                           Mission
                                                                           Energy
                                                                          Australia
                                                     Consolidating          Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $43,125
    Additional Paid in Capital                            14,577
    Cumulative Translation Adjustments, Net              138,049               ($97)
    Retained earnings                                    (60,752)               506
                                                     ------------------------------------------------------
                                                         134,999                409
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                        (1,495,980)
                                                     ------------------------------------------------------
Total capitalization                                  (1,360,981)               409
                                                     ------------------------------------------------------
Other long-term liabilities                                1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                         542,665                730
Accrued taxes                                            (48,160)
Accrued interest                                            (706)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                493,799                730
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                 (362,905)               148
Accumulated deferred investment tax credits
Customer advances and other deferred credits            (529,476)
                                                     ------------------------------------------------------
Total deferred credits                                  (892,381)               148
                                                     ------------------------------------------------------
Minority interest                                       (102,454)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 ($1,860,885)            $1,287
                                                     ======================================================

Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Holdings Pty. Ltd
Edison Mission Energy Australia Ltd.
Consolidating Statements of Income and Retained Earnings
December 31, 1997
(In thousands)


                                                                                              Edison
                                                                                              Mission
                                                        Latrobe                               Energy
                                                         Power           Loy Yang B          Australia
                                                      Partnership       Joint Venture          Ltd.
============================================================================================================
Electric utility revenue                              $175,511            $249,826                 ($29)
Diversified operations                                                                              392
                                                     ------------------------------------------------------
Total operating revenue                                175,511             249,826                  363
                                                     ------------------------------------------------------
Fuel                                                    29,670              39,501
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                21,173              27,605                  390
Maintenance
Depreciation and decommissioning                        52,880              62,657
Income taxes                                             6,875               4,292
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                               110,598             134,055                  390
                                                     ------------------------------------------------------
Operating income                                        64,913             115,771                  (27)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                         12,767              19,170
Minority interest                                      (36,696)            (36,696)
Taxes on nonoperating income                             9,206              (6,901)
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                  (14,723)            (24,427)
                                                     ------------------------------------------------------
Income before interest and other expenses               50,190              91,344                  (27)
                                                     ------------------------------------------------------
Interest on long-term debt                              74,129
Other interest expense                                 (22,544)             74,129
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                 51,585              74,129
                                                     ------------------------------------------------------
NET INCOME                                              (1,395)             17,215                  (27)
Retained Earnings - beginning of year                   17,835              27,087                  533
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                        $16,440             $44,312                 $506
                                                     ======================================================

Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Holdings Pty Ltd
Edison Mission Energy Australia Ltd.
Consolidating Statements of Income and Retained Earnings
December 31, 1997
(In thousands)



                                                                           Edison
                                                                           Mission
                                                                           Energy
                                                                          Australia
                                                     Consolidating          Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue                               ($425,337)           ($29)
Diversified operations                                                       392
                                                     ------------------------------------------------------
Total operating revenue                                 (425,337)            363
                                                     ------------------------------------------------------
Fuel                                                     (69,171)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 (48,778)            390
Maintenance
Depreciation and decommissioning                        (115,537)
Income taxes                                             (11,167)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                (244,653)            390
                                                     ------------------------------------------------------
Operating income                                        (180,684)            (27)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                          (31,937)
Minority interest                                         73,392
Taxes on nonoperating income                              (2,305)
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                     39,150
                                                     ------------------------------------------------------
Income before interest and other expenses               (141,534)            (27)
                                                     ------------------------------------------------------
Interest on long-term debt                               (74,129)
Other interest expense                                   (51,585)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                 (125,714)
                                                     ------------------------------------------------------
NET INCOME                                               (15,820)            (27)
Retained Earnings - beginning of year                    (44,932)            533
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                         ($60,752)           $506
                                                     ======================================================

Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                        Mission           Latrobe
                                                       Victoria            Power           Loy Yang B
                                                      Partnership       Partnership       Joint Venture
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                         ----------------------------------------------------
Total utility plant
                                                         ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                  $734,592       $1,359,017
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                             $203,638        (309,119)
Investments in leveraged leases
Other investments
                                                         ----------------------------------------------------
Total other property and investments                           203,638         425,473        1,359,017
                                                         ----------------------------------------------------
Cash and equivalents                                                53           4,393           35,464
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                           89           4,117           11,219
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                               160              314
                                                         ----------------------------------------------------
Total current assets                                               142           8,670           46,997
                                                         ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                           6,230           14,498
                                                         ----------------------------------------------------
Total deferred charges                                                           6,230           14,498
                                                         ----------------------------------------------------
TOTAL ASSETS                                                  $203,780        $440,373       $1,420,512
                                                         ====================================================

<PAGE 707>

Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                                          Mission
                                                      Mission                             Energy
                                                      Energy                             Ventures
                                                     Ventures                            Australia
                                                     Australia       Consolidating       Pty. Ltd.
                                                     Pty. Ltd.        Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                        ($2,093,609)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       $2,167          105,481               $2,167
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                     2,167       (1,988,128)               2,167
                                                    ----------------------------------------------------
Cash and equivalents                                                    (39,910)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               (15,425)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                       (474)
                                                    ----------------------------------------------------
Total current assets                                                    (55,809)
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  (20,728)
                                                    ----------------------------------------------------
Total deferred charges                                                  (20,728)
                                                    ----------------------------------------------------
TOTAL ASSETS                                            $2,167      ($2,064,665)              $2,167
                                                    ====================================================

Loy Yang Holdings Pty. Ltd.
Mission Energy Venture Australia Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                        Mission            Latrobe
                                                       Victoria             Power        Loy Yang B
                                                      Partnership        Partnership     Joint Venture
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           ($43,125)
    Additional Paid in Capital                          $180,708           (102,355)           $87,778
    Cumulative Translation Adjustments, Net               36,677            (79,453)           (58,596)
    Retained earnings                                        183             16,440             44,312
                                                     ------------------------------------------------------
                                                         217,568           (208,493)            73,494
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              387,875          1,108,105
                                                     ------------------------------------------------------
Total capitalization                                     217,568            179,382          1,181,599
                                                     ------------------------------------------------------
Other long-term liabilities                                                  (1,132)
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           1,867           (234,812)          (307,853)
Accrued taxes                                                                                   48,160
Accrued interest                                                                353                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  1,867           (234,459)          (259,340)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (15,655)           394,128            (31,223)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                   529,476
                                                     ------------------------------------------------------
Total deferred credits                                   (15,655)           394,128            498,253
                                                     ------------------------------------------------------
Minority interest                                                           102,454
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $203,780           $440,373         $1,420,512
                                                     ======================================================

<PAGE 709>

Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Mission
                                                        Mission                               Energy
                                                        Energy                               Ventures
                                                       Ventures                              Australia
                                                       Australia        Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                            $43,125
    Additional Paid in Capital                                             (166,131)
    Cumulative Translation Adjustments, Net                ($474)           101,372              ($474)
    Retained earnings                                        397            (60,935)               397
                                                     ------------------------------------------------------
                                                             (77)           (82,569)               (77)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                             2,850         (1,495,980)             2,850
                                                     ------------------------------------------------------
Total capitalization                                       2,773         (1,578,549)             2,773
                                                     ------------------------------------------------------
Other long-term liabilities                                                   1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                            (639)           540,798               (639)
Accrued taxes                                                507            (48,160)               507
Accrued interest                                                               (706)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                   (132)           491,932               (132)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     (474)          (347,250)              (474)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                               (529,476)
                                                     ------------------------------------------------------
Total deferred credits                                      (474)          (876,726)              (474)
                                                     ------------------------------------------------------
Minority interest                                                          (102,454)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $2,167        ($2,064,665)            $2,167
                                                     ======================================================

<PAGE 710>

Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)




                                                        Mission            Latrobe
                                                       Victoria             Power           Loy Yang B
                                                      Partnership        Partnership       Joint Venture
============================================================================================================
Electric utility revenue                                                  $175,511            $249,826
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                    175,511             249,826
                                                     ------------------------------------------------------
Fuel                                                                        29,670              39,501
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                    21,173              27,605
Maintenance
Depreciation and decommissioning                                            52,880              62,657
Income taxes                                               ($61)             6,875               4,292
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                    (61)           110,598             134,055
                                                     ------------------------------------------------------
Operating income                                             61             64,913             115,771
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                             191             12,767              19,170
Minority interest                                                          (36,696)            (36,696)
Taxes on nonoperating income                                (69)             9,206              (6,901)
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                       122            (14,723)            (24,427)
                                                     ------------------------------------------------------
Income before interest and other expenses                   183             50,190              91,344
                                                     ------------------------------------------------------
Interest on long-term debt                                                  74,129
Other interest expense                                                     (22,544)             74,129
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                     51,585              74,129
                                                     ------------------------------------------------------
NET INCOME                                                  183             (1,395)             17,215
Retained Earnings - beginning of year                                       17,835              27,097
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                            $183            $16,440             $44,312
                                                     ======================================================

<PAGE 711>

Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                                              Mission
                                                        Mission                               Energy
                                                        Energy                               Ventures
                                                       Ventures                              Australia
                                                       Australia        Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                                  ($425,337)
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                    (425,337)
                                                     ------------------------------------------------------
Fuel                                                                        (69,171)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     $6             (48,778)                $6
Maintenance
Depreciation and decommissioning                                           (115,537)
Income taxes                                                  6             (11,106)                 6
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                     12            (244,592)                12
                                                     ------------------------------------------------------
Operating income                                            (12)           (180,745)               (12)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              57             (32,128)                57
Minority interest                                                            73,392
Taxes on nonoperating income                                (13)             (2,236)               (13)
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                        44              39,028                 44
                                                     ------------------------------------------------------
Income before interest and other expenses                    32            (141,717)                32
                                                     ------------------------------------------------------
Interest on long-term debt                                                  (74,129)
Other interest expense                                                      (51,585)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                    (125,714)
                                                     ------------------------------------------------------
NET INCOME                                                   32             (16,003)                32
Retained Earnings - beginning of year                       365             (44,932)               365
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                            $397            ($60,935)              $397
                                                     ======================================================

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                      Mission           Latrobe
                                                     Victoria            Power          Loy Yang B
                                                    Partnership       Partnership      Joint Venture
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                           $734,592           $1,359,017
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                     $203,638         (309,119)
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                   203,638          425,473            1,359,017
                                                    ----------------------------------------------------
Cash and equivalents                                        53            4,393               35,464
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   89            4,117               11,219
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                        160                  314
                                                    ----------------------------------------------------
Total current assets                                       142            8,670               46,997
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                    6,230               14,498
                                                    ----------------------------------------------------
Total deferred charges                                                    6,230               14,498
                                                    ----------------------------------------------------
TOTAL ASSETS                                          $203,780         $440,373           $1,420,512
                                                    ====================================================

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                         Traralgon
                                                     Traralgon                             Power
                                                       Power         Consolidating       Pty. Ltd.
                                                     Pty. Ltd.        Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                        ($2,093,609)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      $93,030          105,481              $93,030
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                    93,030       (1,988,128)              93,030
                                                    ----------------------------------------------------
Cash and equivalents                                                    (39,910)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               (15,425)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                       (474)
                                                    ----------------------------------------------------
Total current assets                                                    (55,809)
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  (20,728)
                                                    ----------------------------------------------------
Total deferred charges                                                  (20,728)
                                                    ----------------------------------------------------
TOTAL ASSETS                                           $93,030      ($2,064,665)             $93,030
                                                    ====================================================

<PAGE 714>

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission            Latrobe
                                                       Victoria             Power           Loy Yang B
                                                      Partnership        Partnership       Joint Venture
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           ($43,125)
    Additional Paid in Capital                          $180,708           (102,355)           $87,778
    Cumulative Translation Adjustments, Net               36,677            (79,453)           (58,596)
    Retained earnings                                        183             16,440             44,312
                                                     ------------------------------------------------------
                                                         217,568           (208,493)            73,494
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              387,875          1,108,105
                                                     ------------------------------------------------------
Total capitalization                                     217,568            179,382          1,181,599
                                                     ------------------------------------------------------
Other long-term liabilities                                                  (1,132)
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           1,867           (234,812)          (307,853)
Accrued taxes                                                                                   48,160
Accrued interest                                                                353                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  1,867           (234,459)          (259,340)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (15,655)           394,128            (31,223)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                   529,476
                                                     ------------------------------------------------------
Total deferred credits                                   (15,655)           394,128            498,253
                                                     ------------------------------------------------------
Minority interest                                                           102,454
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $203,780           $440,373         $1,420,512
                                                     ======================================================

<PAGE 715>

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                             Traralgon
                                                       Traralgon                               Power
                                                         Power          Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                            $43,125
    Additional Paid in Capital                                             (166,131)
    Cumulative Translation Adjustments, Net             ($20,793)           101,372           ($20,793)
    Retained earnings                                      9,695            (60,935)             9,695
                                                     ------------------------------------------------------
                                                         (11,098)           (82,569)           (11,098)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           133,068         (1,495,980)           133,068
                                                     ------------------------------------------------------
Total capitalization                                     121,970         (1,578,549)           121,970
                                                     ------------------------------------------------------
Other long-term liabilities                                                   1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                         (10,124)           540,798            (10,124)
Accrued taxes                                                               (48,160)
Accrued interest                                                               (706)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                (10,124)           491,932            (10,124)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (18,816)          (347,250)           (18,816)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                               (529,476)
                                                     ------------------------------------------------------
Total deferred credits                                   (18,816)          (876,726)           (18,816)
                                                     ------------------------------------------------------
Minority interest                                                          (102,454)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $93,030        ($2,064,665)           $93,030
                                                     ======================================================

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                        Mission            Latrobe
                                                       Victoria             Power           Loy Yang B
                                                      Partnership        Partnership       Joint Venture
============================================================================================================
Electric utility revenue                                                   $175,511           $249,826
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                     175,511            249,826
                                                     ------------------------------------------------------
Fuel                                                                         29,670             39,501
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                     21,173             27,605
Maintenance
Depreciation and decommissioning                                             52,880             62,657
Income taxes                                                ($61)             6,875              4,292
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                     (61)           110,598            134,055
                                                     ------------------------------------------------------
Operating income                                              61             64,913            115,771
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              191             12,767             19,170
Minority interest                                                           (36,696)           (36,696)
Taxes on nonoperating income                                 (69)             9,206             (6,901)
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                        122            (14,723)           (24,427)
                                                     ------------------------------------------------------
Income before interest and other expenses                    183             50,190             91,344
                                                     ------------------------------------------------------
Interest on long-term debt                                                   74,129
Other interest expense                                                      (22,544)            74,129
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                      51,585             74,129
                                                     ------------------------------------------------------
NET INCOME                                                   183             (1,395)            17,215
Retained Earnings - beginning of year                                        17,835             27,097
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                             $183            $16,440            $44,312
                                                     ======================================================

<PAGE 717>

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                                             Traralgon
                                                       Traralgon                               Power
                                                         Power          Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                 ($1,281)         ($425,337)           ($1,281)
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                   (1,281)          (425,337)            (1,281)
                                                     ------------------------------------------------------
Fuel                                                                        (69,171)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                    (48,778)
Maintenance
Depreciation and decommissioning                                           (115,537)
Income taxes                                                 (26)           (11,106)               (26)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                     (26)          (244,592)               (26)
                                                     ------------------------------------------------------
Operating income                                          (1,255)          (180,745)            (1,255)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            2,636            (32,128)             2,636
Minority interest                                                            73,392
Taxes on nonoperating income                                (949)            (2,236)              (949)
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                      1,687             39,028              1,687
                                                     ------------------------------------------------------
Income before interest and other expenses                    432           (141,717)               432
                                                     ------------------------------------------------------
Interest on long-term debt                                                  (74,129)
Other interest expense                                                      (51,585)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                    (125,714)
                                                     ------------------------------------------------------
NET INCOME                                                   432            (16,003)               432
Retained Earnings - beginning of year                      9,262            (44,932)             9,262
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                           $9,695           ($60,935)            $9,695
                                                     ======================================================

Loy Yang Holdings Pty. Ltd.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                      Mission           Latrobe
                                                     Victoria            Power          Loy Yang B
                                                    Partnership       Partnership      Joint Venture
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                           $734,592           $1,359,017
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                     $203,638         (309,119)
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                   203,638          425,473            1,359,017
                                                    ----------------------------------------------------
Cash and equivalents                                        53            4,393               35,464
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   89            4,117               11,219
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                        160                  314
                                                    ----------------------------------------------------
Total current assets                                       142            8,670               46,997
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                    6,230               14,498
                                                    ----------------------------------------------------
Total deferred charges                                                    6,230               14,498
                                                    ----------------------------------------------------
TOTAL ASSETS                                          $203,780         $440,373           $1,420,512
                                                    ====================================================

<PAGE 719>

Loy Yang Holdings Pty. Ltd.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                                         Traralgon
                                                     Traralgon                             Power
                                                       Power         Consolidating       Pty. Ltd.
                                                     Pty. Ltd.        Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                    ----------------------------------------------------
Total utility plant
                                                    ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                        ($2,093,609)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      $93,030          105,481              $93,030
Investments in leveraged leases
Other investments
                                                    ----------------------------------------------------
Total other property and investments                    93,030       (1,988,128)              93,030
                                                    ----------------------------------------------------
Cash and equivalents                                                    (39,910)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               (15,425)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                       (474)
                                                    ----------------------------------------------------
Total current assets                                                    (55,809)
                                                    ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  (20,728)
                                                    ----------------------------------------------------
Total deferred charges                                                  (20,728)
                                                    ----------------------------------------------------
TOTAL ASSETS                                           $93,030      ($2,064,665)             $93,030
                                                    ====================================================

<PAGE 720>

Loy Yang Holdings Pty. Ltd.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                        Mission            Latrobe
                                                       Victoria             Power           Loy Yang B
                                                      Partnership        Partnership       Joint Venture
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           ($43,125)
    Additional Paid in Capital                          $180,708           (102,355)           $87,778
    Cumulative Translation Adjustments, Net               36,677            (79,453)           (58,596)
    Retained earnings                                        183             16,440             44,312
                                                     ------------------------------------------------------
                                                         217,568           (208,493)            73,494
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              387,875          1,108,105
                                                     ------------------------------------------------------
Total capitalization                                     217,568            179,382          1,181,599
                                                     ------------------------------------------------------
Other long-term liabilities                                                  (1,132)
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           1,867           (234,812)          (307,853)
Accrued taxes                                                                                   48,160
Accrued interest                                                                353                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  1,867           (234,459)          (259,340)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (15,655)           394,128            (31,223)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                   529,476
                                                     ------------------------------------------------------
Total deferred credits                                   (15,655)           394,128            498,253
                                                     ------------------------------------------------------
Minority interest                                                           102,454
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $203,780           $440,373         $1,420,512
                                                     ======================================================

<PAGE 721>

Loy Yang Holdings Pty. Ltd.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                             Traralgon
                                                       Traralgon                               Power
                                                         Power          Consolidating        Pty. Ltd.
                                                       Pty. Ltd.         Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                            $43,125
    Additional Paid in Capital                                             (166,131)
    Cumulative Translation Adjustments, Net             ($20,793)           101,372           ($20,793)
    Retained earnings                                      9,695            (60,935)             9,695
                                                     ------------------------------------------------------
                                                         (11,098)           (82,569)           (11,098)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           133,068         (1,495,980)           133,068
                                                     ------------------------------------------------------
Total capitalization                                     121,970         (1,578,549)           121,970
                                                     ------------------------------------------------------
Other long-term liabilities                                                   1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                         (10,124)           540,798            (10,124)
Accrued taxes                                                               (48,160)
Accrued interest                                                               (706)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                (10,124)           491,932            (10,124)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  (18,816)          (347,250)           (18,816)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                               (529,476)
                                                     ------------------------------------------------------
Total deferred credits                                   (18,816)          (876,726)           (18,816)
                                                     ------------------------------------------------------
Minority interest                                                          (102,454)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $93,030        ($2,064,665)            $93,030
                                                     ======================================================

Loy Yang Holdings Pty. Ltd.
Traralgon Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                        Mission            Latrobe
                                                       Victoria             Power        Loy Yang B
                                                      Partnership        Partnership     Joint Venture
============================================================================================================
Electric utility revenue                                                   $175,511           $249,826
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                     175,511            249,826
                                                     ------------------------------------------------------
Fuel                                                                         29,670             39,501
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                     21,173             27,605
Maintenance
Depreciation and decommissioning                                             52,880             62,657
Income taxes                                                ($61)             6,875              4,292
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                     (61)           110,598            134,055
                                                     ------------------------------------------------------
Operating income                                              61             64,913            115,771
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              191             12,767             19,170
Minority interest                                                           (36,696)           (36,696)
Taxes on nonoperating income                                 (69)             9,206             (6,901)
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                        122            (14,723)           (24,427)
                                                     ------------------------------------------------------
Income before interest and other expenses                    183             50,190             91,344
                                                     ------------------------------------------------------
Interest on long-term debt                                                   74,129
Other interest expense                                                      (22,544)            74,129
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                      51,585             74,129
                                                     ------------------------------------------------------
NET INCOME                                                   183             (1,395)            17,215
Retained Earnings - beginning of year                                        17,835             27,097
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                             $183            $16,440            $44,312
                                                     ======================================================

Loy Yang Holdings Pty. Ltd.
Traralgon Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                                             Traralgon
                                                       Traralgon                               Power
                                                         Power          Consolidating        Pty. Ltd.
                                                       Pty Ltd.          Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                 ($1,281)         ($425,337)           ($1,281)
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                   (1,281)          (425,337)            (1,281)
                                                     ------------------------------------------------------
Fuel                                                                        (69,171)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                    (48,778)
Maintenance
Depreciation and decommissioning                                           (115,537)
Income taxes                                                 (26)           (11,106)               (26)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                     (26)          (244,592)               (26)
                                                     ------------------------------------------------------
Operating income                                          (1,255)          (180,745)            (1,255)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            2,636            (32,128)             2,636
Minority interest                                                            73,392
Taxes on nonoperating income                                (949)            (2,236)              (949)
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                      1,687             39,028              1,687
                                                     ------------------------------------------------------
Income before interest and other expenses                    432           (141,717)               432
                                                     ------------------------------------------------------
Interest on long-term debt                                                  (74,129)
Other interest expense                                                      (51,585)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                    (125,714)
                                                     ------------------------------------------------------
NET INCOME                                                   432            (16,003)               432
Retained Earnings - beginning of year                      9,262            (44,932)             9,262
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                           $9,695           ($60,935)            $9,695
                                                     ======================================================

<PAGE 724>

MEC International B.V.
Pride Hold Limited
Consolidating Balance Sheet
For The Year Ended December 31, 1997
(In thousands)



                                                       Lakeland
                                                         Power            Lakeland             Pride
                                                      Development           Power              Hold
                                                        Company             Ltd.              Limited
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                               $174,677
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                    $1
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                        174,677                   1
                                                     ------------------------------------------------------
Cash and equivalents                                                         45,872               2,760
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                    14,185
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                           (519)
                                                     ------------------------------------------------------
Total current assets                                                         59,538               2,760
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                      (15,416)
                                                     ------------------------------------------------------
Total deferred charges                                                      (15,416)
                                                     ------------------------------------------------------
TOTAL ASSETS                                                               $218,799              $2,761
                                                     ======================================================

MEC International B.V.
Pride Hold Limited
Consolidating Balance Sheet
For The Year Ended December 31, 1997
(In thousands)



                                                                            Pride
                                                                            Hold
                                                     Consolidating         Limited
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                               $174,677
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            ($1)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                          (1)           174,677
                                                     ------------------------------------------------------
Cash and equivalents                                                         48,632
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                    14,185
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                           (519)
                                                     ------------------------------------------------------
Total current assets                                                         62,298
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                         1            (15,415)
                                                     ------------------------------------------------------
Total deferred charges                                        $1            (15,415)
                                                     ------------------------------------------------------
TOTAL ASSETS                                                               $221,560
                                                     ======================================================

<PAGE 726>

MEC International B.V.
Pride Hold Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                       Lakeland
                                                         Power            Lakeland             Pride
                                                      Development           Power              Hold
                                                        Company             Ltd.              Limited
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                 $1
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                                   1,034
    Retained earnings                                        ($2)            32,014            ($2,508)
                                                     ------------------------------------------------------
                                                              (2)            33,049             (2,508)

Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              130,723
                                                     ------------------------------------------------------
Total capitalization                                          (2)           163,772             (2,508)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                              25,128
Short-term debt
Accounts payable                                               2              6,321              5,269
Accrued taxes                                                                    44
Accrued interest                                                              4,452
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                     $2             35,945              5,269
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                      19,082
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                       19,082
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $218,799             $2,761
                                                     ======================================================

<PAGE 727>

MEC International B.V.
Pride Hold Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                            Pride
                                                                            Hold
                                                     Consolidating         Limited
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             ($1)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                   (1)            $1,033
    Retained earnings                                     (6,033)            23,471
                                                     ------------------------------------------------------
                                                          (6,035)            24,504
Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              130,723
                                                     ------------------------------------------------------
Total capitalization                                      (6,035)           155,227
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                              25,128
Short-term debt
Accounts payable                                               1             11,593
Accrued taxes                                                                    44
Accrued interest                                                              4,452
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                      1             41,217
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                      19,082
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                       19,082
                                                     ------------------------------------------------------
Minority interest                                         $6,034              6,034
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $221,560
                                                     ======================================================

MEC International B.V.
Pride Hold Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                       Lakeland
                                                         Power            Lakeland             Pride
                                                      Development           Power              Hold
                                                        Company             Ltd.              Limited
============================================================================================================
Electric utility revenue                                                      $99,541
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                                        99,541
                                                   ------------------------------------------------------
Fuel                                                                           46,476
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $2             12,838             $2,508
Maintenance
Depreciation and decommissioning                                                8,265
Income taxes                                                                    4,705
Property and other taxes                                                        1,987
                                                   ------------------------------------------------------
Total operating expenses                                         2             74,271              2,508
                                                   ------------------------------------------------------
Operating income                                                (2)            25,270             (2,508)
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 2,339
Minority interest                                                              (1,926)
Taxes on nonoperating income                                                     (730)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                                            (317)
                                                   ------------------------------------------------------
Income before interest and other expenses                       (2)            24,953             (2,508)
                                                   ------------------------------------------------------
Interest on long-term debt                                                     14,370
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                                        14,370
                                                   ------------------------------------------------------
NET INCOME                                                      (2)            10,583             (2,508)
Retained Earnings - beginning of year                                          21,431
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                                ($2)           $32,014            ($2,508)
                                                   ======================================================

<PAGE 729>

MEC International B.V.
Pride Hold Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                            Pride
                                                                            Hold
                                                     Consolidated          Limited
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                                      $99,541
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                                        99,541
                                                   ------------------------------------------------------
Fuel                                                                           46,476
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                       15,348
Maintenance
Depreciation and decommissioning                                                8,265
Income taxes                                                                    4,705
Property and other taxes                                                        1,987
                                                   ------------------------------------------------------
Total operating expenses                                                       76,781
                                                   ------------------------------------------------------
Operating income                                                               22,760
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 2,339
Minority interest                                                              (1,926)
Taxes on nonoperating income                                                     (730)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                                            (317)
                                                   ------------------------------------------------------
Income before interest and other expenses                                      22,443
                                                   ------------------------------------------------------
Interest on long-term debt                                                     14,370
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                                        14,370
                                                   ------------------------------------------------------
NET INCOME                                                                      8,073
Retained Earnings - beginning of year                      ($6,033)            15,398
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            ($6,033)           $23,471
                                                   ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Mission
                                                        Edison             Mission             Hydro
                                                        Mission            Energy              (UK)
                                                        Energy            Services            Limited
                                                        Limited            Limited         Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                               $1,269                $2
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $3,956
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                        1,269                 2               3,956
                                                     ------------------------------------------------------
Cash and equivalents                                          592                32               1,713
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      61               576
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                          948               (56)                  9
                                                     ------------------------------------------------------
Total current assets                                        1,601               552               1,722
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                        118
                                                     ------------------------------------------------------
Total deferred charges                                        118
                                                     ------------------------------------------------------
TOTAL ASSETS                                               $2,988              $554             $5,678
                                                     ======================================================

<PAGE 731>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Edison
                                                                            Pride             Mission
                                                        Mission             Hold            Operation &
                                                        (No. 2)            Limited          Maintenance
                                                        Limited         Consolidated          Limited
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                               $174,677
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                        174,677
                                                     ------------------------------------------------------
Cash and equivalents                                                         48,632                  $1
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                    14,185
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                           (519)                  2
                                                     ------------------------------------------------------
Total current assets                                                         62,298                   3
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                      (15,415)
                                                     ------------------------------------------------------
Total deferred charges                                                      (15,415)
                                                     ------------------------------------------------------
TOTAL ASSETS                                                               $221,560                  $3
                                                     ======================================================

<PAGE 732>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                        Mission                               Mission
                                                        Energy                                Energy
                                                        Company                               Company
                                                         (UK)           Consolidating      (UK) Limited
                                                        Limited          Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                   $175,948
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $9,401           $12,874              26,231
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                        9,401            12,874             202,179
                                                     ------------------------------------------------------
Cash and equivalents                                       38,903           (30,232)             59,641
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                        62              14,884
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                384
                                                     ------------------------------------------------------
Total current assets                                       38,903           (30,170)             74,909
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     46,019           (24,748)              5,974
                                                     ------------------------------------------------------
Total deferred charges                                     46,019           (24,748)              5,974
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $94,323          ($42,044)           $283,062
                                                     ======================================================

<PAGE 733>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Mission
                                                        Edison             Mission             Hydro
                                                        Mission            Energy              (UK)
                                                        Energy            Services            Limited
                                                        Limited            Limited         Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                                   $8,889
    Cumulative Translation Adjustments, Net                                                          16
    Retained earnings                                      $1,808              $878               2,278
                                                     ------------------------------------------------------
                                                            1,808               878              11,183
Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                        1,808               878              11,183
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                            1,120              (329)            (5,505)
Accrued taxes                                                  60                 5
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                   1,180              (324)            (5,505)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       $2,988              $554             $5,678
                                                     ======================================================

<PAGE 734>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Edison
                                                                            Pride             Mission
                                                        Mission             Hold            Operation &
                                                        (No. 2)            Limited          Maintenance
                                                        Limited         Consolidated          Limited
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                                   $1,033               $50
    Retained earnings                                                         23,471               534
                                                     ------------------------------------------------------
                                                                              24,504               584
Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                               130,723
                                                     ------------------------------------------------------
Total capitalization                                                         155,227               584
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               25,128
Short-term debt
Accounts payable                                                              11,593              (629)
Accrued taxes                                                                     44                48
Accrued interest                                                               4,452
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                                     41,217              (581)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                       19,082
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                        19,082
                                                     ------------------------------------------------------
Minority interest                                                              6,034
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                        $221,560                $3
                                                     ======================================================

<PAGE 735>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                        Mission                               Mission
                                                        Energy                                Energy
                                                        Company                               Company
                                                         (UK)           Consolidating      (UK) Limited
                                                        Limited          Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $22,751                                $22,751
    Additional Paid in Capital                            11,620            ($8,889)             11,620
    Cumulative Translation Adjustments, Net               (3,610)             7,478               4,967
    Retained earnings                                     (6,798)              (489)             21,682
                                                     ------------------------------------------------------
                                                          23,963             (1,900)             61,020
Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            33,674             (2,824)            161,573
                                                     ------------------------------------------------------
Total capitalization                                      57,637             (4,724)            222,593
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                              (3,523)             21,605
Short-term debt
Accounts payable                                          36,686            (33,798)              9,138
Accrued taxes                                                                     1                 158
Accrued interest                                                                                  4,452
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 36,686            (37,320)             35,353
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                          19,082
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                           19,082
                                                     ------------------------------------------------------
Minority interest                                                                                 6,034
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $94,323           ($42,044)           $283,062
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                              Mission
                                                        Edison             Mission             Hydro
                                                        Mission            Energy              (UK)
                                                        Energy            Services            Limited
                                                        Limited            Limited         Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                     $11,545             $2,963
                                                   ------------------------------------------------------
Total operating revenue                                     11,545              2,963
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    10,313              2,720                 $5
Maintenance
Depreciation and decommissioning                               643                  1
Income taxes                                                   (26)               (12)               104
Property and other taxes                                       296
                                                   ------------------------------------------------------
Total operating expenses                                    11,226              2,709                109
                                                   ------------------------------------------------------
Operating income                                               319                254               (109)
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                 43                 39              1,436
Minority interest
Taxes on nonoperating income                                   (13)               (12)              (445)
Other - net                                                     28
                                                   ------------------------------------------------------
Total other income (deductions) - net                           58                 27                991
                                                   ------------------------------------------------------
Income before interest and other expenses                      377                281                882
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net
                                                   ------------------------------------------------------
NET INCOME                                                     377                281                882
Retained Earnings - beginning of year                        1,431                597              1,396
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                             $1,808               $878             $2,278
                                                   ======================================================

<PAGE 737>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                              Edison
                                                                            Pride             Mission
                                                        Mission             Hold            Operation &
                                                        (No. 2)            Limited          Maintenance
                                                        Limited         Consolidated          Limited
===========================================================================================================
Electric utility revenue                                                      $99,541
Diversified operations                                                                            $2,313
                                                   ------------------------------------------------------
Total operating revenue                                                        99,541              2,313
                                                   ------------------------------------------------------
Fuel                                                                           46,476
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                       15,348              1,987
Maintenance
Depreciation and decommissioning                                                8,265
Income taxes                                                                    4,705                 (3)
Property and other taxes                                                        1,987
                                                   ------------------------------------------------------
Total operating expenses                                                       76,781              1,984
                                                   ------------------------------------------------------
Operating income                                                               22,760                329
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 2,339                  4
Minority interest                                                              (1,926)
Taxes on nonoperating income                                                     (730)                (1)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                                            (317)                 3
                                                   ------------------------------------------------------
Income before interest and other expenses                                      22,443                332
                                                   ------------------------------------------------------
Interest on long-term debt                                                     14,370
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                                        14,370
                                                   ------------------------------------------------------
NET INCOME                                                                      8,073                332
Retained Earnings - beginning of year                                          15,398                202
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                                               $23,471               $534
                                                   ======================================================

<PAGE 738>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                        Mission                               Mission
                                                        Energy                                Energy
                                                        Company                               Company
                                                         (UK)           Consolidating      (UK) Limited
                                                        Limited          Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                                                         $99,541
Diversified operations                                                        ($2,443)            14,378
                                                   ------------------------------------------------------
Total operating revenue                                                        (2,443)           113,919
                                                   ------------------------------------------------------
Fuel                                                                                              46,476
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $324             (2,588)            28,109
Maintenance
Depreciation and decommissioning                             1,355                 (1)            10,263
Income taxes                                                  (418)              (477)             3,873
Property and other taxes                                                           (2)             2,281
                                                   ------------------------------------------------------
Total operating expenses                                     1,261             (3,068)            91,002
                                                   ------------------------------------------------------
Operating income                                            (1,261)               625             22,917
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              1,349             (2,363)             2,847
Minority interest                                              (77)                               (2,003)
Taxes on nonoperating income                                  (418)               736               (883)
Other - net                                                                         1                 29
                                                   ------------------------------------------------------
Total other income (deductions) - net                          854             (1,626)               (10)
                                                   ------------------------------------------------------
Income before interest and other expenses                     (407)            (1,001)            22,907
                                                   ------------------------------------------------------
Interest on long-term debt                                   2,352             (1,002)            15,720
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                      2,352             (1,002)            15,720
                                                   ------------------------------------------------------
NET INCOME                                                  (2,759)                 1              7,187
Retained Earnings - beginning of year                       (4,039)            (2,654)            12,331
Dividends declared on common stock                                              2,164              2,164
                                                   ------------------------------------------------------
Retained Earnings - end of year                            ($6,798)             ($489)           $21,682
                                                   ======================================================

Mission Energy Company (UK) Limited
Pride Hold Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                       Lakeland
                                                         Power            Lakeland             Pride
                                                      Development           Power              Hold
                                                        Company             Ltd.              Limited
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                $174,677
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                    $1
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         174,677                  1
                                                     ------------------------------------------------------
Cash and equivalents                                                          45,872              2,760
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                     14,185
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                           (519)
                                                     ------------------------------------------------------
Total current assets                                                          59,538              2,760
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                      (15,416)
                                                     ------------------------------------------------------
Total deferred charges                                                      (15,416)
                                                     ------------------------------------------------------
TOTAL ASSETS                                                               $218,799              $2,761
                                                     ======================================================

<PAGE 740>

Mission Energy Company (UK) Limited
Pride Hold Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                            Pride
                                                     Consolidating      Hold Limited
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                               $174,677
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            ($1)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                          (1)           174,677
                                                     ------------------------------------------------------
Cash and equivalents                                                         48,632
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                    14,185
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                           (519)
                                                     ------------------------------------------------------
Total current assets                                                         62,298
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                         1            (15,415)
                                                     ------------------------------------------------------
Total deferred charges                                        $1            (15,415)
                                                     ------------------------------------------------------
TOTAL ASSETS                                                               $221,560
                                                     ======================================================

<PAGE 741>

Mission Energy Company (UK) Limited
Pride Hold Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                       Lakeland
                                                         Power            Lakeland             Pride
                                                      Development           Power              Hold
                                                        Company             Ltd.              Limited
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                 $1
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                                   1,034
    Retained earnings                                        ($2)            32,014            ($2,508)
                                                     ------------------------------------------------------
                                                              (2)            33,049             (2,508)
Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              130,723
                                                     ------------------------------------------------------
Total capitalization                                          (2)           163,772             (2,508)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                              25,128
Short-term debt
Accounts payable                                               2              6,321              5,269
Accrued taxes                                                                    44
Accrued interest                                                              4,452
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                     $2             35,945              5,269
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                      19,082
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                       19,082
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $218,799             $2,761
                                                     ======================================================

<PAGE 742>

Mission Energy Company (UK) Limited
Pride Hold Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                            Pride
                                                     Consolidating      Hold Limited
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                             ($1)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                   (1)             $1,033
    Retained earnings                                     (6,033)             23,471
                                                     ------------------------------------------------------
                                                          (6,035)             24,504
Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                               130,723
                                                     ------------------------------------------------------
Total capitalization                                      (6,035)            155,227
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               25,128
Short-term debt
Accounts payable                                               1              11,593
Accrued taxes                                                                     44
Accrued interest                                                               4,452
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                      1              41,217
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                       19,082
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                        19,082
                                                     ------------------------------------------------------
Minority interest                                         $6,034               6,034
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                        $221,560
                                                     ======================================================

<PAGE 743>

Mission Energy Company (UK) Limited
Pride Hold Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                       Lakeland
                                                         Power            Lakeland             Pride
                                                      Development           Power              Hold
                                                        Company             Ltd.              Limited
============================================================================================================
Electric utility revenue                                                      $99,541
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                                        99,541
                                                   ------------------------------------------------------
Fuel                                                                           46,476
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    $2                 12,838             $2,508
Maintenance
Depreciation and decommissioning                                                8,265
Income taxes                                                                    4,705
Property and other taxes                                                        1,987
                                                   ------------------------------------------------------
Total operating expenses                                     2                 74,271              2,508
                                                   ------------------------------------------------------
Operating income                                            (2)                25,270             (2,508)
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 2,339
Minority interest                                                              (1,926)
Taxes on nonoperating income                                                     (730)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                                            (317)
                                                   ------------------------------------------------------
Income before interest and other expenses                   (2)                24,953             (2,508)
                                                   ------------------------------------------------------
Interest on long-term debt                                                     14,370
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                                        14,370
                                                   ------------------------------------------------------
NET INCOME                                                  (2)                10,583             (2,508)
Retained Earnings - beginning of year                                          21,431
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            ($2)               $32,014            ($2,508)
                                                   ======================================================

<PAGE 744>

Mission Energy Company (UK) Limited
Pride Hold Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                            Pride
                                                     Consolidating      Hold Limited
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                                    $99,541
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                                      99,541
                                                     ------------------------------------------------------
Fuel                                                                         46,476
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                     15,348
Maintenance
Depreciation and decommissioning                                              8,265
Income taxes                                                                  4,705
Property and other taxes                                                      1,987
                                                     ------------------------------------------------------
Total operating expenses                                                     76,781
                                                     ------------------------------------------------------
Operating income                                                             22,760
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                               2,339
Minority interest                                                            (1,926)
Taxes on nonoperating income                                                   (730)
Other - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                          (317)
                                                     ------------------------------------------------------
Income before interest and other expenses                                    22,443
                                                     ------------------------------------------------------
Interest on long-term debt                                                   14,370
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                      14,370
                                                     ------------------------------------------------------
NET INCOME                                                                    8,073
Retained Earnings - beginning of year                    ($6,033)            15,398
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - end of year                          ($6,033)           $23,471
                                                     ======================================================

Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         First             Mission
                                                         Hydro              Hydro             Mission
                                                       Holdings            Limited             Hydro
                                                        Company          Partnership           (UK)
                                                     Consolidated       Consolidated          Limited
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,087,660         $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)           (87,415)             $3,956
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,000,245          1,624,670               3,956
                                                     ------------------------------------------------------
Cash and equivalents                                      65,887             96,905               1,713
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 40,736             47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,843              5,997                   9
                                                     ------------------------------------------------------
Total current assets                                     112,466            150,651               1,722
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   312,639            320,907
                                                     ------------------------------------------------------
Total deferred charges                                   312,639            320,907
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $1,425,350         $2,096,228              $5,678
                                                     ======================================================

<PAGE 746>

Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Mission
                                                                            Hydro
                                                     Consolidating      (UK) Limited
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         ($2,799,745)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        174,830              $3,956
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                  (2,624,915)              3,956
                                                     ------------------------------------------------------
Cash and equivalents                                    (162,792)              1,713
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                (88,485)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                     (11,840)                  9
                                                     ------------------------------------------------------
Total current assets                                    (263,117)              1,722
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                  (633,546)
                                                     ------------------------------------------------------
Total deferred charges                                  (633,546)
                                                     ------------------------------------------------------
TOTAL ASSETS                                         ($3,521,578)             $5,678
                                                     ======================================================

<PAGE 747>

Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         First             Mission
                                                         Hydro              Hydro             Mission
                                                       Holdings            Limited             Hydro
                                                        Company          Partnership           (UK)
                                                     Consolidated       Consolidated          Limited
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $304,352            $347,477
    Additional Paid in Capital                                                                  $8,889
    Cumulative Translation Adjustments, Net               28,132              29,850                16
    Retained earnings                                     40,363              56,570             2,278
                                                     ------------------------------------------------------
                                                         372,847             433,897            11,183
Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           657,080           1,105,020
                                                     ------------------------------------------------------
Total capitalization                                   1,029,927           1,538,917            11,183
                                                     ------------------------------------------------------
Other long-term liabilities                               32,598              33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                                6,293
Short-term debt
Accounts payable                                          13,043               7,476            (5,505)
Accrued taxes                                             29,400              29,400
Accrued interest                                          24,590              24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 67,033              68,112            (5,505)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  295,792             304,475
Accumulated deferred investment tax credits                                  150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                   295,792             455,469
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $1,425,350          $2,096,228            $5,678
                                                     ======================================================

<PAGE 748>

Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Mission
                                                                            Hydro
                                                     Consolidating      (UK) Limited
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       ($651,829)
    Additional Paid in Capital                                               $8,889
    Cumulative Translation Adjustments, Net              (57,982)                16
    Retained earnings                                    (96,933)             2,278
                                                     ------------------------------------------------------
                                                        (806,744)            11,183
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                        (1,762,100)
                                                     ------------------------------------------------------
Total capitalization                                  (2,568,844)            11,183
                                                     ------------------------------------------------------
Other long-term liabilities                              (66,328)
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                           (6,293)
Short-term debt
Accounts payable                                         (20,519)            (5,505)
Accrued taxes                                            (58,800)
Accrued interest                                         (49,533)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                               (135,145)            (5,505)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                 (600,267)
Accumulated deferred investment tax credits             (150,994)
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                  (751,261)
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 ($3,521,578)            $5,678
                                                     ======================================================

<PAGE 749>

Mission Energy Company (UK) Limited
Mission Hydro (UK) Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                         First             Mission
                                                         Hydro              Hydro             Mission
                                                       Holdings            Limited             Hydro
                                                        Company          Partnership           (UK)
                                                     Consolidated       Consolidated          Limited
============================================================================================================
Electric utility revenue                                $324,430           $400,026
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                  324,430            400,026
                                                     ------------------------------------------------------
Fuel                                                      81,865             91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  66,650             73,081                 $5
Maintenance
Depreciation and decommissioning                          26,415             36,192
Income taxes                                               8,867             20,073                104
Property and other taxes                                  16,474             16,474
                                                     ------------------------------------------------------
Total operating expenses                                 200,271            237,516                109
                                                     ------------------------------------------------------
Operating income                                         124,159            162,510               (109)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            3,996              4,619              1,436
Minority interest
Taxes on nonoperating income                              (1,239)            (1,463)              (445)
Other - net                                                    1                  1
                                                     ------------------------------------------------------
Total other income (deductions) - net                      2,758              3,157                991
                                                     ------------------------------------------------------
Income before interest and other expenses                126,917            165,667                882
                                                     ------------------------------------------------------
Interest on long-term debt                                59,091             59,091
Other interest expense                                         3             22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                   59,094             81,637
                                                     ------------------------------------------------------
NET INCOME                                                67,823             84,030                 882
Retained Earnings - beginning of year                     68,324             68,324               1,396
Dividends declared on common stock                       (95,784)           (95,784)
                                                     ------------------------------------------------------
Retained Earnings - end of year                          $40,363            $56,570              $2,278
                                                     ======================================================

Mission Energy Company (UK) Limited
Mission Hydro (UK) Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                           Mission
                                                                            Hydro
                                                     Consolidating      (UK) Limited
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue                               ($724,456)
Diversified operations
                                                     ------------------------------------------------------
Total operating revenue                                 (724,456)
                                                     ------------------------------------------------------
Fuel                                                    (173,561)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                (139,731)                $5
Maintenance
Depreciation and decommissioning                         (62,607)
Income taxes                                             (28,940)               104
Property and other taxes                                 (32,948)
                                                     ------------------------------------------------------
Total operating expenses                                (437,787)               109
                                                     ------------------------------------------------------
Operating income                                        (286,669)              (109)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                           (8,615)             1,436
Minority interest
Taxes on nonoperating income                               2,702               (445)
Other - net                                                   (2)
                                                     ------------------------------------------------------
Total other income (deductions) - net                     (5,915)               991
                                                     ------------------------------------------------------
Income before interest and other expenses               (292,584)               882
                                                     ------------------------------------------------------
Interest on long-term debt                              (118,182)
Other interest expense                                   (22,549)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                 (140,731)
                                                     ------------------------------------------------------
NET INCOME                                              (151,853)               882
Retained Earnings - beginning of year                   (136,648)             1,396
Dividends declared on common stock                       191,568
                                                     ------------------------------------------------------
Retained Earnings - end of year                         ($96,933)            $2,278
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          EME
                                                      Generation           Mission
                                                       Holdings             Hydro
                                                        Limited            Limited         Consolidating
                                                     Consolidated        Partnership        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)           $405,515         ($405,515)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670             405,515          (405,515)
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997
                                                     ------------------------------------------------------
Total current assets                                     150,651
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907
                                                     ------------------------------------------------------
Total deferred charges                                   320,907
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228            $405,515         ($405,515)
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Mission
                                                         Hydro
                                                        Limited
                                                      Partnership
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        (87,415)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997
                                                     ------------------------------------------------------
Total current assets                                     150,651
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907
                                                     ------------------------------------------------------
Total deferred charges                                   320,907
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          EME
                                                      Generation           Mission
                                                       Holdings             Hydro
                                                        Limited            Limited         Consolidating
                                                     Consolidated        Partnership        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477           $405,515         ($405,515)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                29,850
    Retained earnings                                      56,570
                                                     ------------------------------------------------------
                                                          433,897            405,515          (405,515)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917            405,515          (405,515)
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476
Accrued taxes                                              29,400
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   455,469                             (150,994)
Accumulated deferred investment tax credits                                                    150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228           $405,515         ($405,515)
                                                     ======================================================

<PAGE 754>

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Ltd. Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited
                                                      Partnership
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                29,850
    Retained earnings                                      56,570
                                                     ------------------------------------------------------
                                                          433,897
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476
Accrued taxes                                              29,400
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   304,475
Accumulated deferred investment tax credits               150,994
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228
                                                     ======================================================

<PAGE 755>

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                          EME
                                                      Generation           Mission
                                                       Holdings             Hydro
                                                        Limited            Limited         Consolidating
                                                     Consolidated        Partnership        Adjustments
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081
Maintenance
Depreciation and decommissioning                            36,192
Income taxes                                                20,073
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516
                                                   ------------------------------------------------------
Operating income                                           162,510
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619
Minority interest
Taxes on nonoperating income                                (1,463)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570
                                                   ======================================================

<PAGE 756>

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                        Mission
                                                         Hydro
                                                        Limited
                                                      Partnership
                                                     Consolidated
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081
Maintenance
Depreciation and decommissioning                            36,192
Income taxes                                                20,073
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516
                                                   ------------------------------------------------------
Operating income                                           162,510
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619
Minority interest
Taxes on nonoperating income                                (1,463)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570
                                                   ======================================================

<PAGE 757>

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                             EME
                                                                          Victoria            Energy
                                                        Loyvic           Generation           Capital
                                                       Pty Ltd.            Limited          Partnership
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                $624,425
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         624,425
                                                     ------------------------------------------------------
Cash and equivalents                                                          31,018
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                      7,013
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                             154
                                                     ------------------------------------------------------
Total current assets                                                          38,185
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                         8,268
                                                     ------------------------------------------------------
Total deferred charges                                                         8,268
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $670,878
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         First
                                                         Hydro               EME
                                                       Holdings          Generation
                                                        Company           Holdings         Consolidating
                                                     Consolidated          Limited          Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,087,660
Nuclear decommissioning trusts
Investments in partnerships                              (87,415)
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,000,245
                                                     ------------------------------------------------------
Cash and equivalents                                      65,887
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 40,736
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,843
                                                     ------------------------------------------------------
Total current assets                                     112,466
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   312,639
                                                     ------------------------------------------------------
Total deferred charges                                   312,639
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $1,425,350
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                          EME
                                                      Generation
                                                       Holdings
                                                        Limited
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $1,712,085
Nuclear decommissioning trusts
Investments in partnerships                              (87,415)
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                   1,624,670
                                                     ------------------------------------------------------
Cash and equivalents                                      96,905
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 47,749
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                       5,997
                                                     ------------------------------------------------------
Total current assets                                     150,651
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   320,907
                                                     ------------------------------------------------------
Total deferred charges                                   320,907
                                                     ------------------------------------------------------
TOTAL ASSETS                                          $2,096,228
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria            Energy
                                                        Loyvic           Generation           Capital
                                                       Pty Ltd.            Limited          Partnership
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                            $43,125
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                                  (2,863)
    Retained earnings                                                        16,207
                                                     ------------------------------------------------------
                                                                             56,469
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                              447,940
                                                     ------------------------------------------------------
Total capitalization                                                        504,409
                                                     ------------------------------------------------------
Other long-term liabilities                                                   1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293
Short-term debt
Accounts payable                                                               (986)
Accrued taxes
Accrued interest                                                                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                                     5,660
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                     159,677
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                      159,677
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $670,878
                                                     ======================================================

<PAGE 761>

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                         First
                                                         Hydro               EME
                                                       Holdings          Generation
                                                        Company           Holdings         Consolidating
                                                     Consolidated          Limited          Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $304,352
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                28,132                               $4,581
    Retained earnings                                      40,363
                                                     ------------------------------------------------------
                                                          372,847                                4,581
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            657,080
                                                     ------------------------------------------------------
Total capitalization                                    1,029,927                                4,581
                                                     ------------------------------------------------------
Other long-term liabilities                                32,598
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                           13,043                               (4,581)
Accrued taxes                                              29,400
Accrued interest                                           24,590
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  67,033                              ($4,581)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   295,792
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    295,792
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $1,425,350
                                                     ======================================================

<PAGE 762>

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                          EME
                                                      Generation
                                                       Holdings
                                                        Limited
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $347,477
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net                29,850
    Retained earnings                                      56,570
                                                     ------------------------------------------------------
                                                          433,897
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          1,105,020
                                                     ------------------------------------------------------
Total capitalization                                    1,538,917
                                                     ------------------------------------------------------
Other long-term liabilities                                33,730
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                             6,293
Short-term debt
Accounts payable                                            7,476
Accrued taxes                                              29,400
Accrued interest                                           24,943
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  68,112
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   455,469
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    455,469
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $2,096,228
                                                     ======================================================

<PAGE 763>

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria            Energy
                                                        Loyvic           Generation           Capital
                                                       Pty Ltd.            Limited          Partnership
                                                     Consolidated       Consolidated       Consolidated
============================================================================================================
Electric utility revenue                                                      $75,596
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                                        75,596
                                                   ------------------------------------------------------
Fuel                                                                            9,831
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                        6,431
Maintenance
Depreciation and decommissioning                                                9,777
Income taxes                                                                   11,206
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses                                                       37,245
                                                   ------------------------------------------------------
Operating income                                                               38,351
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   623
Minority interest
Taxes on nonoperating income                                                     (224)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                                             399
                                                   ------------------------------------------------------
Income before interest and other expenses                                      38,750
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                         22,543
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                                        22,543
                                                   ------------------------------------------------------
NET INCOME                                                                     16,207
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                                               $16,207
                                                   ======================================================

<PAGE 764>

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                         First
                                                         Hydro               EME
                                                       Holdings          Generation
                                                        Company           Holdings         Consolidating
                                                     Consolidated          Limited          Adjustments
============================================================================================================
Electric utility revenue                                  $324,430
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    324,430
                                                   ------------------------------------------------------
Fuel                                                        81,865
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    66,650
Maintenance
Depreciation and decommissioning                            26,415
Income taxes                                                 8,867
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   200,271
                                                   ------------------------------------------------------
Operating income                                           124,159
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              3,996
Minority interest
Taxes on nonoperating income                                (1,239)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        2,758
                                                   ------------------------------------------------------
Income before interest and other expenses                  126,917
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                           3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     59,094
                                                   ------------------------------------------------------
NET INCOME                                                  67,823
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $40,363
                                                   ======================================================

<PAGE 765>

MEC International B.V.
Mission Energy Company (UK) Limited
Mission Hydro Limited Partnership
EME Generation Holdings Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                          EME
                                                      Generation
                                                       Holdings
                                                        Limited
                                                     Consolidated
============================================================================================================
Electric utility revenue                                  $400,026
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    400,026
                                                   ------------------------------------------------------
Fuel                                                        91,696
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    73,081
Maintenance
Depreciation and decommissioning                            36,192
Income taxes                                                20,073
Property and other taxes                                    16,474
                                                   ------------------------------------------------------
Total operating expenses                                   237,516
                                                   ------------------------------------------------------
Operating income                                           162,510
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              4,619
Minority interest
Taxes on nonoperating income                                (1,463)
Other - net                                                      1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        3,157
                                                   ------------------------------------------------------
Income before interest and other expenses                  165,667
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091
Other interest expense                                      22,546
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     81,637
                                                   ------------------------------------------------------
NET INCOME                                                  84,030
Retained Earnings - beginning of year                       68,324
Dividends declared on common stock                         (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $56,570
                                                   ======================================================

<PAGE 766>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                        Energy
                                                        Capital            Enerloy            Loyvic
                                                      Partnership         Pty Ltd.           Pty Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships                              $817,131
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      817,131
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $817,131
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                                           Loyvic
                                                     Consolidating        Pty Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      ($817,131)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    (817,131)
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                           ($817,131)
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                        Energy
                                                        Capital            Enerloy            Loyvic
                                                      Partnership         Pty Ltd.           Pty Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           $817,131
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               $6,635             (6,635)
    Retained earnings                                    (53,321)            53,321
                                                     ------------------------------------------------------
                                                         (46,686)           863,817
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           810,838           (817,131)
                                                     ------------------------------------------------------
Total capitalization                                     764,152             46,686
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                            6,293
Short-term debt
Accounts payable                                          46,333            (46,686)
Accrued taxes
Accrued interest                                             353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 52,979            (46,686)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $817,131
                                                     ======================================================

<PAGE 769>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Loyvic
                                                     Consolidating        Pty Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       ($817,131)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings
                                                     ------------------------------------------------------
                                                        (817,131)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                             6,293
                                                     ------------------------------------------------------
Total capitalization                                    (810,838)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                           (6,293)
Short-term debt
Accounts payable                                             353
Accrued taxes
Accrued interest                                            (353)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 (6,293)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   ($817,131)
                                                     ======================================================

<PAGE 770>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                        Energy
                                                        Capital            Enerloy            Loyvic
                                                      Partnership         Pty Ltd.           Pty Ltd.
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt                                 $53,321           ($53,321)
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     53,321            (53,321)
                                                   ------------------------------------------------------
NET INCOME                                                 (53,321)            53,321
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                           ($53,321)           $53,321
                                                   ======================================================

<PAGE 771>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Loyvic Pty Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                           Loyvic
                                                     Consolidating        Pty Ltd.
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net
                                                   ------------------------------------------------------
NET INCOME
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year
                                                   ======================================================

<PAGE 772>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                              Mission
                                                                                              Energy
                                                                           Energy           Development
                                                        Enerloy            Capital           Australia
                                                       Pty Ltd.          Partnership         Pty Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $817,131
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         817,131
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $817,131
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                                                EME
                                                       Gippsland         Loy Yang B          Victoria
                                                         Power              Joint           Generation
                                                       Pty Ltd.            Venture            Limited
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $624,425         $1,359,017
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      624,425          1,359,017
                                                     ------------------------------------------------------
Cash and equivalents                                       31,018             35,464
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   7,013             11,219
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                          154                314
                                                     ------------------------------------------------------
Total current assets                                       38,185             46,997
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      8,268             14,498
                                                     ------------------------------------------------------
Total deferred charges                                      8,268             14,498
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $670,878         $1,420,512
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                             EME
                                                                          Victoria
                                                                         Generation
                                                     Consolidated          Limited
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         ($1,359,017)           $624,425
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       (817,131)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                  (2,176,148)            624,425
                                                     ------------------------------------------------------
Cash and equivalents                                     (35,464)             31,018
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                (11,219)              7,013
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        (314)                154
                                                     ------------------------------------------------------
Total current assets                                     (46,997)             38,185
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   (14,498)              8,268
                                                     ------------------------------------------------------
Total deferred charges                                   (14,498)              8,268
                                                     ------------------------------------------------------
TOTAL ASSETS                                         ($2,237,643)           $670,878
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                              Mission
                                                                                              Energy
                                                                           Energy           Development
                                                        Enerloy            Capital           Australia
                                                       Pty Ltd.          Partnership         Pty Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $817,131
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               (6,635)            $6,635
    Retained earnings                                     53,321            (53,321)
                                                     ------------------------------------------------------
                                                         863,817            (46,686)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          (817,131)           810,838
                                                     ------------------------------------------------------
Total capitalization                                      46,686            764,152
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293
Short-term debt
Accounts payable                                         (46,686)            46,333
Accrued taxes
Accrued interest                                                                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                               ($46,686)            52,979
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $817,131
                                                     ======================================================

<PAGE 776>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                                EME
                                                       Gippsland         Loy Yang B          Victoria
                                                         Power              Joint           Generation
                                                       Pty Ltd.            Venture            Limited
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $43,125
    Additional Paid in Capital                                              $87,778
    Cumulative Translation Adjustments, Net               (1,731)           (58,596)
    Retained earnings                                     16,207             44,312
                                                     ------------------------------------------------------
                                                          57,601             73,494
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           453,100          1,108,105
                                                     ------------------------------------------------------
Total capitalization                                     510,701          1,181,599
                                                     ------------------------------------------------------
Other long-term liabilities                                1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                            (633)          (307,853)
Accrued taxes                                                                48,160
Accrued interest                                                                353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                   (633)          (259,340)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                  159,677            (31,223)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                529,476
                                                     ------------------------------------------------------
Total deferred credits                                   159,677            498,253
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $670,877         $1,420,512
                                                     ======================================================

<PAGE 777>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria
                                                                         Generation
                                                     Consolidating         Limited
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       ($817,131)           $43,125
    Additional Paid in Capital                           (87,778)
    Cumulative Translation Adjustments, Net               57,464             (2,863)
    Retained earnings                                    (44,312)            16,207
                                                     ------------------------------------------------------
                                                        (891,757)            56,469
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                        (1,106,972)           447,940
                                                     ------------------------------------------------------
Total capitalization                                  (1,998,729)           504,409
                                                     ------------------------------------------------------
Other long-term liabilities                                                   1,132
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293
Short-term debt
Accounts payable                                         307,853               (986)
Accrued taxes                                            (48,160)
Accrued interest                                            (353)               353
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                259,340              5,660
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   31,223            159,677
Accumulated deferred investment tax credits
Customer advances and other deferred credits            (529,476)
                                                     ------------------------------------------------------
Total deferred credits                                  (498,253)           159,677
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 ($2,237,642)          $670,878
                                                     ======================================================

<PAGE 778>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                              Mission
                                                                                              Energy
                                                                           Energy           Development
                                                        Enerloy            Capital           Australia
                                                       Pty Ltd.          Partnership         Pty Ltd.
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt                                ($53,321)           $53,321
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                    (53,321)            53,321
                                                   ------------------------------------------------------
NET INCOME                                                  53,321            (53,321)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $53,321           ($53,321)
                                                   ======================================================

<PAGE 779>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                                                                EME
                                                       Gippsland         Loy Yang B          Victoria
                                                         Power              Joint           Generation
                                                       Pty Ltd.            Venture            Limited
============================================================================================================
Electric utility revenue                                   $75,596           $249,826
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                     75,596            249,826
                                                   ------------------------------------------------------
Fuel                                                         9,831             39,501
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     6,431             27,605
Maintenance
Depreciation and decommissioning                             9,777             62,657
Income taxes                                                11,206              4,292
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses                                    37,245            134,055
                                                   ------------------------------------------------------
Operating income                                            38,351            115,771
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                623             19,170
Minority interest                                                             (36,696)
Taxes on nonoperating income                                  (224)            (6,901)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                          399            (24,427)
                                                   ------------------------------------------------------
Income before interest and other expenses                   38,750             91,344
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense                                      22,543             74,129
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     22,543             74,129
                                                   ------------------------------------------------------
NET INCOME                                                  16,207             17,215
Retained Earnings - beginning of year                                          27,097
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $16,207            $44,312
                                                   ======================================================

<PAGE 780>
MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
EME Victoria Generation Limited
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                             EME
                                                                          Victoria
                                                                         Generation
                                                     Consolidating         Limited
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                 ($249,826)           $75,596
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                   (249,826)            75,596
                                                   ------------------------------------------------------
Fuel                                                       (39,501)             9,831
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   (27,605)             6,431
Maintenance
Depreciation and decommissioning                           (62,657)             9,777
Income taxes                                                (4,292)            11,206
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses                                  (134,055)            37,245
                                                   ------------------------------------------------------
Operating income                                          (115,771)            38,351
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            (19,170)               623
Minority interest                                           36,696
Taxes on nonoperating income                                 6,901               (224)
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net                       24,427                399
                                                   ------------------------------------------------------
Income before interest and other expenses                  (91,344)            38,750
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense                                     (74,129)            22,543
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                    (74,129)            22,543
                                                   ------------------------------------------------------
NET INCOME                                                 (17,215)            16,207
Retained Earnings - beginning of year                      (27,097)
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                           ($44,312)           $16,207
                                                   ======================================================

<PAGE 781>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)




                                                                           Energy
                                                        Enerloy            Capital         Consolidating
                                                       Pty Ltd.          Partnership        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships                                                 $817,131         ($817,131)
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         817,131          (817,131)
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                                                $817,131         ($817,131)
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                        Energy
                                                        Capital
                                                      Partnership
                                                     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                                           Energy
                                                        Enerloy            Capital         Consolidating
                                                       Pty Ltd.          Partnership        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $817,131                             ($817,131)
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net               (6,635)            $6,635
    Retained earnings                                     53,321            (53,321)
                                                     ------------------------------------------------------
                                                         863,817            (46,686)          (817,131)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                          (817,131)           810,838              6,293
                                                     ------------------------------------------------------
Total capitalization                                      46,686            764,152           (810,838)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                               6,293             (6,293)
Short-term debt
Accounts payable                                         (46,686)            46,333                353
Accrued taxes
Accrued interest                                                                353               (353)
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                (46,686)            52,979             (6,293)
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                       $817,131          ($817,131)
                                                     ======================================================

<PAGE 784>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                        Energy
                                                        Capital
                                                      Partnership
                                                     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Cumulative Translation Adjustments, Net
    Retained earnings
                                                     ------------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                     ======================================================

<PAGE 785>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holding Limited
Energy Capital Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)



                                                                           Energy
                                                        Enerloy            Capital         Consolidating
                                                       Pty Ltd.          Partnership        Adjustments
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt                                ($53,321)           $53,321
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                    (53,321)            53,321
                                                   ------------------------------------------------------
NET INCOME                                                  53,321            (53,321)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year                            $53,321           ($53,321)
                                                   ======================================================

<PAGE 786>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
Energy Capital Partnership
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                        Energy
                                                        Capital
                                                      Partnership
                                                     Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue
                                                   ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                   ------------------------------------------------------
Total operating expenses
                                                   ------------------------------------------------------
Operating income
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                   ------------------------------------------------------
Total other income (deductions) - net
                                                   ------------------------------------------------------
Income before interest and other expenses
                                                   ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net
                                                   ------------------------------------------------------
NET INCOME
Retained Earnings - beginning of year
Dividends declared on common stock
                                                   ------------------------------------------------------
Retained Earnings - end of year
                                                   ======================================================

<PAGE 787>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)



                                                         First              First
                                                         Hydro              Hydro              First
                                                       Holdings            Finance             Hydro
                                                        Company              plc              Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $17,139               $173           $796,466
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         994,949             10,050
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    1,012,088             10,223            796,466
                                                     ------------------------------------------------------
Cash and equivalents                                          232                                60,265
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   5,977             26,565             34,951
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                              5,843
                                                     ------------------------------------------------------
Total current assets                                        6,209             26,565            101,059
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                               33
                                                     ------------------------------------------------------
Total deferred charges                                                                               33
                                                     ------------------------------------------------------
TOTAL ASSETS                                           $1,018,297            $36,788           $897,558
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                                                               First
                                                                                               Hydro
                                                         First                               Holdings
                                                         Hydro          Consolidating         Company
                                                        Company          Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $796,466         ($522,584)        $1,087,660
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,092,414)           (87,415)
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      796,466        (1,614,998)         1,000,245
                                                     ------------------------------------------------------
Cash and equivalents                                       60,265           (54,875)            65,887
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  34,951           (61,708)            40,736
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                        5,843            (5,843)             5,843
                                                     ------------------------------------------------------
Total current assets                                      101,059          (122,426)           112,466
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                         33           312,573            312,639
                                                     ------------------------------------------------------
Total deferred charges                                         33           312,573            312,639
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $897,558       ($1,424,851)        $1,425,350
                                                     ======================================================

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)


                                                         First              First
                                                         Hydro              Hydro              First
                                                       Holdings            Finance             Hydro
                                                        Company              plc              Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $181,987                $19           $171,313
    Additional Paid in Capital                                                                 498,759
    Cumulative Translation Adjustments, Net              (51,906)              (363)            11,000
    Retained earnings                                    (24,882)            26,691            151,810
                                                     ------------------------------------------------------
                                                         105,199             26,347            832,882
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           889,153             10,412            (10,412)
                                                     ------------------------------------------------------
Total capitalization                                     994,352             36,759            822,470
                                                     ------------------------------------------------------
Other long-term liabilities                                                                     32,598
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                            (642)                29             13,655
Accrued taxes                                                                                   29,400
Accrued interest                                          24,587                                     3
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 23,945                 29             43,058
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                           (568)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                            (568)
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $1,018,297            $36,788           $897,558
                                                     ======================================================

<PAGE 790>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Balance Sheet
December 31, 1997
(In thousands)

                                                                                               First
                                                                                               Hydro
                                                         First                               Holdings
                                                         Hydro          Consolidating         Company
                                                        Company          Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                        $171,313          ($220,280)          $304,352
    Additional Paid in Capital                           498,759           (997,518)
    Cumulative Translation Adjustments, Net               11,000             58,401             28,132
    Retained earnings                                    151,810           (265,066)            40,363
                                                     ------------------------------------------------------
                                                         832,882         (1,424,463)           372,847
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           (10,412)          (221,661)           657,080
                                                     ------------------------------------------------------
Total capitalization                                     822,470         (1,646,124)         1,029,927
                                                     ------------------------------------------------------
Other long-term liabilities                               32,598            (32,598)            32,598
                                                     ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                          13,655            (13,654)            13,043
Accrued taxes                                             29,400            (29,400)            29,400
Accrued interest                                               3                 (3)            24,590
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                 43,058            (43,057)            67,033
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     (568)           296,928            295,792
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                      (568)           296,928            295,792
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $897,558        ($1,424,851)        $1,425,350
                                                     ======================================================

<PAGE 791>

MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)


                                                         First              First
                                                         Hydro              Hydro              First
                                                       Holdings            Finance             Hydro
                                                        Company              plc              Company
============================================================================================================
Electric utility revenue                                                                        $324,430
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                                                          324,430
                                                   ------------------------------------------------------
Fuel                                                                                              81,865
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $820              ($657)            66,490
Maintenance
Depreciation and decommissioning                                                                  26,415
Income taxes                                                  (273)           (19,546)             9,002
Property and other taxes                                                                          16,474
                                                   ------------------------------------------------------
Total operating expenses                                       547            (20,203)           200,246
                                                   ------------------------------------------------------
Operating income                                              (547)            20,203            124,184
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              1,082             59,142              3,589
Minority interest
Taxes on nonoperating income                                  (336)           (18,334)            (1,113)
Other - net                                                                                            1
                                                   ------------------------------------------------------
Total other income (deductions) - net                          746             40,808              2,477
                                                   ------------------------------------------------------
Income before interest and other expenses                      199             61,011            126,661
                                                   ------------------------------------------------------
Interest on long-term debt                                  59,091             59,772
Other interest expense                                                                                 3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                     59,091             59,772                  3
                                                   ------------------------------------------------------
NET INCOME                                                 (58,892)             1,239            126,658
Retained Earnings - beginning of year                       34,010             25,452            120,935
Dividends declared on common stock                                                               (95,783)
                                                   ------------------------------------------------------
Retained Earnings - end of year                           ($24,882)           $26,691           $151,810
                                                   ======================================================

<PAGE 792>
MEC International B.V.
Mission Energy Company (UK) Limited
EME Generation Holdings Limited
First Hydro Holdings Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1997
(In thousands)

                                                                                               First
                                                                                               Hydro
                                                         First                               Holdings
                                                         Hydro          Consolidating         Company
                                                        Company          Adjustments       Consolidated
============================================================================================================
Electric utility revenue                                  $324,430          ($324,430)          $324,430
Diversified operations
                                                   ------------------------------------------------------
Total operating revenue                                    324,430           (324,430)           324,430
                                                   ------------------------------------------------------
Fuel                                                        81,865            (81,865)            81,865
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    66,490            (66,493)            66,650
Maintenance
Depreciation and decommissioning                            26,415            (26,415)            26,415
Income taxes                                                 9,002             10,682              8,867
Property and other taxes                                    16,474            (16,474)            16,474
                                                   ------------------------------------------------------
Total operating expenses                                   200,246           (180,565)           200,271
                                                   ------------------------------------------------------
Operating income                                           124,184           (143,865)           124,159
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                              3,589            (63,406)             3,996
Minority interest
Taxes on nonoperating income                                (1,113)            19,657             (1,239)
Other - net                                                      1                 (1)                 1
                                                   ------------------------------------------------------
Total other income (deductions) - net                        2,477            (43,750)             2,758
                                                   ------------------------------------------------------
Income before interest and other expenses                  126,661           (187,615)           126,917
                                                   ------------------------------------------------------
Interest on long-term debt                                                    (59,772)            59,091
Other interest expense                                           3                 (3)                 3
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                   ------------------------------------------------------
Total interest and other expenses - net                          3            (59,775)            59,094
                                                   ------------------------------------------------------
NET INCOME                                                 126,658           (127,840)            67,823
Retained Earnings - beginning of year                      120,935           (233,008)            68,324
Dividends declared on common stock                         (95,783)            95,782            (95,784)
                                                   ------------------------------------------------------
Retained Earnings - end of year                           $151,810          ($265,066)           $40,363
                                                   ======================================================

<PAGE 793>

MEC International B.V.
Equity Investments
December 31, 1997

                                                         MEC             Hydro            Iberica
                                                    International       Energy         de Energias,
                                                        B.V.             B.V.              S.A.
====================================================================================================
Name of Entity:                                         Hydro           Iberica     Electrometalurgica
                                                       Energy         de Energias        del Ebro,
                                                        B.V.             S.A.              S.A.

Ownership Interest:                                          10%            100%               91%



Nature/Purpose of Business:                                  (a)             (a)               (a)


Ownership Interest in (000):

   Assets                                                $3,431         $78,099            $59,080

   Revenue                                                   $0         $11,887             $9,259

   Net Income (Loss)                                        ($3)         $3,603             $2,265



(a)  To own hydroelectric facilities located throughout Spain.

MEC International B.V.
Equity Investments
December 31, 1997

                                                                        Mission
                                                          MEC           Energy
                                                     International   Company (UK)
                                                         B.V.           Limited
                                   ===================================================================
Name of Entity:                                         Mission         Derwent
                                                        Energy       Cogeneration
                                                     Company (UK)       Company
                                                        Limited

Ownership Interest:                                       100%             33%


Nature/Purpose of Business:                                (b)             (b)


Ownership Interest in (000):

   Assets                                             $94,323             $794

   Revenue                                                 $0          $13,961

   Net Income (Loss)                                  ($2,759)            $570


(b) To own and operate a 214 MW power production facility in the United Kingdom.


<PAGE 795>

MEC International B.V.
Equity Investments
December 31, 1997

                                                                             MEC
                                   MEC           MEC           MEC      International       MEC
                              International   Indonesia   International   Holdings       Indonesia
                                  B.V.          B.V.          B.V.          B.V.           B.V.
                             ================================================================================
Name of Entity:                    MEC       P.T. Paiton       MEC           MEC        P.T.Paiton
                                Indonesia      Energy     International   Indonesia       Energy
                                  B.V.         Company      Holdings        B.V.          Company
                                                              B.V.

Ownership Interest:                 99%            40%          100%            1%           40%


Nature/Purpose of Business:         (c)            (c)           (c)           (c)           (c)


Ownership Interest in (000):

   Assets                      $84,892       $657,020        $4,174          $849      $657,020

   Revenue                          $0             $0            $0            $0            $0

   Net Income (Loss)              ($82)          ($92)          ($5)          ($1)         ($92)


(c) To own and operate a 1,230 MW cogeneration facility located in Indonesia.

<PAGE 796>

MEC International B.V.
Equity Investments
December 31, 1997

                                                                             MEC
                                   MEC           MEC           MEC      International       MEC
                              International    Priolo     International   Holdings        Priolo
                                  B.V.          B.V.          B.V.          B.V.           B.V.
============================================================================================================
Name of Entity:                    MEC          ISAB           MEC           MEC           ISAB
                                 Priolo        Energy     International    Priolo         Energy
                                  B.V.         s.r.l.       Holdings        B.V.          s.r.l.
                                                              B.V.

Ownership Interest:                 99%            49%          100%            1%           49%


Nature/Purpose of Business:         (d)            (d)           (d)           (d)           (d)


Ownership Interest in (000):

   Assets                       $18,816      $105,159        $4,174           $188     $105,159

   Revenue                         $468            $3            $0             $5           $3

   Net Income (Loss)                $27         ($329)          ($5)            $0        ($329)


(d) To own and operate a 512 MW cogeneration facility located in Sicily, Italy.

<PAGE 797>


                                EXHIBIT B


                         FINANCIAL DATA SCHEDULE


      The following is provided for Edison International on a consolidated basis:

Item No.                Caption Heading              Amount
--------                ---------------              ------

1                       Total Assets                 $25,101,067,000

2                       Total Operating Revenues     $ 9,235,052,000

3                       Net Income                   $   699,856,000

                                EXHIBIT C

EXEMPT WHOLESALE GENERATORS [EWGs]
AND FOREIGN UTILITY COMPANIES [FUCOs]


4.01  EPZ MISSION FUNDING MU TRUST  [FUCO]

00    Edison International
01      The Mission Group
02        Edison Capital
03          Edison Funding Company
04             Mission Funding Epsilon
05               Mission Funding Alpha
06                 Mission Funding Mu
07                   EPZ Mission Funding Mu Trust


4.02  EPZ MISSION FUNDING NU TRUST  [FUCO]

00    Edison International
01      The Mission Group
02        Edison Capital
03          Edison Funding Company
04             Mission Funding Epsilon
05               Mission Funding Delta
06                 Mission Funding Nu
07                   EPZ Mission Funding Nu Trust


4.03  COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP  [EWG]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Hanover Energy Company
04             Chickahominy River Energy Corp.
05               Commonwealth Atlantic Limited Partnership (50%)


4.04  GORDONSVILLE ENERGY, L.P.  [EWG]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Madison Energy Company
04             Gordonsville Energy, L.P. (49%)

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Rapidan Energy Company
04             Gordonsville Energy, L.P. (1%)

4.05  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P.  [EWG]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy New York, Inc.
04             Brooklyn Navy Yard Cogeneration Partners, L.P. (50%)


4.06  NEVADA SUN-PEAK LIMITED PARTNERSHIP  [EWG]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Quartz Peak Energy Company
04             Nevada Sun-Peak Limited Partnership (50%)


4.07  IBERICA DE ENERGIAS, S.A.  [FUCO]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               Hydro Energy B.V. (10%)
06                 Iberica de Energias, S.A.

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               Iberian Hy-Power Amsterdam B.V.
06                 Hydro Energy B.V. (90%)
07                   Iberica de Energias, S.A.


4.08  ELECTROMETALURGICA DEL EBRO, S.A.  [FUCO]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               Hydro Energy B.V. (10%)
06                 Iberica de Energias, S.A.
07                   Electrometalurgica del Ebro, S.A. (91%)

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               Iberian Hy-Power Amsterdam B.V.
06                 Hydro Energy B.V. (90%)
07                   Iberica de Energias, S.A.
08                      Electrometalurgica del Ebro, S.A. (91%)

4.09  LOY YANG B JOINT VENTURE  [FUCO]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
---
05A              Loy Yang Holdings Pty Ltd
06A                Edison Mission Energy Holdings Pty Ltd
07A                  Edison Mission Energy Australia Ltd.
08A                     Latrobe Power Partnership (1%)
09A                       Loy Yang B Joint Venture (51%)
---
05B              Loy Yang Holdings Pty Ltd
06B                Latrobe Power Pty Ltd (1%)
07B                  Mission Victoria Partnership (52.31%)
08B                     Latrobe Power Partnership (99%)
09B                       Loy Yang B Joint Venture (51%)
---
05C              Loy Yang Holdings Pty Ltd
06C                Mission Energy Ventures Australia Pty Ltd.
07C                  Mission Victoria Partnership (1%)
08C                     Latrobe Power Partnership (99%)
09C                       Loy Yang B Joint Venture (51%)
---
05D              Loy Yang Holdings Pty Ltd
06D                Traralgon Power Pty Ltd (1%)
07D                  Mission Victoria Partnership (46.69%)
08D                     Latrobe Power Partnership (99%)
09D                       Loy Yang B Joint Venture (51%)
---
05E                Latrobe Power Pty Ltd (99%)
06E                  Mission Victoria Partnership (52.31%)
07E                     Latrobe Power Partnership (99%)
08E                       Loy Yang B Joint Venture (51%)
---
05F                Traralgon Power Pty Ltd (99%)
06F                  Mission Victoria Partnership (46.69%)
07F                     Latrobe Power Partnership (99%)
08F                       Loy Yang B Joint Venture (51%)
---
05G              Mission Energy Company (UK) Limited
06G                Mission Hydro (UK) Ltd.
07G                  Mission Hydro Limited Partnership (1%)
08G                     EME Generation Holdings Ltd
09G                       EME Victoria Generation Ltd.
10G                         Mission Energy Development Australia
                            Pty Ltd.
11G                           Gippsland Power Pty Ltd.
12G                              Loy Yang B Joint Venture (49%)
---

05H              MEC Wales B.V. (99%)
06H                Mission Hydro Limited Partnership (69%)
07H                  EME Generation Holdings Ltd
08H                     EME Victoria Generation Ltd.
09H                       Mission Energy Development Australia
                          Pty Ltd.
10H                         Gippsland Power Pty Ltd.
11H                           Loy Yang B Joint Venture (49%)
---
05I              MEC International Holdings B.V.
06I                MEC Wales B.V. (1%)
07I                  Mission Hydro Limited Partnership (69%)
08I                     EME Generation Holdings Ltd
09I                       EME Victoria Generation Ltd.
10I                         Mission Energy Development Australia
                            Pty Ltd.
11I                           Gippsland Power Pty Ltd.
12I                              Loy Yang B Joint Venture (49%)

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Wales Company
04             Mission Hydro Limited Partnership (30%)
05               EME Generation Holdings Ltd.
06                 EME Victoria Generation Ltd.
07                   Mission Energy Development Australia
                     Pty Ltd.
08                      Gippsland Power Pty Ltd
09                        Loy Yang B Joint Venture (49%)


4.10  P. T. PAITON ENERGY COMPANY  [FUCO]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               MEC Indonesia B.V. (99%)
06                 P. T. Paiton Energy Company

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               MEC International Holdings B.V.
06                 MEC Indonesia B.V. (1%)
07                   P. T. Paiton Energy Company

4.11  ISAB ENERGY, s.r.l.  [FUCO]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               MEC Priolo B.V. (99%)
06                 ISAB Energy, s.r.l.

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               MEC International Holdings B.V.
06                 MEC Priolo B.V. (1%)
07                   ISAB Energy, s.r.l.


4.12  FIRST HYDRO COMPANY  [FUCO]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
---
05J              Mission Energy Company (UK) Limited
06J                Mission Hydro (UK) Ltd.
07J                  Mission Hydro Limited Partnership (1%)
08J                     EME Generation Holdings Ltd
09J                       First Hydro Holdings Company (99%)
10J                         First Hydro Company (99%)
---
05K              Mission Energy Company (UK) Limited
06K                Mission Hydro (UK) Ltd.
07K                  Mission Hydro Limited Partnership (1%)
08K                     EME Generation Holdings Ltd
09K                       First Hydro Holdings Company (99%)
10K                         First Hydro Finance plc
11K                           First Hydro Company (1%)
---
05L              MEC Wales B.V. (99%)
06L                Mission Hydro Limited Partnership (69%)
07L                  EME Generation Holdings Ltd
08L                     First Hydro Holdings Company (99%)
09L                       First Hydro Company (99%)
---
05M              MEC Wales B.V. (99%)
06M                Mission Hydro Limited Partnership (69%)
07M                  EME Generation Holdings Ltd
08M                     First Hydro Holdings Company (99%)
09M                       First Hydro Finance plc
10M                         First Hydro Company (1%)
---

05N              MEC International Holdings B.V.
06N                MEC Wales B.V. (1%)
07N                  Mission Hydro Limited Partnership (69%)
08N                     EME Generation Holdings Ltd
09N                       First Hydro Holdings Company (99%)
10N                         First Hydro Company (99%)
---
05O              MEC International Holdings B.V.
06O                MEC Wales B.V. (1%)
07O                  Mission Hydro Limited Partnership (69%)
08O                     EME Generation Holdings Ltd
09O                       First Hydro Holdings Company (99%)
10O                         First Hydro Finance plc
11O                           First Hydro Company (1%)

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Wales Company
04             Mission Hydro Limited Partnership (30%)
05               EME Generation Holdings Ltd.
06                 First Hydro Holdings Company (99%)
---
07                   First Hydro Company (99%)
---
07                   First Hydro Finance plc
08                      First Hydro Company (1%)

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               Mission Energy Company (UK) Limited
06                 Mission Hydro (UK) Ltd.
07                   First Hydro Holdings Company (1%)
08                      First Hydro Company (99%)
---
08                      First Hydro Finance plc
09                        First Hydro Company (1%)


4.13  KWINANA POWER PARTNERSHIP [FUCO]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               MEC Perth B.V. (99%)
06                 Kwinana Power Partnership

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               MEC International Holdings B.V.
06                 MEC Perth B.V. (1%)
07                   Kwinana Power Partnership


4.14  DERWENT COGENERATION LIMITED  [FUCO]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               Mission Energy Company (UK) Limited
06                 Derwent Cogeneration Limited (33%)


4.15  LAKELAND POWER LIMITED  [FUCO]

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               Mission Energy Company (UK) Limited
06                 Pride Hold Limited (99%)
07                   Lakeland Power Limited (80%)

00    Edison International
01      The Mission Group
02        Edison Mission Energy
03          Mission Energy Holdings International, Inc.
04             MEC International B.V.
05               Pride Hold Limited (1%)
06                 Lakeland Power Limited (80%)


<PAGE 805>